UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant:☒

Filed by a Party other than the Registrant☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Stanley Furniture Company, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Not Applicable

(2)	Aggregate number of securities to which transaction applies: Not Applicable

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

$18,553,000 ($7,000,000 minimum cash to be paid by Buyer to registrant plus (i) $11,369.000 representing estimated fair market value of $11,369,000 promissory note of Buyer payable to registrant (amount equal to the difference between $18,369,000 and the amount cash paid by Buyer) and (i) $184,000 representing estimated fair market value of 5% equity interest in Buyer’s ultimate parent company to be transferred to registrant).

(4)	Proposed maximum aggregate value of transaction: $18,553,000

(5)	Total fee paid: $2,310

☐	Fee paid previously with preliminary materials.
☒

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid: $2,024
(2)	Form, Schedule or Registration Statement No.: Preliminary Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(3)	Filing Party: Stanley Furniture Company, Inc.
(4)	Date Filed: December 27, 2017

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

February [    ], 2018

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Stanley Furniture Company, Inc. (“Stanley”), which will be held on February [ ], 2018, at [ ], local time, at [ ].

As previously announced, Stanley entered into an Asset Purchase Agreement on November 20, 2017 and a First Amendment to that agreement on January 22, 2018 (as amended, the “Asset Purchase Agreement”) providing for the sale of substantially all of Stanley’s assets to Churchill Downs LLC (“Buyer”) on the terms and subject to the conditions set forth in the Asset Purchase Agreement. As consideration for the asset sale, Buyer has agreed to pay Stanley at least $7 million in cash (consisting of $3.5 million plus the proceeds available at closing under Buyer’s senior secured loan facility) (the “Cash Consideration”), deliver a subordinated secured promissory note payable to Stanley in a principal amount equal to the difference between $18,369,000 and the amount of the Cash Consideration and assume substantially all of Stanley’s liabilities. In addition, Stanley will retain its cash at closing and will receive a 5% equity interest in Churchill Downs Holdings, Ltd., a British Virgin Islands business company that will serve as the holding company of Buyer’s parent company following the asset sale.

At the special meeting of stockholders, you will be asked to consider and vote upon:

1.

A proposal to approve the Asset Purchase Agreement, the sale of substantially all of Stanley’s assets as contemplated by the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

2.

A proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to Stanley’s named executive officers in connection with the asset sale; and

3.	A proposal to adjourn or postpone the special meeting of stockholders, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal.

After careful consideration, Stanley’s board of directors has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the asset sale, are advisable and in the best interests of Stanley and its stockholders and unanimously recommends that you vote “FOR” the proposals noted above.

The accompanying proxy statement contains important information concerning the special meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Stanley common stock that you own. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card pursuant to the instructions provided in the proxy statement. If your shares of Stanley common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares by using the instructions provided by your broker, bank or other nominee. Only stockholders who owned shares of Stanley’s common stock at the close of business on February 5, 2018, the record date for the special meeting, will be entitled to vote at the special meeting.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of Stanley’s common stock entitled to vote at the special meeting. Therefore, if you do not vote by proxy or attend the special meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Steven A. Hale II

Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the asset sale, passed upon the merits or fairness of the asset sale or passed upon the adequacy or accuracy of the accompanying proxy statement. Any representation to the contrary is a criminal offence.

The accompanying proxy statement and form of proxy are dated February [ ], 2018 and are first being mailed to stockholders on or about February [ ], 2018.

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on February [    ], 2018

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Stanley Furniture Company, Inc. (“Stanley”) will be held on February [ ], 2018, at [ ], local time, at [ ] for the following purposes:

(1)	To consider and vote on a proposal to approve the Asset Purchase Agreement, dated as of November 20, 2017 and amended on January 22, 2018 (as amended, the “Asset Purchase Agreement”), by and between Churchill Downs LLC and Stanley, the sale of substantially all of Stanley’s assets as contemplated by the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement (the “Asset Sale Proposal”);

(2)

To consider and vote on a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to Stanley’s named executive officers in connection with the asset sale;

(3)

To consider and vote on a proposal to adjourn or postpone the special meeting of stockholders, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal; and

(4)	To transact such other business as may properly be brought before the meeting or any adjournment thereof.

Stanley’s board of directors has designated February 5, 2018 as the record date for purposes of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof, unless a new record date is fixed in connection with any such adjournment or postponement. Only holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement of the special meeting, unless a new record date is fixed in connection with an such adjournment or postponement.

After careful consideration, Stanley’s board of directors has unanimously determined that the Asset Purchase Agreement and the transactions contemplated thereby, including the asset sale, are advisable and in the best interests of the Company and its stockholders and unanimously recommends that you vote “FOR” the proposals noted above.

The accompanying proxy statement contains important information concerning the special meeting, the transactions contemplated by the Asset Purchase Agreement and related matters, including information as to how to cast your vote. We encourage you to read the accompanying proxy statement and the Asset Purchase Agreement and other annexes to the proxy statement carefully and in their entirety.

Your vote is very important, regardless of the number of shares of Stanley common stock that you own. Whether or not you plan to attend the special meeting of stockholders, please vote by proxy over the Internet, by telephone or by mailing the enclosed proxy card pursuant to the instructions provided in the proxy statement. If your shares of Stanley common stock are held in “street name” by your broker, bank or other nominee, then in order to vote you will need to instruct your broker, bank or other nominee on how to vote your shares by using the instructions provided by your broker, bank or other nominee.

The Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of Stanley’s common stock entitled to vote at the special meeting. Therefore, if you do not vote by proxy or attend the special meeting and vote in person or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

Only stockholders and persons holding proxies from stockholders may attend the special meeting. If your shares are registered in your name, you should bring a form of photo identification to the special meeting. If your shares are held in “street name” by your broker, bank or other nominee and you wish to attend the special meeting, you should bring a proxy or letter from that broker, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. All stockholders are cordially invited to attend the special meeting.

By Order of the Board of Directors,

Anita W. Wimmer

Secretary

High Point, North Carolina

February [__], 2018

Table of Contents

SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE ASSET SALE TRANSACTION	8
UNAUDITED PRO FORMA FINANCIAL INFORMATION	13
RISK FACTORS	19
Risks Related to the Asset Sale Transaction	19
Risks Related to Our Future Operations	21
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	23
THE SPECIAL MEETING	25
Time, Date and Place of the Special Meeting	25
Purpose of the Special Meeting	25
Recommendation of our Board	25
Record Date and Voting Power	25
Quorum	25
Required Vote	26
Voting by Stockholders of Record	26
Voting by Stockholders Holding Shares in “Street Name”	27
Abstentions	27
Broker Non-Votes	27
Failure to Vote	27
Proxies; Revocation of Proxies	28
Adjournments	28
Solicitation of Proxies	28
Questions and Additional Information	29
PROPOSAL 1: ASSET SALE PROPOSAL	29
Information about the Parties	29
General Description of the Asset Sale Transaction	29
Consideration for the Asset Sale Transaction	30
Background of the Asset Sale Transaction	30
Reasons for the Asset Sale Transaction and Recommendation of our Board	36
Opinion of our Financial Advisor	38
Use of Proceeds and Future Operations	45
Interests of Our Directors and Executive Officers in the Asset Sale Transaction	45
No Appraisal or Dissenters’ Rights	48
Material U.S. Federal Income Tax Consequences	48
Anticipated Accounting Treatment	49
Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction	49
ASSET PURCHASE AGREEMENT	52
Purchase and Sale of Assets	52
Assumption and Transfer of Liabilities	54
Consideration	54
Representations and Warranties	55

Covenants	57
Closing Conditions	59
Termination	61
Termination Fees	62
Indemnification	62
SUBORDINATED SECURED PROMISSORY NOTE	62
General	62
Payment of Principal and Interest	62
Subordination	63
Guaranty and Security	63
Representations and Warranties	63
Covenants	63
Events of Default	63
OTHER AGREEMENTS AND INSTRUMENTS	65
Escrow Agreement	65
Intercreditor and Debt Subordination Agreement	65
Stockholders Agreement	65
Transfer Documents	66
PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL	67
PROPOSAL 3: ADJOURNMENT PROPOSAL	67
OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69
STOCKHOLDER PROPOSALS AND NOMINATIONS	71
HOUSEHOLDING	71
WHERE YOU CAN FIND MORE INFORMATION	71

Annex A:	Asset Purchase Agreement, as amended
Annex B:	Subordinated Secured Promissory Note
Annex C:	Escrow Agreement
Annex D	Intercreditor and Debt Subordination Agreement
Annex E:	Opinion of the Financial Advisor
Annex F:	Stanley Consolidated Financial Statements for the Years Ended December 31, 2016 and December 31, 2015
Annex G:	Management’s Discussion and Analysis of Financial Condition and Results of Operation for the Years Ended December 31, 2016 and December 31, 2015
Annex H:	Stanley Unaudited Consolidated Financial Statements for the Nine Month Period Ended September 30, 2017
Annex I:	Management’s Discussion and Analysis of Financial Condition and Results of Operation for the Three and Nine Month Periods Ended September 30, 2017
Annex J:	Additional Information About Stanley

SUMMARY TERM SHEET

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the Asset Purchase Agreement, the transactions contemplated by the Asset Purchase Agreement and the other matters being considered at the special meeting of the Stanley stockholders to which this proxy statement relates. We urge you to read carefully the remainder of this proxy statement, including the attached annexes, and the other documents to which we have referred you. For additional information on Stanley included in documents incorporated by reference into this proxy statement, see the section entitled “Where You Can Find More Information” beginning on page 71. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references in this proxy statement to:

●	“Stanley,” the “Company,” “we,” “us,” or “our” refer to Stanley Furniture Company, Inc.,

●	“Buyer” refer to Churchill Downs LLC, in its capacity as Buyer under the Asset Purchase Agreement,

●	“Holdings” refer to Churchill Downs Holdings, Ltd.,

●	“Parent” refer to Churchill Downs Intermediate Holdings, Ltd.,

●	the “initial Asset Purchase Agreement” refer to the Asset Purchase Agreement, dated as of November 20, 2017, by and between the Company and Buyer.

●	the “Asset Purchase Agreement” refers to the initial Asset Purchase Agreement as amended by the First Amendment, an as-amended copy of which is attached as Annex A,

●	the “First Amendment” refer to the First Amendment dated January 22, 2018 by and between the Company and Buyer amending the original terms of the Asset Purchase Agreement, and

●

the “initial Asset Sale Transaction” refer to the sale of substantially all of the Company’s assets as contemplated by the initial Asset Purchase Agreement, together with the other transactions contemplated by the initial Asset Purchase Agreement.

●

the “Asset Sale Transaction” refer to the sale of substantially all of the Company’s assets as contemplated by the Asset Purchase Agreement, together with the other transactions contemplated by the Asset Purchase Agreement.

Information about the Parties (see page 29)

The Company

Stanley, incorporated in Delaware in 1924, is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. We offer a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online. Our common stock is traded on the NASDAQ Global Select Market (which we refer to us “NASDAQ”) under the symbol “STLY.”

Buyer

Buyer is a Delaware limited liability company formed by Walter Blocker, Chairman of Vietnam Trade Alliance in Ho Chi Minh City, to acquire substantially all of our assets.

Parent

Parent is a Delaware limited liability company formed by Walter Blocker to which all of the membership interests in Buyer have been transferred.

Holdings

Holdings is a British Virgin Islands business company formed by Walter Blocker to serve as the holding company of Parent. In connection with the closing of the Asset Sale Transaction, all of the membership interests of Parent will be transferred to Holdings.

The Asset Purchase Agreement (see page 52 and Annex A)

We have entered into the Asset Purchase Agreement with Buyer pursuant to which we have agreed, subject to certain conditions, including the approval of the Asset Purchase Agreement and the Asset Sale Transaction by our stockholders at the special meeting to which this proxy statement relates, to sell to Buyer substantially all of our assets and Buyer has agreed to assume substantially all of our liabilities. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including our cash at closing, our net operating loss carryforwards and any remaining payments due to us under the Continued Dumping and Subsidy Offset Act, and will also retain certain specified liabilities, including all liabilities under a separation agreement with our former chief executive officer and a Change in Control Protection Agreement with our principal financial officer, as well as any liabilities related to the payment of dividends on shares of restricted stock awarded under our incentive compensation plans and certain workers compensation claims associated with the restricted cash on our balance sheet.

A copy of the initial Asset Purchase Agreement, as amended by the First Amendment, is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale Transaction (see page 30)

As consideration for the Asset Sale Transaction, Buyer has agreed to:

●	pay us at least $7 million in cash, consisting of $3.5 million plus proceeds available at closing under the Buyer’s senior secured loan facility (which we refer to as the “Cash Consideration”);

●	deliver a subordinated secured promissory note payable to us in a principal amount of the difference between $18,369,000 and the Cash Consideration; and

●	assume substantially all of our liabilities as specified in the Asset Purchase Agreement.

In addition, Walter Blocker will transfer to us a 5% equity interest in Holdings in connection with the closing of the Asset Sale Transaction.

In connection with the signing of the initial Asset Purchase Agreement, Buyer delivered $750,000 into escrow to serve as a deposit towards the Cash Consideration or to fund the termination fee payable to us if the Asset Purchase Agreement is terminated in certain specified circumstances as discussed in greater detail under “Asset Purchase Agreement – Termination Fees” beginning on page 62.

The subordinated secured promissory note to be delivered by Buyer in connection with the closing of the Asset Sale Transaction will mature, and the entire principal amount will be payable on, the date that is five years after the closing of the Asset Sale Transaction. Also, Buyer’s obligations under the note, including its payment obligations, and our rights and remedies with respect to the collateral pledged by Buyer under the note will be subordinate to Buyer’s obligations under, and the lender’s rights with respect to, the senior secured loan facility, including the lender’s rights to the collateral pledged by Buyer in connection with the senior secured loan facility. While the subordination terms permit Buyer to make interest payments and limited principal prepayments on the note in certain circumstances, there can be no guarantee that Buyer will pay us any portion of the interest or principal due under the note or that upon any default by Buyer we will have access to any of the collateral pledged by Buyer under the note. See “Other Agreements and Instruments – Intercreditor and Debt Subordination Agreement” beginning on page 65 for additional information on the subordination terms.

Special Meeting (see page 25)

Date, Time and Place

The special meeting will be held on February [ ], 2018 at [ ], local time, at [ ].

Purpose

The special meeting is being held to consider and vote on:

●	a proposal to approve the Asset Purchase Agreement and the Asset Sale Transaction (which we refer to as the “Asset Sale Proposal”);

●

a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale Transaction (which we refer to as the “Advisory Compensation Proposal”); and

●

a proposal to adjourn or postpone the special meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal (which we refer to as the “Adjournment Proposal”).

Our stockholders must vote to approve the Asset Sale Proposal as a condition for the Asset Sale Transaction to occur. If the Company’s stockholders fail to approve the Asset Sale Proposal, the Asset Sale Transaction will not occur.

Record Date, Stockholders Entitled to Vote and Voting Power

Only holders of our common stock as of the close of business on February 5, 2018, the record date for the special meeting, will be entitled to receive notice of, and vote at, the special meeting or any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with any such adjournment or postponement. At the close of business on the record date, there were 14,920,117 shares of our common stock outstanding and entitled to vote at the special meeting.

Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for transacting business at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject us to additional cost and expense.

Required Vote

The approval of the Asset Sale Proposal requires the affirmative vote of at least a majority of our common stock outstanding as of the close of business on the record date.

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the special meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting.

Voting

If your shares are registered directly in your name with our transfer agent, you are considered a “stockholder of record” and you may vote your shares in person at the special meeting through the use of the ballot given to you at the special meeting or you may vote your shares by proxy by mail, over the internet or by telephone using the instructions provided elsewhere in this proxy statement and on the proxy card provided with this proxy statement.

If you hold shares in “street name” through your broker, bank or other nominee, you are considered the beneficial owner of these shares and, in order to vote, will need to instruct your broker, bank or other nominee on how to vote your shares using the instructions provided to you by your broker, bank or other nominee. If you are a beneficial owner of shares held by a broker, bank or other nominee and would like to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote in person at the special meeting.

Your vote is very important, regardless of the number of shares of our common stock that you own. Accordingly, whether or not you plan to attend the special meeting, we encourage you to vote as soon as possible:

●	by proxy over the Internet or by telephone or by completing and mailing the proxy card provided with this proxy statement, if you are a stockholder of record; or

●	by providing proper instructions to your broker, bank or other nominee if you hold your shares in “street name.”

Solicitation of Proxies

We are soliciting proxies on behalf of our board of directors. We will bear the costs of soliciting proxies. We have engaged Alliance Advisors to assist with the solicitation of proxies and will pay Alliance Advisors approximately $6,000 and reimburse it for reasonable out-of-pocket expenses for these and other advisory services to be provided in connection with the special meeting. The solicitation of proxies will initially be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of our common stock, in which case such parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Alliance Advisors or by certain of our directors, officers or employees. Any of our directors, officers or employees participating in the solicitation will not receive additional compensation for their efforts.

Recommendation of our Board (see page 25)

After careful consideration, our board of directors recommends that you vote:

●	“FOR” the Asset Sale Proposal;

●	“FOR” the Advisory Compensation Proposal; and

●	“FOR” the Adjournment Proposal.

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction and to recommend that you vote in the manner noted above, our board considered a wide range of material factors relating to the Asset Purchase Agreement and the Asset Sale Transaction and consulted with management and outside financial and legal advisors. For more information on these factors, see “Proposal 1: Asset Sale Proposal – Reasons for the Asset Sale Transaction and Recommendation of our Board” beginning on page 36 below.

Opinion of our Financial Advisor (see page 38 and Annex E)

At a meeting held on November 16, 2017, our financial advisor, Stephens Inc., presented its analysis and oral opinion to our board, and subsequently confirmed in a written opinion dated November 16, 2017, that, as of that date and based upon and subject to the assumptions, procedures, matters and limitations stated in such written opinion, the consideration to be received by us in the initial Asset Sale Transaction pursuant to the terms of the initial Asset Purchase Agreement was fair to us from a financial point of view.

At a meeting held on January 22, 2018, Stephens Inc. presented its revised analysis and oral opinion to our board, and subsequently confirmed in a written opinion dated January 22, 2018, that, as of that date and based upon and subject to the assumptions, procedures, matters and limitations stated in such written opinion, the consideration to be received by us in the Asset Sale Transaction pursuant to the Asset Purchase Agreement as amended by the First Amendment was fair to us from a financial point of view.

The full text of the written opinion dated January 22, 2018, which includes the assumptions, procedures, matters and limitations referred to above, is attached to this proxy statement as Annex E. You should carefully review the opinion in its entirety. The opinion was provided for the information and assistance of our board and does not address the merits of the underlying decision by us to enter into the Asset Purchase Agreement, the merits of the Asset Sale Transaction as compared to other alternatives potentially available to us or the relative effects of any alternative transaction in which we might engage, nor is the opinion intended to be a recommendation to any person as to how to vote on the Asset Sale Proposal.

Interests of our Directors and Executive Officers in the Asset Sale Transaction (see page 45)

In considering the recommendation of our board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Stanley stockholders, our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally.

These interests include potential payments to, and the vesting of shares of restricted stock held by, our current and former executive officers pursuant to the terms of agreements we have previously entered into with those officers. These interests also include the vesting of shares of restricted stock held by our directors pursuant to the terms of such restricted stock awards. In evaluating these interests, stockholders should also be aware that members of management submitted a competing proposal to purchase substantially all of our assets which was subsequently withdrawn. See “Proposal 1: Asset Sale Proposal – Background of the Asset Sale Transaction” beginning on page 29 for more information.

Use of Proceeds and Future Operations (see page 45)

Stanley, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We do not intend to liquidate following the Asset Sale Transaction. Our board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to either repurchase shares of our common stock or pay a special dividend to our stockholders and to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to acquire non-furniture related assets that will allow us to potentially derive a benefit from our net operating loss carryforwards, which we are retaining as discussed elsewhere in this proxy statement.

No Solicitation of Competing Acquisition Proposals (see page 57)

Under the terms of the Asset Purchase Agreement, we are generally not permitted to, and may not authorize or permit our representatives to, directly or indirectly, solicit, initiate or knowingly take any action to encourage or facilitate the submission of an “acquisition proposal,” as defined in the Asset Purchase Agreement, or any inquiries relating to a potential “acquisition proposal.”

Notwithstanding this restriction, the First Amendment provides us with a go-shop period during which we will actively solicit alternative proposals from third parties for 14 days following January 22, 2018, concluding at 11:59 p.m. on February 5, 2018 and permitting us to continue discussions for an additional 16 days with any party submitting a proposal by that time if our board determines that proposal could reasonably be expected to lead to a superior proposal (as defined in the Asset Purchase Agreement) without financing conditions.

After the go-shop period, we may, prior to the approval of the Asset Sale Proposal by our stockholders, respond to, and engage in discussions and negotiations concerning, a written unsolicited bona fide acquisition proposal submitted, and not withdrawn, by a party other than Buyer that our board believes, in good faith and after consultation with its outside legal counsel and its financial advisor, constitutes, or could reasonably be expected to result in, a proposal that is superior to the Asset Sale Transaction.

If the Asset Purchase Agreement were to be terminated in connection with or as a result of our adoption of a superior proposal or entry into a competing acquisition agreement or upon our board changing its recommendation that stockholders vote “FOR” the Asset Sale Proposal, we would be required to pay a termination fee to Buyer of $750,000, except that if Asset Purchase Agreement is terminated because our board has made a determination that a takeover proposal received during the go-shop period constitutes a superior proposal, the termination fee will be $375,000. See “Asset Purchase Agreement – Termination” and “Asset Purchase Agreement – Termination Fees” beginning on page 62 for more information.

Financing the Asset Sale Transaction (see page 58)

Buyer is financing the Cash Consideration payable at closing with a combination of debt financing in the form of a senior secured loan facility provided by North Mill Capital LLC (which we refer to as “North Mill”) and equity financing in the form of an investment in Holdings by Endurance Capital Vietnam 1 Ltd. (which we refer to as “Endurance”) and in Parent by Walter Blocker.

Expected Timing of the Asset Sale Transaction

We expect to complete the Asset Sale Transaction promptly following the special meeting if the Asset Sale Proposal is approved by our stockholders and the various other conditions to closing are satisfied or waived. However, there can be no assurance that the Asset Sale Transaction will be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Buyer, could result in the Asset Sale Transaction being delayed or not occurring at all.

Conditions to Closing (see page 59)

The completion of the Asset Sale Transaction is dependent upon the satisfaction of a number of conditions, including:

●	receipt of stockholder approval of the Asset Sale Proposal at the special meeting or any adjournment or postponement thereof;

●	receipt by Buyer of the financing discussed above to fund at least $7 million for the Cash Consideration, or alternative financing on material terms and conditions no less favorable to Buyer than the original financing;

●	the accuracy of the parties representations and warranties in the Asset Purchase Agreement as of closing, subject, in certain circumstances, to certain materiality and other thresholds;

●	the performance by the parties of their obligations and covenants under the Asset Purchase Agreement;

●	the delivery by each party of certain certificates and other documentation; and

●	the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale Transaction.

Termination of the Asset Purchase Agreement (see page 61)

The Asset Purchase Agreement may be terminated prior to the closing of the Asset Purchase Transaction in certain specified circumstances.

Either party may terminate the Asset Purchase Agreement if the Asset Sale Transaction has not closed by March 15, 2018, subject to extension in certain circumstances, or if the Company’s stockholders fail to approve the Asset Sale Proposal.

Buyer may terminate the Asset Purchase Agreement if we breach or fail to perform, in any material respect, our representations and warranties or covenants under the Asset Purchase Agreement. Buyer may also terminate the Asset Purchase Agreement if our board changes its recommendation to stockholders to vote “FOR” the Asset Sale Proposal or adopts or approves an acquisition proposal or if we enter into a competing acquisition agreement. See “Asset Purchase Agreement – Covenants – No Solicitation and Change in Board Recommendation” beginning on page 57 for more information.

We may terminate the Asset Purchase Agreement if our board changes its recommendation as discussed above or if we enter into a competing acquisition agreement. We may also terminate the Asset Purchase Agreement if Buyer breaches, or fails to perform, in any material respect, its representations and warranties or covenants under the Asset Purchase Agreement.

If the Asset Purchase Agreement is terminated in certain specified circumstances, we may owe Buyer a termination fee of $750,000 (or $375,000 if Asset Purchase Agreement is terminated because our board has made a determination that a proposal received during the go shop period constitutes a superior proposal) or Buyer may owe us a termination fee of $750,000. See “Asset Purchase Agreement – Termination Fees” beginning on page 62 for more information.

No Appraisal or Dissenters’ Rights (see page 48)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our articles of incorporation or bylaws in connection with the Asset Sale Transaction.

Risk Factors (see page 19)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this proxy statement and the annexes hereto, you should carefully consider the risk factors relating to the Asset Sale Transaction and our future operations that are discussed beginning on page 19 below.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND

THE ASSET SALE TRANSACTION

Q:	Why am I receiving these proxy materials?

A:

We have entered into the Asset Purchase Agreement, which provides for the Asset Sale Transaction. You are receiving these proxy materials in connection with the solicitation by our board of proxies from our stockholders in favor of the Asset Sale Proposal and the other matters to be voted on at the special meeting.

Q:	When and where will the special meeting be held?

A:	The special meeting will be held on February [__], 2018 at [__], local time, at [__].

Q:	What matters will the stockholders vote on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following:

●	the Asset Sale Proposal;

●	the Advisory Compensation Proposal;

●	the Adjournment Proposal; and

●	such other business as may properly come before the special meeting or any adjournments or postponements thereof.

Q:	What is the Asset Sale Proposal?

A:	The Asset Sale Proposal is a proposal to sell substantially all of our assets to Buyer pursuant to terms, and subject to the conditions of, the Asset Purchase Agreement.

Q:	What happens if the Asset Sale Proposal is not approved?

A:	If stockholders do not approve the Asset Sale Proposal, the Asset Sale Transaction will not occur.

Q:	If the Asset Sale Proposal is approved, when will the Asset Sale Transaction close?

A:

We currently anticipate that the Asset Sale Transaction will close promptly after the special meeting if the Asset Sale Proposal is approved, subject to the satisfaction or waiver of the various other closing conditions discussed elsewhere in this proxy statement.

Q:	What is the Advisory Compensation Proposal?

A:

The Advisory Compensation Proposal is a proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale Transaction.

Q:	What is the Adjournment Proposal?

A:	The Adjournment Proposal is a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

Q:	What are the quorum requirements for the special meeting?

A:

The presence, in person or by proxy, of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting constitutes a quorum. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares present at the special meeting, in person or by proxy, may act to postpone or adjourn the meeting to another place, date or time.

Q:	Who is entitled to vote at the special meeting?

A:

Only holders of our common stock at the close of business on February 5, 2018, the record date for the special meeting, are entitled to receive notice of, and vote at, the special meeting or any adjournments or postponements thereof. As of the close of business on the record date, there were 14,920,117 shares of our common stock outstanding and entitled to vote at the special meeting. Each holder of our common stock will be entitled to one vote for each share of our common stock held by such holder as of the close of business on the record date.

Q:	What vote is required to approve the Asset Sale Proposal?

A:

The approval of the Asset Sale Proposal requires the affirmative vote of holders of at least a majority of our issued and outstanding shares of common stock that are entitled to vote at the special meeting.

Q:	What vote is required to approve the Advisory Compensation Proposal?

A:

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Q:	What vote is required to approve the Adjournment Proposal?

A:

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the special meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting.

Q.	How does our board recommend that I vote on the proposals?

A.	Our board unanimously recommends that you vote:

●	“FOR” the Asset Sale Proposal;

●	“FOR” the Advisory Compensation Proposal;

●	“FOR” for the Adjournment Proposal.

Q:	What is the difference between a stockholder of record and a stockholder who holds stock in “street name”?

A:

If your shares are registered directly in your name with our transfer agent, you are a stockholder of record. If your shares are held in an account with a broker, bank or other nominee, your shares are held in “street name” and you are considered the beneficial owner of those shares.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record, you may vote by proxy or in person at the special meeting.

Voting by Proxy. If you hold your shares as a stockholder of record, you may submit a proxy for your shares by mail, by telephone or on the Internet as follows:

●

Vote by Mail. You may submit a proxy for your shares by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to [__]. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

●

Vote on the Internet. You may also submit a proxy for your shares on the Internet by following the instructions provided on the proxy card accompanying this proxy statement. Internet voting facilities are available now and will be available 24 hours a day until [__], local time, on [__], 2018.

●

Vote by Telephone. You may also submit a proxy for your shares by telephone by calling toll-free [__] in the United States or [__] from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Telephone voting facilities are available now and will be available 24 hours a day until [__], local time, on [__], 2018.

Voting in Person. If you hold your shares as a stockholder of record, you may also vote in person at the special meeting by using the ballot provided to you at the special meeting. Even if you plan to attend the special meeting in person, we encourage you to vote by proxy using one of the methods highlighted above to ensure that your vote is counted. Even if you vote by proxy, you may still attend the meeting and vote in person.

Q.	How do I vote if I hold my shares in “street name”?

A.

If you hold your shares in “street name,” then you received this proxy statement from your broker, bank or other nominee, along with a form from your broker, bank or other nominee seeking instruction from you as to how to vote your shares of our common stock. In order to vote your shares, you will need to return the provided form instructing your broker, bank or other nominee as to how to vote your shares. If you hold your shares in “street name” and would like to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee that holds your shares authorizing you to vote those shares at the special meeting.

Q:	What happens if I fail to attend the special meeting or abstain from voting?

A:

If you are a stockholder of record and neither attend the special meeting nor deliver a proxy, it will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal, but will have no effect on the outcome of the Advisory Compensation Proposal or Adjournment Proposal. If you attend the special meeting or deliver a proxy but abstain from voting, your abstention will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal. Abstentions will also have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

Q:	If I hold my shares in “street name” through a broker, bank or other nominee, will they vote my shares for me?

A:

No. If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order for your shares to be voted. To do so, you should return the voting instruction form provided to you with this proxy statement by your broker, bank or other nominee.

Q:	What happens if I hold my shares in “street name” through a broker, bank or other nominee and I do not instruct them how to vote my shares?

A:

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares. The Asset Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal are all “non-routine” proposals. As a result, absent instructions from the beneficial owners of such shares, brokers, banks and other nominees will not vote those shares and those shares will not be considered present at the special meeting for purposes of determining a quorum. A failure to instruct the broker, bank or other nominee holding your shares will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. However, since the Asset Sale Proposal must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, a failure to instruct your broker, bank or other nominee with respect to voting your shares will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held in “street name” by brokers, banks or other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee has not been instructed by the beneficial owner of such shares as to how to vote on a “non-routine” proposal for which the broker, bank or other nominee does not have discretionary voting power. As discussed above, the Asset Sale Proposal, the Advisory Compensation Proposal and the Adjournment Proposal are all “non-routine” proposals. As a result, it is expected that there will not be any broker non-votes in connection with the special meeting.

Q:	Can I change my vote?

A:	Yes. If you are a stockholder of record, you may change or revoke your proxy at any time before the final vote at the special meeting by:

●	delivering to our Secretary a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a later-dated proxy (either by mail, by telephone or on the Internet) relating to the same shares prior to the final vote at the special meeting; or

●

attending the special meeting and notifying the election officials at the meeting that you wish to revoke your proxy and vote in person (simply attending the special meeting in person will not, by itself, revoke your proxy).

If your shares are held in “street name,” you should contact the broker, bank or other nominee holding your shares for instructions as to how to change your vote.

Q:	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?

A:

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted in accordance with the recommendations of our board. If your shares are held in “street name,” failure to give voting instructions to your broker, bank or other nominee will result in a broker non-vote as discussed above.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:

If your shares are registered differently or are held in more than one account, you may receive more than one proxy card or voting instruction card. Please complete, sign, date, and return all of the proxy cards or voting instruction cards you receive (or submit your proxies over the internet or by telephone, as applicable) regarding the special meeting to ensure that all of your shares are voted.

Q:	When will we announce the voting results for the special meeting?

A:

We intend to announce the preliminary voting results at the special meeting, and will report the final results of the special meeting in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission. All reports that we file with the Securities and Exchange Commission (which we refer to as the “SEC”), including our Current Reports on Form 8-K, are publicly available when filed through the SEC’s website, www.sec.gov.

Q:	What should I do if I have questions regarding the special meeting?

A:

If you have any questions about the special meeting, require assistance with submitting your proxy or otherwise voting your shares of common stock, or would like copies of any of the documents referred to in this proxy statement, please contact [__] at [__] or [__].

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the Asset Sale Transaction?

A:	No. You are not entitled to appraisal or dissenters’ rights under Delaware law or under our articles of incorporation or bylaws in connection with the Asset Sale Transaction.

Q:	Will I receive any of the proceeds from the Asset Sale Transaction?

A:	No. Stanley, and not its stockholders, will receive the proceeds from the Asset Sale Transaction.

Q:	Will Stanley liquidate following the Asset Sale Transaction?

A:	No. We do not plan to liquidate following the closing of the Asset Sale Transaction.

Q:	How will Stanley use the proceeds from the Asset Sale Transaction?

A:

Stanley’s board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to either repurchase shares of our common stock or pay a special dividend to our stockholders and to use the remainder of the proceeds, together with any other sources of liquidity available to us at such time, to acquire non-furniture related assets that will allow us to potentially derive a benefit from our net operating loss carryforwards, which we are retaining as discussed elsewhere in this proxy statement.

Q:	What are the U.S. federal income tax consequences of the Asset Sale Transaction to U.S. Stockholders?

A:

The Asset Sale Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Asset Sale Transaction. See “Proposal 1: Asset Sale Proposal – Material U.S. Federal Income Tax Consequences” beginning on page 48.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information is based upon the historical financial statements of Stanley, including certain pro forma adjustments, and has been prepared to illustrate the pro forma effect of the sale of substantially all assets and assignment of certain liabilities of Stanley in exchange for $18,369,000, subject to pre-closing adjustments, and a 5% equity interest in Holdings. The pro forma financial statements assume the minimum cash consideration will be paid pursuant to the Asset Purchase Agreement (as an amount in excess of the minimum cash consideration is not currently factually supportable).

The unaudited pro forma consolidated statements of earnings for the nine months ended September 30, 2017 and the years ended December 31, 2016 and 2015 are presented as if the sales transaction had occurred as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2017 is presented as if the sales transaction had occurred as of September 30, 2017.

The historical financial information on which the pro forma statements are based is included in Stanley’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 22, 2017 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 filed with the Securities and Exchange Commission on November 13, 2017.  The pro forma consolidated financial statements and the notes thereto should be read in conjunction with these historical consolidated financial statements.

The unaudited pro forma consolidated financial information has been prepared based upon available information and management estimates; actual amounts may differ from these estimated amounts. The unaudited pro forma consolidated financial information is not necessarily indicative of the financial position or results of operations that might have occurred had the sale occurred as of the dates stated above or for any period following the sale of the assets of Stanley. The pro forma adjustments are described in the notes and the unaudited pro forma consolidated financial information should be read in conjunction with the related notes.

STANLEY FURNITURE COMPANY, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(IN THOUSANDS)

	Historical	Pro Forma Adjustment		Pro Forma
ASSETS
Current assets:
Cash	$1,236	$7,000	(A)	$8,236
Restricted cash	631	-	(A)	631
Accounts receivable, net	3,865	(3,865)	(B)	-
Inventory, net	25,381	(25,381)	(B)	-
Prepaid expenses and other current assets	806	(806)	(B)	-

Total current assets	31,919	(23,052)		8,867

Note receivable	-	10,133	(C)	10,133
Investment in Holdings	-	184	(D)	184
Property, plant and equipment, net	1,479	(1,479)	(B)	-
Other assets	2,665	(2,200)	(B)	465

Total assets	$36,063	$(16,414)		$19,649

LIABILITIES
Current liabilities:
Accounts payable	$6,609	$(6,609)	(B)	$-
Accrued salaries, wages and benefits	1,102	(1,037)	(B)	65
Deferred revenue	623	(623)	(B)	-
Other accrued expenses	678	(507)	(B)	171
Accrued transaction expenses	-	2,500	(E)	2,500

Total current liabilities	9,012	(6,276)		2,736

Deferred compensation	3,928	(3,928)	(B)	-
Supplemental retirement plan	1,655	(1,655)	(B)	-
Other long-term liabilities	2,001	(1,842)	(B)	159

Total liabilities	16,596	(13,701)		2,895

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock	275	-	(B)	275
Capital in excess of par value	16,817	-	(B)	16,817
Retained earnings (deficit)	4,556	(4,894)	(F)	(338)
Accumulated other comprehensive loss	(2,181)	2,181	(B)	-

Total stockholders’ equity	19,467	(2,713)		16,754

Total liabilities and stockholders’ equity	$36,063	$(16,414)		$19,649

See accompanying notes to unaudited pro forma condensed consolidated financial information.

STANLEY FURNITURE COMPANY, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2017
(IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$33,231	$(33,231)	(G)	$-

Cost of sales	25,929	(25,929)	(G)	-

Gross profit	7,302	(7,302)		-

Selling, general and administrative expenses	8,069	(7,721)	(H)	348

Operating loss	(767)	419		(348)

Other income, net	25	(25)	(G)	-

Interest (income) expense		(456)	(J)	(456)

(Loss) income before income taxes	(742)	850		108

Income tax (benefit) expense	(35)	35	(G)	-

Net (loss) income	$(707)	815		$108

Basic and diluted (loss) income per share	$(0.05)			$0.01

Basic weighted average shares outstanding	14,203			14,203

Diluted weighted average shares outstanding	14,203	34	(K)	14,237

See accompanying notes to unaudited pro forma condensed consolidated financial information.

STANLEY FURNITURE COMPANY, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2016
(IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$44,574	$(44,574)	(G)	$-

Cost of sales	36,160	(36,160)	(G)	-

Gross profit	8,414	(8,414)		-

Selling, general and administrative expenses	13,982	(13,517)	(H)	465

Operating (loss) income	(5,568)	5,103		(465)

Income from Continued Dumping and Subsidy Offset Act, net	1,103	-	(I)	1,103
Other income, net	26	(26)	(G)	-

Interest (income) expense	101	(530)	(J)	(429)

(Loss) income before income taxes	(4,540)	5,607		1,067

Income tax expense	718	(718)	(G)	-

Net (loss) income	$(5,258)	$6,325		$1,067

Basic (loss) income per share	$(0.37)			$0.08
Diluted (loss) income per share	$(0.37)			$0.07

Basic weighted average shares outstanding	14,139			14,139
Diluted weighted average shares outstanding	14,139	158	(K)	14,297

See accompanying notes to unaudited pro forma condensed consolidated financial information.

STANLEY FURNITURE COMPANY, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(IN THOUSANDS)

	Historical	Pro Forma Adjustments		Pro Forma

Net sales	$57,364	$(57,364)	(G)	$-

Cost of sales	43,679	(43,679)	(G)	-

Gross profit	13,685	(13,685)		-

Selling, general and administrative expenses	12,661	(12,196)	(H)	465

Operating (loss) income	1,024	(1,489)		(465)

Income from Continued Dumping and Subsidy Offset Act, net	5,308	-	(I)	5,308

Other income, net	42	(42)	(G)	-

Interest (income) expense	947	(1,239)	(J)	(292)

(Loss) income before income taxes	5,427	(292)		5,135

Income tax expense	76	(76)	(G)	-

Net income from continuing operations	$5,351	$(216)		$5,135

Basic income from continuing operations per share	$0.37			$0.36
Diluted income from continuing operations per share	$0.37			$0.35

Basic weighted average shares outstanding	14,273			14,273
Diluted weighted average shares outstanding	14,542			14,542

See accompanying notes to unaudited pro forma condensed consolidated financial information.

STANLEY FURNITURE COMPANY, INC.

NOTES AND MANAGEMENT’S ASSUMPTIONS TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following is a description of the unaudited pro forma adjustments to Stanley’s historical condensed consolidated financial statements:

(A)	Reflects the net cash consideration received by the company pursuant to the Asset Purchase Agreement had the transaction been consummated on September 30, 2017.

(B)	Reflects the removal of assets and liabilities sold or disposed with the sale had the transaction been consummated on September 30, 2017. The Company will retain a former executive split dollar life insurance policy, dividend payables and the workers compensation liability.

(C)	Reflects the note receivable which the Company would have received if Buyer had paid the minimum of cash consideration and the transaction been consummated on September 30, 2017.

(D)	Reflects additional purchase price consideration in the form of an equity interest in Holdings.

(E)	Represents the accrual for transaction fees had the transaction been consummated on September 30, 2017.

(F)	Reflects the equity in the post-closing Company had the transaction been consummated on September 30, 2017 including transaction costs as well as a $2.4 million loss on sale.

(G)	Reflects the removal of the operations and related operational changes to the Company as a result of the sale had the transaction been consummated on January 1, 2015.

(H)

Reflects the removal of selling, general, and administrative expenses specific to the current operations of the Company which will not be ongoing costs of the post-closing Company had the transaction been consummated on January 1, 2015. The ongoing costs reflect the estimated expenses to remain a public company and other administrative costs.

(I)	Income from Continued Dumping and Subsidy Offset Act is specifically excluded from the transaction.

(J)	Reflects the interest income generated by the subordinated secured promissory note with a 6% interest rate had the transaction been consummated on January 1, 2015.

(K)	Reflects the diluted effect of stock awards since the pro forma statements result in net income.

RISK FACTORS

Risks Related to the Asset Sale Transaction

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Asset Sale Transaction, whether or not consummated, may adversely affect the trading price of our common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Asset Sale Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Asset Sale Transaction.

We cannot be sure if or when the Asset Sale Transaction will be completed.

The consummation of the Asset Sale Transaction is subject to the satisfaction or waiver of various conditions, including the approval of the Asset Sale Proposal by our stockholders. We cannot guarantee that the closing conditions set forth in the Asset Purchase Agreement will be satisfied. If we are unable to satisfy the closing conditions in Buyer’s favor or if other mutual closing conditions are not satisfied, Buyer will not be obligated to complete the Asset Sale Transaction. In the event that the Asset Sale Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our common stock, our business and operations or our relationships with customers, suppliers and employees.

In addition, if the Asset Sale Transaction is not completed, our board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to us as the Asset Sale Transaction.

Buyer may not be able to close on the financing necessary to consummate the Asset Sale Transaction.

Buyer is financing the Cash Consideration payable at closing with a combination of debt financing under Buyer’s senior secured loan facility with North Mill and equity financing in the form of investments in Holdings by Endurance and in Parent by Walter Blocker. However, in order to receive the funding at the closing to pay the Cash Consideration (which must be at least $7 million), Buyer must meet certain conditions set forth in these agreements for the debt and equity financing.  Buyer’s ability to meet these conditions at closing and receive the financing is dependent upon a number of factors, some of which may be out of Buyer’s control. If Buyer is unable to satisfy the conditions to close the equity and debt financing or to obtain alternate financing, Buyer may be unable to pay the Cash Consideration and complete the Asset Sale Transaction by March 15, 2018.  In that event, we may terminate the Asset Purchase Agreement and collect the $750,000 termination fee from Buyer.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Asset Sale Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type acquisition transaction with a party other than Buyer. While the First Amendment allows a 14-day “go shop” window ending at 11:59 pm on February 5, 2018 that could be extended by an additional 16 days in certain circumstances, after this go shop window expires, these provisions include a non-solicitation provision and a provision obligating us to pay Buyer a termination fee of $750,000 or $375,000 under certain circumstances. These provisions could discourage a third party that might have an interest in acquiring all of or substantially all of our assets or our common stock from considering or proposing such an acquisition, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Buyer.

Our stockholders may not receive any of the proceeds of the Asset Sale Transaction.

The proceeds from the Asset Sale Transaction will be paid directly to us. As discussed elsewhere in this proxy statement, our board will evaluate different alternatives for the use of the proceeds from the Asset Sale Transaction. Although the alternatives expected to be under consideration for a portion of the Cash Consideration to be received at closing include the repurchase of shares of our common stock or paying a special dividend to stockholders, our board may decide to utilize all of the proceeds for other purposes.

We may not receive from Buyer the amount owed under the promissory note to be entered into by Buyer in connection with the closing of the Asset Sale Transaction and may not recognize any return from the 5% equity interest we receive in Holdings.

The promissory note to be delivered by Buyer in connection with the closing of the Asset Sale Transaction will mature, and the entire principal amount will be payable on, the date that is five years after the closing of the Asset Sale Transaction. Also, Buyer’s obligations under the note, including its payment obligations, and our rights and remedies with respect to the collateral pledged by Buyer under the note will be subordinate to Buyer’s obligations under, and the lender’s rights with respect to, the senior secured loan facility with North Mill, including the lender’s rights to the collateral pledged by Buyer in connection with the senior secured loan facility. As a result, there can be no guarantee that Buyer will pay us any portion of the interest or principal due under the note or that upon any default by Buyer we will have access to any of the collateral pledged by Buyer under the note.

Whether we receive any future return on the 5% equity interest in Holdings that we are to receive in connection with the closing of the Asset Sale Transaction is dependent upon a number of factors, many of which are similar to the risks and uncertainties that we currently face and nearly all of which will be outside of our control. If Buyer’s operations are not successful following the closing of the Asset Sale Transaction, we may receive no return on our equity interest in Holdings.

We will incur significant expenses in connection with the Asset Sale Transaction, regardless of whether the Asset Sale Transaction is completed and, in certain circumstances, may be required to pay a termination fee to Buyer.

We expect to incur significant expenses related to the Asset Sale Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Asset Sale Transaction is completed. In addition, if the Asset Purchase Agreement is terminated in certain circumstances, we will be required to pay Buyer a $750,000 or $375,000 termination fee. However, if the Asset Purchase Agreement is terminated in certain other circumstances, we may be entitled to a $750,000 termination fee from Buyer.

Risks Related to Our Future Operations

We will have no material operations and limited sources of revenue following the Asset Sale Transaction, which may negatively impact the value and liquidity of our common stock.

Upon the closing of the Asset Sale Transaction, we will have no material operations and no sources of revenue other than payments, if any, of interest and principal under the subordinated secured promissory note entered into by Buyer at closing, any remaining payments to be made to us under the Continued Dumping and Subsidy Offset Act, and repayment at death of premiums we have paid for a split dollar life insurance policy for a former executive officer. Although the alternatives under evaluation by our board for the use of the proceeds from the Asset Sale Transaction includes funding, at least in part, the acquisition of non-furniture related assets, there can be no guarantee that suitable assets will be available for us to purchase or that any assets acquired will generate the revenues anticipated or any revenue at all. A failure by us to secure additional sources of revenue following the closing of the Asset Sale Transaction could negatively impact the value and liquidity of our common stock.

The uncertainty regarding the use of proceeds from the Asset Sale Transaction and our future operations may negatively impact the value and liquidity of our common stock.

Although our board will evaluate various alternatives regarding the use of the proceeds from the Asset Sale Transaction, it has made no decision with respect to the use of proceeds and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our common stock.

An “ownership change” could limit the use of our net operating loss carryforwards and our potential to derive a benefit from our net operating loss carryforwards.

If an “ownership change” occurs pursuant to applicable statutory regulations, we are potentially subject to limitations on the use of our net operating loss carryforwards which in turn could adversely impact our potential to derive a benefit from our net operating loss carryforwards. While we have entered into a rights agreement designed to preserve and protect our net operating loss carryforwards, there is no guarantee that the rights agreement will prevent us from experiencing an ownership change and, therefore, having a limitation on our ability to use our net operating loss carryforwards. In general, an “ownership change” would occur if there is a cumulative change in the ownership of our common stock of more than 50% by one or more “5% shareholders” during a three-year test period

We will continue to incur the expense of complying with public company reporting requirements following the closing of the Asset Sale Transaction.

After the Asset Sale Transaction, we will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.

Our common stock may be delisted from NASDAQ if we fail to satisfy the continued listing standards of that market.

On December 21, 2017, we received notice from the Listing Qualifications Department of NASDAQ indicating that we were not in compliance with the minimum bid price requirement of $1.00 per share, because the closing bid price for our common stock has been below $1.00 for 30 consecutive business days.  If we do not regain compliance within the grace periods as discussed in “Proposal 1: Asset Sale Proposal – Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction” beginning on page 49, our common stock would be subject to delisting by NASDAQ.

In addition, because we will no longer have an operating business immediately following the Asset Sale Transaction, we may be notified that, in NASDAQ's view, we no longer satisfy the continued listing standards of NASDAQ. While we would consider appealing such a determination, if we are unsuccessful in doing so our common stock will be delisted from the NASDAQ pursuant to NASDAQ's authority under NASDAQ Listing Rule 5101. In addition to a potential delisting under that rule or for failure to be in compliance with the minimum bid price requirement of $1.00 discussed above, we could also be subject to delisting if we do not meet all of the following requirements as set forth in NASDAQ Listing Rule 5550(a):

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at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding);

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at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding); and

●	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid.

We must also meet at least one of the three standards in NASDAQ Listing Rule 5550(b) as follows:

●	stockholders’ equity of at least $2.5 million;

●	market value of listed securities of at least $35 million; or

●	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

If we do not satisfy those standards and we are unsuccessful in taking corrective action to comply with the listing requirements, we may be delisted from NASDAQ. If our common stock were to be delisted from NASDAQ, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to acquire, dispose of, or obtain accurate quotations for the price of, our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the attached annexes contain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements include statements concerning our outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or other comparable terminology. The forward-looking statements included in this proxy statement or the attached annexes are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict and could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statement. These risks and uncertainties include, but are not limited to:

●	our stockholders failing to approve the Asset Sale Proposal;

●	the failure of one or more conditions to the closing of the Asset Sale Transaction to be satisfied or waived by the applicable party;

●	Buyer failing to close on the financing necessary to consummate the Asset Sale Transaction;

●	an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Asset Sale Transaction;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;

●	risks arising from the diversion of management’s attention from our ongoing business operations;

●	risks associated with the subordinated nature of Buyer’s obligations under the promissory note to be entered into by Buyer in connection with the Asset Sale Transaction;

●	risks associated with our ability to identify and realize business opportunities following the Asset Sale Transaction;

●	risks associated with the resignation of our former president and chief executive officer and the transition to our new interim chief executive officer;

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disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well laws and regulations, in countries from which we source products;

●	changes in the international trade policies of the United States and the countries from which we source products;

●	any inability to raise prices in response to inflation and increasing costs;

●	lost sales due to the non-renewal of the Coastal Living® license;

●	the cyclical nature of the furniture industry;

●	business failures or the loss of large customers;

●	failures to anticipate or respond to changes in consumer tastes, fashions and perceived value in a timely manner;

●	competition in the furniture industry;

●	environmental, health and safety compliance costs;

●	any failure or interruption of our information technology infrastructure; and

●	the other factors discussed under the heading “Risk Factors” in this proxy statement.

Readers are cautioned not to place undue reliance on forward-looking statements. Any forward-looking statement speaks only as of the date that it was made and we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise.

THE SPECIAL MEETING

Time, Date and Place

The special meeting is scheduled to be held on February [__], 2018 at [__], local time, at [____].

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

●	to consider and vote on the Asset Sale Proposal;

●	to consider and vote on the Advisory Compensation Proposal;

●	to consider and vote on the Adjournment Proposal; and

●	to transact such other business as may properly be brought before the meeting or any adjournment or postponement of the meeting.

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this proxy statement will have discretion to vote on such matters in accordance with their best judgment.

Recommendation of Our Board

Our board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. See “Proposal 1: Asset Sale Proposal – Reasons for the Asset Sale Transaction and Recommendation of our Board” beginning on page 36 for a discussion of the factors considered by the board in reaching its decision to make the above recommendations.

Record Date and Voting Power

Holders of our common stock as of the close of business on February 5, 2018, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. At the close of business on the record date, there were 14,920,117 shares of our common stock outstanding and entitled to vote at the special meeting. No other shares of capital stock were outstanding on the record date.

Each share of our common stock issued and outstanding as of the close of business on the record date is entitled to one vote.

Quorum

The presence in person or by proxy at the special meeting of at least a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. There must be a quorum for business to be conducted at the special meeting. However, even if a quorum does not exist, a majority of the shares present, in person or by proxy, at the special meeting may act to postpone or adjourn the special meeting to another place, date and time.

Once a share is represented in person or by proxy at the special meeting, it will be counted for purposes of determining whether a quorum exists at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the special meeting.

Required Vote

Proposal 1: Asset Sale Proposal

The approval of the Asset Sale Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock as of the close of business on the record date.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.

Proposal 2: Advisory Compensation Proposal

The approval of the Advisory Compensation Proposal requires the affirmative vote of at least a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Asset Sale Proposal.

Proposal 3: Adjournment Proposal

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the special meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting.

Holders of our common stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Voting by Stockholders of Record

Voting by Proxy

If you hold your shares as a stockholder of record, you may submit a proxy for your shares by mail, by telephone or on the internet as follows:

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Vote by Mail. You may submit a proxy for your shares by marking the proxy card accompanying this proxy statement, dating and signing it, and returning it to [___]. Please allow sufficient time for mailing if you decide to submit a proxy for your shares by mail.

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Vote on the Internet. You may also submit a proxy for your shares on the Internet by following the instructions provided on the proxy card accompanying this proxy statement. Internet voting facilities are available now and will be available 24 hours a day until [__:___], local time, on [_____], 2018.

●

Vote by Telephone. You may also submit a proxy for your shares by telephone by calling toll-free [____] in the United States [or [___] from foreign countries] from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Telephone voting facilities are available now and will be available 2 hours a day until [__:__], local time, on [___], 2018.

Voting in Person

If you hold your shares as a stockholder of record, you may also vote in person at the special meeting by using the ballot provided to you at the special meeting. Even if you plan to attend the special meeting in person, we encourage you to vote by proxy using one of the methods highlighted above to ensure that your vote is counted. Even if you vote by proxy, you may still attend the meeting and vote in person.

Voting by Stockholders Holding Shares in “Street Name”

If you hold your shares in “street name,” you must instruct the broker, bank or other nominee through which you hold your shares as to how to vote your shares by returning to such broker, bank or other nominee the instruction form provided to you with this proxy statement. If you hold your shares in “street name” and would like to vote in person at the special meeting, you must bring to the special meeting a proxy from the broker, bank or other nominee through which you hold your shares authorizing you to vote those shares at the special meeting.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Abstentions will also have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the special meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes are shares held in “street name” by brokers, banks or other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee has not been instructed by the beneficial owner of such shares as to how to vote on a “non-routine” proposal for which the broker, bank or other nominee does not have discretionary voting power. Because each proposal being considered at the special meeting is a non-routine matter, shares of our common stock as to which brokers have not received any voting instructions will not be deemed present for any purpose at the special meeting, including for purposes of determining whether a quorum exists. As a result, it is expected that there will not be any broker non-votes in connection with the special meeting.

Failure to Vote

If you are a stockholder of record and you do not vote at the special meeting in person or properly return your proxy card or vote over the internet or by phone, your shares will not be voted at the special meeting, will not be counted as present in person or by proxy at the special meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee, your shares will not be voted at the special meeting and will not be deemed present for any purpose at the special meeting, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the Asset Sale Proposal but will have no impact on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal.

Proxies; Revocation of Proxies

Proxies that are signed and returned by a stockholder of record without voting instructions will be voted “FOR” the Asset Sale Proposal and the Adjournment Proposal in accordance with the recommendation of our board.

If you are a stockholder of record, you may change or revoke your proxy at any time before the final vote at the special meeting by:

●	delivering to our Secretary a written notice, bearing a date later than your proxy, stating that you revoke the proxy;

●	submitting a later-dated proxy (either by mail, by telephone or on the Internet) relating to the same shares prior to the final vote at the special meeting; or

●

attending the special meeting and notifying the election officials at the meeting that you wish to revoke your proxy and vote in person (simply attending the special meeting in person will not, by itself, revoke your proxy).

If you hold your shares in “street name,” you should contact the broker, bank or other nominee through which you hold your shares for instructions as to how to change your vote.

Adjournments

The special meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the special meeting, as adjourned. See “Proposal 3: Adjournment Proposal” on page 67 for more information concerning the adjournment of the special meeting.

Solicitation of Proxies

This proxy solicitation is being made by us on behalf of our board of directors. We will bear the costs of soliciting proxies. We have engaged Alliance Advisors to assist with the solicitation of proxies and will pay Alliance Advisors approximately $6,000 and reimburse it for reasonable out-of-pocket expenses for these and other advisory services to be provided in connection with the special meeting. In addition, we have agreed to indemnify Alliance Advisors against any losses arising out of that firm’s solicitation of proxies on our behalf.

The solicitation of proxies will initially be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of our common stock, in which case such parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Alliance Advisors or by certain of our directors, officers or employees. Any of our directors, officers or employees participating in the solicitation will not receive additional compensation for their efforts.

Questions and Additional Information

If you have any questions about the special meeting, require assistance with submitting your proxy or otherwise voting your shares of our common stock, or would like copies of any of the documents referred to in this proxy statement, please contact [__] at [___] or [___].

PROPOSAL 1: ASSET SALE PROPOSAL

Information about the Parties

The Company

Stanley, incorporated in Delaware in 1924, is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. We offer a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online. Our common stock is traded on the NASDAQ stock market under the symbol “STLY.”

Buyer

Buyer is a Delaware limited liability company formed by Walter Blocker, Chairman of Vietnam Trade Alliance in Ho Chi Minh City, to acquire substantially all of the assets of the Company.  All of the membership interests in Buyer have been transferred to Parent.

Parent

Parent is a Delaware limited liability company formed by Walter Blocker to which all of the membership interests in Buyer have been transferred. Parent will guarantee Buyer’s obligations under the subordinated secured promissory note with Seller and the senior secured loan facility with North Mill.

Holdings

Holdings is a British Virgin Islands business company formed by Walter Blocker in connection with the initial Asset Purchase Agreement. In connection with the closing of the Asset Sale Transaction, all of the membership interests of Parent will be transferred to Holdings.

General Description of the Asset Sale Transaction

Subject to the terms and conditions of the Asset Purchase Agreement, including the approval of the Asset Purchase Proposal by our stockholders, we have agreed to sell to Buyer substantially all of our assets and Buyer has agreed to assume substantially all of our liabilities.

We will retain certain specified assets, including all of our cash at closing including restricted cash on our balance sheet (currently $631,000), our net operating loss carryforwards, any remaining payments due to us under the Continued Dumping and Subsidy Offset Act and a split dollar life insurance policy for a former executive officer and related collateral assignment providing for repayment at death of premiums we have previously paid (currently $465,000).  We will also retain certain specified liabilities, including all liabilities with respect to the separation agreement with our former chief executive officer, Glenn Prillaman, a Change in Control Protection Agreement with our principal financial officer, as well as any liabilities related to the payment of dividends on shares of restricted stock awarded under our incentive compensation plans and certain workers compensation claims associated with restricted cash on our balance sheet.

For more information on the above, please see “Asset Purchase Agreement – Purchase and Sale of Assets” and “Asset Purchase Agreement – Assumption and Transfer of Liabilities” beginning on pages 52 and 54 respectively.

A copy of the Asset Purchase Agreement is attached as Annex A to this proxy statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Asset Sale Transaction

As consideration for the Asset Sale Transaction, Buyer has agreed to:

●	pay us Cash Consideration of at least $7 million in cash, consisting of $3.5 million plus proceeds available at closing under Buyer’s senior secured loan facility;

●	deliver a subordinated secured promissory note payable to us in a principal amount equal to the difference between $18,369,000 and the amount of the Cash Consideration; and

●	assume substantially all of our liabilities as specified in the Asset Purchase Agreement.

In addition, Walter Blocker will transfer to us a 5% equity interest in Holdings in connection with the closing of the Asset Sale Transaction.

In connection with the signing of the Asset Purchase Agreement, Buyer delivered $750,000 into escrow to serve as a deposit towards the Cash Consideration or to fund the termination fee payable by Buyer if the Asset Purchase Agreement is terminated in certain specified circumstances as discussed in greater detail under “Asset Purchase Agreement – Termination Fees” beginning on page 62.

Buyer intends to fund the remaining Cash Consideration through a combination of debt financing and equity financing.  On January 18, 2018, Buyer and North Mill entered into a loan and security agreement (which we refer to as the “senior secured loan facility”) to provide debt financing for the Cash Consideration. On January 22, 2018, Walter Blocker, Endurance and our company entered into an amended and restated shareholders agreement relating to Holdings pursuant to which Mr. Blocker will transfer to Holdings the ownership interests of Parent in connection with the closing of the Asset Sale Transaction and in connection with that transfer Holdings will contribute $2,250,000 to Buyer to fund a portion of the Cash Consideration. In connection with the formation of Holdings in November 2017, Endurance made a $3 million equity investment in Holdings.  On January 22, 2018, Mr. Blocker, Buyer and Parent entered into an agreement pursuant to which Mr. Blocker agreed to provide $500,000 in equity financing by making a $500,000 capital contribution to Parent in connection with closing the Asset Sale Transaction which amount will be contributed to Buyer to fund a portion of the Cash Consideration.

The subordinated secured promissory note to be delivered by Buyer in connection with the closing of the Asset Sale Transaction will mature, and the entire principal amount will be payable on, the date that is five years after the closing of the Asset Sale Transaction. Also, Buyer’s obligations under the note, including its payment obligations, and our rights and remedies with respect to the collateral pledged by Buyer under the note will be subordinate to Buyer’s obligations under, and the lender’s rights with respect to, the senior secured loan facility, including the lender’s rights to the collateral pledged by Buyer in connection with the senior secured loan facility. While the subordination terms permit Buyer to make interest payments and limited principal prepayments on the note in certain circumstances, there can be no guarantee that Buyer will pay us any portion of the interest or principal due under the note or that upon any default by Buyer we will have access to any of the collateral pledged by Buyer under the note. See “Other Agreements and Instruments – Intercreditor and Debt Subordination Agreement” beginning on page 65 for additional information on the subordination terms.

Background of the Asset Sale Transaction

We had operating losses in four of the five fiscal years ending December 31, 2016. As a result of the surrender of corporate-owned life insurance policies in the first quarter of 2016 together with previously received distributions under the Continued Dumping and Subsidy Offset Act (which we refer to as “CDSOA”), we had cash of $25.9 million on our balance sheet at the end of the first quarter of 2016. In January 2016, in connection with the election of Justyn R. Putnam as a director pursuant to an agreement with the stockholder group which had nominated Mr. Putnam for election as a director, our board established a special committee with Mr. Putnam as chair to consider potential strategic and capital allocation opportunities. The special committee was not created to address any conflict of interest on our board. In May 2016, our board, in connection with the committee’s consideration of potential strategic and capital allocation opportunities, met with prospective financial advisors and in June 2016 engaged Stephens as its financial advisor in connection with the consideration of potential strategic and capital allocation opportunities. Following the engagement of Stephens, our board, rather than the committee, interacted with Stephens; however, Mr. Putnam as Chair of the committee was our board’s primary contact with Stephens.

On July 26, 2016, our board met with representatives of Stephens to discuss Stephens’ views on potential strategic and capital allocation opportunities and Stephens’ recommendation that our board consider a special dividend of surplus cash to our stockholders and pursue a potential sale of our company while leaving open a standalone strategy if our future results of operations indicated a superior return to stockholders than selling the business.

In August 2016, we announced our board’s intention, in review of strategic alternatives, to issue to stockholders two special dividends totaling $1.50 per share ($22.1 million in the aggregate) and representing cash in excess of the cash needed to execute our business plan.  The first dividend payment was made in August 2016 and the second payment was made in October 2016 after we obtained a credit facility to fund fluctuations in working capital.

In view of weak operating results through the first three quarters of 2016, our board instructed Stephens to begin in October 2016 a process of contacting potential strategic and financial buyers to determine interest in acquiring us.  Stephens contacted or was contacted by approximately 161 parties of which 44 executed confidentiality agreements.  As part of this process, Stephens requested that interested parties provide a preliminary indication of a proposed purchase price in December 2016.  Two parties provided a preliminary indication.  Party A indicated a preliminary range of $1.20 to $1.70 per share based on public information and limited confidential information provided.  Party B indicated a preliminary proposed price of $0.25 per share.  We did not pursue further discussions with Party B.

In December 2016, we provided Party A with access to confidential non-public information in a data room and scheduled meetings with our management in January 2017.  Following additional diligence review and the management meeting in January 2017, Party A revised its preliminary range downward to $0.70 to $0.90 per share.

In December 2016 in view of the limited preliminary indications received by Stephens and continued weak operating results, our board directed Stephens to indicate to potential purchasers our interest in considering proposals to purchase substantially all of our assets, which would also potentially allow us to derive a benefit from our substantial net operating loss carry forwards. Also in December 2016, our board adopted a stockholder rights plan designed to protect our substantial net operating loss carryforwards.

In February and March 2017 through Stephens, we received three indications of interest to acquire substantially all our company’s assets.  Party A submitted an indication in February 2017, with a potential gross offer price of $18 million (net company value of $10.1 million).  Party C submitted an indication in March 2017 with a potential gross offer price of $24 million (net company value of $13.5 million). Also, in March 2017, Party D submitted an indication with a proposed gross offer price of $15 million to $19 million with no assumption of liabilities (net company value of $4.4 million to $8.4 million).  Each indication provided for payment of the proposed purchase price in cash. Party A and Party D indicated they planned to fund the proposed purchase price with available resources, while Party C’s proposal was subject to a financing contingency. Each indication was subject to completion of due diligence. For purposes of describing the indications received for a potential asset transaction, gross offer price refers to the total consideration proposed (cash plus amount of any proposed promissory note and estimated value of any additional consideration). Net company value refers to the gross offer price plus the amount of estimated cash we would retain after closing plus the estimated distributions we would retain under the CDSOA after closing less the estimated amount of liabilities we would retain after closing. Each of the indications contained varying provisions on the amount of cash, CDSOA proceeds and liabilities we would retain after closing. The liabilities retained for purposes of net company value do not include anticipated transaction expenses. No estimated value was attributed to our net operating loss tax carryforward for purposes of the net company value in any of the proposals.

During March 2017, our board by a majority vote responded to Party A, Party C and Party D through Stephens indicating we would be willing to pursue discussions if the implied net company value was increased to at least $15.8 million. Neither Party A nor Party D indicated an interest in pursuing discussions at the price proposed by our board although Party A revised its indication to increase net company value to $13.8 million and Party D revised its indication to increase net company value to $11.4 million.

In April 2017, Party C proposed to increase its potential gross offer price to $27 million (net company value of $16.5 million) and the financial sponsor of Party C indicated an interest in a potential business combination of us, Party C and another company affiliated with the parent of Party C not in the furniture industry.  The parent of Party C suggested the potential value of such a combination could result in a value to our stockholders greater than the net company value proposed by Party C, due to the potential utilization of our net operating loss carryforwards by the affiliate of Party C not in the furniture industry.  Our board met on April 14, 2017 with representatives of Stephens participating by phone and considered the revised proposal from Party C for an asset transaction as well as the interest in a potential business combination of our company, Party C and the affiliated company. Our board approved entering into an agreement to provide exclusivity to Party C through May 31, 2017 in order to continue discussions with respect to the proposed asset transaction or a potential business combination.

At a meeting on May 25, 2017, our board met with representatives of Stephens participating by phone and discussed the status of discussions with Party C, its financial sponsor and the affiliate company and determined to allow the exclusivity period to expire absent further developments before May 31, 2017. During this meeting, our board also discussed the contact Stephens had received in March 2017 from a representative of the Vietnam Trade Alliance (which we refer to as “VTA”) indicating a potential interest in a transaction with us. The exclusivity period expired without Party C indicating it had obtained financing for its proposed cash acquisition of substantially all our assets and without any specific proposal for a business combination of our company with Party C and the affiliate of the parent of Party C.

In June 2017, our engagement of Stephens expired in accordance with the terms of its engagement letter.

In July 2017, we reported the expiration of the Stephens engagement and also indicated our board would continue to evaluate strategic alternatives.

At a meeting of our board held on July 12, 2017 to discuss updated operating results, one director reported he had been contacted by a representative of VTA, which had previously contacted Stephens, indicating VTA’s continued interest in considering a transaction with our company. Our board determined to re-engage with Stephens and ask Stephens to communicate that our board would consider a proposal from VTA if they submitted a specific proposal for a transaction.

By letter dated July 17, 2017, VTA indicated its interest in acquiring substantially all our assets and assuming all liabilities subject to completion of due diligence, for a gross offer price of $18 million with $14 million in cash and $4 million in a promissory note (net company value of $18.4 million) with a newly formed Singapore entity to acquire the assets of our company.

Our board met on July 26, 2017 to consider the proposal from VTA and also a suggestion from Stephens that it contact Party A to determine whether Party A had an interest in submitting a revised proposal.  Our board requested that Stephens contact Party A to determine its interest in submitting a revised proposal and to respond to VTA that our board would be interested in engaging in discussion with VTA if VTA increased its purchase price to $23 million with $8 million paid with a promissory note and used a US entity rather than a Singapore entity to acquire the assets.

By letter dated August 8, 2017, VTA submitted a revised proposal with a proposed gross offer price, subject to completion of diligence, of $19.6 million with $14 million paid in cash and $5.6 million in a promissory note (net company value of $19.9 million) and provided for a 100 day exclusivity period. The revised proposal continued to provide for the use of a Singapore entity.

Our board met on August 18, 2017 to review July operating results and to consider the revised proposal from VTA. At this meeting, our board also discussed that Party A had responded to Stephens indicating an interest in revisiting the opportunity and reviewing our updated financial performance and submitting a revised proposal.  In view of our operating results through July 2017 and other trends which suggested we would not be profitable in the second half of 2017, the revised VTA proposal and the potential interest from Party A, our board asked Stephens to contact parties that indicated a potential interest in an asset transaction during the process Stephens conducted through March 2017 to determine their interest in pursuing a transaction at this time and also to contact several additional parties which had contacted Stephens or one of our directors since March 2017 to indicate an interest in a potential asset transaction.   Our board instructed Stephens to advise the parties that any interested parties needed to submit proposals by September 22, 2017, the next regularly scheduled meeting of our board. Our board also advised Stephens that it would be willing to meet with interested parties during the September 22, 2017 board meeting.

Our board received three proposals before its September 22, 2017 meeting. Party A advised Stephens it was not interested in submitting a revised proposal.   Party C proposed a gross offer price of $16.0 million (net company value of $17.9 million).  Our management submitted a proposal with a gross offer price of $13.5 million (net company value of $15.0 million as a result of management’s proposal to surrender management held restricted stock and forego payments under management’s change in control agreements). VTA submitted a proposal with a gross offer price of $19.6 million (net company value of $19.9 million). Each proposal provided for a portion of the gross offer price to be paid by delivery of a promissory note in favor of us. The proposals from our management and Party C also included a financing contingency and the VTA proposal was subsequently revised to include a financing contingency.

On September 22, 2017, in view of the management proposal, the non-management directors of our board met to consider the three proposals. In view of the comparability of the proposed consideration and the potential for one or more of the parties to propose a lower consideration during the negotiation of definitive documentation, the non-management directors decided to move forward with all three in a bid process providing limited exclusivity to these three parties through October 27, 2017 with each party to provide comments on a draft of the asset purchase agreement and financing commitments by October 16, 2017. In view of the financing component of Party C’s proposal, the non-management directors met with representatives of Party C at the September 22, 2017 meeting and discussed Party C’s plans for the combined operation of its business and our business after closing. Additionally, in view of the promissory note component of the VTA proposal, the non-management directors determined to request an opportunity to meet with Walter Blocker, Chairman of VTA, to discuss VTA’s plans for our business after closing.

Following the September 22, 2017 board meeting, Mr. Prillaman was advised by the licensor of the Coastal Living trademark it would not renew the license agreement with our company after it expired in accordance with its term at the end of 2017.  We estimated net sales under this license agreement were approximately $10.0 million in 2016 and $8.2 million in the first nine months of 2017.  On September 26, 2017, the non-management directors met and in view of the development with the Coastal Living license agreement, the non-management directors instructed Stephens to advise VTA and Party C of this development and to ask each of the bidders to submit any revisions to their proposed gross offer price as a result of this development by October 6, 2017.

On October 10, 2017, the non-management directors met to review the revised proposals submitted by VTA and Party C. VTA revised its proposed gross offer price to $17.6 million consisting of $13 million in cash, a $4.6 million promissory note and a 5% equity interest in the entity to be formed to acquire our assets, (which we eventually valued at $150,000 (net company value of $17.2 million). Party C revised its proposed gross offer price to $14.5 million (net company value of $15.0 million) with the revised gross offer price consisting of $9.25 million in cash and a $5.25 million promissory note. Our management indicated it was not revising its proposed gross offer price. After discussing the revised proposals, the non-management directors determined to continue to move forward with all three parties and extended the date for comments on a draft of the asset purchase agreement to October 18, 2017. At the October 10, 2017 board meeting, a representative of McGuireWoods LLP, counsel to our company (which we refer to as “McGuireWoods”), reviewed the draft of the asset purchase agreement with the non-management directors and revisions that would be made on the draft sent to each of the parties, including a provision in the draft agreement for VTA providing for a good faith deposit in view of VTA and the proposed buyer being foreign entities. A draft of the asset purchase agreement was subsequently provided to each of the parties.

On October 18, 2017 our management advised the non-management directors that it was withdrawing the management proposal.

On the morning of October 19, 2017, three of our directors, John D. (Ian) Lapey, Steven A. Hale II and Mr. Putnam, met with Mr. Blocker to discuss VTA’s plans for operation of our business after closing. In the afternoon of October 19, 2017, Mr. Blocker met with our management at our corporate headquarters. Later on October 19, 2017, VTA delivered its debt financing proposal.

On October 20, 2017, the non-management directors met to consider the comments on the draft of the asset purchase agreement submitted by VTA and Party C. The comments provided by VTA were conceptual, and the comments provided by Party C were specific proposed changes to the draft of the asset purchase agreement. The non-management directors determined to request that VTA submit revised comments to the draft of the asset purchase agreement with specific proposed changes by October 23, 2017 and also determined that Mr. Hale and a representative of McGuireWoods discuss the key conceptual points raised in the VTA comments with Mr. Blocker later in the morning of October 20, 2017 when he was scheduled to be in our corporate offices for the second day of his due diligence visit. Later in the day, Mr. Hale and a representative of McGuireWoods discussed the key conceptual points raised by VTA with Mr. Blocker. Also on October 20, 2017, VTA delivered its equity financing proposal.

The non-management directors met on October 24, 2017 to review the revised specific comments to the draft of the asset purchase agreement provided as requested by VTA and to discuss the status of the Party C proposal and lack of a financing proposal from Party C. The non-management directors also reviewed background materials on VTA and Mr. Blocker. The comments on the draft of the asset purchase agreement from VTA included a reduction in the cash consideration of $1.5 million relating to terms of its proposed debt financing together with a provision providing for our company to retain cash of $1.5 million, as a result of which there was no change to the net company value proposed by VTA. Given VTA’s proposed higher consideration and the fact that it had submitted financing proposals and Party C had not, the non-management directors, at the insistence of VTA, determined to move forward exclusively with VTA through November 6, 2017 provided VTA did not propose any adverse changes to the terms of its revised proposal. We and VTA subsequently entered into an exclusivity agreement providing exclusivity through November 6, 2017 which was subsequently extended until November 10, 2017 and then November 15, 2017.

Subsequent to granting exclusivity, representatives of each of our company and VTA exchanged drafts and negotiated the terms of definitive documentation.  As a result of discussions with its lender, VTA proposed to purchase our company’s assets through a newly formed Delaware entity to be owned by Mr. Blocker, all of which equity interests would be transferred to a private limited liability company incorporated in the British Virgin Islands. Subsequently, Mr. Blocker formed Buyer.

On November 16, 2017, our board met to consider the proposed transaction with Buyer. A representative of McGuireWoods reviewed the director’s fiduciary duties under Delaware law and reviewed the asset purchase agreement and related agreements with our board. Representatives of Stephens reviewed with our board its financial analysis of the consideration to be received by our company and rendered to our board an oral opinion, subsequently confirmed by delivery of a written opinion dated November 16, 2017, that as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be received by our company at the closing of the Asset Sale Transaction plus the assumption of certain of our company’s liabilities by the Buyer was fair to our company from a financial point of view. For the reasons discussed under “Reasons for the initial Asset Sale Transaction and Recommendation of our Board” beginning on page 36, our board, with Mr. Prillaman, who had submitted the management proposal, abstaining, (i) determined the Asset Sale Transaction to be fair to, advisable and in the best interests of, our company and our stockholders, (ii) approved the initial Asset Purchase Agreement including the related agreements and (ii) recommended that our stockholders vote to approve the initial Asset Purchase Agreement and the initial Asset Sale Transaction.

On November 20, 2017, pursuant to the terms of the initial Asset Purchase Agreement, Buyer deposited $750,000 into escrow and the parties executed the initial Asset Purchase Agreement and related escrow agreement. Later that day, we issued a press release announcing the execution of the initial Asset Purchase Agreement.

In December 2017, Glenn Prillaman resigned as our President and Chief Executive Officer and as a member of our board pursuant to a separation agreement that we entered into with Mr. Prillaman. See, “The Separation Agreement with Glenn Prillaman” beginning on page 45 for a description of the terms of the separation agreement.  In addition, during December 2017, Justyn R. Putnam and Michael P. Haley resigned as members of our board.

Following execution of the initial Asset Purchase Agreement in November 2017, Buyer with our consent authorized North Mill to begin its diligence review of our assets that would secure North Mill’s loan following closing.  During December 2017, North Mill conducted its diligence review and until the end of December 2017 indicated it would be in a position to complete definitive debt financing documentation by January 4, 2018 as contemplated by the initial Asset Purchase Agreement.

On January 2, 2018, North Mill advised Buyer and us that it had obtained credit committee approval for the debt financing contemplated by the initial Asset Purchase Agreement but that it would not be able to complete definitive documentation by January 4, 2018.  Our board met on January 3, 2018, reviewed the status of Buyer’s discussions with North Mill and concluded to take no action at that time with respect to the January 4, 2018 deadline for definitive debt financing documentation in view of the North Mill credit committee approval and efforts being undertaken by Buyer and North Mill with respect to the debt financing.

On January 10, 2018, North Mill advised Buyer and us that it was not in a position to provide financing at a level that would permit Buyer to fund the $11.5 million cash purchase price contemplated by the initial Asset Purchase Agreement as a result of our accounts receivable levels being lower than when North Mill provided its financing proposal in November 2017. Beginning on January 10, 2018, representatives of North Mill, Buyer and our company discussed potential alternative terms for the debt financing and representatives of our company and Buyer discussed potential alternatives for revisions to the consideration structure for the transaction.

On January 11, 2018, Buyer advised us that Walter Blocker was prepared to provide an additional $500,000 in equity financing for the transaction.

On January 12, 2018, our board met and reviewed the status of Buyer’s debt financing and potential alternatives in view of the expiration of the January 4, 2018 deadline for Buyer to deliver definitive debt financing documentation including (i) terminating the initial Asset Purchase Agreement, claiming payment of the $750,000 held in escrow as a termination fee and exploring other strategic alternatives, and (ii) providing Buyer additional time to enter into definitive documentation with North Mill and to negotiate an acceptable revised consideration structure with Buyer.  Our board determined to provide additional time for Buyer to enter into definitive debt financing documentation and to determine whether an acceptable revised consideration structure, as well as a “go shop” period permitting us to solicit proposals from third parties, could be negotiated with Buyer.

On January 15, 2018, counsel for North Mill distributed drafts of definitive debt financing documents with Buyer and a subordination agreement between North Mill and our company with respect to the Note.  During the week of January 15, 2018, representatives of North Mill and Buyer negotiated the terms of the definitive debt documentation and representatives of North Mill and our company negotiated the terms of the subordination agreement.

On January 16, 2018, our board met with Mr. Blocker, sole member of Buyer, who reviewed the status of the Buyer’s discussions with North Mill on the debt financing, his proposal to provide an additional $500,000 in equity financing and his commitment to enter definitive documentation with North Mill and to negotiate revisions to the initial Asset Purchase Agreement during the week of January 15, 2018.

On January 18, 2018, North Mill and Buyer executed the senior secured loan facility.

During the week of January 15, 2018, representatives of each of our company and Buyer negotiated the terms of the First Amendment including the revised consideration structure and exchanged drafts of the First Amendment.

On January 22, 2018, our board met to consider the First Amendment and the revised consideration structure.  A representative of McGuireWoods reviewed the First Amendment and related agreements with our board.  Representatives of Stephens reviewed with our board its financial analysis of the revised consideration to be received pursuant to the initial Asset Purchase Agreement as amended by the First Amendment and rendered to our board an oral opinion, subsequently confirmed by delivery of a written opinion dated January 22, 2018, that as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be received by our company at the closing of the Asset Sale Transaction plus the assumption of certain of our company’s labilities by Buyer was fair to our company from a financial point of view.  For the reasons discussed under “Reasons for the Asset Sale Transaction and Recommendation of our Board” beginning on page 36, our board unanimously (i) determined the Asset Sale Transaction to be fair to, advisable and in the best interests of, our company and our stockholders, (ii) approved the First Amendment including the related agreements and (iii) recommended that our stockholders vote to approve the Asset Purchase Agreement and the Asset Sale Transaction.  Our board also authorized the engagement of Stump & Company to solicit certain third parties during the “go shop” period under the terms of the First Amendment.

On January 22, 2018, we and Buyer executed the First Amendment.  On the morning of January 23, 2018, we issued a press release announcing execution of the First Amendment.

In accordance with the terms of the initial Asset Purchase Agreement as amended by the First Amendment, following execution of the First Amendment, we began soliciting proposals from third parties through Stephens and Stump & Company.  Under the terms of the initial Asset Purchase Agreement as amended by the First Amendment, we are permitted to solicit inquires and proposals from third parties and to furnish non-public information to third parties from January 22, 2018 until 11:59 p.m., eastern time, on February 5, 2018.

Reasons for the Asset Sale Transaction and Recommendation of our Board

In reaching its decision to approve the Asset Purchase Agreement and the Asset Sale Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, our board of directors consulted with management and outside financial and legal advisors. Our board considered a wide range of material factors relating to the Asset Purchase Agreement and the proposed Asset Sale Transaction, many of which our board believed supported its decision, including the following:

●	the value of the consideration (including the liabilities to be assumed by Buyer) to be received by us pursuant to the Asset Purchase Agreement;

●

the Asset Sale Transaction is the result of an active, lengthy and thorough evaluation of strategic alternatives in which we had contact with potential financial buyers as well as companies intimately familiar with the furniture industry to assess potential interest;

●

the First Amendment provides us a “go-shop” period during which we may actively solicit additional acquisition proposals from third parties providing an opportunity to determine if a third party is willing to pay a higher value than the Buyer and permits us to terminate the Asset Purchase Agreement after complying with applicable provisions to enter into an agreement for a superior proposal in connection with the go shop process upon the payment to Buyer of a reduced $375,000 termination fee.

●

our board’s belief that the Asset Sale Transaction was more favorable to our stockholders than any other alternative reasonably available to Stanley and our stockholders, including the alternative of retaining our current business based upon:

o

our board’s knowledge of the current and prospective environment in which we operate, the competitive environment, our overall strategic position, and the challenges attendant to improving our financial performance in order to maximize stockholder value and the likely effect of these factors on our sustainability as a public company and strategic options;

o	our board’s understanding of our business, operations, management, financial condition, earnings and prospects in view of, among other things:

■

our recent operating losses and cash burn that necessitated using our revolving credit facility to fund operations in the fourth quarter of 2017 including continued operating losses and cash burn since we entered into the initial Asset Purchase Agreement in November 2017;

■	the need to obtain a waiver from our lender of the fixed charge coverage ratio requirement under our revolving credit facility; and

■

the decision of the licensor of the Coastal Living trademark not to renew our license agreement after it expires at the end of 2017 as net sales under this license agreement accounted for approximately 22% of our net sales in 2016 and approximately 25% of our net sales in the first nine months of 2017;

●

structuring the transaction as a sale of assets provides the potential for us to use our net operating loss carryforwards, which were approximately $21.8 million at September 30, 2017, for U.S. federal income tax purposes;

●	the consideration we receive in the Asset Sale Transaction would provide us with substantial cash;

●

the financial analyses of Stephens as well as the opinion of Stephens that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in such opinion, the aggregate consideration to be paid to us at the closing of the Asset Sale Transaction, plus the assumption of certain liabilities by Buyer, was fair to us, from a financial point of view (see “Proposal 1: Asset Sale Proposal – Opinion of Our Financial Advisor” beginning on page 38);

●

the fact that Buyer agreed to place $750,000 in escrow and agreed to pay us $750,000 if we terminate the Asset Purchase Agreement because Buyer is unable to obtain financing and in certain other circumstances (see “Asset Purchase Agreement – Termination Fees” beginning on page 62) ;

●	the anticipated time to close of the Asset Sale Transaction and the risk that if we did not accept Buyer’s offer at the time that we did, our board might not have had another opportunity to do so;

●	the Asset Sale Transaction will be subject to the approval of the holders of a majority of our outstanding shares of common stock;

●	our stockholders will continue to own stock in our company and potentially benefit from future earnings and our use of our net operating loss carryforwards; and

●	the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our board of directors to be fair to us and our stockholders.

Our board also considered and balanced against the potential benefits of the Asset Sale Transaction a number of potentially adverse factors concerning the Asset Sale Transaction, including the following:

●

the uncertainties created by various conditions to Buyer’s obligations to complete the proposed Asset Sale Transaction, including Buyer obtaining financing, which neither we nor Buyer completely control;

●	after expiration of the go-shop period, the conditions placed on our ability to solicit or respond to acquisition proposals, as defined in the Asset Purchase Agreement and as described under “Asset Purchase Agreement – Covenants – No Solicitation and Change of Board Recommendation” beginning on page 57;

●	the requirement that we pay Buyer a termination fee of $750,000 if the Asset Purchase Agreement is terminated under certain circumstances; and

●	the risk of disruption to our business as a result of the public announcement of the Asset Sale Transaction.

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth the principal factors considered by our board. Our board collectively reached the conclusion to approve the Asset Purchase Agreement and the Asset Sale Transaction in light of the various factors described above, as well as other factors that our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the Asset Sale Transaction and the complexity of these matters, our board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, our board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, our board unanimously approved the Asset Purchase Agreement and the Asset Sale Transaction and determined that the Asset Sale Transaction is advisable, fair to and in the best interests of Stanley and our stockholders. Accordingly, our board unanimously recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of our Financial Advisor

Stephens Inc. (which we refer to as “Stephens”) was retained as a financial advisor in June 2016 to assist our board in analyzing potential strategic alternatives, including such alternatives that could lead to a possible sale of our company. As part of its engagement, at the request of our board, on November 16, 2017, Stephens presented its analysis and oral opinion to our board and subsequently confirmed in a written opinion, dated November 16, 2017, that, as of that date and based upon and subject to the assumptions, procedures, matters and limitations stated in its written opinion, the consideration to be received by our company in the initial Asset Sale Transaction pursuant to the initial Asset Purchase Agreement was fair to our company from a financial point of view. At the request of our board, Stephens presented its updated analysis for the Asset Sale Transaction and provided its oral opinion to our board and subsequently confirmed in a written opinion dated January 22, 2018 that the consideration to be received by our company in the Asset Sale Transaction pursuant to the Asset Purchase Agreement was fair to our company from a financial point of view.

Stephens provided the opinion described above for the information and assistance of our board in connection with its consideration of whether to approve the Asset Purchase Agreement. The terms of the Asset Purchase Agreement, including the amount and form of the consideration payable pursuant to the Asset Purchase Agreement to us, were determined through negotiations between our company and Buyer, and were approved by our board. Stephens did not recommend the amount or form of consideration payable pursuant to the Asset Purchase Agreement. Stephens has consented to the inclusion within the proxy statement of a copy of its opinion letter and the description of its opinion appearing under this subheading “Opinion of our Financial Advisor.” The full text of the written opinion of Stephens, dated January 22, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this proxy statement.

Stephens’ opinion does not address the merits of the underlying decision by our company to enter into the Asset Purchase Agreement, the merits of the Asset Sale Transaction as compared to other alternatives potentially available to our company or the relative effects of any alternative transaction in which our company might engage, nor is the opinion intended to be a recommendation to any person as to how to vote on the proposal to adopt the Asset Purchase Agreement. Stephens was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of our company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other stockholders of our company. Stephens’ fairness opinion committee approved and authorized the issuance of Stephens’ opinion.

In connection with its opinion, Stephens:

●	reviewed and analyzed certain publicly available financial statements and reports regarding our company;

●	reviewed and analyzed certain internal financial statements and other financial and operating data (including financial results for fiscal years 2013 – 2017) concerning our company prepared by the management of our company;

●	reviewed the reported prices and trading activity for our common stock;

●

compared the financial performance of our company and the prices and trading activity of our common stock with that of certain other publicly-traded companies that Stephens deemed relevant and their securities;

●	reviewed the financial terms, to the extent publicly available, of certain other transactions that Stephens deemed relevant;

●	reviewed the Asset Purchase Agreement and related documents;

●	discussed with management of our company the operations of and future business prospects for our company;

●	assisted our board with its deliberations regarding the material terms of the Asset Sale Transaction and negotiations with Buyer; and

●	performed such other analyses and provided such other services as Stephens deemed appropriate.

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to it by our company and of the other information reviewed by it in connection with the preparation of its written opinion, and Stephens’ opinion is based upon such information. Stephens did not assume any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of our company assured Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of our company or Buyer, and it was not furnished with any such evaluations or appraisals; nor did it evaluate the solvency or fair value of our company or Buyer under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties or facilities of our company. Stephens also assumed that the representations and warranties contained in the Asset Purchase Agreement and all related documents were true, correct and complete in all material respects. Stephens did not perform a discounted cash flow analysis because projections were not made available to Stephens.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with our board the assumptions upon which the analyses were based. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens in this regard, it does set forth those considered by Stephens to be material in arriving at its written opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Implied Transaction Multiples

Stephens calculated select implied transaction multiples for our company based upon the Asset Sale Transaction and financial information provided by our company’s management. Stephens calculated the sum of the cash consideration, note receivable and a 5% equity ownership in Holdings (referred to in this paragraph as the Gross Offer) of $17,475,000 by taking the sum of the cash consideration of $7,000,000, note receivable of $10,300,000 and a 5% equity ownership in Holdings with an estimated value of $175,000. Stephens then added to the Gross Offer the estimated retained cash balance at close of $631,000 and expected proceeds from the split dollar life policy of a former director of the company of $465,000 then subtracted expected obligations under existing agreements with our company’s former Chief Executive Officer and our company’s Vice President of Finance in a change of control of $870,000, which when combined totals $17,701,000 and is referred to in this section as Net Company Value.  As used within this section, “LTM” means last twelve months. Adjusted revenue accounts for the non-renewal of the Coastal Living License which produced approximately $10,568,000 in LTM as of 9/30/2017 revenue and $11,358,490 in 2017 revenue, and reflects our company not being able to retain volume associated with the licensed products in the near term even though ownership of the designs is retained indefinitely after the expiration of the license.

In its analyses, Stephens considered that the value of the Gross Offer and of the Net Company Value as defined in the preceding paragraph could be less than the amounts set forth in the preceding paragraph.  Stephens considered a range of values for the Gross Offer and for the Net Company Value by applying discounts to the Note Receivable ranging from 17% to 19% and to the equity interest in the Buyer ranging from 25% to 35%.  At the high end of the discount range, Gross Value is reduced to $13,571,941 and Net Company Value is reduced to $13,797,941.  As used later in this section, Gross Value refers to the range of $17,475,000 to $13,571,941 and Net Company Value refers to the range of $17,701,000 to $13,797,941.

The results of these analyses are summarized in the table below:

Company Multiple (Based on $17.7 million Net Company Value)

Net Company Value to:
Adjusted 2017 Revenue	0.5x
Book Value	1.4x

Comparable Companies Analysis

Stephens analyzed the public market statistics of certain publicly-traded North American furniture and mattress manufacturers deemed relevant by Stephens and examined various trading statistics and information relating to those companies. Stephens selected the companies below because their businesses and operating profiles are reasonably similar to our company. No selected company identified below is identical to our company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of those selected companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data. In choosing relevant companies to analyze, Stephens selected the following companies:

●	Bassett Furniture Industries, Inc.

●	Ethan Allen Interiors Inc.

●	Flexsteel Industries, Inc.

●	Herman Miller, Inc.

●	Hooker Furniture Corporation

●	La-Z-Boy Inc.

●	Sleep Number Corporation

Stephens examined the historical market trading multiples of the selected companies compared to those of our company, including the average market trading multiples of Enterprise Value to Adjusted LTM as of 9/30/17 and 2017E Revenue and Equity to Book Value. Stephens noted the historical disparity between the market trading multiples of the selected companies and our company over the last two years and concluded that approximately a 70% discount was indicated.

The results of these analyses are summarized in the table below:

	Selected Companies’
	Mean	Low	Median	High	Company	Percent Discount of Company to Selected Companies’ Mean
Enterprise Value to:
Adjusted LTM Revenue – 1 Year Average	0.87x	0.76x	0.87x	0.96x	0.26x	(70.3)%
Adjusted LTM Revenue – 2 Year Average	0.85x	0.70x	0.86x	0.96x	0.35x	(59.6)%
Equity Value to:
Book Value – 1 Year Average	3. 55x	2.66x	3.57x	4.34x	0.74x	(79.3)%
Book Value – 2 Year Average	3.15x	2.20x	2.93x	4.34x	0.98x	(68.7)%

In addition, Stephens examined the market trading multiples for each selected company based on the January 19, 2018 closing price and information publicly available at that time, including the multiple of Enterprise Value to Adjusted LTM and Adjusted 2017E Revenue and Equity to Book Value. Stephens noted the disparity between the market trading multiples of the selected companies and our company.

As of January 19, 2018
Dollars in millions, except per share data

Company		Stock	% of 52 Wk	Market	Enterprise	Revenue			EBITDA			EV / Revenue			EV / EBITDA			Equity / Book
		Price	High	Cap	Value	LTM	2017E	2018E	LTM	2017E	2018E	LTM	2017E	2018E	LTM	2017E	2018E	Value
1	Herman Miller	$40.55	98.9%	$2,446	$2,551	$2,260	$2,333	$2,429	$238	$269	$290	1.1x	1.1x	1.1x	10.7x	9.5x	8.8x	3.7x
	% Margin								10.5%	11.5%	11.9%
2	Sleep Number Corporation	38.03	98.0%	1,579	1,549	1,395	1,413	1,413	162	145	160	1.1x	1.1x	1.1x	9.5x	10.7x	9.7x	15.1x
	% Margin								11.6%	10.3%	11.3%
3	La-Z-Boy	31.60	92.3%	1,544	1,415	1,536	1,557	1,609	165	159	165	0.9x	0.9x	0.9x	8.6x	8.9x	8.6x	2.6x
	% Margin								10.8%	10.2%	10.3%
4	Ethan Allen Interiors	27.40	80.8%	761	702	751	769	789	71	85	109	0.9x	0.9x	0.9x	9.9x	8.2x	6.4x	1.9x
	% Margin								9.5%	11.1%	13.9%
5	Hooker Furniture	40.05	75.9%	464	487	606	614	671	55	N/A	N/A	0.8x	0.8x	0.7x	8.9x	N/A	N/A	2.1x
	% Margin								9.0%	-	-
6	Flexsteel Industries	47.77	82.7%	379	332	477	N/A	N/A	49	N/A	N/A	0.7x	N/A	N/A	6.8x	N/A	N/A	1.6x
	% Margin								10.2%	-	-
7	Bassett Furniture Industries	37.20	90.1%	399	326	448	454	477	44	41	N/A	0.7x	0.7x	0.7x	7.4x	7.9x	N/A	2.1x
	% Margin								9.8%	9.0%	-

	Max	$47.77	98.9%	$2,446	$2,551	$2,260	$2,333	$2,429	$238	$269	$290	1.13x	1.10x	1.1x	10.7x	10.7x	9.7x	15.1x
	Min.	27.40	75.9%	379	326	448	454	477	44	41	109	0.70x	0.72x	0.7x	6.8x	7.9x	6.4x	1.6x
	Mean	37.51	88.4%	1,082	1,052	1,068	1,190	1,231	112	140	181	0.90x	0.92x	0.9x	8.8x	9.0x	8.4x	4.2x
	Median	38.03	90.1%	761	702	751	1,091	1,101	71	145	163	0.92x	0.91x	0.9x	8.9x	8.9x	8.7x	2.1x

								Margins
								High	11.6%	11.5%	13.9%
								Low	9.0%	9.0%	10.3%
								Mean	10.2%	10.4%	11.8%
								Median	10.2%	10.3%	11.6%

The results of these analyses are summarized in the table below:

	Based on 1/19/18 Closing Price
	Selected Companies’ Mean	Low	Median	High	Company	Percent Discount Selected of Company to Companies’ Selected Mean
Enterprise Value to:
Adjusted LTM Revenue	0.90x	0.70x	0.92x	1.13x	0.33x	(63.3)%
Adjusted 2017E Revenue	0.92x	0.72x	0.91x	1.10x	0.32x	(65.2)%
Equity Value to:
Book Value	4.16x	1.61x	2.09x	15.14x	0.67x	(83.9)%

Based on this data and its understanding of the relative operating, financial and trading characteristics of the selected companies and of our company, Stephens derived an implied range for our company of $6.2 million to $9.1 million. Stephens noted that the Gross Offer and Net Company Value were above this range.

Comparable Transactions Analysis

Stephens reviewed the financial terms of selected furniture, home furnishings and mattress manufacturers’ transactions deemed relevant by Stephens announced since January 1, 2011 with Enterprise Values below $100 million. The following transactions were reviewed by Stephens (in each case, the first named company was the acquirer and the second named company was the target and the transaction announcement date is noted parenthetically):

●	Elfverson & Co. AB / Amorim Bartop - Investimentos e Participacoes, S.A. (1/10/2018)

●	Lane Venture Operating Assets of Heritage Home Group LLC / Bassett Furniture Industries, Incorporated (12/18/2017)

●	D'Style, Inc./ Kimball Hospitality, Inc. (11/01/2017)

●	New Success (HK) Limited / Lacquer Craft Mfg. Co., Ltd. (9/1/2017)

●	Sievi Capital Oyj; Keskinäinen Eläkevakuutusyhtiö Etera / Indoor Group Oy (6/20/2017)

●	Kuka Design / Nova Furniture (Dongguan) Co., Ltd. (9/29/2016)

●	Bank of America; Spring Creek LLC / American Furniture Manufacturing (10/5/2015)

●	Sport Haley Holdings, Inc. / Chromcraft Revington, Inc. (9/30/2013)

●	Litex Industries, Limited / Craftmade International Inc. (10/3/2011)

Stephens considered these selected furniture, home furnishings and mattress manufacturers’ acquisition transactions to be reasonably similar, but not identical, to the Asset Sale Transaction. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the Asset Sale Transaction is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

For the selected transactions listed above, Stephens used publicly available financial information to determine the multiple of Enterprise Value to LTM EBITDA for each transaction.

			Enterprise	Target		Enterprise Value /
Date	Target	Acquiror	Value	Rev.	EBITDA	Rev.	EBITDA
01/10/2018	Elfverson & Co. AB	Amorim Bartop - Investimentos e Participacoes, S.A.	$9	$6	N/A	1.64x	N/A
12/18/2017	Lane Venture Operating Assets of Heritage Home Group LLC	Bassett Furniture Industries, Incorporated	16	N/A	N/A	N/A	N/A
11/01/2017	D'Style, Inc.	Kimball Hospitality, Inc.	20	20	N/A	1.00x	N/M
09/01/2017	Lacquer Craft Mfg. Co., Ltd.	New Success (HK) Limited	$73	$48	N/A	1.52x	N/A
06/20/2017	Indoor Group Oy	Sievi Capital Oyj; Keskinäinen Eläkevakuutusyhtiö Etera	75	208	N/A	0.36x	N/A
09/23/2016	Nova Furniture Limited	Pfingsten Partners, L.L.C.	9	15	N/A	0.57x	N/M
10/05/2015	American Furniture Manufacturing, Inc.	Bank of America Corporation, Asset Management Arm; Spring Creek LLC	24	130	N/A	0.19x	N/A
09/30/2013	Chromcraft Revington, Inc.	Sport Haley Holdings, Inc.	7	57	N/A	0.12x	N/A
10/03/2011	Craftmade International Inc.	Litex Industries, Limited	64	127	N/A	0.51x	N/M

		Enterprise Value
		Low	$7	$6	NM	0.12x	NM
		Mean	$33	$76	NM	0.74x	NM
		Median	$20	$52	NM	0.54x	NM
		High	$75	$208	NM	1.64x	NM

The results of these analyses are summarized in the table below:

	Company (Based on $17.7 Million Net Company Value)	Low	Median	High	Mean Selected Transactions
Enterprise Value to:
Adjusted LTM Revenue	0.52x	0.12x	0.54x	1.64x	0.74x

Based on this data, its understanding of the relative operating and financial characteristics of the target company and of our company, and its understanding of the market, economic and other conditions as they existed as of the date of the selected transactions and of its opinion, Stephens derived an implied value range of approximately $10.1 million to $23.7 million. Stephens noted that the Gross Offer and Net Company Value were within this range.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens expects to pursue future investment banking services assignments from participants in the Asset Sale Transaction. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of our company or of any other participant in the Asset Sale Transaction.

Stephens ’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Stephens as of, the date of its opinion.  Subsequent developments may affect Stephens’ opinion, and Stephens did not undertake any obligation to update, revise or reaffirm its opinion.  Stephens assumed that the Asset Sale Transaction would be consummated on the terms of the Asset Purchase Agreement, without material waiver or modification.   Stephens assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Asset Sale Transaction, no restrictions, would be imposed that would have had a material adverse effect on the contemplated benefits of the Asset Sale Transaction to our company.

Pursuant to our company’s engagement agreement with Stephens, our company has paid Stephens a fee of $300,000 for providing its fairness opinion, an additional $50,000 for an updated fairness opinion, and has agreed to pay Stephens additional financial advisory services fees of $750,000 the payment of which is contingent upon the closing of the Asset Sale Transaction. Our company also agreed to reimburse Stephens for certain of its reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify Stephens against certain liabilities relating to or arising out of our company’s engagement of Stephens or Stephens’ services thereunder.  During the two years preceding the date of Stephens’ opinion letter, Stephens also received fees of approximately $220,000 from our company for providing financial advisory services assisting our company with evaluating potential strategic alternatives of our company.

Use of Proceeds and Future Operations

Stanley, and not its stockholders, will receive the proceeds from the Asset Sale Transaction. We do not intend to liquidate following the Asset Sale Transaction. Our board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives are expected to include using a portion of the proceeds to either repurchase shares of our common stock or pay a special dividend to our stockholders and to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to acquire non-furniture related assets that will allow us to potentially derive a benefit from our net operating loss carryforwards, which we are retaining as discussed in “Asset Purchase Agreement – Purchase and Sale of Assets – Excluded Assets” beginning on page 53.

Interest of our Directors and Executive Officers in the Asset Sale Transaction

In considering the recommendation of our board to vote “FOR” the Asset Sale Proposal, you should be aware that, aside from their interests as Stanley stockholders, our directors and executive officers have interests in the Asset Sale Transaction that are different from, or in addition to, the interests of our stockholders generally.

These interests include potential payments to, and the vesting of shares of restricted stock held by, our current and former executive officers pursuant to the terms of agreements we have previously entered into with those officers. These interests also include the vesting of shares of restricted stock held by our directors pursuant to the terms of such restricted stock awards. In evaluating these interests, stockholders should also be aware that members of management submitted a competing proposal to purchase substantially all of our assets which was subsequently withdrawn. See “Proposal 1: Asset Sale Proposal – Background of the Asset Sale Transaction” beginning on page 30.

Additional information concerning these potential payments and the vesting of shares of restricted stock is provided in the discussion and table below.

The Separation Agreement with Glenn Prillaman

As previously reported on the Current Report on Form 8-K we filed with the SEC on December 8, 2017, Glenn Prillaman resigned as our President and Chief Executive Officer and as a member of our board effective December 7, 2017 pursuant to a separation agreement we entered into with Mr. Prillaman (which we refer to as the “Separation Agreement”). The Separation Agreement provides for a severance payment of $255,000 to be made to Mr. Prillaman within two business days of the effective date of his resignation and for the immediate vesting of the 491,607 shares of unvested restricted stock held by Mr. Prillaman. The Separation Agreement further provides for Mr. Prillaman to receive an additional payment of $510,000 within two business days of either the closing of the Asset Sale Transaction or the Asset Purchase Agreement being terminated; provided, however, that, in any event, the $510,000 lump sum payment will be made no later than six months following the effective date of Mr. Prillaman’s resignation. The Separation Agreement includes a general release of claims by Mr. Prillaman in favor of us, our affiliates and current and former officers and directors and certain other parties. Mr. Prillaman has also acknowledged in the Separation Agreement that he remains bound by certain provisions of his employment agreement, including the non-interference covenant, non-solicitation of employees covenant (as revised and restated in the Separation Agreement) and confidentiality covenant, each of which covenants will also be enforceable by Buyer after the closing of the Asset Sale Transaction or by an alternative buyer if the Asset Purchase Agreement is terminated and we close an alternative sale transaction in 2018.

The Change in Control Protection Agreement with Anita Wimmer

On December 11, 2015, we entered into a Change in Control Protection Agreement with Anita Wimmer, which was subsequently amended on November 30, 2016 (which we refer to as amended as the “ Change in Control Protection Agreement”). Pursuant to the Change in Control Protection Agreement, during the two years after a change in control (as defined in the Change in Control Protection Agreement), Ms. Wimmer is entitled to receive severance pay if her employment is terminated other than for cause (as defined in the Change in Control Protection Agreement) or if she terminates her employment for good reason which generally is defined to exist if :

(i) there is a material reduction in her base salary,

(ii) her authority, duties or responsibilities are materially reduced,

(iii) she is required to report to a corporate officer or employee instead of reporting directly to the chief executive officer,

(iv) her place of employment is relocated further than 50 miles from her current place of employment, or

(v) any other action or inaction that constitutes a material breach by us or our successor of the Change in Control Protection Agreement.

In the event Ms. Wimmer’s employment is terminated in the circumstances described in the preceding sentence, she is entitled to receive the following severance payments:

(i) two times base salary paid in a lump sum at termination,

(ii) two times the average bonus paid over the last two prior fiscal years paid in a lump sum at termination,

(iii) a pro rata annual bonus for the year of termination, based on our actual results, payable when the bonus is otherwise payable, and

(iv) vesting in the outstanding stock awards that would have vested in the next two years.

If the total payments to Ms. Wimmer in connection with a change in control exceed the threshold at which such payments would become subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments under the Change in Control Protection Agreement are reduced until the total payments are below such threshold, unless the total payments without such reduction and after paying the Section 4999 excise tax would exceed such reduced amount.

The Change in Control Protection Agreement extends automatically for additional one-year terms at the beginning of each year unless either party to the Change in Control Protection Agreement gives notice on or before October 1 of any year that the agreement will not be extended.

The estimated payments that would be provided upon termination under the various scenarios described above are quantified in the following table, assuming termination of employment took place on January 26, 2018, and without regard to any potential reduction to avoid taxes under Section 4999 of the Internal Revenue Code as described above.

Golden Parachute Compensation

The table below sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation that is based on or that otherwise relates to the Asset Sale Transaction to which the following individuals, each – one of our named executive officers, are entitled under existing agreements.

The table below assumes that:

●	the Asset Sale Transaction was consummated on January 26, 2018, which is the last practicable date prior to the filing of this proxy statement;

●

the employment of Ms. Wimmer is involuntarily terminated immediately following the effective time of the Asset Sale Transaction if it were consummated on January 26, 2018, which is the last practicable date prior to the filing of this proxy statement.

As previously discussed, Mr. Prillaman has already resigned from Stanley and was paid the amounts in the below table pursuant to his Separation Agreement. Therefore, the amounts reflected below are as of the date of his separation from Stanley, rather than the last practicable date prior to the filing of this proxy statement.

GOLDEN PARACHUTE COMPENSATION (1)

Name	Cash ($)		Equity ($)		Other ($)(2)	Total ($)

Glenn Prillaman President and Chief Executive Officer	765,000	(3)	408,034	(4)	404,813	1,577,847

Anita W. Wimmer Vice President – Finance/Corporate Controller	360,000	(5)	57,527	(6)	27,192	444,719

(1)

There are no Pension/NQDC, Perquisites/Benefits, Tax Reimbursement or other payments to either of the below named executive officers that need to be disclosed pursuant to Item 402(t) of Regulation S-K.

(2)	Represents the cash dividend payable associated with the restricted stock units.

(3)

Pursuant to the Separation Agreement, this amount represents (i) the $255,000 lump-sum “single-trigger” severance payment made to Mr. Prillaman following his resignation from Stanley on December 7, 2017, and (ii) the $510,000 lump-sum “single-trigger” change in control payment to which Mr. Prillaman will become entitled to upon or within two business days following the closing of the Asset Sale Transaction, or, if the Asset Purchase Agreement is terminated before such closing, then upon or within two business days following such termination.

(4)

Pursuant to the Separation Agreement, this amount represents the “single-trigger” automatic vesting of the 491,607 shares of unvested Restricted Stock of Stanley owned by Mr. Prillaman at the time of his separation from Stanley, based on the closing market price—$0.83 per share–of our common stock on the date of his separation from our company , December 7, 2017.

(5)

Pursuant to the Change in Control Protection Agreement, this amount represents the “double-trigger” lump-sum payment equal to twice the amount of (i) Ms. Wimmer’s base salary immediately in effect prior to the change in control ($180,000 per year), and (ii) the average annual cash bonuses paid to Ms. Wimmer for the two fiscal years immediately prior to the change in control (of which there were none).

(6)

Pursuant to the Change in Control Protection Agreement, this amount represents the “single-trigger” automatic vesting of 65,372 shares of unvested stock awards held by Ms. Wimmer as of January 26, 2018, based on the average closing market price of our common stock over the five business days following November 20, 2017, the date of first public announcement of the Asset Sale Transaction, which average closing market price was $0.88.

Impact on Equity Awards

Several of our non-employee directors have received grants of restricted stock awards during their tenure with us. Pursuant to the terms of the restricted stock award made to each non-employee director, any unvested restricted stock awards will vest upon the Asset Sale Transaction. The below table shows the amount of shares of restricted stock owned by each non-employee director that will vest in connection with the Asset Sale Transaction.

As was previously reported on a Current Report on Form 8-K that we filed with the SEC on December 8, 2017, Messrs. Haley and Putnam resigned from our board. Upon their resignation, all unvested shares owned by Messrs. Haley and Putnam automatically vested. Consequently, the value of such shares in the below table is calculated as of the date of their resignation (December 11, 2017), rather than January 26, 2018, the last practicable date prior to the filing of this proxy statement, which is used for calculating all other directors’ awards.

Name	Number of Shares (#)	Price per Share ($)	Total Value of Shares ($)

Jeffrey S. Gilliam	12,931	0.7087(1)	9,164
Steven A. Hale II	-	-(1)	-
Michael P. Haley	25,674	0.88(2)	22,593
John D. Lapey	30,354	0.7087(1)	21,512
Justyn R. Putnam	19,029	0.88(2)	16,746

TOTAL	87,988		70,015

(1)	Value of shares calculated as of January 26, 2018, the last practicable date prior to the filing of this proxy statement.

(2)	Value of shares calculated as of December 11, 2017, the date on which director resigned from Stanley.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Asset Sale Transaction.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Asset Sale Transaction. The following discussion is based upon the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this proxy statement. No rulings have been requested or received from the Internal Revenue Service as to the tax consequences of the Asset Sale Transaction and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of the Asset Sale Transaction discussed below or, if it does challenge the tax treatment, that it will not be successful.

The Asset Sale Transaction will be treated for U.S. federal income tax purposes as a taxable transaction upon which we will recognize gain or loss. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The amount realized by us on the Asset Sale Transaction will include the amount of cash received, the fair market value of any other property received, and total liabilities assumed or taken by Buyer. For purposes of determining the amount realized by us with respect to specific assets, the total amount realized by us will generally be allocated among the assets according to the rules set forth in Section 1060(a) of the Code. Our basis in our assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold.

Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared with the basis of that asset.

To the extent the Asset Sale Transaction results in us recognizing a net gain for U.S. federal income tax purposes, it is anticipated that our available net operating loss carryforwards will offset all or a substantial part of such gain. If, however, we were to undergo one or more “ownership changes” within the meaning of Section 382 of the Code, or if one has already occurred, our net operating losses existing as of the date of each ownership change may be unavailable, in whole or in part, to offset gains, if any, from the Asset Sale Transaction. Under Section 382 of the Code, an ownership change is generally any change in ownership of more than 50% of a company’s stock within a rolling three year period. The rules generally operate by focusing on changes in ownership among stockholders considered by the rules as owning, directly or indirectly, 5% or more of the stock of a company and any change in ownership arising from new issuances of stock by the company. While we have entered into a rights agreement designed to preserve and protect our net operating loss carryforwards, there is no guarantee that the rights agreement will prevent us from experiencing an ownership change and, therefore, having a limitation on our ability to use our net operating loss carryforwards. If we are unable to offset fully for U.S. federal income tax purposes gains, if any, realized in respect of the Asset Sale Transaction with our net operating loss carryforwards, we may incur U.S. federal income tax liability that could reduce the assets available for future asset acquisitions by us or for distribution to our stockholders.

Anticipated Accounting Treatment

Under generally accepted accounting principles, upon completion of the Asset Sale Transaction, we will remove the net assets sold and liabilities assumed from our consolidated balance sheet and we anticipate recording a loss from the Asset Sale Transaction.

Effects on our Company if the Asset Sale Transaction is Completed and the Nature of our Business following the Asset Sale Transaction

If the Asset Sale Transaction is completed, we will no longer have an operating business. We do not intend to liquidate following the Asset Sale Transaction. Our board will evaluate alternatives for the use of the cash proceeds to be received at closing, which alternatives include using a portion of the proceeds to either repurchase shares of our common stock or pay a special dividend to our stockholders and to use the remainder of the proceeds, together with any other sources of liquidity available to us at that time, to acquire non-furniture related assets that will allow us to potentially derive a benefit from our net operating loss carryforwards.

The Asset Sale Transaction will not alter the rights, privileges or nature of the issued and outstanding shares of our common stock. A stockholder who owns shares of our common stock immediately prior to the closing of the Asset Sale Transaction will continue to hold the same number of shares immediately following the closing.

SEC Reporting and NASDAQ Listing

Our SEC reporting obligations as a public company will not be affected as a result of completing the Asset Sale Transaction. However, because we will no longer have an operating business, we may be notified that, in NASDAQ's view, we no longer satisfy the continued listing standards of NASDAQ, and that our common stock will thus be delisted pursuant to NASDAQ's authority under NASDAQ Listing Rule 5101. If, after completing the Asset Sale Transaction, NASDAQ notifies us that, in its view, we no longer satisfy the continued listing standards of NASDAQ, we will consider appealing such a determination. If we are unsuccessful in doing so, our common stock will be delisted from NASDAQ.

In addition, on December 21, 2017, we received notice from the Listing Qualifications Department of NASDAQ indicating that we were not in compliance with the minimum bid price requirement of $1.00 per share because the closing bid price for our common stock has been below $1.00 for 30 consecutive business days.  Pursuant to NASDAQ’s listing rules, we have a grace period of 180 calendar days, or until June 19, 2018, to regain compliance with the minimum closing bid price requirement for continued listing.  In order to regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days.  NASDAQ may, in its discretion, require that our common stock maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally for no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance.  In the event that we do not regain compliance by June 19, 2018, we may be eligible for an additional 180 calendar day grace period if we elect to transfer the listing of our common stock to the NASDAQ Capital Market.  In order to qualify to transfer our listing, we would be required to (i) satisfy the applicable market value of publicly held shares requirement for continued listing and the other applicable requirements for initial listing on the NASDAQ Capital Market, with the exception of the minimum bid price requirement; and (ii) provide written notice to NASDAQ of our intention to cure the minimum bid price deficiency during the second grace period, including by effecting a reserve stock split, if necessary.  In addition, it must appear to NASDAQ that it is possible for us to cure the deficiency.  If we fail to qualify for the second grace period or fail to regain compliance during the second grace period, our common stock would be subject to delisting by NASDAQ. We intend to monitor the bid price for our common stock between now and June 19, 2018, and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement. However, there is no assurance that we will be eligible for an additional grace period or that our common stock will not be delisted for non-compliance with the minimum bid price requirement.

In addition to a potential delisting under NASDAQ Listing Rule 5101 because we no longer have an operating business or for failure to be in compliance with the minimum bid price requirement of $1.00 discussed above, we could also be subject to delisting if we do not meet all of the following requirements as set forth in NASDAQ Listing Rule 5550(a):

●

at least 300 total stockholders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director, or the beneficial holder of more than 10% of the total shares outstanding);

●

at least 500,000 publicly held shares with a market value of at least $1 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding); and

●	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid.

We must also meet at least one of the three standards in NASDAQ Listing Rule 5550(b) as follows:

●	stockholders’ equity of at least $2.5 million;

●	market value of listed securities of at least $35 million; or

●	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

If we are delisted from the NASDAQ Capital Market, trading of our common stock most likely would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. Such trading could substantially reduce the market liquidity of our common stock. As a result, an investor would find it more difficult to acquire, dispose of, or obtain accurate quotations for the price of, our common stock.

Executive Officers following Completion of the Asset Sale Transaction

After completion of the Asset Sale Transaction, we expect to replace our current Interim Chief Executive Officer and Principal Financial and Accounting Officer. We expect that Matthew W. Smith, our Interim Chief Executive Officer, will continue for a transition period following completion of the Asset Sale Transaction. After that period, we anticipate that Steven A. Hale II, chairman of our board, will be elected as our Chief Executive Officer with an annual salary of $1.00. We expect that Anita W. Wimmer, our current Principal Financial and Accounting Officer, will be offered employment by Buyer pursuant to the terms of the Asset Purchase Agreement. Following the completion of the Asset Sale Transaction, we anticipate that Bradley G. Garner will be elected as our Principal Financial and Accounting Officer with an annual salary of $85,000. Information concerning Mr. Hale and Mr. Garner is set forth below.

Steven A. Hale II, 34, is the founder of Hale Partnership Capital Management, LLC, an asset management firm that serves as the investment manager to certain privately held investment partnerships. Mr. Hale has held his position since 2010. From 2007 to 2010, prior to founding Hale Partnership Capital Management, LLC, Mr. Hale was an associate director with Babson Capital Management, LLC, an asset management firm, where he had responsibility for coverage of distressed debt investments across a variety of industries. From 2005 to 2007, Mr. Hale was a leveraged finance analyst with Banc of America Securities. Mr. Hale has served as a director of our company since February 2017 and as chairman of our board since November 2017.

Bradley G. Garner, 35, is the Chief Financial Officer and Partner of Hale Partnership Capital Advisors, LLC (“HP”), the manager of Hale Partnership Fund L.P., MGEN II – Hale Fund L.P., and Clark – Hale Fund, L.P., positions he has held since 2015. Prior to joining HP, from 2006 to 2015, Mr. Garner was a senior tax manager at Dixon Hughes Goodman LLP, a public accounting firm.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the initial Asset Purchase Agreement, as amended by the First Amendment, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the special meeting.

Purchase and Sale of Assets

Purchased Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell to Buyer the following assets, which are referred to in this discussion as the “purchased assets”:

●	our interest in our real property leases together with all buildings, structures, installations, fixtures, equipment, and other improvements owned by us located on or attached to such real property;

●	all of our inventory, materials, spare parts, service parts, finished goods, supplies, packaging materials, work in progress and other inventories;

●

all of our fixed assets and tangible personal property, including all furniture, fixtures, machinery, equipment, supplies, computer hardware and software and other tangible personal property used in our business;

●

all of our intellectual property and associated goodwill, licenses and sublicenses granted or obtained with respect thereto and rights thereunder, including remedies against past, present or future infringement and rights to protection of past, present and future interests;

●	all of our agreements and contracts other than as set forth in “Excluded Assets” below;

●	all of our accounts, billed and unbilled receivables and other amounts due to us from third-party payors;

●

all of our claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except as set forth in “Excluded Assets” below;

●	all of our rights under warranties, indemnitees and all similar rights against third parties to the extent related to any purchased asset;

●	all of our franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a governmental authority, to the extent transferrable;

●

all of our books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with our business;

●	all of our goodwill associated with the purchased assets;

●	our employee benefits plans and all of our rights in and with respect to assets associated with such plans, except as set forth in “Excluded Assets” below; and

●	all rights to applicable claims and proceeds with respect to the purchased assets or “assumed liabilities” (as discussed below) under our insurance policies.

Notwithstanding the above, any assets which are by their terms non-assignable without the consent of a third party are not transferred to Buyer under the terms of the Asset Purchase Agreement. Instead, we and Buyer are each required to use reasonable best efforts to obtain any such consent; provided, however, that we are not required to pay any fee or other consideration to any third party to obtain any such consent.

Excluded Assets

Under the terms of the Asset Purchase Agreement, the following assets (referred to in this discussion as the “excluded assets”) will not be transferred to Buyer and will remain our assets following the closing of the Asset Sale Transaction:

●	all cash and cash equivalents, including restricted cash in an amount equal to $631,000;

●

the rights to and interest in any distributions after the closing date of monies collected by U.S. Customs and Border Protection under the Continued Dumping and Subsidy Offset Act and to distributions of any prepaid legal expenses held by the Committee for Legal Trade relating thereto;

●	the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with our corporate organization;

●	all of our insurance policies and all rights to applicable claims and proceeds under our insurance policies with respect to the excluded assets or “excluded liabilities” (as discussed below);

●

certain of our agreements and contracts, including our credit agreement with Wells Fargo Bank, National Association, and the related security agreements, indemnification agreements between us and our directors, the services agreement with our registered accounting firm and the separation agreement between us and our former chief executive officer and the change in control protection agreement between us and our current principal financial officer;

●	certain of our employee benefit plans, including our incentive compensation plans and annual bonus plan;

●	all of our tax assets, including our net operating loss carryforwards and any tax refunds and prepayments;

●	all rights to any action, suit or claim of any nature with respect to any excluded asset or excluded liability;

●	all guarantees, warranties, indemnities and similar rights in favor of us with respect to any excluded asset or excluded liability;

●	all of our rights under the Asset Purchase Agreement and any related document; and

●	all records, correspondence and other materials prepared by or on behalf of us in connection with the Asset Sale Transaction.

Assumption and Transfer of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, Buyer has agreed to assume all of our liabilities and obligations other than the excluded liabilities, as discussed below, including all of our liabilities and obligations under our deferred compensation plan and supplemental retirement plan.

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, the following liabilities and obligations will remain our liabilities and obligations and will not be assumed by Buyer following the closing of the Asset Sale Transaction:

●	any liabilities or obligations with respect to an excluded asset;

●	any dividends payable with respect to restricted shares of our common stock awarded under our incentive compensation plans and annual bonus plan; and

●	any costs and expenses incurred by us in connection with the negotiation, preparation and performance of the Asset Purchase Agreement and any related agreements or documents.

We anticipate that our expenses relating to the Asset Sale Transaction following the closing of the Asset Sale Transaction will be between $2.0 million to $2.5 million, which includes financial advisory fees, legal fees, amounts owed under our Change in Control Protection Agreement with our principal financial officer, amounts owed to our former chief executive officer under the terms of his separation agreement, and other fees and expenses.

Consideration

As consideration for the Asset Sale Transaction, Buyer has agreed to:

●	pay us the Cash Consideration in an amount in cash equal to at least $7 million, consisting of $3.5 million plus the amount of proceeds available at closing under Buyer’s senior secured loan facility;

●	deliver a subordinated secured promissory note payable to us in a principal amount equal to the difference between $18,369,000 and the amount of the Cash Consideration; and

●	assume substantially all of our liabilities and obligations as described above.

In addition, Walter Blocker will transfer to us a 5% equity interest in Holdings in connection with the closing of the Asset Sale Transaction.

In connection with the signing of the Asset Purchase Agreement, Buyer delivered $750,000 into escrow to serve as a deposit towards the Cash Consideration or to fund the termination fee payable by Buyer if the Asset Purchase Agreement is terminated in certain specified circumstances as discussed in greater detail below.

The principal amount of the subordinated secured promissory note referenced above is subject to adjustment based upon the amount of cash and cash equivalents held by us at the closing of the Asset Sale Transaction. The aggregate principal amount of the note will be increased or decreased to the extent that the amount of cash and cash equivalents at closing is less or more than the restricted cash amount of $631,000.

Representations and Warranties

The Asset Purchase Agreement contains representations and warranties that we, on the one hand, and Buyer, on the other hand, have made to one another as of specific dates relating to our respective businesses, financial condition and structure, as well as other matters pertinent to the Asset Sale Transaction. The assertions embodied in these representations and warranties were made solely for purposes of the Asset Purchase Agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Asset Purchase Agreement. Accordingly, our stockholders should not rely on the representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Asset Purchase Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Asset Purchase Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to stockholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be reflected in our public disclosures. This description of the representations and warranties is included solely to provide stockholders with information regarding the terms of the Asset Purchase Agreement. The representations and warranties in the Asset Purchase Agreement and their description in this proxy statement should be read in conjunction with the other information contained in the reports, statements and filings that we publicly file with the SEC.

Stanley Representations and Warranties

Our representations and warranties relate to, among other things:

●	our corporate organization and qualification, as well as the organization and qualification of our subsidiary;

●	our corporate authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale Transaction and the validity and enforceability of such agreements;

●

the absence of conflicts with our organizational documents, applicable law or certain contracts and permits, or the occurrence of defaults under or the creation of liens with respect to certain contracts or permits, as a result of the execution, delivery and performance by us of the Asset Purchase Agreement and other agreements relating to the Asset Sale Transaction;

●

the absence of a requirement to obtain consents or approvals with respect to our execution, delivery and performance under the Asset Purchase Agreement, except as agreed to and acknowledged by the parties;

●	the completeness of our filings with the SEC and the preparation of our financial statements in accordance with GAAP;

●	the absence of undisclosed liabilities;

●	our material contracts;

●	the sufficiency of the purchased assets to conduct business following the closing of the Asset Sale Transaction in substantially the same manner as it was conducted by us prior to closing;

●	the real property leased by us;

●	our title to the tangible personal property included in the purchased assets;

●	the validity and enforceability of our accounts receivable and the quality of our inventory;

●	the absence of litigation that would materially impact our business or the purchased assets or inhibit or materially delay our ability to consummate Asset Sale Transaction;

●	certain labor matters relating to us;

●	our employee benefit plans;

●	our intellectual property;

●

certain tax matters, including our tax filings and compliance with laws relating to the payment and withholding of taxes with respect to employees, as well as the absence of any outstanding tax audits;

●	certain environmental matters;

●	the validity and enforceability of our insurance policies;

●	brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction;

●	our ten largest customers;

●	our ten largest suppliers

●	product return and warranty and product liability matters;

●	the compliance of our business with applicable laws;

●	transactions with affiliates or related persons;

●	compliance with various anti-bribery laws; and

●	the absence of certain developments with respect to us since December 31, 2016.

Buyer Representations and Warranties

Buyer’s representations and warranties relate to, among other things:

●	its organization and qualification;

●	the ownership of the membership interests of Parent and Buyer;

●	its authority to enter into the Asset Purchase Agreement and other agreements related to the Asset Sale Transaction and the validity and enforceability of such agreements;

●	the absence of conflicts with Buyer’s organizational documents and applicable law as a result of Buyer’s execution, delivery and performance under the Asset Purchase Agreement;

●

the absence of litigation that would reasonably be expected to materially and adversely affect the legality, validity or enforceability of the Asset Purchase Agreement and the other agreements related to the Asset Sale Transaction or would prevent or materially delay the consummation of the Asset Sale Transaction;

●	brokers, finders or investment bankers entitled to any fees in connection with the Asset Sale Transaction; and

●

the delivery of true and complete copies of the proposals relating to the equity and debt financing to be secured by Buyer in connection with the Asset Sale Transaction and of the agreement among Buyer, Parent and Walter A. Blocker providing for Walter A. Blocker to invest $500,000 in Parent and providing for such amount to be contributed to Buyer in connection with the closing to fund a portion of the Cash Consideration, and the sufficiency of the proceeds from such funding, together with any cash held by Buyer, to fund the payment of the Cash Consideration at the closing of the Asset Purchase Agreement.

Covenants

Conduct of Business Pending Closing

Until closing, we are required to, unless otherwise consented to by Buyer:

●	conduct our business in the usual, regular and ordinary course in substantially the same manner as previously conducted; and

●	use our commercially reasonable efforts to preserve substantially intact our business organization and operations and our relationships with material customers and suppliers and employees.

In addition, we may not, without the consent of Buyer, sell, transfer, mortgage or otherwise dispose of any purchased asset other than in the ordinary course of business or engage in certain other specified actions, including engaging in acquisitions, amending any material contracts, accelerating any accounts receivable or delaying any accounts payable, making any capital expenditure in excess of a specified amounts, incurring additional indebtedness in excess of a specified amount, making a material change in accounting principles or making any change in employee compensation, benefits or bonuses except for in certain circumstances.

Buyer has consented to the separation agreement that we entered into with our former chief executive officer.

Stockholders Meeting

We are required, as promptly as practicable after the date of the Asset Purchase Agreement, to establish a record date for, dully call, give notice of convene and hold a meeting of our stockholders to obtain stockholder approval of the Asset Sale Proposal. Unless there has been a change in recommendation by our board, we must use commercially reasonable efforts to solicit proxies from our stockholders in favor of the Asset Sale Proposal.

No Solicitation and Change in Board Recommendation

We may not, and may not authorize or permit our representatives to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to encourage the submission of any “acquisition proposal,” as defined in the Asset Purchase Agreement, or the making of any proposal that could reasonably be expected to lead to any acquisition proposal, (ii) conduct or engage in discussions or negotiations with, disclose any non-public information relating to us to, afford access to our properties, records or assets to or knowingly encourage any effort by any third party seeking to make an acquisition proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of securities of Stanley (except in certain limited circumstances), (iv) approve any transaction under, or any third party becoming an interested stockholder under, Delaware’s affiliated transaction statute or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition or merger agreement or other contract with respect to an acquisition proposal.

Notwithstanding the above, our board may, prior to the approval of the Asset Sale Proposal by our stockholders, (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited acquisition proposal in writing that the our board believes in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes or could reasonably be expected to result in a “superior proposal,” as defined in the Asset Purchase Agreement, (ii) thereafter furnish to such third party non-public information relating to us pursuant to an acceptable confidentiality agreement, (iii) following receipt of and on account of a superior proposal, make a change in its recommendation to our stockholders with respect to the approval of the Asset Sale Proposal and/or (iv) take any action that any court of competent jurisdiction orders us to take, but in each case referred to in clauses (i) through (iv) above, only if our board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to cause the board to be in breach of its fiduciary duties under applicable law.

Before taking any of the actions noted in the paragraph above, we must deliver to Buyer a prior written notice advising Buyer that our board intends to take such action. We must also notify Buyer within 48 hours of receiving any acquisition proposal or any inquiry or request from a third party that could reasonably be expected to lead to an acquisition proposal.

Notwithstanding anything to the contrary above, the Asset Purchase Agreement provides us with a go-shop period during which we will actively solicit alternative proposals from third parties for 14 days following January 22, 2018, concluding at 11:59 p.m. on February 5, 2018 and permitting us to continue discussions for an additional 16 days with any party submitting a proposal by that time if our board of directors determines that proposal could reasonably be expected to lead to a superior proposal (as defined in the Asset Purchase Agreement) without financing conditions. The Asset Purchase Agreement Amendment also provides for us to pay a termination fee of $375,000, rather than $750,000, if we terminate the Asset Purchase Agreement in connection with a proposal our board of directors determines to be a superior proposal during the go-shop period. There can be no assurance that this process will result in a superior proposal.  We do not intend to disclose developments with respect to the solicitation process unless and until our board has made a decision with respect to terminating the Asset Purchase Agreement or changing its recommendation in connection with a superior proposal.

Financing

Within 45 days of the date of the Asset Purchase Agreement, or January 4, 2018, Buyer is required to deliver to us fully executed, definitive agreements, together all related documentation, evidencing the debt financing and the equity financing on terms material consistent with the proposals of North Mill and Endurance, respectively, delivered by Buyer to us in connection with the signing of the Asset Purchase Agreement.

Buyer is required to use its reasonable best efforts to cause the debt and equity financing to be available at closing, including by satisfying all conditions to the financing within Buyer’s control and complying with all of its obligations with respect thereto. If either the debt financing or equity financing becomes unavailable to Buyer on the terms and conditions set forth in the agreements delivered to us as referenced above, Buyer is required to use its reasonable best efforts to obtain alternative financing to the extent available on material terms and conditions no less favorable to Buyer than as set forth in the proposals and agreements referenced above.

We are required to, at the sole expense of Buyer, provide such cooperation and assistance as Buyer reasonable requests in connection with the arrangement of the equity and debt financing discussed above, or any alternative financing thereto. In providing such cooperation and assistance, we are not required to waive or amend any terms of the Asset Purchase Agreement, take any action that could be expected to result in a breach of a contract to which we are a party or that could be expected to subject us to any actual or potential liability or require us to pay or reimburse any fees or expenses for which Buyer has not advanced payment for if so requested by us.

Access to Information

We are required to use our commercially reasonable efforts to afford to Buyer and its representatives reasonable access during normal business hours to our officers, employees, agents, properties, offices and other facilities and our books and records. Buyer has agreed that it will only contact and communicate with our employees, customers, providers and vendors in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed to by us and Buyer. Any information provided to Buyer is to be kept confidential in accordance with our prior confidentiality agreement with Buyer. Buyer is further required to maintain certain records for a period of five years and to provide us with access to such records in certain circumstances. Buyer has also agreed to allow us to consult with our former employees in connection with matters associated with our continuing business, including with respect to SEC reporting, tax, employment and litigation matters.

Employees and Employee Benefits

Buyer is required to offer employment effective upon the closing of the Asset Sale Transaction to substantially all of our employees, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Notwithstanding this obligation, nothing precludes Buyer from terminating any such employees for any reason.

Buyer is further required to assume and honor all of our employee benefit plans (other than those that are excluded assets) in accordance with their terms as in effect immediately prior to the closing of the Asset Sale Transaction.

Name Change

We have agreed to, within 30 days after the closing of the Asset Sale Transaction, remove “Stanley,” and all derivations thereof, from our name.

Consents and Approvals and Further Assurances

We and Buyer have agreed to cooperate with each other and to each use reasonable best efforts to promptly prepare and file all necessary documentation, effect all applications, notices, petitions, and filings and obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the Asset Sale Transaction and for Buyer to operate our business in accordance with past practice in all material respects immediately following the closing.

We and Buyer have also agreed to each use reasonable best efforts to effect the transactions contemplated by the Asset Purchase Agreement in accordance with the terms set forth in the Asset Purchase Agreement, including by executing and delivering such other instruments and performing such other acts as may be necessary or desirable to effect the consummation of the transactions contemplated by the Asset Purchase Agreement.

Closing Conditions

Conditions to Each Party’s Obligation

The obligation of each party to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:

●	no governmental order or law restraining or otherwise prohibiting the consummation of the Asset Sale Transaction; and

●	the Company’s stockholders having approved the Asset Sale Proposal.

Conditions to the Obligation of Buyer

The obligation of Buyer to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:

●

each of our “fundamental representations” being true and correct in all material respects as of the date of the Asset Purchase Agreement and as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

●

each of our other representations and warranties being true and correct as of closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date) and except where any failure to be true and correct would not, individually or in the aggregate, have a “material adverse effect” on us (without giving effect to any “materiality” or “material adverse effect” qualifications contained in such representations and warranties);

●

us having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which we are a party;

●	Buyer having obtained the debt and equity financing pursuant to the definitive agreements delivered by Buyer to us as discussed above or any applicable alternative financing;

●	us having delivered to Buyer customary pay-off letters and related documentation in connection with the release of all liens on the purchased assets under our credit facility; and

●	us having delivered duly executed copies of various certificates, agreements and other documents relating to the Asset Sale Transaction.

Conditions to the Obligation of Stanley

Our obligation to consummate the Asset Sale Transaction is subject to the satisfaction or waiver of the following conditions at closing:

●

the representations and warranties of Buyer that are qualified as to materiality being true and correct in all respects and the representations and warranties of Buyer not so qualified being true and correct in all material respects, in each case, as of the date of the Asset Purchase Agreement and as of the closing as though made at closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

●

Buyer having performed or complied with, in all material respects, all agreements or covenants required to be performed by it under the Asset Purchase Agreement and the other related documents to which the Buyer is a party;

●	Buyer having obtained financing sufficient for the Cash Consideration to equal at least $7 million;

●

the subordinated secured promissory note having been subordinated in right of payment to amounts owed to North Mill under Buyer’s senior secured loan facility, substantially in the form provided in the Intercreditor and Debt Subordination Agreement, attached hereto as Annex D; and

●	Buyer having delivered to us duly executed copies of various certificates, agreements and other documents relating to the Asset Sale Transaction.

Termination

The Asset Purchase Agreement may be terminated prior to the closing of the Asset Sale Transaction as follows:

●	by mutual written consent of us and Buyer duly authorized by the our board and Buyer’s board;

●	by either us or Buyer:

o

if any decree, temporary restraining order, injunction or other order preventing the consummation of the Asset Sale Transaction is in effect and final and non-appealable (provided that the right of either party to terminate the Asset Purchase Agreement under this provision is not available unless such party has used its reasonable best efforts to remove such decree, temporary restraining order, injunction or other order);

o	if the Asset Sale Transaction has not closed by March 15, 2018 (subject to extension in certain limited circumstances); or

o	if our stockholders do not approve the Asset Sale Proposal;

●	by Buyer:

o

if our board changes its recommendation with respect to the Asset Sale Proposal, adopts and approves an acquisition proposal or fails to recommend against a tender offer or exchange offer for our shares of common stock, we enter into an alternative acquisition agreement or we or our board publicly announces an intention to do any of the foregoing; or

o

we have breached or failed to perform in any material respect any of our representations, warranties or covenants in the Asset Purchase Agreement, provided that if a breach or failure of a covenant causes the closing condition discussed in the third bullet under “Conditions to the Obligation of Buyer” above to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within 20 business days after we receive written notice of such breach or failure from Buyer;

●	by us:

o	if, prior to our stockholders approving the Asset Sale Proposal, our board changes its recommendation with respect to the Asset Sale Proposal;

o	to enter into any alternative acquisition agreement with respect to a superior proposal;

o

if Buyer has breached or failed to perform in any material respect any of its representations, warranties or covenants in the Asset Purchase Agreement, provided that if a breach or failure of a covenant causes the closing condition discussed in the second bullet under “Conditions to the Obligation of Stanley” above to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within 20 business days after Buyer receives written notice of such breach or failure from us; or

o	if Buyer fails to deliver definitive documentation for the debt financing and equity financing by January 4, 2018 as discussed above.

Termination Fees

If the Asset Purchase Agreement is terminated in certain specified circumstances, including upon the consummation of any transaction contemplated by any alternative acquisition agreement we enter into with respect to a superior proposal or a change in the recommendation of our board with respect to the Asset Sale Proposal, we are required to pay to Buyer a termination fee in the amount of $750,000; however, if the Asset Purchase Agreement is terminated by either us or Buyer because our board has made a determination that a takeover proposal received during the go-shop period constitutes a superior proposal, we will only be required to pay Buyer a termination fee of $375,000.

The receipt of the above referenced termination fee is Buyer’s sole and exclusive remedy against us for any and all loses it may suffer based upon, resulting from or arising out of the circumstances giving rise to such termination.

If the Asset Purchase Agreement is terminated in certain other specified circumstances, including a failure by Buyer to deliver to us definitive documentation for the debt financing and equity financing by January 4, 2018, Buyer is required to pay to us a termination fee in the amount of $750,000, which fee will be satisfied by the release of the $750,000 placed into escrow by Buyer at the time it entered into the Asset Purchase Agreement.

Indemnification

We and Buyer have agreed to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successors and assigns, for certain losses attributable to a breach of certain representations or covenants of such party.

We and Buyer have further agreed to indemnify one another, and one another’s affiliates, officers, directors, agents, representatives, successor and assigns, for certain losses attributable to an excluded liability or assumed liability, respectively.

SUBORDINATED SECURED PROMISSORY NOTE

The following discussion sets forth the principal terms of the subordinated secured promissory note to be entered into by Buyer in connection with the closing of the Asset Sale Transaction, a copy of which is attached as Annex B to this proxy statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the note and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the note. You are encouraged to read the note carefully and in its entirety, as well as this proxy statement and any documents incorporated by reference herein, before making any decisions regarding the proposals being brought before the special meeting.

General

As consideration for the Asset Sale Transaction, Buyer has agreed to, at closing, deliver a subordinated secured promissory note payable to us in the principal amount equal to the difference between $18,369,000 and the Cash Consideration. As discussed under “Asset Purchase Agreement – Consideration” above, the principal amount of the note is subject to adjustment to the extent the amount of cash and cash equivalents held by us at the closing of the Asset Sale Transaction is more or less than the restricted cash amount of $631,000.

Payment of Principal and Interest

The note will mature and the entire principal amount will be payable on the date that is five years from the closing of the Asset Sale Transaction. Buyer may, at its option, prepay all or any part of the amount owed under the note at any time and from time to time.

The note will accrue interest at a rate of 6.00% per annum, which interest will be due on the last business day of each calendar month following the closing of the Asset Sale Transaction through the maturity date of the note.

The note also provides for the prepayment of the principal amount of the note following the end of each fiscal year in an amount equal Buyer’s Excess Cash Flow (as defined in the note).   Excess Cash Flow under the note means for any fiscal year, on a consolidated basis for Buyer, EBITDA (as defined in the note) minus each of the following, to the extent actually paid in cash during such fiscal year, capital expenditures, taxes, dividends and distributions, interest, fees and principal payments and prepayments on the note and other debt for borrowed money (including capitalized leases).

Subordination

Buyer’s obligations under the note, including its payment obligations, and our rights and remedies with respect to the collateral pledged by Buyer under the note will be subordinate to Buyer’s obligations under, and the lender’s rights with respect to, Buyer’s senior secured loan facility, including the lender’s rights to the collateral pledged by Buyer in connection with the debt financing pursuant to the Intercreditor and Debt Subordination Agreement attached hereto as Annex D. As a result, there can be no guarantee that Buyer will pay us any portion of the principal or interest due under the note or that upon any default by Buyer we will have access to any of the collateral pledged by Buyer under the note. For more information on the Intercreditor and Debt Subordination Agreement, see “Other Agreements and Instruments - Intercreditor and Debt Subordination Agreement” beginning on page 65.

Guaranty and Security

The note will be guaranteed by Parent in connection with closing and will be secured by a pledge of substantially all of Buyer’s assets following the closing of the Asset Sale Transaction. Parent’s guaranty will be secured by a pledge of substantially all of its assets, which, after the closing of the Asset Sale Transaction, will consist primarily of its ownership interests in Buyer.

Representations and Warranties

The note includes certain representations and warranties by Buyer, including a representation by Buyer that is has no liabilities other than with respect to the senior secured loan facility with North Mill and that its assets are not subject to any lien other than in connection with the debt financing and under this note.

Covenants

Under the terms of the note, Buyer has agreed to not incur any liabilities in addition to those incurred in connection with the senior secured loan facility with North Mill or to grant any liens on its assets to any party other than the Company and the lender under the senior secured loan facility with North Mill. Buyer has also agreed to certain restrictions on its ability to make certain payments, including dividends, or engage in certain material transactions without our prior written consent.

Events of Default:

The following are “events of default” under the note:

●	failure by Buyer to make any payment in cash when due and payable;

●	a default by Buyer in the due performance or observance of any other term, covenant or agreement contained in the note if such default continues unremedied for 15 days;

●	Buyer taking certain actions relating to bankruptcy or a proceeding be commended against Buyer seeking its liquidation or seeking relief under bankruptcy or other similar laws;

●	the occurrence of a default or event of default under the senior secured loan facility with North Mill; or

●	the sale of all or substantially all of the assets of Buyer or upon Buyer ceasing to be a wholly owned subsidiary of Parent.

Upon an event of default, we may, among other things, declare the total amount of principal and interest due under the note to be due and payable immediately and exercise all rights and remedies available to us under the note or applicable law.

OTHER AGREEMENTS AND INSTRUMENTS

Escrow Agreement

As previously discussed, upon the signing of the Asset Purchase Agreement, Buyer delivered $750,000 into escrow to serve as a deposit towards the Cash Consideration payable at closing or to fund the termination fee payable by Buyer in certain circumstances as described under “Asset Purchase Agreement –Termination Fees” beginning on page 62. The escrowed funds, and any release thereof, are governed by the terms of an escrow agreement entered into by us, Buyer and Branch Banking and Trust Company, a North Carolina banking corporation, on November 20, 2017. A copy of the escrow agreement is attached hereto as Annex C and incorporated herein by reference.

Intercreditor and Debt Subordination Agreement

In connection with closing, we will enter into an Intercreditor and Debt Subordination Agreement (which we refer to as the “Subordination Agreement”) with North Mill pursuant to which we agreed to subordinate the indebtedness owed by Buyer to us to the indebtedness that Buyer owes to North Mill, who is providing certain financing to Buyer in connection with the Asset Sale Transaction.  Under the Subordination Agreement, we have agreed that until Buyer has satisfied its indebtedness to North Mill and the Subordination Agreement has been terminated in accordance with its terms, we will not ask for or receive from Buyer any payment or distribution on account of the indebtedness that Buyer owes to us unless immediately before and after giving pro forma effect to any payment on the indebtedness from Buyer to us

●	Buyer has not defaulted under its senior secured loan facility with North Mill.

●	the availability under its senior secured loan facility with North Mill will be at least $1 million,

●	all of Buyer’s taxes are current, and

●	the combined amount of all payables and other obligations of Buyer that are then delinquent or are outside their payment terms are no more than $25,000.

Availability under Buyer’s senior secured loan facility for purposes of the Subordination Agreement generally refers to the difference between (a) the lesser of an advance limit of $16 million and the value of Buyer’s borrowing base (primarily eligible accounts receivables and inventory subject to certain caps and blocks), less reserves and (b) outstanding advances under the senior secured loan facility.

A copy of the Subordination Agreement is attached hereto as Annex D and incorporated herein by reference.

Shareholders Agreement

The equity interest in Holdings to be transferred to us as consideration for the Asset Sale Transaction will be governed by the terms of an amended and restated shareholders agreement, dated as of January 22, 2018, between us, Endurance and Holdings which, among other things, provides us certain rights with respect to our equity interests in Holdings including rights to certain financial information concerning Holdings, approval rights with respect to certain changes to the Articles of Holdings or adverse changes to the rights of our equity interests, and certain rights and obligations with respect to the transfer of our equity interests.

Transfer Documents

At closing, in order to effectuate the transfer of the purchased assets and the assumption of the assumed liabilities, we and Buyer will, as discussed in the Asset Purchase Agreement, enter into and deliver to one another certain bills of sale, assignment and assumption agreements and an intellectual property assignment agreement. These documents do not include any substantive terms with respect to the Asset Sale Transaction that differ from those provided for in the Asset Purchase Agreement.

PROPOSAL 2: ADVISORY COMPENSATION PROPOSAL

In accordance with Section 14A of the Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), we are providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation that has, will or may be paid or become payable to our named executive officers in connection with the Asset Sale Transaction, the value of which is set forth in the table entitled “Golden Parachute Compensation” on page 47.

As required by Section 14A of the Exchange Act, we are asking our stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that has, will or may be paid or become payable to Stanley’s named executive officers in connection with the Asset Sale Transaction, as disclosed under “Proposal 1: Asset Sale Proposal – Interests of our Directors and Executive Officers in the Asset Sale Transaction – Golden Parachute Compensation,” including the table, associated footnotes and narrative discussion, is hereby APPROVED.”

Stockholders should note that this proposal is advisory in nature and will not be binding on us or our board. Further, because we are contractually obligated to make the potential payments detailed in the sections described above, such compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on this proposal.

The approval of this proposal requires the affirmative vote of at least a majority of the shares of our common stock present, in person or by proxy, at the special meeting and entitled to vote thereon. Failure to attend the special meeting in person or by proxy will have no effect on the outcome of the vote on this proposal, but abstentions will have the same effect as a vote “AGAINST” this proposal.

Our board recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT PROPOSAL

If approved, this proposal would permit us to adjourn or postpone the special meeting for the purpose of soliciting additional proxies in favor of the Asset Sale Proposal in the event that there are not sufficient votes at the time of the special meeting to approve the Asset Sale Proposal.

This proposal will be approved, regardless of whether a quorum is present at the special meeting, by the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the special meeting.

Failure to attend the special meeting in person or by proxy will have no effect on the outcome of the vote on this proposal, but abstentions will have the same effect as a vote “AGAINST” this proposal.

Our board recommends that stockholders vote “FOR” this proposal.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 5, 2018, by each stockholder we know to be the beneficial owner of more than 5% of our outstanding common stock, by each director, by each of our “named executive officers” and by all directors and executive officers as a group:

Name	Amount and Nature of Beneficial Ownership		Percent of Class

Solas Capital Management, LLC	2,481,548	(a)	16.6%

Hale Partnership Capital Management, LLC and related parties	2,245,151	(b)	15.0%

Royce & Associates, LLC	1,105,703	(c)	7.4%

Glenn Prillaman	1,331,295	(d)	8.9%

Jeffrey S. Gilliam	29,012	(e)	(j)

Steven A. Hale II	2,245,151	(f)	15.0%

John D. Lapey	476,391	(g)	3.2%

Anita W. Wimmer	194,637	(h)	1.3%

All directors and executive officers as a group (5 persons)	2,945,191	(i)	19.6%

_______________________

(a)	The beneficial ownership information for Solas Capital Management, LLC (which we refer to as “Solas”) is based upon the Schedule 13D filed with the SEC on March 2, 2016 by Solas and its managing member, Frederick Tucker Golden (“Golden”). The Schedule 13D indicates that Solas and Golden each have shared voting and dispositive power over all of the reported shares. The business address of Solas and Golden is 1063 Post Road, 2nd Floor, Darien, Connecticut 06820.

(b)

The beneficial ownership information reported is based upon the Schedule 13D/A filed with the SEC on December 15, 2017 by Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC, Hale Partnership Fund, L.P., MGEN II – Hale Fund, L.P., Clark – Hale Fund, L.P., and Steven A. Hale II. The Schedule 13D/A indicates that Hale Partnership Capital Management, LLC, Hale Partnership Capital Advisors, LLC and Steven A. Hale II each have shared voting and dispositive power over all of the reported shares; the Schedule 13D/A also indicates that Hale Partnership Fund, L.P. has shared voting and dispositive power over 1,981,996 shares, MGEN II – Hale Fund, L.P. has shared voting and dispositive over 82,055 shares, and Clark – Hale Fund, L.P. has shared voting and dispositive power over 181,100 shares. The principal business and principal office address for each of the aforementioned parties is 6100 Fairview Road, Suite 620, Charlotte, North Carolina 28210.

(c)

The beneficial ownership information for Royce & Associates, LLC (which we refer to as “Royce & Associates”) is based upon the Schedule 13G/A filed with the SEC on January 24, 2018. The Schedule 13G/A indicates that Royce & Associates has sole voting and dispositive power with respect to 1,105,703 shares. The principal business address of Royce & Associates is 745 Fifth Avenue, New York, New York 10151.

(d)

The beneficial ownership information for Glenn Prillaman is based upon the Schedule 13D/A filed with the SEC on December 19, 2017. The Schedule 13D/A indicates that Mr. Prillaman has sole voting and dispositive power with respect to all shares reported. The principal business address of Mr. Prillaman is 715 Greenway Street, Davidson, NC 28036. Mr. Prillaman resigned as our President and Chief Executive Officer effective December 7, 2017.

(e)	Includes 12,931 shares of restricted stock.

(f)	Includes 2,245,151 shares held by Hale Partnership Capital Management, LLC over which Mr. Hale shares voting and dispositive power as a result of his service as manager of that entity.

(g)	Includes 30,354 shares of restricted stock.

(h)	Includes 60,372 shares of restricted stock.

(i)	Includes 108,657 shares of restricted stock. Does not include shares held by Mr. Prillaman, who resigned as our President and Chief Executive Officer effective December 7, 2017.

(j)	1% or less.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Any stockholder that desired to present a proposal to our stockholders at our 2018 annual meeting of stockholders and who desired that such proposal be included in our proxy statement and proxy card relating to that meeting, was required to transmit such proposal to our secretary so that it was received at our principal executive offices on or before December 14, 2017. All such proposals should have been in compliance with applicable Securities and Exchange Commission regulations. Any stockholder desiring to present any other matter (other than the nomination of a director) in person before our 2018 annual meeting of stockholders is required by our bylaws to notify our secretary in writing no later than the close of business on the 60th day prior to the one-year anniversary of the immediately preceding annual meeting. For our 2018 annual meeting, written notice must be delivered no later than the close of business on March 26, 2018. Any such notice must include the information required by Article II, Section 12 of our bylaws.

With respect to stockholder proposals that are not included in the proxy statement for our 2018 annual meeting, the persons named in the proxy solicited by our board for our 2018 annual meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including with respect to proposals we receive after February 27, 2018.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of this proxy statement may have been sent to multiple stockholders in a household. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed in writing to a stockholder’s broker, bank or other nominee holding shares of our common stock for such stockholder or to the attention of our secretary at our principal executive offices. Stockholders wishing to receive separate copies of our proxy statements in the future, and stockholders sharing an address that wish to receive a single copy of our proxy statements if they are receiving multiple copies of our proxy statements, should contact his or her bank, broker or other nominee record holder, or may contact our secretary as described above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, statements or other information we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. The reports and other information that we file with the SEC are also available in the Investor Relations section of our corporate website at www.stanleyfurniture.com. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other files that we make with the SEC.

You may request a copy of our reports and other documents filed with the SEC at no cost by writing or telephoning Anita W. Wimmer, Secretary, at 200 North Hamilton Street, No. 200, High Point, North Carolina 27260 or 336-884-7700.

Annex A

ASSET PURCHASE AGREEMENT

by and between

CHURCHILL DOWNS LLC,

as Buyer,

and

STANLEY FURNITURE COMPANY, INC.

as Seller

Dated as of November 20, 2017, as amended

TABLE OF CONTENTS

A-i

A-ii

A-iii

EXHIBITS

Exhibit A	Buyer Note
Exhibit B	Escrow Agreement
Exhibit C	Bill of Sale
Exhibit D	Assignment and Assumption Agreements
Exhibit E	IP Assignment Agreement
Exhibit F	Intercreditor and Debt Subordination Agreement

ANNEXES

Annex 1.1(a)	Knowledge of the Buyer
Annex 1.1(b)	Knowledge of the Seller
Annex 1.1(c)	Permitted Liens
Annex 2.1(a)	Leased Real Property
Annex 2.2(d)	Excluded Insurance Policies
Annex 2.2(e)	Excluded Contracts
Annex 2.2(f)	Excluded Plans

A-iv

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of November 20, 2017 by and between CHURCHILL DOWNS LLC, a Delaware limited liability company (the “Buyer”), and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Seller”), as amended by the First Amendment to the Asset Purchase Agreement, dated as of January 22, 2018, by and between Buyer and Seller.

WHEREAS, the Seller is engaged in the business of designing, manufacturing, marketing, distributing and selling wood residential home furnishings (the “Business”);

WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to acquire from the Seller the Purchased Assets (as defined below);

WHEREAS, in connection with the acquisition of the Purchased Assets by the Buyer, and upon the terms and subject to the conditions set forth herein, the Buyer desires to assume from the Seller certain responsibilities, duties, liabilities and obligations of the Seller constituting Assumed Liabilities (as defined below) hereunder;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties (as defined below) hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1     General. As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Seller than those contained in the Confidentiality Agreement.

“Accounting Expert” means a nationally recognized top-ten independent public accounting firm that has not previously been engaged by either of the Parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by the Buyer and the Seller in writing.

“Acquisition Proposal” has the meaning set forth in Section 6.12(a).

“Action” means any litigation, suit, claim, action or proceeding.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Financing” has the meaning set forth in Section 6.11(a).

“Anti-Bribery Laws” has the meaning set forth in Section 4.24.

“Assignment and Assumption Agreements” has the meaning set forth in Section 3.2(e)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” has the meaning set forth in Section 11.4(b).

“Bills of Sale” has the meaning set forth in Section 3.2(e)(i).

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the State of North Carolina or State of New York are authorized or obligated by Law or executive order to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Claims” has the meaning set forth in Section 10.2(b).

“Buyer Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Buyer Note” has the meaning set forth in Section 2.5(a).

“Buyer Termination Fee” has the meaning set forth in Section 9.2(c).

“Cash Consideration” has the meaning set forth in Section 2.5(a).

“Cash Equivalents” means cash including Restricted Cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

“Cash Estimate” has the meaning set forth in Section 2.6.

“Cash Shortfall” has the meaning set forth in Section 2.6.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Value” has the meaning set forth in Section 2.7(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Coastal Living License” means that certain Agreement as of the 1st day of July, 2014 between Coastal Living, a division of Time, Inc. Lifestyle Group, a Delaware corporation, and the Seller.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreement” has the meaning set forth in Section 6.3(c).

“Contract” means any contract, lease, license, legally binding commitment, indenture, note, bond, purchase order or other agreement.

“control” (including the terms “controlled by” and “under common control with” and other correlative terms thereof) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means that certain Credit Agreement, entered into as of October 25, 2016, by and between the Seller and Wells Fargo Bank, National Association.

“Debt Financing” has the meaning set forth in Section 5.6.

“Debt Financing Proposal” has the meaning set forth in Section 5.6.

“Deferred Compensation Plan” means the Stanley Interiors Corporation Deferred Compensation Capital Enhancement Plan, effective January 1, 1986, as amended and restated effective August 1, 1987.

“Definitive Debt Financing Agreement” has the meaning set forth in Section 6.11(a).

“Definitive Equity Financing Agreement” has the meaning set forth in Section 6.11(a).

“Definitive Financing Agreements” has the meaning set forth in Section 6.11(a).

“Deposit” has the meaning set forth in Section 2.5(b).

“Disclosure Schedule” has the meaning set forth in Article IV.

“Employees” has the meaning set forth in Section 6.9(a).

“Environmental Claim” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, or other legal proceeding, letter, or other written communication from any Governmental Authority or Third Party alleging violations of Environmental Laws or Releases of Hazardous Materials in violation of Environmental Laws from or onto any facilities which received Hazardous Materials generated by the Seller or any of its Subsidiaries.

“Environmental Laws” means any applicable Law imposing liability or establishing requirements for the use, storage, and disposal of Hazardous Materials, including CERCLA; the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., as amended; the Clean Air Act, 42 U.S.C. 7401 et seq., as amended; and the Clean Water Act, 33 U.S.C. 1251 et seq., as amended, and any other state or local equivalents of such Laws and amendments thereto, in each case to the extent in effect on the Closing Date.

“Equity Consideration” means a 5% equity interest in Churchill Downs Holdings Ltd., a British Virgin Islands business company (“Holdings”) to which all of the membership interest in Parent will be transferred in connection with the Closing, to be transferred by Walter A. Blocker to the Seller at Closing pursuant to the terms and subject to the conditions of the Stockholders Agreement.

“Equity Financing” has the meaning set forth in Section 5.6.

“Equity Financing Proposal” has the meaning set forth in Section 5.6.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” under “common control” or in “an affiliated service group” with the Seller within the meaning of Section 414(b), (c) or (m) of the Code.

“Escrow Agent” means Branch Banking and Trust Company, a North Carolina banking corporation.

“Escrow Agreement” has the meaning set forth in Section 2.5(b).

“Escrowed Funds” has the meaning set forth in Section 2.5(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Party” has the meaning set forth in Section 6.12(f).

“Excluded Plans” has the meaning set forth in Section 2.2(f).

“Extended Go-Shop Period” has the meaning set forth in Section 6.12(f).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended or any other similar Law which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment or benefits not otherwise available but for such payments.

“Final Cash Value” has the meaning set forth in Section 2.7(b).

“Financing” has the meaning set forth in Section 5.6.

“Financing Documentation Deadline” has the meaning set forth in Section 6.11(a).

“Financing Proposals” has the meaning set forth in Section 5.6.

“First Amendment” means the First Amendment to Agreement, dated as of January 22, 2018.

“GAAP” means United States generally accepted accounting principles.

“Go-Shop Period” has the meaning set forth in Section 6.12(f).

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality or district; (b) federal, state, local, municipal, foreign or other government; or (c) governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, officer, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means (a) those substances defined in or regulated as hazardous or toxic substances, materials, or wastes under Environmental Laws, including without limitation any (i) “hazardous substance” as defined in CERCLA or (ii) ”hazardous waste” as defined in Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq., as amended, and all Laws promulgated pursuant thereto or in connection therewith; and (b) asbestos, asbestos-containing material, presumed asbestos-containing material; and (c) petroleum, petroleum products, crude oil or any fraction thereof, urea formaldehyde and polychlorinated biphenyls.

“Income Tax” means U.S. federal, state or local Taxes based upon or measured by net income or capital gain (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes).

“Indemnification Claims” has the meaning set forth in Section 10.2(b).

“Indemnified Party” has the meaning set forth in Section 10.3.

“Indemnitor” has the meaning set forth in Section 10.3.

“Initial Go-Shop Period” has the meaning set forth in Section 6.12(f).

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means (a) trademarks, service marks, trade dress, logos, slogans, domain names, social media accounts and handles, and trade names used in the Business, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”); (b) all patents, patent applications and patent disclosures used in the Business, together with all reissuances, continuations, continuations-in-part, divisions, revisions, reexaminations, certificate of invention and design patents, and all improvements thereon and extensions thereof (collectively, “Patents”); (c) all copyrightable works and copyrights in both published works and unpublished works used in the Business, including related registrations and applications (collectively, “Copyrights”); (d) all information used in the Business that is confidential and proprietary to Seller, including, trade secrets, ideas, inventions (whether or not patentable), research and development, know-how, business and marketing plans and proposals, formulae, compositions, assembly processes and techniques, manufacturing processes and techniques, production processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, including customer and supplier identities, contact information, pricing and cost information); (e) all software, software versions and releases, and current ongoing or incomplete unreleased products, and all source code, executable code, data, databases, and related documentation (collectively, “Software”); (f) all other proprietary rights relating to any of the foregoing; and (g) all copies and tangible embodiments of any and all of the foregoing.

“Intervening Event” means, with respect to the Seller, any event, circumstance, change, effect, development, or condition that was not known to any member of the Seller Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Seller (or to be refrained from being taken by the Seller) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); and (b) any change in the price, or change in trading volume, of the Seller common stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

“Intervening Event Notice Period” has the meaning set forth in Section 6.12(e).

“Inventory” has the meaning set forth in Section 2.1(c).

“Investor” has the meaning set forth in Section 5.6.

“IP Assignment Agreement” has the meaning set forth in Section 3.2(e)(viii).

“IRS” has the meaning set forth in Section 2.8.

“Knowledge of the Buyer” means the actual knowledge of those persons listed in Annex 1.1(a).

“Knowledge of the Seller” means the actual knowledge of those persons listed in Annex 1.1(b).

“Law” means any law (statutory, common, or otherwise), including any statute, ordinance, regulation, rule, code, executive order, administrative decision, injunction, judgment, decree or other order of a Governmental Authority.

“Lease” has the meaning set forth in Section 4.8(b).

“Leased Real Property” has the meaning set forth in Section 2.1(a).

“Lender” has the meaning set forth in Section 5.6.

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, or other charges of any kind on or with respect to any property (real or personal) or property interest.

“LLC” has the meaning set forth in Section 4.1(b).

“Loss” or “Losses” means any and all actual out of pocket losses, damages, liabilities, obligations, reasonable costs and expenses (including reasonable attorney’s fees), interest, awards, judgments, fees and penalties or other damages actually sustained, suffered or incurred by the Party seeking indemnification pursuant to this Agreement; provided, however, that Losses shall not include (i) punitive damages or any special, incidental, indirect, or consequential damages of any kind or nature, regardless of the form of action through which damages are sought; (ii) lost profits (including loss of profit or revenue, any multiple of reduced cash flow, or any adjustments based on price to earnings or similar ratios), interference with operations, or loss of customers, tenants, lenders, investors, or buyers, or diminution in the value of property; and (iii) any amounts recoverable by the Buyer Indemnified Parties as proceeds under any insurance policy or other contribution arrangement actually received by a Buyer Indemnified Party in respect thereof net of any direct cost and expense (including reasonable attorneys’ fees and expenses) to the Buyer Indemnified Parties associated with such recovery or collection, and any deductibles, retentions or similar costs or payments.

“made available” means that a copy of the referenced item was either filed by the Seller with the SEC prior to the date of this Agreement or provided electronically in the Merrill data room for Project Panthers three Business Days prior to the date of this Agreement.

“Material Adverse Effect” means any event, circumstance, occurrence, change or effect that has had or would reasonably be expected to have a material and adverse effect on the Business of the Seller, taken as a whole or the ability of the Seller to perform any of its obligations under this Agreement, including to consummate the transactions contemplated under this Agreement; provided that the following shall not constitute a Material Adverse Effect: (a) events, circumstances, occurrences, changes and effects (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the Business and the industries in which the Seller operates; (ii) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism; (iii) financial, banking or securities markets (including any disruption of such markets, any decline in the price of any security or any market index); (iv) changes in GAAP or interpretations thereof; (v) changes in Law or other binding directives issued by any Governmental Authority; (vi) earthquakes, hurricanes, floods or other natural disasters; (vii) any actions taken, or failures to take action, or such other events, circumstances, occurrences, changes or effects, in each case, to which the Buyer has consented; (viii) the taking of any action contemplated by this Agreement; (ix) the announcement, pendency or completion of this Agreement or the transactions contemplated by this Agreement (including the threatened or actual impact on the relationships of the Seller with customers, vendors, suppliers, landlords, employees, sale representatives or others having relationships with the Seller or the Business (including the threatened or actual termination, suspension, modification or reduction of such relationships) and including the identity of the Buyer and any communications by the Buyer or any of its Affiliates regarding their plans or intentions with respect to the conduct of the business or the ownership and operation of the assets of the Seller), (x) the initiation of any suit or action challenging the validity or legality, or seeking to restrain consummation of, the transactions contemplated by this Agreement or (xi) the expiration of the Coastal Living License at the end of its initial term; or (b) any failure to meet any forecast of revenue, earnings, cash flow or other data for any period or any change to such forecast or any change in the price of the Seller’s stock on the NASDAQ Stock Market.

Notwithstanding the foregoing, if any matter described in any of the clauses (a)(i) through (v) above has had a disproportionate effect on the results of operation, condition (financial or otherwise), assets or liabilities of the Business as compared to companies in the industries in which the Business competes, then the impact of that event on the Business must be taken into account to determine whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“New Plans” has the meaning set forth in Section 6.9(c).

“Notice of Dispute” has the meaning set forth in Section 2.7(b).

“Old Plans” has the meaning set forth in Section 6.9(c).

“Order” means any order, writ, judgment, injunction, decree, determination, license, award or other requirement of any Governmental Authority.

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Parent” means Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company.

“Parties” means each of the parties to this Agreement and “Party” means either of the parties to this Agreement.

“Permits” has the meaning set forth in Section 4.22(b).

“Permitted Lien” means (a) any and all mechanics’, carriers’, workmen’s, common carrier, repairmen’s, warehousemen’s or other similar Liens arising by operation of law or incurred in the ordinary course of business; (b) Liens that relate to Taxes, levies, assessments and any other governmental charges which are neither due, nor delinquent, nor are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Business; (c) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, do not materially impair the use or value of the property to which they relate; (d) zoning, building codes, and other land use laws regulating the use or occupancy of property owned or leased by the Seller, as applicable, or activities conducted thereon; (e) any other Liens that will be terminated at or prior to Closing in accordance with this Agreement; (f) Liens imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business; (g) pledges or deposits to secured obligations under workers’ compensation laws or similar Law; (h) utility easements for electricity, gas, water, sanitary, sewer, surface water drainage or other general easements granted to Governmental Authorities in the ordinary course of development or operating real property; (i) any recorded utility company rights, easements or franchises for electricity, water, steam, gas, telephone or other service or the right to use and maintain poles, lines, wires, cables, pipes, boxes and other fixtures and facilities in, over, under and upon any real property; (j) any and all restrictions, easements, encumbrances, agreements and other matters of record attaching title to any real property; (k) terms and conditions of any lease for Leased Real Property; (l) terms and conditions of any lease for Leased Real Property; (m) in the case of any Leased Real Property, the rights of any lessor and under any statutory lien for amounts that are not yet due and payable or are being contested in good faith, unless and to the extent waived by the lessor under the terms of the applicable Lease; (n) Liens resulting from securities laws; (o) any facts or circumstances that an accurate survey would show which, individually or in the aggregate, do not materially impair the use (as used by the Business consistent with past practice) of the property to which they relate; (p) easements, rights of way, restrictive covenants, encumbrances and all other matters that would be uncovered in a search of the public records and may otherwise appear as exceptions to a title commitment issued by a real property title company; and (q) any other Liens set forth in Annex 1.1(c).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or any other entity, including a Governmental Authority.

“Plan” has the meaning set forth in Section 4.13(a).

“Proration Period” has the meaning set forth in Section 7.2.

“Proxy Statement” has the meaning set forth in Section 6.2(b).

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Registered Intellectual Property” means Seller Owned Intellectual Property that is the subject of any registration that is currently in effect, or any pending applications, including registered or issued Patents, Copyrights, and Marks.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers, or other closed receptacles containing Hazardous Materials) into the environment.

“Representative” means, with respect to any Person, the directors, officers, employees, accountants, financing sources, members, owners, partners, accountants, consultants, advisors, attorneys, agents (including financial and legal advisors), and other representatives of a Person.

“Responsible Party” has the meaning set forth in Section 10.4(a).

“Restricted Cash” means collateral deposits under the Credit Agreement to guarantee the Seller’s workers compensation insurance policy.

“Restricted Cash Amount” has the meaning set forth in Section 2.2(a).

“Review Period” has the meaning set forth in Section 2.7(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Acquisition Agreement” has the meaning set forth in Section 6.12(a).

“Seller Adverse Recommendation Change” means the Seller Board: (a) failing to make, withdrawing, amending, modifying, or materially qualifying, in a manner adverse to the Buyer, the Seller Board Recommendation; (b) failing to include the Seller Board Recommendation in the Proxy Statement; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Seller common stock within ten (10) Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by Buyer) the Seller Board Recommendation within ten (10) Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by the Seller or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Seller Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Seller Board” means the board of directors of the Seller.

“Seller Board Recommendation” has the meaning set forth in Section 6.12(b).

“Seller Claims” has the meaning set forth in Section 10.2(a).

“Seller Financial Statements” means the audited consolidated financial statements and unaudited consolidated interim financial statements of the Seller and the consolidated Subsidiaries of the Seller included in the Seller SEC Documents.

“Seller Fundamental Representations” has the meaning set forth in Section 10.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Licensed Intellectual Property” means exclusive or non-exclusive rights or interests in Intellectual Property owned by a Third Party and licensed to the Seller for use in the Business.

“Seller Owned Intellectual Property” means Intellectual Property owned by or registered in the name of the Seller.

“Seller Required Approvals” has the meaning set forth in Section 4.3(b).

“Seller SEC Documents” has the meaning set forth in Section 4.4.

“Seller Stockholder Approval” has the meaning set forth in Section 4.2.

“Seller Stockholder Meeting” has the meaning set forth in Section 6.2(a).

“Seller Termination Fee” has the meaning set forth in Section 9.2(d).

“Stockholders Agreement” means the Agreement, dated January 22, 2018, among the shareholders of Holdings and the Seller and providing for the transfer of the Equity Consideration to the Seller at Closing and providing the Seller certain rights with respect to the Equity Consideration.

“Subsidiary” means, with respect to any Person, (i) any Person  the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses, are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person or a combination thereof.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation, or other business combination, of all or substantially all of the Seller’s consolidated assets or at least a majority of the outstanding Seller common stock, that the Seller Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of Seller common stock than the transactions contemplated by this Agreement, taking into account: (a) all financial considerations; (b) the identity of the third party making such Takeover Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal; (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Seller, including relevant legal, regulatory, and other aspects of such Takeover Proposal deemed relevant by the Seller Board; and (e) any revisions to the terms of this Agreement and the transaction proposed by the Buyer during the Superior Proposal Notice Period.

“Superior Proposal Notice Period” has the meaning set forth in Section 6.12(d).

“Supplemental Retirement Plan” means the Supplemental Retirement Plan of the Seller as restated January 1, 1993 and amended on December 31, 1995 and on January 1, 2002.

“Takeover Proposal” means an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group (other than Buyer), relating to any transaction or series of related transactions, involving any: (a) direct or indirect acquisition of assets of the Seller (excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of the Seller’s consolidated assets or to which 15% or more of the Seller’s net revenues or net income are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of the Seller; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Seller; (d) merger, consolidation, other business combination, or similar transaction involving the Seller, pursuant to which such Person or group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated assets, net revenues, or net income of the Seller; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of the Seller which, individually or in the aggregate, generate or constitute 15% or more of the consolidated assets, net revenues, or net income of the Seller; or (f) any combination of the foregoing.

“Tangible Personal Property” has the meaning set forth in Section 2.1(d)

“Tax” or “Taxes” means all U.S. federal, state, local, foreign, and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, escheat, transfer, franchise, profits, license, lease, service, service use, capital stock, social security (or similar), unemployment, disability, withholding, payroll, employment, excise, severance, stamp, occupation, registration, premium, real property, personal property, alternative or add-on minimum, estimated, windfall profits, customs duties, or other taxes or fees of any kind whatsoever imposed by any Governmental Authority, together with any interest, and any penalties or additions to tax with respect thereto, whether disputed or not.

“Tax Returns” means any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including information returns, claims for refunds of Taxes and any amendments, supplements or attachments to any of the foregoing.

“Third Party” means any Person other than the Buyer and its Subsidiaries and the respective Representatives of the Buyer and its Subsidiaries.

“Third Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means this Agreement, the Buyer Note, the Stockholders Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreement, the Intercreditor and Debt Subordination Agreement attached hereto as Exhibit F and the other agreements, instruments and documents required to be delivered at the Closing.

“Transfer Tax” has the meaning set forth in Section 7.1.

“WARN Act” means the Worker Adjustment and Retraining Notification, 29 U.S.C. 2101 and any similar applicable state Law.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.1     Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, the Buyer hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Liens, all of the Seller’s right, title and interest in, to and under all of the assets of the Seller other than the Excluded Assets (the “Purchased Assets”), wherever located, whether real, personal or mixed, tangible or intangible, as the same shall exist as of the Closing, including the following assets and properties:

(a)     [Intentionally omitted];

(b)     the Seller’s interests in the real property leases listed on Annex 2.1(a) (the “Leased Real Property”) together with all buildings, structures, installations, fixtures, trade fixtures, building equipment and other improvements owned by the Seller located on or attached to the Leased Real Property;

(c)     all inventory, materials, spare parts, service parts, finished goods, supplies, packaging materials, work in progress and other inventories of the Seller (“Inventory”);

(d)     all fixed assets and tangible personal property owned by the Seller, including all furniture, fixtures, machinery, equipment, supplies, computer hardware and software and other tangible personal property used in or related to the Business (collectively, the “Tangible Personal Property”);

(e)     all Seller Owned Intellectual Property and goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against past, present and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions, including the Registered Intellectual Property listed on Section 4.14(a) of the Disclosure Schedule;

(f)     all of the Seller’s agreements and Contracts and its rights thereunder, except to the extent such agreements or Contracts are an Excluded Asset;

(g)     all of the Seller’s accounts, billed and unbilled receivables and other amounts due to the Seller from third-party payors;

(h)     all of the Seller’s claims, deposits, prepaid expenses, advance payments, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment, except to the extent in respect of any Excluded Asset;

(i)     all of the Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(j)     all of the Seller’s franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from a Governmental Authority, including those listed on Section 4.22(b) of the Disclosure Schedule, to the extent transferable;

(k)     all of the Seller’s books, records, supplier lists, customer lists, customer files and records, business forms, creative materials, advertising and promotional materials and other printed or written materials associated with the Business;

(l)     all of the Seller’s goodwill associated with the Purchased Assets;

(m)     the Plans and all of Seller’s rights in and with respect to the assets associated with the Plans, except to the extent that such Plans are Excluded Assets; and

(n)     all rights to applicable claims and proceeds with respect to the Purchased Assets or the Assumed Liabilities under any of the Seller’s insurance policies.

Section 2.2     Excluded Assets. Each of the Parties expressly understands and agrees that, notwithstanding anything to the contrary contained herein, the following assets and properties of the Seller prior to the Closing (the “Excluded Assets”) shall be excluded from the Purchased Assets and shall remain assets and properties of the Seller, as applicable, following the Closing:

(a)     all cash and Cash Equivalents including Restricted Cash in an amount equal to $631,000 (the “Restricted Cash Amount”);

(b)     the rights to and interests in any distributions after the Closing Date of monies collected by U.S. Customs and Border Protection under the Continued Dumping and Subsidy Offset Act and to distributions of any prepaid legal expenses held by the Committee for Legal Trade relating thereto;

(c)     the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of the Seller;

(d)     all insurance policies of the Seller and all rights to applicable claims and proceeds under insurance policies of the Seller with respect to the Excluded Assets or the Excluded Liabilities, including under the insurance policies listed on Annex 2.2(d) or any replacement or renewal policies therefore;

(e)     the agreements and Contracts listed on Annex 2.2(e);

(f)     the Plans listed on Annex 2.2(f) (the “Excluded Plans”);

(g)     all Tax assets (including all net operating loss carryforwards and Tax refunds and prepayments) of the Seller;

(h)     all rights to any action, suit or claim of any nature available to or being pursued by the Seller, whether arising by way of counterclaim or otherwise, in respect of any other Excluded Asset or Excluded Liability;

(i)     all guarantees, warranties, indemnities and similar rights in favor of the Seller in respect of any other Excluded Asset or Excluded Liability;

(j)     all rights of the Seller under the Transaction Documents; and

(k)     all records, correspondence and other materials prepared by or on behalf of the Seller in connection with the sale of the Purchased Assets to the Buyer.

Section 2.3     Transfer and Assumption of Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, concurrently with the purchase of the Purchased Assets, the Seller hereby conveys, assigns and transfers to the Buyer, and the Buyer hereby assumes and agrees to pay, perform and discharge when due, all liabilities and obligations of the Seller other than the Excluded Liabilities expressly set forth in Section 2.4 below (the “Assumed Liabilities”), including all liabilities and obligations of the Seller under the Deferred Compensation Plan and Supplemental Retirement Plan.

Section 2.4     Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Seller shall retain and remain responsible for, and the Buyer shall not assume, the following liabilities (the “Excluded Liabilities”), whether presently in existence or arising hereafter:

(a)     any liabilities or obligations in respect of any Excluded Asset;

(b)     any dividends payable with respect to restricted shares of the Company’s common stock awarded under the Excluded Plans; and

(c)     any costs or expenses incurred by the Seller in connection with the negotiation, preparation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 2.5     Purchase Price.

(a)     In consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions of this Agreement, (i) the Buyer shall (A) pay to the Seller cash (the “Cash Consideration”) in an amount equal to $3,500,000 plus proceeds available at Closing under the Definitive Debt Financing Agreement to fund the cash portion of the Purchase Price, but in no event less than $7,000,000, (B) enter into and deliver to the Seller a subordinated secured promissory note substantially in the form attached hereto as Exhibit A (the “Buyer Note”) payable to the Seller in the principal amount of equal to the difference between $18,369,000 and the Cash Consideration, subject to adjustment as provided for in Section 2.6, and (C) assume, satisfy and discharge the Assumed Liabilities, and (ii) Buyer shall cause Walter A. Blocker to transfer to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement (the Equity Consideration, together with the principal amount of the Buyer Note and the Cash Consideration, the “Purchase Price”). The Purchase Price shall be allocated as provided for in Section 2.8.

(b)     Notwithstanding the above, upon the execution and delivery of this Agreement, the Buyer shall deliver to the Escrow Agent, as a deposit towards the Cash Consideration, immediately available funds in an amount equal to $750,000 (the “Deposit”). The Deposit shall be held and invested pursuant to the terms and conditions of the escrow agreement to be entered into as of the date hereof by the Escrow Agent, the Buyer and the Seller in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Deposit, together with interest earned thereon as provided in the Escrow Agreement net of any applicable taxes (the “Escrowed Funds”), shall be either (i) credited towards the Cash Consideration at Closing, (ii) delivered to the Seller as the Buyer Termination Fee pursuant to Section 9.2(c), including for termination pursuant to Section 9.1(iv) for failure of the Buyer to deliver the Definitive Financing Agreements by the Financing Document Deadline as provided in Section 6.11(a) or pursuant to Section 9.1(b) for failure of the Buyer to obtain the Financing or Alternate Financing in connection with the Closing as contemplated by Section 8.2(d) or Section 8.3(c), or (iii) returned to the Buyer pursuant to the Escrow Agreement in the event of a termination of this Agreement not resulting in payment of the Buyer Termination Fee.

Section 2.6     Pre-Closing Purchase Price Adjustment. On the Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a written good faith estimate of the cash and Cash Equivalents of the Seller as of Closing (the “Cash Estimate”), together with reasonable supporting documentation used by the Seller to prepare the same. If the Cash Estimate is less than the Restricted Cash Amount, the Buyer shall increase the principal amount of the Buyer Note in an amount equal to such shortfall (the “Cash Shortfall”). If the Cash Estimate is more than the Restricted Cash Amount, the Buyer shall decrease the principal amount of the Buyer Note in an amount equal to the difference between the Cash Estimate and the Restricted Cash Amount.

Section 2.7     Post-Closing Purchase Price Adjustment.

(a)     No later than ten (10) calendar days after the Closing Date, the Seller shall deliver to the Buyer a written statement of the Seller’s calculation of the cash and Cash Equivalents of the Seller as of Closing (the “Closing Cash Value”), together with reasonable supporting documentation used by the Seller to prepare the same.

(b)     If the Buyer disputes the Seller’s calculation of the Closing Cash Value, the Buyer shall, within ten (10) calendar days after its receipt from the Seller of the Closing Cash Value (the “Review Period”), deliver a written notice to the Seller (the “Notice of Dispute”) indicating that it disputes the Closing Cash Value and the basis, in reasonable detail, for the dispute. If no Notice of Dispute is delivered by the Buyer during the Review Period, the Closing Cash Value included in the statement delivered by the Seller to the Buyer shall be deemed to be the “Final Cash Value” and shall not be subject to further review, challenge or adjustment.

(c)     Upon delivery of any Notice of Dispute, authorized representatives of the Seller and the Buyer shall, during the ten (10) calendar days following such delivery, negotiate in good faith to determine and agree upon the Final Cash Value. If, after such 10-day period, the Seller and Buyer have not reached an agreement as to the Final Cash Value, the Seller and the Buyer jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.7(c). The Seller and the Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the dispute within twenty (20) days of the making of such submission. The scope of the dispute to be resolved by the Accounting Expert shall be limited to determining whether the Closing Cash Value calculated by the Seller was calculated in accordance with the terms of this Agreement and, if not, to what extent such calculation requires adjustment. The Closing Cash Value, as adjusted by the Accounting Expert, shall be deemed the Final Cash Value and shall not be subject to further review, challenge or adjustment. The Accounting Expert is not to make any other determination, including any determination as to whether the Cash Estimate or Cash Target is correct. The Accounting Expert’s decision shall be based solely on presentations by the Buyer and the Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity. The Accounting Expert shall apply the relevant provisions of this Agreement to the dispute, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement. The Accounting Expert shall not assign a value to the Final Cash Value that is greater than the greatest value assigned to it by the Buyer, on the one hand, or the Seller, on the other hand, or less than the smallest value assigned to it by the Buyer, on the one hand, or the Seller, on the other hand. The Accounting Expert shall also determine the proportion of its fees and expenses to be paid by each of the Seller and the Buyer based on the degree (as determined by the Accounting Expert) to which the Accounting Expert has accepted the positions of the Seller and the Buyer, with such fees and expenses borne by each of the Seller and the Buyer in inverse proportion to the degree to which the Accounting Expert has respectively accepted their positions. All determinations made by the Accounting Expert, including as to the proportion of fees and expenses to be paid by the Buyer and the Seller, will be final, conclusive and binding on the Parties.

(d)     The Seller and the Buyer hereby agree that they will cooperate with and make available to the other and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and review of the Seller’s calculation of the Closing Cash Value and the resolution of any disputes relating thereto (in any case until the Accounting Expert has made a final determination pursuant to Section 2.7(c) above, if applicable). .

(e)     If (i) the Cash Estimate was less than the Restricted Cash Amount and (ii) the Final Cash Value is less than the Cash Estimate, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Cash Estimate as provided for in the Buyer Note.

(f)     If (i) the Cash Estimate was less than the Restricted Cash Amount and (ii) the Final Cash Value is more than the Cash Estimate, the principal amount of the Buyer Note shall be decreased by an amount equal to any difference between the Final Cash Value and the Restricted Cash Amount as provided for in the Buyer Note

(g)      If (i) the Cash Estimate exceeded the Restricted Cash Amount and (ii) the Final Cash Value is less than the Restricted Cash Amount, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Restricted Cash Amount as provided for in the Buyer Note.

Section 2.8     Purchase Price Allocation. Within one hundred twenty (120) days of the Closing, the Parties shall agree on an allocation of the Purchase Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes, which shall be prepared in a manner consistent with fair market value of the Purchased Assets and, as applicable, Section 1060 of the Code and the Treasury Regulations promulgated thereunder (such allocation, the “Purchase Price Allocation”). The Seller shall prepare, and provide to the Buyer, a draft Purchase Price Allocation within ninety (90) days after Closing. The Buyer shall provide any comments to the draft Purchase Price Allocation to the Seller within twenty (20) days upon receipt thereof. If the Buyer does not provide any comments within the requisite time period, the draft Purchase Price Allocation shall be treated as final. The Parties agree to use the Purchase Price Allocation for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service (the “IRS”) in respect thereof, including any reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local or foreign Tax Law) and any required attachments thereto in accordance with the Purchase Price Allocation. Neither the Buyer nor the Seller shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the Purchase Price Allocation, nor shall the Buyer or the Seller in any way represent that the Purchase Price Allocation is not correct, unless otherwise required by applicable Law.

Section 2.9     Consents from Third Parties.

(a)     Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset (including any Permit) or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a Third Party, would constitute a breach or other contravention of the rights of such Third Party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset. If any transfer or assignment by the Seller to, or any assumption by the Buyer of, any interest in or liability, obligation or commitment under any asset requires the consent of a Third Party, then such assignment or assumption shall be made subject to such consent being obtained. The Parties shall use their reasonable best efforts to obtain all permits, consents, approvals and authorizations of all Third Parties that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents (e.g., with respect to the Leased Real Property, Intellectual Property and other ordinary course Contracts), subject to Section 6.5; provided that, the Seller shall not be obligated to pay any consent fees, compensation payments or other consideration to any Third Party from whom a permit, consent, approval of authorization is requested.

(b)     If any such consent or Permit transfer is not obtained prior to the Closing, the Seller and the Buyer shall cooperate in any lawful and reasonable arrangement reasonably proposed by the Buyer under which the Buyer shall obtain the economic claims, rights and benefits under the asset, Permit (including any foreign Permit), claim or right with respect to which the Third Party consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (i) the subcontracting, sublicensing or subleasing to the Buyer of any and all rights of the Seller against the other party to such Third Party agreement arising out of a breach or cancellation thereof by the other party, and (ii) the enforcement by the Seller of such rights, with the Buyer being responsible for the performance and discharge of the Seller’s obligations, in each case, to the extent permitted by applicable Law. Notwithstanding anything to the contrary in this Agreement, from and after the Closing, any and all costs and other expenses incurred by either Party due to the Buyer’s use of, or the Buyer’s reliance on, any of the Seller’s Permits shall be borne exclusively by the Buyer, and the Buyer shall indemnify the Seller for such costs and expenses, as well as any and all Losses of the Seller Indemnified Parties relating to the Buyer’s use of, or reliance on, the Seller’s Permits.

ARTICLE III

THE CLOSING

Section 3.1     The Closing.  On the terms and subject to the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McGuireWoods LLP, at 10:00 a.m., Eastern time, on the date which is the second Business Day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VIII (other than conditions which, by their nature, are to be satisfied on the Closing Date) or at such other time, date or place as the Seller and the Buyer may mutually agree upon in writing; provided that any Party may participate remotely in the Closing by electronic delivery of documents and/or funds that satisfy the requirements of this Agreement. The date on which the closing occurs is referred to in this Agreement as the “Closing Date” and the Closing shall be effective as of 9:00 a.m., Eastern time, on the Closing Date.

Section 3.2     Closing Transactions; Deliverables. Upon the terms and subject to the conditions set forth in this Agreement, the Parties shall consummate the following transactions at the Closing:

(a)     the Buyer shall pay to the Seller an amount equal to the Cash Consideration, less the Escrowed Funds, in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than two Business Days prior to the Closing Date;

(b)     the Escrow Agent shall pay to the Seller the Escrowed Funds pursuant to the terms of the Escrow Agreement in immediately available funds by wire transfer in accordance with written instructions provided by the Seller not less than two Business Days prior to the Closing Date;

(c)      Walter A. Blocker shall transfer to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement;

(d)      the Seller shall deliver to the Buyer customary pay-off letters and related documentation in connection with the release of all Liens on the Purchased Assets under the Credit Agreement;

(e)      the Seller shall deliver to the Buyer the following documents and other items duly executed by the Seller:

(i)     one or more deeds, bills of sale, endorsements, assignments and other instruments of conveyance and assignment (without covenant or warranty except as provided hereunder), substantially in the form attached hereto as Exhibit C, to vest in the Buyer or all right, title and interest in, to and under the Purchased Assets (the “Bills of Sale”);

(ii)     one or more assignment and assumption agreements, substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreements”);

(iii)    the Buyer Note;

(iv)    the Stockholders Agreement;

(v)     a certificate of an authorized officer of the Seller in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a), Section 8.2(a), Section 8.2(b), and Section 8.2(c), as they relate to the Seller, have been satisfied;

(vi)    a certificate executed by the Secretary of the Seller certifying that attached thereto are (A) a true and correct copy of the resolutions of the Seller Board or unanimous written consent of the Seller Board authorizing the execution and delivery of the Transaction Documents to which the Seller is a party and the performance by the Seller of the transactions contemplated thereby; and (B) specimen signatures of those officers of the Seller executing the Transaction Documents and the other documents contemplated hereby;

(vii)   a non-foreign person certificate of the Seller pursuant to Treasury Regulation Section 1.445-2(b)(2)(iv);

(viii)  an Intellectual Property assignment agreement substantially in the form attached hereto as Exhibit E (the “IP Assignment Agreement”); and

(ix)    all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the transactions contemplated hereby or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Liens, except Permitted Liens.

(f)     the Buyer or Holdings, as applicable, shall deliver to the Seller the following duly executed documents and other items:

(i)     the Bills of Sale;

(ii)    the Assignment and Assumption Agreements;

(iii)   the Buyer Note;

(iv)   the Stockholders Agreement;

(v)     the IP Assignment Agreement;

(vi)    such other instruments of assumption providing for the assumption of the Assumed Liabilities as may be necessary, in form and substance reasonably satisfactory to the Seller;

(vii)   a certificate of an authorized officer of the Buyer in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 8.1(a), Section 8.3(a), and Section 8.3(b), as they relate to the Buyer, have been satisfied;

(viii)  a certificate executed by the Secretary of the Buyer certifying that attached thereto are (A) a true and correct copy of the resolutions of the board of directors or other similar governing body or unanimous written consent of the board of directors other similar governing body of the Buyer authorizing the execution and delivery of the Transaction Documents to which the Buyer is a party and the performance by the Buyer of the transactions contemplated thereby; and (B) specimen signatures of those officers or other duly authorized representatives of the Buyer executing the Transaction Documents and the other documents contemplated hereby; and

(ix)     all other consents, filings, certificates, documents, instruments and other items required to be delivered by the Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as the Seller shall reasonably request to give effect to the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedule delivered by the Seller to the Buyer simultaneously with the execution of this Agreement (the “Disclosure Schedule”), and other than in respect of any Excluded Liability (except with respect to Section 4.4 (SEC Filings; Financial Statements), Section 4.11 (Litigation), Section 4.15 (Taxes) and Section 4.16 (Environmental Matters)), the Seller represents and warrants to the Buyer as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows. Each numbered Section in the Disclosure Schedule shall be deemed to qualify the corresponding Section of this Article IV and any other Section of this Article IV to which the application of such disclosure is reasonably apparent.

Section 4.1     Organization and Qualification; Subsidiaries.

(a)     The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. The Seller is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)     There are no direct or indirect Subsidiaries of the Seller other than Stanley Furniture Company 2.0, LLC (the “LLC”). The LLC is a validly existing limited liability company under the laws of the Commonwealth of Virginia and has full power and authority to own, lease or otherwise holds is assets and to conduct its business as presently conducted. The Seller is the sole member of the LLC and there are no outstanding rights or securities convertible into or exercisable for membership interests in the LLC. The LLC is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2     Authority. The Seller has the requisite corporate power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and any other Transaction Document to which the Seller is a party have been duly authorized by all necessary corporate action on the part of the Seller, except for the approval of this Agreement, the sale of the Purchased Assets pursuant hereto and the other transactions contemplated hereby by a majority of the outstanding common shares of the Seller entitled to vote thereon (the “Seller Stockholder Approval”). The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity.

Section 4.3     No Conflict; Filings and Consents.

(a)     The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller does not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not, (i) conflict with or violate (whether after the giving of notice, lapse of time or both) any provision of the articles of incorporation or bylaws of the Seller or (ii) subject to obtaining the Seller Required Approvals, (A) conflict with or violate (whether after the giving of notice, lapse of time or both) any Law applicable to the Seller or by which any Purchased Asset is bound or affected, or (B) violate, conflict with or result in a default (whether after the giving of notice, lapse of time, or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of any obligation of, or loss of a material benefit under, any Material Contract or Permit related to the Business or result in the creation of any Lien upon any of the Purchased Assets under the terms of any Material Contract or Permit related to the Business to which the Seller is a party or by which the Seller or any Purchased Asset is bound or subject, except, in the case of Section 4.3(a)(ii)(B), for any such conflicts, violations or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     The execution and delivery of this Agreement (and the other Transaction Documents to which the Seller is party) by the Seller do not, and the performance of this Agreement (and the other Transaction Documents to which the Seller is a party) by the Seller will not, require any consent, approval, authorization or permit of or filing with or notification to, (i) any Governmental Authority or (ii) any Person under any Material Contract or Permit, except, in each case for (i) such consents, approvals, authorizations or permits of or filings with, or notifications to such Governmental Authorities or any other Person set forth in Section 4.3(b) of the Disclosure Schedule (collectively, the “Seller Required Approvals”); and (ii) filings with the SEC of (y) the preliminary and definitive proxy statement relating to the Seller Stockholders Meeting for the Seller Stockholder Approval and (z) such reports under the Exchange Act as may be required to be filed by Seller in connection with this Agreement, the sale of the Purchase Assets and the other transactions contemplated hereby.

Section 4.4     SEC Filings; Financial Statements. Since January 1, 2015, the Seller has filed with or otherwise furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (such documents and any other documents filed by the Seller with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Seller SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing and prior to the date hereof, as of the date of the most recent such supplement, modification or amendment, the Seller SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and the Sarbanes Oxley Act, each as in effect on the date each such document was filed. The Seller Financial Statements (i) complied as of their respective dates of filing in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (as in effect in the United States on the date of such Seller Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in common stock equity of Seller and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except, in the case of interim financial statements, for normal and recurring yearend adjustments and as may be permitted by the SEC on Form 10-Q or Form 8-K under the Exchange Act).

Section 4.5     No Undisclosed Liabilities. The Seller has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, consistently applied, except (i) those which are adequately reflected or reserved against in the most recent balance sheet in the Seller Financial Statements as of the date of such balance sheet, (ii) those that are specifically disclosed in the Disclosure Schedule, (iii) those which have been incurred in the ordinary course of business since the date of the most recent balance sheet in the Seller Financial Statements, and (iv) those arising out of this Agreement or the transactions contemplated hereby.

Section 4.6     Material Contracts.

(a)     Section 4.6(a) of the Disclosure Schedule lists each of the following Contracts to which the Seller is a party as of the date hereof, categorized by subsection solely for the convenience of the Buyer (it being understood that, for the avoidance of doubt, that any item disclosed in any subsection of Section 4.6(a) of the Disclosure Schedule shall be deemed to have been disclosed for each other subsection of Section 4.6(a) of the Disclosure Schedule), except for Contracts that are Excluded Assets (the “Material Contracts”):

(i)     which involve, as parties thereto, the Seller, on the one hand, and any of the directors, officers or other Affiliates of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(ii)     which are in respect of the employment, compensation or indemnification of a director or executive officer of the Seller;

(iii)     which establish or relate to a joint venture or partnership involving the Seller;

(iv)     which relate to Seller Owned Intellectual Property or Seller Licensed Intellectual Property material to or necessary for the Business as currently conducted, but excluding (A) Seller Licensed Intellectual Property relating to “shrink wrap”, “click wrap”, “click-through”, or similar generally available end-user licenses to Software; (B) any nonexclusive license to Seller Owned Intellectual Property granted in the ordinary course of business, including licenses to distributors of the Seller’s products; and (C) any non-disclosure agreements or employee agreements of the Seller;

(v)     which involve a sharing of profits, losses, costs or liabilities with any Person;

(vi)     which relate to confidentiality, nondisclosure, or non-competition, other than Contracts between the Seller and one of its employees;

(vii)     which relate to the lease of (A) real property or (B) personal property which requires the payment by the Seller of more than $50,000 per year;

(viii)     pursuant to which the Seller has agreed to indemnify any Person, other than any such Contract (A) for the purchase or sale of goods or services in the ordinary course of business and consistent with prior practice or (B) relating to the lease of real property;

(ix)     any mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;

(x)     any guarantee of any obligation of another Person;

(xi)     any domestic or international sales agent, representative, distributor or consulting agreement which resulted in payment by the Seller of more than $500,000 for 2016; and

(xii)     any other Contract that is material to the Business (excluding any purchase orders).

(b)     The Seller has delivered or made available to Buyer copies of each Material Contract (except for any purchase orders) that are correct and complete in all material respects.

(c)     Each Material Contract is a valid and binding obligation of the Seller party thereto and, (i) to the Knowledge of the Seller, each Material Contract is a valid and binding obligation of the other party or parties thereto enforceable against such party or parties in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), and is in full force and effect; (ii) the Seller is not in material default under any Material Contract; (iii) none of the Material Contracts has been validly canceled by the other party thereto; (iv) to the Knowledge of the Seller, no other party is in material breach of, violation of, or default under any Material Contract; and (v) the Seller has not received any written claim of default, or to the Knowledge of the Seller, oral claim of default, under any such Material Contract.

Section 4.7     Sufficiency of Assets. The Purchased Assets are sufficient for the conduct of the Business after the Closing in substantially the same manner as conducted by the Seller prior to the Closing. All items of Tangible Personal Property required or necessary for the operation of the Seller’s business in the manner as conducted by the Seller prior to the Closing are in good operating condition, normal wear and tear excepted. All of the Purchased Assets are owned, leased, held, possessed or controlled by the Seller in connection with the conduct of the Business.

Section 4.8     Real Property.

(a)     The Seller does not own any real property.

(b)     Except as set forth in Section 4.8(b) of the Disclosure Schedule, as of the date of this Agreement, (i) the Seller has valid leasehold interests in the Leased Real Property (each such leasehold interest, a “Lease”), in each case, free and clear of all Liens (other than Permitted Liens), (ii) each such Lease is in full force and effect, (iii) all rent and other material sums and charges payable thereunder are current and (iv) the Seller has not received written notice that it is currently in default in any material respect with respect thereto. The Seller has not issued any written notice of default to any landlord of a Lease that remains outstanding, and, to the Knowledge of the Seller, no such landlord is in default under its Lease beyond any applicable notice, grace or cure period thereunder.

(c)     Except as set forth in Section 4.8(c) of the Disclosure Schedule, there is no Person other than the Seller in possession of any portion of the Leased Real Property, and to the Knowledge of the Seller, no Contract grants any Person (other than the Seller) the right of use or occupancy of any portion of the Leased Real Property.

(d)     To the Knowledge of the Seller, the Seller’s use of the Leased Real Property complies in all material respects with all applicable Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property. To the Knowledge of the Seller, all material Permits (including certificates of use and occupancy) required in connection with the use, occupation and operation of the Leased Real Property, in each case to the extent required to be obtained by the Seller under each applicable Lease, have been obtained and are in effect.

(e)     To the Knowledge of the Seller, there are no pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory legal proceedings relating to any portion of the Leased Real Property that are reasonably expected to materially and adversely affect the current use, occupancy or value thereof. To the Knowledge of the Seller, no fact or condition exists which could result in the termination or material reduction of the current access from the Leased Real Property to existing roads or to water, sewer or other utility services presently serving the Leased Real Property to the extent such services are material to the use of the Leased Real Property.

Section 4.9     Title to Tangible Personal Property . The Seller has good and valid title to, or a valid and enforceable license or leasehold interest in, or other legal rights to possess or use, all of the Tangible Personal Property, included in the Purchased Assets, free and clear of all Liens (other than Permitted Liens).

Section 4.10     Accounts Receivable and Inventory.

(a)     To the extent reflected on the Seller Financial Statements, all of the accounts receivable owing to the Seller and included in the Purchased Assets constitute valid and enforceable claims arising from bona fide transactions in the ordinary course of business, and there has been no written, or to the Knowledge of the Seller, oral, notice received by the Seller of any claims, refusals to pay or other claimed rights of setoff against any thereof.

(b)     Except as disclosed in Section 4.10(b) of the Disclosure Schedule, the Inventory is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Seller Financial Statements.

Section 4.11     Litigation. Except as disclosed in Section 4.11 of the Disclosure Schedule, there is no Action pending (except for any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) or, to the Knowledge of the Seller, threatened against the Seller, nor are there any judgments, decrees or orders binding upon the Seller, enjoining it in respect of, or which would materially prohibit, restrict, or affect the Business or any of the Purchased Assets. The Seller is not subject to any continuing order of, consent decree, settlement agreement or similar agreement with, or, to the Knowledge of the Seller, continuing investigation by, any Governmental Authority, or any Order, in each case that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 4.12     Labor Matters.

(a)     Except as described in Section 4.12(a) of the Disclosure Schedule, there are no material Actions pending or, to the Knowledge of the Seller, threatened between the Seller and any of its present or former employees.

(b)     The Seller is not a party to or bound by any collective bargaining agreements or other Contract or understanding with a labor union or labor organization. To the Knowledge of the Seller, there is no labor union organizing or election activity pending or threatened with respect to the employees of the Seller. The Seller has not suffered or sustained any labor strike, slowdown or work stoppage and, to the Knowledge of the Seller, no labor strike, slowdown or work stoppage is threatened by the employees of the Seller.

(c)     The Seller has complied with all applicable Laws related to the employment of its employees, including provisions related to payment of wages (including the Fair Labor Standards Act), hours of work, worker classification (including the proper classification of workers as independent contractors and consultants), leaves of absence, equal opportunity, occupational health and safety and workers’ compensation, except to the extent non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13     Employee Benefit Plans.

(a)     Section 4.13(a) of the Disclosure Schedule lists all material Plans. “Plan” shall mean any “employee welfare benefit plans” within the meaning of Section 3(1) of ERISA, all “employee pension benefit plans” (within the meaning of Section 3(2) of ERISA), and all severance, change in control, consulting or employment plan, program or agreement, and vacation, fringe benefit, sick leave, incentive, bonus, deferred compensation stock option, stock purchase and restricted stock plan, program or policy sponsored or maintained by the Seller, in which present or former employees of the Seller participate or with respect to which the Seller is obligated to contribute; provided that the term “Plan” shall exclude any statutory benefits provided under applicable Law. With respect to each Plan, the Seller has delivered or made available to the Buyer true, accurate and complete copies of each of the following: (a) the plan document together with all amendments thereto, (b) if applicable, copies of any trust agreements, custodial agreements or insurance policies, (c) copies of any summary plan descriptions, (d) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the IRS and (e) in the case of any plan for which Forms 5500 are required to be filed, a copy of the three most recently filed Form 5500, with schedules attached.

(b)     To the Knowledge of the Seller, all Plans are in compliance in all material respects with ERISA, the Code and other applicable Laws and have been administered in all material respects in accordance with their terms and with ERISA, the Code and such other applicable Laws.

(c)     All required contributions to, and premium payments on account of, each Plan have been made (or reserves therefor have been provided on the books of the Seller).

(d)     There is no pending or, to the Knowledge of the Seller, threatened Action relating to a Plan (including material administrative investigations, audits, proceedings by the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or the IRS), other than routine claims in the ordinary course of business for benefits provided for by the Plans.

(e)     Neither Seller nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any obligation to contribute to any multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA or any plan that is subject to Title IV of ERISA.

(f)     None of the Plans provides for retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Seller other than continuation coverage required to be provided under Section 4980B of the Code, Part 6 of Title I of ERISA, except as provided in Section 4.13(f) of the Disclosure Schedule.

Section 4.14     Intellectual Property.

(a)     Section 4.14(a) of the Disclosure Schedule contains an accurate and complete list, in all material respects, of all Registered Intellectual Property.

(b)     The Seller owns and has (or will have prior to Closing) good and exclusive title to each item of Seller Owned Intellectual Property that is material to or necessary for the Business as currently conducted, free and clear of any Liens (other than Permitted Liens). Except as set forth in Section 4.14(b) of the Disclosure Schedule, and except with respect to infringement of any Third Party Intellectual Property, which is addressed exclusively in Section 4.14(d), to the Knowledge of the Seller, all Seller Owned Intellectual Property and Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted is exclusively owned or validly licensed by the Seller.

(c)     Except as set forth in Section 4.14(c) of the Disclosure Schedule, to the Knowledge of the Seller, no Third Party has within the past three years infringed, misappropriated or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted.

(d)     The conduct of the Business by the Seller does not, to the Knowledge of the Seller, infringe, misappropriate, or otherwise violate any Third Party’s Intellectual Property, the Seller is not a party to any Action (other than any Action against the Seller which has been filed but not yet served and for which the Seller has not received any written, or to the Knowledge of the Seller, oral notice) that includes a claim that the Seller has infringed any Third Party Intellectual Property, and except as set forth in Section 4.14(d) of the Disclosure Schedule, the Seller has not within the past six years received written, or to the Knowledge of the Seller, oral, notice of any pending or threatened Action of the foregoing and, to the Knowledge of the Seller, there is no valid basis for such an Action.

(e)     Except as set forth in Section 4.14(e) of the Disclosure Schedule, all items of Registered Intellectual Property are subsisting and, to the Knowledge of the Seller, are valid and enforceable. Except as set forth in Section 4.14(e) of the Disclosure Schedule, all registrations, maintenance and renewal fees due within thirty (30) days following the Closing Date in connection with Registered Intellectual Property have been made and all necessary documents, assignments, recordations and certifications in connection with the Registered Intellectual Property have been filed with the relevant Governmental Authority in the United States and foreign jurisdiction, as the case may be, for the purpose of maintaining such registrations. No Seller Owned Intellectual Property or Seller Licensed Intellectual Property, in each case, that is material to or necessary for the conduct of the Business as currently conducted, is being used or enforced by the Seller in a manner that could reasonably be expected to result in the abandonment, cancellation, termination, or unenforceability of such Seller Owned Intellectual Property or Seller Licensed Intellectual Property.

(f)     Except as set forth in Section 4.14(f) of the Disclosure Schedule, with the exception of Seller Owned Intellectual Property that is no longer used in the Business, all Seller Owned Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted was: (i) developed by the Seller’s employees working within the scope of their employment at the time of such development or (ii) developed by agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to Seller ownership of all of such Person’s rights in such Intellectual Property.

(g)     The Seller has taken reasonable steps to preserve and protect the confidentiality of its financial information, trade secrets and other confidential or proprietary information. To the Knowledge of the Seller, no such confidential information has been disclosed to any Person except in the ordinary course of Business or in connection with a potential strategic transaction involving the Seller (in which case the potential strategic transaction counterparty was subject to a confidentiality agreement).

(h)     Except as set forth in Section 4.14(h) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right to own, use, or hold for use any of the Intellectual Property that is material to or necessary for the conduct of the Business as currently conducted, as the same is owned, used, or held for use in conduct of the Business as currently conducted.

Section 4.15     Taxes.

(a)     All Income Tax and other material Tax Returns that are required to be filed by or with respect to Taxes of the Seller have been timely filed (taking into account any extensions of time in which to file) and such Tax Returns are true, correct and complete in all material respects. All Income Taxes and all other material Taxes (whether or not shown to be due on such Tax Returns) have been timely paid other than Taxes that are being contested in good faith by appropriate proceedings and are adequately reserved for in the books and records of the Seller. Other than Permitted Liens, there are no Liens with respect to Taxes upon any of the assets of the Seller.

(b)     The Seller has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has withheld and paid over to the appropriate Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws, including any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c)     There are no outstanding federal, state, local or foreign audits, examinations or other administrative proceedings that have been commenced or are pending or, to the Knowledge of the Seller, threatened, with regard to any Tax Returns or Taxes of the Seller.

(d)     No written claim has been made since January 1, 2014 by an authority in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

(e)     The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in either case where such waiver or extension agreement remains in effect.

Section 4.16     Environmental Matters.

(a)     Except as described in Section 4.16(a) of the Disclosure Schedule, the Seller is, and, to the Knowledge of the Seller, has been in the previous five years, in compliance with all applicable Environmental Laws in all material respects.

(b)     Except as set forth on Section 4.16(b) of the Disclosure Schedule, (i) since December 31, 2012, the Seller has not received any written, or to the Knowledge of the Seller, oral, notice from any Governmental Authority or other Person asserting that any condition exists at the Leased Real Property which constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Seller by reason of any such violation; (ii) there are no material Environmental Claims pending, or, to the Knowledge of the Seller, threatened, against the Seller; (iii) to the Knowledge of the Seller, no Hazardous Materials generated, stored, used, owned or controlled by the Seller or its agents or Representatives (or to the Knowledge of the Seller, by any previous owner or operator of any Leased Real Property) have been Released into the environment at any Leased Real Property in excess of a reportable quantity under Environmental Law that has not been remediated to the extent required by Environmental Law or Governmental Authority; (iv) no Lien has been recorded under any Environmental Law against the Seller’s interest in any Leased Real Property; (v) to the Knowledge of the Seller, none of the Leased Real Property is listed or is proposed for listing on any national or state list of sites promulgated under any Environmental Law and requiring removal, remedial response or corrective action pursuant to any Environmental Law by the Seller or Governmental Authority.

(c)     The Seller has delivered or made available to the Buyer all material environmental assessments, reports, data, results of investigations and audits created in the past ten (10) years that are in the Seller’s possession regarding the compliance (or noncompliance) by the Seller with any Environmental Laws. The Parties acknowledge that this Section 4.16 and Section 4.22(b) are the sole and exclusive representations and warranties of the Seller relating to Hazardous Materials and Environmental Laws.

Section 4.17     Insurance. Section 4.17 of the Disclosure Schedule contains a true and complete list as of the date hereof of all material insurance policies and bonds held by or for the benefit of the Seller and the Business (the “Insurance Policies”) other than the insurance policies listed on Annex 2.2(d). Except as would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect, all such Insurance Policies are valid and enforceable and in full force and effect (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums owing in respect thereof have been timely paid, and the Seller has not received any written notice of material premium increase, material change or cancellation of any of its Insurance Policies as to which the Seller has not obtained replacement insurance of similar scope and amount.

Section 4.18     Brokers. Except as set forth in Section 4.18 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisor fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by the Seller or any of its Representatives.

Section 4.19     Customers. Section 4.19 of the Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest customers of Seller by dollar volume of sales for 2016. Except as set forth in Section 4.19 of the Disclosure Schedule, the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any customer identified in the list for 2016 set forth in Section 4.19 of the Disclosure Schedule to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

Section 4.20     Suppliers. Section 4.20 of the Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest suppliers of the Seller by dollar volume of purchases for 2016. Except as set forth in Section 4.20 of the Disclosure Schedule, the Seller has not received written, or to the Knowledge of the Seller, oral, notice from any supplier identified in the list for 2016 set forth in Section 4.20 of the Disclosure Schedule to the effect that any such supplier will stop, or materially decrease the rate of, supplying products or services to the Seller, or materially increase the price for such products or services or materially adversely change its payment terms applicable to the Seller.

Section 4.21     Product Warranties; Product Liability. Except as set forth in Section 4.21 of the Disclosure Schedule, as of the date hereof, there are no pending, or to the Knowledge of the Seller, threatened claims for (i) product returns or (ii) warranty obligations, in each case, other than in the ordinary course of business, that are material to the Business. Except as set forth on Section 4.21 of the Disclosure Schedule, the Seller has not made any express or implied warranties other than in the ordinary course of business with respect to products sold by the Seller.

Section 4.22     Compliance with Laws.

(a)     The Business is currently conducted in compliance in all material respects with all applicable Laws of all Governmental Authorities having jurisdiction over the Seller with respect to the Business.

(b)     Section 4.22(b) of the Disclosure Schedule lists all material permits, concessions, grants, franchises, licenses, certifications and other authorizations and approvals of Governmental Authorities (collectively, “Permits”) necessary for the conduct of the Business. Each Permit is in full force and effect and the Seller is in compliance with each Permit, except in each of the foregoing cases, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no proceedings pending or, to the Knowledge of the Seller, threatened which would result in the revocation, cancellation, suspension or modification of any Permit.

Section 4.23     Transactions with Affiliates or Related Persons. Section 4.23 of the Disclosure Schedule sets forth a complete and accurate list of all existing Contracts or other business relationships between the Seller, on one hand, and any Affiliate, director or officer of the Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of the Seller, or, to the Knowledge of the Seller, any such Person’s spouse, parents, children or siblings, whether related by blood, marriage or adoption, or any entity in which any such individual or entity owns any beneficial interest, on the other hand.

Section 4.24     Certain Business Practices. Neither the Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the FCPA, or (ii) any local anti-corruption and anti-bribery Laws, in each case, in jurisdictions in which the Seller is operating (collectively, “Anti-Bribery Laws”). The Seller has not received any written or, to the Knowledge of the Seller, oral notice that alleges that the Seller or any of its directors, officers, agents, representatives, distributors, advisers, contractors, consultants or employees is in violation of, or has any liability under, the Anti-Bribery Laws. To Knowledge of the Seller, the Seller has not been and currently is not under any administrative, civil or criminal investigation or indictment and is not party to any proceeding involving alleged false statements, false claims or other improprieties relating to the Seller’s non-compliance with the Anti-Bribery Laws.

Section 4.25     Absence of Certain Developments.

(a)     Since December 31, 2016 to the date hereof, the Seller has conducted the Business in the ordinary course in accordance with past custom and practice in all material respects, except as otherwise disclosed in the Seller SEC Documents.

(b)     Since December 31, 2016 to the date hereof, except as set forth in Section 4.25 of the Disclosure Schedule or in the Seller SEC Documents, there has not been:

(i)     [intentionally omitted];

(ii)     any sale, lease (as lessor), transfer or other disposition of, or creation or other incurrence of any Lien on, any Purchased Assets, other than (A) pursuant to existing Contracts that have been disclosed in the Disclosure Schedule, (B) dispositions of Inventory in the ordinary course of the Business; and (C) any Purchased Assets having an aggregate value of less than $50,000;

(iii)     any acquisition (whether by merger, consolidation or acquisition of stock or assets) by the Seller of any business or substantially all of the assets of any other Person;

(iv)     any cancellation of any material debts owed to, or waiver of any material claims or rights held by, the Seller, except in the ordinary course of the Business consistent with past practice;

(v)     any change in the compensation, bonuses or other benefits payable to any employee, or any entry into or amendment of an employment, consulting, deferred compensation, severance or change of control agreement with any Person, in each case, except for changes (x) made in the ordinary course of Business consistent with past practice that do not result in material increases, individually or in the aggregate, in the compensation, bonuses or other benefits payable to any employee, or (y) as provided in any Plan or other written agreements made available to the Buyer or as required by Law;

(vi)     with the exception of purchase orders and amendments to purchase orders executed in the ordinary course of the Business, any entry into or amendment of any Material Contract involving payments in excess of $500,000 in the aggregate or which would materially restrict the conduct of the Business;

(vii)     any acceleration of collection of accounts receivable or delay of payment of accounts payable other than in the ordinary course of the Business;

(viii)     any material change to the accounting methods, principles or practices, other than any change required by applicable Law or change in GAAP;

(ix)     any settlement or knowing waiver or compromise involving payments in excess of $500,000 in the aggregate;

(x)     any capital expenditures in excess of $500,000 except in accordance with the current capital expenditure plan and/or budget of the Business;

(xi)     any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person in an aggregate amount exceeding $250,000;

(xii)     any creation, incurrence, assumption or guarantee by the Seller of any indebtedness for borrowed money (whether by loan or the issuance and sale of securities or otherwise), in an amount greater than $500,000, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with prior practice;

(xiii)     any transaction or any Contract with any Affiliate, except in the ordinary course of the Business consistent with past practice;

(xiv)     any grant of any license or sublicense of any rights under or with respect to the Seller Owned Intellectual Property that is material to the conduct of the Business as currently conducted to any Person, except as such rights may be licensed or sublicensed in the ordinary course of the Business pursuant to agreements with customers; or

(xv)     any entry into any legally binding agreement, or commitment (whether written or oral) with respect to any of the foregoing.

Section 4.26     No Other Representations and Warranties. The representations and warranties made by the SELLER in this Article IV are the exclusive representations and warranties made by the Seller. The SELLER hereby disclaimS any other express or implied representations or warranties not expressly included in this Agreement whether or not made, communicated or furnished (orally or in writing) to THE BUYER, ANY OF ITS AFFILIATES or representativeS OF THE FOREGOING, including any warranty regarding any pro forma financial information, financial projections or other forward-looking statements provided by or on behalf of the SELLER or ITS AFFILIATES, warranty of merchantability, warranty of fitness for a particular purpose, or any implied or statutory warranty whatsoever with respect to the SELLER, any of the SELLER’S AFFILIATES, and any of the SELLER’S assets or properties, including any real or personal property or any fixtures.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof (except for representations and warranties that are made as of a specific date, which are made only as of such date) as follows.

Section 5.1     Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized. The Buyer is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer or its ability to perform any of its obligations under this Agreement. All of the membership interests in Buyer are held by Parent.  All of the membership interests in the Parent are held by Walter A. Blocker.

Section 5.2     Authority. The Buyer has the requisite limited liability company power and authority to execute, deliver and enter into this Agreement and the other Transaction Documents to which the Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which the Buyer is a party, the consummation by the Buyer of the transactions contemplated hereby and thereby and the performance by the Buyer of its obligations hereunder and thereunder have been duly authorized by all necessary limited liability company action on the part of the Buyer, and no other limited liability company action is or proceeding on the part of the Buyer is necessary to authorize the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer is a party or the other transactions contemplated hereby or thereby. No vote or consent of the holders of the membership interests of the Buyer is necessary to approve this Agreement or any other Transaction Document to which the Buyer is a party or the transactions contemplated hereby or thereby. The Buyer has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by general principles of equity. When each other Transaction Document to which the Buyer is or will be a party has been duly executed and delivered by the Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application relating to creditors’ rights generally or by principles of equity.

Section 5.3     No Conflict; Required Filings and Consents.

(a)     The execution and delivery of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer does not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, (i) conflict with or violate the organizational documents of the Buyer, (ii) conflict with or violate (whether after giving notice, lapse of time or both) any Law applicable to the Buyer, or (iii) materially or adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby by the Buyer.

(b)     The execution and delivery of this Agreement by the Buyer (and the other Transaction Documents to which the Buyer is a party) do not, and the performance of this Agreement (and the other Transaction Documents to which the Buyer is a party) by the Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

Section 5.4     Litigation. There is no Action pending (except for any Action against the Buyer which has been filed but not yet served and for which the Buyer has not received any written, or to the Knowledge of the Buyer, oral notice) or, to the Knowledge of the Buyer, threatened against the Buyer, any Subsidiary of the Buyer, or any property or asset of the Buyer or any Subsidiary of the Buyer, before any Governmental Authority would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated hereby or thereby. Neither the Buyer nor any Subsidiary of the Buyer nor any property or asset of the Buyer or any Subsidiary of the Buyer is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the Knowledge of the Buyer, continuing investigation by, any Governmental Authority, or any Order that would prevent or materially delay consummation of the transactions contemplated by this Agreement.

Section 5.5     Brokers. No broker, finder, or investment banker is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated by this Agreement or any other Transaction Document by reason of any action taken by or on behalf of the Buyer.

Section 5.6     Financing; Sufficiency of Funds. The Buyer has delivered to the Seller true and complete copies of (i) a financing proposal (the “Debt Financing Proposal”) dated November 2, 2017 of North Mill Capital LLC (the “Lender”) to provide a $16,000,000 senior credit facility (the “Debt Financing”) and (ii) an indicative term sheet (the “Equity Financing Proposal” and, together with the Debt Financing Proposal, the “Financing Proposals”) dated October 19, 2017 of Endurance Capital Group (the “Investor”) to invest $3,000,000 in Holdings (the “Equity Financing” and, together with the Debt Financing, the “Financing”), in each case for the purpose of financing the transactions contemplated hereby. The Buyer has paid all fees required by the Lender to conduct a review of the receivables of the Seller and the Inventory and thereafter proceed with the negotiation and preparation of definitive documentation for the Debt Financing. The Buyer has delivered to the Seller a true and complete copy of the Agreement, dated January 22, 2018, among Buyer, Parent and Walter A. Blocker providing for Walter A. Blocker to invest $500,000 in Parent and providing for such amount to be contributed to Buyer in connection with Closing to fund a portion of the Cash Consideration (the “Additional Equity Financing”). As of the date hereof, the cash currently available to the Buyer together with the proceeds of the Financing as contemplated by the Financing Proposals together with the Additional Equity Financing are sufficient to enable the Buyer to make payment of the Cash Consideration at Closing and otherwise consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS AND ADDITIONAL AGREEMENTS

Section 6.1     Conduct of Business Pending the Closing.

(a)     From the date hereof until the Closing, except as permitted, contemplated or required by this Agreement, or as required by applicable Law or Order, or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall (a) conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and (b) use its commercially reasonable efforts to preserve substantially intact its business organization, operations and its relationships with material customers and suppliers and employees.

(b)     Except as otherwise contemplated hereby, or as consented to in writing by Buyer, from the date hereof until the Closing or the earlier termination of this Agreement, Seller shall not, except to the extent compelled by applicable Law: (i) divest, sell, transfer, mortgage, pledge or otherwise dispose of, or encumber any Purchased Assets other than in the ordinary course of business or (ii) take any of the actions enumerated in Section 4.25(b)(ii)-(xv).

Section 6.2     Proxy Statement; Stockholder Meeting.

(a)     The Seller shall, in accordance with Delaware law and the Seller’s charter and bylaws, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholder Meeting”) as promptly as practicable after the date hereof, for the purpose of obtaining the Seller Stockholder Approval. The Seller shall use commercially reasonable efforts to solicit from its stockholders proxies for the purposes of obtaining the Seller Stockholder Approval and to secure such Seller Stockholder Approval in accordance with Delaware law and the Seller’s charter and bylaws.

(b)     As promptly as practicable after the date hereof, the Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the solicitation of proxies for the Stockholder Meeting. The Seller and the Buyer shall use commercially reasonable efforts to respond to any comments of the SEC and its staff and the Seller shall use its commercially reasonable efforts to file a definitive proxy statement (the “Proxy Statement”) as soon as practicable following resolution of any SEC comments and mail to its stockholders the Proxy Statement and all other proxy materials for the Seller Stockholder Meeting. If necessary in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, the Seller shall use its commercially reasonable efforts to promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 6.12, the Proxy Statement shall include the Seller Board Recommendation.

(c)     The Buyer shall furnish all information concerning the Buyer as may be reasonably requested by the Seller in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with applicable law. The Buyer and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Seller shall consider in such document any comments reasonably and timely proposed by the Buyer and its counsel. The Seller shall (i) as promptly as practicable after receipt thereof, provide the Buyer and its counsel with copies of any written comments with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide the Buyer and its counsel a reasonable opportunity to review the Seller’s proposed written response to such comments, and (iii) consider for inclusion in the Seller’s written response to such comments any input reasonably and timely proposed by the Buyer and its counsel.

Section 6.3     Access to Information; Customer Contacts; Confidentiality.

(a)     From the date of this Agreement until the Closing, except as prohibited by applicable Law, the Seller shall use its commercially reasonable efforts to (i) cause the officers, directors, employees, auditors and agents of the Seller to afford the Representatives of the Buyer reasonable access during normal business hours on reasonable prior advance notice to the officers, employees, agents, properties, offices and other facilities and books and records of the Seller, (ii) afford the Buyer the opportunity to conduct a non-invasive environmental assessment of the Leased Real Property at the Buyer’s sole cost and expense, and (iii) furnish the Buyer with such financial, operating, and other data and information as the Buyer, through its officers, employees or agents, may reasonably request; provided that the Seller may withhold (A) any document or information that is subject to the terms of a confidentiality agreement or obligation with a Third Party, (B) such portions of documents or information relating to pricing or other matters that are sensitive if the exchange of such documents (or portions thereof) or information might reasonably result in antitrust difficulties, or (C) any documents (or portions thereof) or information that might reasonably result in the Seller’s loss of its right to assert all privileges, including the attorney-client privilege in respect of such documents or information. If any material is withheld by the Seller pursuant to this Section 6.3(a), to the extent possible, the Seller shall inform the Buyer as to the general nature of what is being withheld. In connection with the access contemplated by this Section 6.3(a), the Buyer shall, and shall cause its Representatives to, act in a manner as not to unreasonably interfere with the operations of the Seller.

(b)     The Buyer agrees that from the date hereof until the Closing Date or the earlier termination of this Agreement, it is not authorized to, and shall not (and shall not permit any of its Representatives or Affiliates to) contact and communicate with the employees, customers, providers, service providers and vendors of the Seller other than (i) in conformity with such reasonable and customary procedures and conditions as shall be reasonably agreed by the Seller and the Buyer, including procedures and conditions in respect of compliance with antitrust Laws, or (ii) otherwise with the prior consultation with and written approval of the Seller; provided that this Section 6.3(b) shall not prohibit any contacts by the Buyer or its Representatives with the customers, providers, service providers and vendors of the Buyer in the ordinary course of business unrelated to the transactions contemplated hereby.

(c)     All information obtained by the Buyer pursuant to this Section 6.3 shall be kept confidential in accordance with the confidentiality agreement between the Buyer and the Seller dated August 16, 2017 and acknowledged and agreed to by the Buyer on August 23, 2017 (the “Confidentiality Agreement”). If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. No investigation pursuant to this Section 6.3 or information provided or received by any Party pursuant to this Agreement will enlarge any of the representations or warranties of the Parties contained in this Agreement.

(d)     Until the fifth anniversary of the Closing Date, the Buyer shall (i) maintain and take reasonable precautions to safeguard all of the Seller’s electronic books, records, ledgers, files, documents and correspondence that constitute a portion of the Purchased Assets or that relate to Excluded Assets that, as of the Closing Date, are located on or accessible through computers or information technology systems that constitute a portion of the Purchased Assets; (ii) permit the Seller and its Representatives access to such electronic books, records, ledgers, files, documents and correspondence from time to time, upon reasonable notice and during normal business hours, provided that such access does not materially interfere with the Buyer’s operations and provided that such access is for the sole purpose of allowing Seller and its Representatives, and subject to the attorney-client privilege, work product doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement) (A) to prepare Tax Returns, (B) to defend any Third Party Claim (as defined herein) in respect of which an Indemnification Claim has been served on the Seller, or (C) to access information with respect to periods or occurrences prior to the date hereof in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby; (iii) make its information technology personnel available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, to assist the Seller in accessing or producing reports or compilations from such electronic books, records, ledgers, files, documents and correspondence; and (iv) make available, upon reasonable notice and during normal business hours and provided that such access does not materially interfere with the Buyer’s operations, employees of Buyer or its Affiliates who are former employees of the Seller for consultation with the Seller in connection with matters associated with the continuing business of the Seller, including without limitation, with regard to SEC reporting, tax, employment and litigation matters. Seller shall reimburse Buyer for any reasonable out-of-pocket costs associated with the foregoing (e.g., photocopying), but the Buyer shall not charge the Seller for the time of its employees or any internal overhead associated therewith.

Section 6.4     Notification of Certain Matters.   The Seller shall give prompt written notice to Buyer, and the Buyer shall give prompt written notice to the Seller, of (a) the Seller or the Buyer, as the case may be, becoming aware of a breach of a representation or warranty made by it in this Agreement and (b) any breach by the Seller or Buyer, as the case may be, of any covenant or agreement to be complied with or satisfied by it under this Agreement. Any notice provided, or disclosure made, by either the Seller or Buyer pursuant to this Section 6.4 shall not be taken into account for purposes of determining whether the conditions set forth in Section 8.2(a) or Section 8.3(a), as the case may be, has been satisfied or affect a Party’s rights to indemnification under Article X.

Section 6.5     Consents and Approvals.

(a)     The Parties shall cooperate with each other and use their reasonable best efforts to promptly (i) prepare and file all necessary documentation, (ii) effect all applications, notices, petitions, and filings, and (iii) obtain all permits, consents, approvals and authorizations of all Third Parties and Governmental Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and are necessary for Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing. The Parties shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the other Transaction Documents. Each Party shall use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement and the other Transaction Documents or the transactions contemplated hereby or thereby. Each Party shall use its reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, of any threatened or pending preliminary or permanent injunction or other Order that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

(b)     The Parties shall promptly advise each other upon receiving, and shall provide a copy of (or, if such communication was oral, a detailed summary of the content of), any communication from any Governmental Authority whose consent or approval is required for consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.6     Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to effect the transactions contemplated by this Agreement in accordance with the terms set forth in this Agreement. Each of the Parties, at the request of another party to this Agreement, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the transactions contemplated by this Agreement.

Section 6.7     Public Announcements. The Parties agree that no press release or public announcement, statement or disclosure concerning the transactions contemplated by this Agreement shall be issued by any of the Parties without the prior written consent of the Seller or the Buyer, as applicable, except as such release or announcement may be required by applicable Law or applicable stock exchange regulation (including the Seller making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise), in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8     Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other documents and transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated under this Agreement are consummated.

Section 6.9     Employees and Employee Benefits.

(a)     The Buyer shall offer employment effective on the Closing to substantially all of the employees of the Seller as of the Closing, including employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence. Any such employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as the “Employees”. Notwithstanding anything to the contrary set forth herein, nothing herein shall preclude the Buyer from terminating the employment of any Employee for any reason.

(b)     The Buyer shall assume and honor all Plans other than the Excluded Plans in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Plans or as may be permitted under applicable law.

(c)     For all purposes under the employee benefit plans of the Buyer and its Affiliates providing benefits to any Employees after the Closing (the “New Plans”), each Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Employee was entitled, prior to the Closing, to credit for such service under the corresponding Plan in which such Employee participated immediately prior to the Closing, such Plans, collectively, the “Old Plans”), except (i) for purposes of benefit accrual under any New Plan that is a defined benefit plan, (ii) for any purpose where service credit for the applicable period is not provided to participants generally, or (iii) to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing (i) each Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Old Plan and (ii) the Buyer will cause any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)     From and after the Closing Date, Buyer shall be solely responsible for providing continuation coverage (and giving any required notices related thereto) under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement.

Section 6.10     Bulk Transfer Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

Section 6.11     Financing.

(a)     The Buyer shall, within forty-five (45) days of the date hereof (the “Financing Documentation Deadline”), deliver to the Seller (i) a fully executed, definitive agreement, together with all related documentation, evidencing the Debt Financing on terms materially consistent with those set forth in the Debt Financing Proposal (the “Definitive Debt Financing Agreement”), except that the Definitive Debt Financing Agreement shall reflect Buyer as the borrower and the use of proceeds to include funding a portion of the Cash Consideration, and (ii) a fully executed, definitive agreement, together with all related documentation, evidencing the Equity Financing on terms materially consistent with those set forth in the Equity Financing Proposal (the “Definitive Equity Financing Agreement” and, together with the Definitive Debt Financing Agreement, the “Definitive Financing Agreements”), except that the Definitive Equity Financing Agreement shall reflect revisions to the Equity Financing Proposal as necessary to reflect the structure of this Agreement and the Seller Note and to provide for funding of the Equity Financing in connection with the Closing and the transfer of the proceeds of the Equity Financing to the Buyer to fund a portion of the Cash Consideration. The Definitive Debt Financing Agreement and the Definitive Equity Financing Agreement shall provide for the closing of the Debt Financing and Equity Financing, as applicable, to be conditioned only upon the Closing and other customary closing conditions.

(b)     The Buyer shall use its reasonable best efforts to cause the Financing contemplated by the Financing Proposals, subject to the terms and conditions set forth therein, to be available at Closing, including by using its best efforts to (i) maintain in effect the Financing Proposals and enter into the Definitive Financing Agreements; (ii) satisfy on a timely basis all conditions applicable to the Buyer in the Financing Proposals and the Definitive Financing Agreements that are within its control and comply with its obligations thereunder and not take or fail to take any action that would be reasonably expected to prevent or impede or delay the availability of the Financing; and (iii) enforce its rights under the Definitive Financing Agreements in the event of a breach of the same by the Lender or the Investor, as applicable, that impedes or delays the Closing, including by seeking specific performance of the Lender or the Investor, as application, if necessary, unless the Buyer reasonably concludes that seeking specific performance is impracticable or not reasonably likely to succeed under such circumstances. In the event that all conditions to the Financing as set forth in the Definitive Financing Agreements have been satisfied, the Buyer shall use its best efforts to cause the Lender and the Investor to fund the Debt Financing and Equity Financing, respectively, on the Closing Date. Notwithstanding anything to the contrary herein, if either the Debt Financing or the Equity Financing in the applicable amount set forth in the Financing Proposals or the applicable Definitive Financing Agreement becomes unavailable to the Buyer on the terms and conditions set forth therein, the Buyer shall use its reasonable best efforts to obtain such funds to the extent available on material terms and conditions no less favorable in the aggregate to the Buyer than as set forth in the Financing Proposals or Definitive Financing Agreements (the “Alternate Financing”). For purposes of this Agreement, “reasonable best efforts” or any substantially similar undertakings shall not require Buyer to (i) pay (or agree to pay) materially more for the Financing or the Alternate Financing (whether in interest rate, fees or otherwise) than the terms set forth in the Financing Proposals, or (ii) waive any condition or agree to any changes to the Definitive Financing Agreements.

(c)     At the sole expense of the Buyer, the Seller shall provide such cooperation and assistance as the Buyer reasonably requests in connection with the arrangement of the Financing contemplated by the Financing Proposals or any Alternate Financing, including (to the extent that such activities do not unreasonably interfere with the business or operations of the Seller):

(i)     facilitating the pledging and mortgaging of collateral, including assisting with the preparation of security documents, other definitive financing documents, and other certificates or documents and back-up therefor as may be reasonably requested by the Lender provided that no obligation or agreement of the Seller under any agreement, document or pledge related to the Debt Financing shall be operative until the Closing and no release or termination of any Lien shall be effective until the Closing and only in accordance with the applicable payoff documents;

(ii)     furnishing the Buyer, as promptly as practicable, with such financial and other pertinent information relating to the Seller or the Purchased Assets as may be reasonably required by the Lender or the Investor, and using commercially reasonable efforts to obtain customary comfort letters and consents from independent public accountants (provided that the Seller shall not be required to prepare or furnish any financial statements other than the Seller Financial Statements, and provided, further, that the Buyer shall be responsible for the preparation of pro forma financial statements);

(iii)     assisting in the negotiation of the Definitive Financing Agreements as may be reasonably requested by the Buyer;

(iv)     delivering notices of prepayment within the time periods required by the relevant agreements governing the Seller’s indebtedness, to become effective only upon the Closing, and obtaining customary consents, payoff letters, lien terminations and instruments of discharge to be delivered at and effective only on the Closing, to allow for the payoff, discharge and termination in full at the Closing of such indebtedness as is required to be repaid, discharged or terminated pursuant to the Definitive Financing Agreements; and

(v)     promptly and in any event at least three (3) Business Days prior to the Closing Date, furnishing the Buyer with all documentation and other information (to the extent reasonably requested by the Lender at least ten (10) Business Days prior to the Closing Date) that is required by regulatory authorities pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d)     Nothing in this Section 6.11 shall require the Seller to (i) waive or amend any terms of this Agreement; (ii) take any action that could be expected to result in a breach of a Contract; (iii) take any action that could be expected to subject it to any actual or potential liability or require it to pay or reimburse any fees or expenses for which it has not received a payment in advance requested pursuant to Section 6.11(f) or would not be entitled to reimbursement pursuant to Section 6.11(f) or is not otherwise indemnified by or on behalf of Buyer, or to give any indemnities that are effective prior to the Closing; or (iv) obtain approval of the Seller Board for any resolutions or authorizations relating to the Financing.

(e)     All non-public or other confidential information provided by the Seller or any of its Representatives pursuant to this Agreement shall be kept confidential in accordance with the Confidentiality Agreement; provided, however that the Buyer shall be permitted to disclose such information to any financing sources or prospective financing sources and other financial institutions that are or may become parties to the Financing or the Alternate Financing (and to their respective counsel and auditors) so long as such Persons obtain the prior written consent of the Seller prior to receiving any such information and (i) agree to be bound by the Confidentiality Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings reasonably satisfactory to the Seller (it being acknowledged and agreed that the notices and undertakings in a form customarily used in confidential information memoranda for senior credit facilities or mezzanine facilities are reasonably satisfactory to the Seller).

(f)     Promptly upon request by the Seller, the Buyer shall reimburse the Seller (or pay in advance) for any reasonable and documented out-of-pocket costs and expenses (including outside attorneys’ fees) incurred by the Seller in connection with the cooperation of the Seller contemplated by this Section 6.11.

Section 6.12     No Shop.

(a)     The Seller shall not and shall not authorize or permit its Representatives to, directly or indirectly, solicit, initiate, or knowingly take any action to encourage the submission of any proposal or offer by any Person other than the Buyer regarding (i) the sale or license of all or any material assets of the Seller, (ii) any sale, merger, consolidation, liquidation, dissolution, public offering, recapitalization, issuance of securities or similar transaction involving the Seller, or (iii) the issuance or transfer of any equity of the Seller (an “Acquisition Proposal”) or the making of any proposal that could reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 6.12(b): (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Seller to, afford access to the business, properties, assets, books, or records of the Seller to, or knowingly encourage any effort by, any third party that is seeking to make an Acquisition Proposal; (ii) (A) except where the Seller Board makes a good faith determination, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties, amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Seller, or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL; or (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, or other Contract relating to any Acquisition Proposal (each, a “Seller Acquisition Agreement”). Except as expressly permitted by this Section 6.12, the Seller Board shall not effect a Seller Adverse Recommendation Change. The Seller shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Seller that was furnished by or on behalf of the Seller to return or destroy (and confirm destruction of) all such information. The Seller Board, by resolutions duly adopted at a meeting of all directors of the Seller duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Seller and the Seller’s stockholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Seller’s stockholders for approval at the Seller Stockholder Meeting; and (iv) resolved to recommend that the Seller stockholders vote in favor of approval of this Agreement in accordance with the DGCL (collectively, the “Seller Board Recommendation”).

(b)     Notwithstanding Section 6.12(a), prior to the receipt of the Seller Stockholder Vote, the Seller Board, directly or indirectly through any Representative, may, subject to Section 6.12(c): (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Seller Board believes in good faith, after consultation with its outside legal counsel and its financial advisor, constitutes or could reasonably be expected to result in a Superior Proposal; (ii) thereafter furnish to such third party non-public information relating to the Seller pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement; (iii) following receipt of and on account of a Superior Proposal, make a Seller Adverse Recommendation Change; and/or (iv) take any action that any court of competent jurisdiction orders the Seller to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Seller Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action could reasonably be expected to cause the Seller Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Seller Board from disclosing to the Seller’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act, with regard to an Acquisition Proposal, if the Seller determines, after consultation with its outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

(c)     The Seller Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 6.12(b) unless the Seller shall have delivered to the Buyer a prior written notice advising the Buyer that it intends to take such action. The Seller shall notify the Buyer promptly (but in no event later than 48 hours) after it obtains Knowledge of the Seller of the receipt by the Seller (or any of its Representatives) of any Acquisition Proposal, any inquiry that could reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Seller or for access to the business, properties, assets, books, or records of the Seller by any third party. In such notice, the Seller shall identify details of the material terms and conditions of, any such Acquisition Proposal, indication or request, other than the identity of the third party making such Acquisition Proposal, indication or request. The Seller shall keep the Buyer reasonably informed, on a prompt basis, of the status and material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Seller shall provide the Buyer with at least 48 hours prior notice of any meeting of the Seller Board (or such lesser notice as is provided to the members of the Seller Board) at which the Seller Board is reasonably expected to consider any Acquisition Proposal. The Seller shall promptly provide the Buyer with a list of any non-public information concerning the Seller's business, present or future performance, financial condition, or results of operations, provided to any third party, and, to the extent such information has not been previously provided to the Buyer, copies of such information.

(d)     Except as expressly permitted by this Section 6.12, the Seller Board shall not effect a Seller Adverse Recommendation Change or enter into a Seller Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Seller Stockholder Approval, the Seller Board may effect a Seller Adverse Recommendation Change or enter into a Seller Acquisition Agreement, if: (i) the Seller promptly notifies the Buyer, in writing, at least five Business Days (the “Superior Proposal Notice Period”) before making a Seller Adverse Recommendation Change or entering into a Seller Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Seller has received an Acquisition Proposal that the Seller Board intends to declare a Superior Proposal and that the Seller Board intends to effect a Seller Adverse Recommendation Change and/or the Seller intends to enter into a Seller Acquisition Agreement; (ii) the Seller attaches to such notice the most current version of the proposed agreement (which version shall be updated on a prompt basis) but excludes the identity of the third party making such Superior Proposal; (iii) the Seller shall, and shall cause its Representatives to, during the Superior Proposal Notice Period, negotiate with Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (iv) the Seller Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the Buyer during the Superior Proposal Notice Period in the terms and conditions of this Agreement.

(e)     Notwithstanding anything to the contrary in the foregoing, in response to an Intervening Event that has occurred after the date of this Agreement but prior to the receipt of the Seller Stockholder Approval, the Seller Board may effect a Seller Adverse Recommendation Change if: (i) prior to effecting the Seller Adverse Recommendation Change, the Seller promptly notifies the Buyer, in writing, at least five Business Days (the “Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Seller Adverse Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (ii) the Seller shall, and shall cause its Representatives to, during the Intervening Event Notice Period, negotiate with the Buyer in good faith to make such adjustments in the terms and conditions of this Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if the Buyer, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three Business Days remains in the Intervening Event Notice Period subsequent to the time the Seller notifies the Buyer of any such material development (it being understood that there may be multiple extensions)); and (iii) the Seller Board determines in good faith, after consulting with its outside legal counsel, that the failure to effect such Seller Adverse Recommendation Change, after taking into account any adjustments made by the Buyer during the Intervening Event Notice Period, would continue to constitute a breach of its fiduciary duties under applicable Law. The Seller acknowledges and hereby agrees that any Seller Adverse Recommendation Change effected (or proposed to be effected) in response to or in connection with any Acquisition Proposal may be made solely and exclusively pursuant to Section 6.12(d) only, and may not be made pursuant to this Section 6.12(e), and any Seller Adverse Recommendation Change may only be made pursuant to this Section 6.12 and no other provisions of this Agreement.

(f)    Anything in this Agreement to the contrary notwithstanding, during the period beginning on the date of  the First Amendment to this Agreement and continuing until 11:59 p.m., Eastern Time, on the date that is 14 calendar days from the date of  the First  Amendment to this Agreement ( the “Initial Go-Shop Period”), the Seller and its Representatives shall have the right to, directly or indirectly: (i) solicit or initiate, or induce, facilitate or encourage, the making, submission or announcement of any Takeover Proposal (with “50%” substituted for “15%” in the definition thereof for purposes of this Section 6.12(f)) or take any action that would reasonably be expected to lead to a Takeover Proposal; (ii) furnish any nonpublic information regarding the Seller to any Person in connection with or in response to a Takeover Proposal; and (iii) engage in discussions or negotiations with any Person with respect to any Takeover Proposal; provided that (x) prior to furnishing nonpublic information the Seller receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement; (y) within forty-eight (48) hours of entering into discussions with such Person or group of Persons, the Seller gives the Buyer written notice setting forth the Seller’s intention to furnish nonpublic information to, or enter into discussions with, a Person or group of Persons without identifying such Person or group of Persons; and (z) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Seller furnishes such nonpublic information to the Buyer (to the extent such nonpublic information has not been previously furnished by the Seller to the Buyer).   “Excluded Party” means any Third Party, group of Third Parties or group that includes any Third Party from whom the Seller or any of its Representatives has received prior to the expiration of the Initial Go-Shop Period, a Takeover Proposal that is not withdrawn that the Seller Board determines in good faith (after consultation with the Seller’s financial advisor and outside legal counsel) is, or could reasonably be expected to lead to, a Superior Proposal without financing contingencies.  In the event the Seller Board determines there is an Excluded Party, the duration of the Initial Period for such Excluded Party shall be extended an additional  16 calendar days (the “Extended Go-Shop Period”, and together with the Initial Go-Shop Period, the “Go-Shop Period”).  Following the expiration of the Initial Go-Shop Period, the Seller shall, and shall direct its Representatives to, (i) immediately cease any discussions or negotiations with any Persons, other than such Persons that may be Excluded Parties, that may be ongoing with respect to any Takeover Proposal and (ii) promptly request each Person or group of Persons, other than such Persons that may be Excluded Parties, that has executed a confidentiality or similar agreement in connection with its consideration of a possible Takeover Proposal during the Initial Go-Shop Period to return to the Seller all confidential information heretofore furnished to such Person or group of Persons by or on behalf of any of the Seller.  Following the expiration of the Extended Go-Shop Period, if the Seller Board has not made a determination that a Takeover Proposal from an Excluded Party received during the Go-Shop Period constitutes a Superior Proposal the Seller shall, and shall direct its Representatives to, immediately cease any and all discussions or negotiations with any such Excluded Party that may be ongoing with respect to any Takeover Proposal.

Section 6.13     Name Changes. Within 30 days after the Closing Date, the Seller shall take any and all actions or cause to be taken such actions to amend its name to remove “Stanley” and any and all derivations thereof, including, without limitation, making any and all required filings with Governmental Authorities.

Section 6.14     Further Agreements.

(a)     The Seller authorizes and empowers the Buyer from and after the Closing Date to receive and to open all mail or other communications addressed to the Seller and received by the Buyer, in order to determine whether or not such mail relates to the Purchased Assets or the Assumed Liabilities. The Buyer shall deal with the contents of all such communications in accordance with the provisions of this Section 6.14. The Buyer shall promptly deliver to the Seller any mail or other communication received by it after the Closing Date that relates solely to Excluded Assets or Excluded Liabilities and/or that does not relate to the Purchased Assets or the Assumed Liabilities (or copies thereof, to the extent it relates to the Purchased Assets or the Assumed Liabilities, but also relates to Excluded Assets or Excluded Liabilities). The Seller agrees that the Buyer has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by the Buyer in respect of any note or account receivable transferred to the Buyer pursuant to this Agreement and the Seller shall furnish such evidence of this authority as the Buyer may reasonably request; provided, that the foregoing authority is without prejudice to any rights the Seller may have with respect to any check or other evidence of indebtedness, to the extent it does not relate to the Purchased Assets or the Assumed Liabilities. Cash payments addressed to the Seller, or checks payable to the Seller, in each case, that do not constitute or do not relate to a Purchased Asset or an Assumed Liability, shall be forwarded to the Seller by the Buyer.

(b)     To the extent that the Seller receives any cash, check, electronic credit or deposit that constitutes a Purchased Asset, the Seller shall promptly wire transfer the appropriate amount in immediately available funds to the Buyer.

(c)     The Buyer shall promptly deliver to the Seller any mail or other communication addressed to the Buyer and received by it after the Closing Date that relates to the Excluded Assets or the Excluded Liabilities. In addition, to the extent that the Buyer receives any cash, check, electronic credit or deposit that constitutes an Excluded Asset, the Buyer shall promptly wire transfer the appropriate amount in immediately available funds to the Seller.

(d)     From and after the Closing Date, the Seller shall refer all inquiries with respect to the Purchased Assets and the Assumed Liabilities to the Buyer, and the Buyer shall refer all inquiries with respect to the Excluded Assets and the Excluded Liabilities to the Seller.

ARTICLE VII

TAX MATTERS

Section 7.1     Transfer Taxes. The Buyer shall pay any stamp, documentary, registration, sales, use, transfer, added value or other non-Income Tax imposed under applicable Law in connection with the transactions contemplated by this Agreement or the other Transaction Documents (a “Transfer Tax”). The Buyer shall, at its own expense, timely file any Tax Returns or other documents required to be filed in connection with Transfer Taxes.

Section 7.2     Tax Adjustments. Taxes (other than Transfer Taxes or Income Taxes) imposed upon or assessed directly against the Purchased Assets for the Tax period in which the Closing occurs (the “Proration Period”) will be apportioned and prorated between the Seller on the one hand and the Buyer on the other hand as of the Closing Date with the Buyer bearing the expense of the Buyer’s proportionate share of such Taxes, which shall be equal to the product obtained by multiplying (a) a fraction, the numerator being the number of days in the Proration Period following the Closing Date and the denominator being the total number of days in the Proration Period, by (b) the amount of such Taxes, and the Seller shall bear the remaining portion of such Taxes. If the precise amount of any such Tax cannot be ascertained on the Closing Date, apportionment and proration shall be computed on the basis of the amount payable for each respective item during the Tax period immediately preceding the Proration Period and any proration shall be adjusted thereafter on the basis of the actual charges for such items in the Proration Period. Within ten (10) days after receipt of a refund of any Taxes that were subject to proration under this Section 7.2, the Party that receives any such refund shall remit to the other Party its share, if any, of such refund, with each Party’s share to be calculated on the same basis as provided above.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1     Conditions to Each Party’s Obligation. The respective obligation of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (by the party entitled to the benefits of such conditions and to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)     No Order issued by any Governmental Authority of competent jurisdiction or other Law enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated under this Agreement shall be in effect; provided that prior to asserting this condition, subject to Section 6.5(a), each of the Parties shall have used its applicable efforts to prevent the entry of any such Order and to appeal as promptly as possible any such Order that may be entered.

(b)     The Seller shall have obtained the Seller Stockholder Approval.

Section 8.2     Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Buyer) at or prior to the Closing of the following conditions:

(a)     (i) Each of the Seller Fundamental Representations shall be true and correct in all material respects as the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) and (ii) the other representations and warranties of the Seller in this Agreement shall be true and correct as of Closing as though made at the Closing, except (x) to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct as of such earlier date) and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect (without giving effect to any “materiality” or “Material Adverse Effect” qualifications contained in such representations and warranties);

(b)     The Seller shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Seller is a party at or prior to the Closing;

(c)     [Intentionally omitted];

(d)     The Buyer shall have obtained the Financing as provided for in the Definitive Financing Agreements or any Alternate Financing;

(e)     The Seller Required Approvals set forth on Section 8.2(e) of the Disclosure Schedule shall have been made or obtained; and

(f)     The deliveries required under Section 3.2(d) and (e) shall have been made.

Section 8.3     Conditions to Obligations of the Seller. The obligations of the Seller to effect the transactions contemplated by this Agreement are further subject to the satisfaction or waiver (by the Seller) at or prior to the Closing of the following conditions:

(a)     The representations and warranties of the Buyer in this Agreement that are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing as though made at the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case, such representations and warranties shall be true and correct in all material respects on and as of such earlier date);

(b)     The Buyer shall have performed or complied with, in all material respects, all agreements or covenants required to be performed by it under this Agreement and the other Transaction Documents to which the Buyer is a party at or prior to the Closing ;

(c)    The Buyer shall have obtained Financing as provided for in the Definitive Financing Agreements or any Alternative Financing together with the Additional Equity Financing in amount sufficient for the Cash Consideration to equal at least $7,000,000;

(d)    The Buyer Note shall be subordinated in right of payment to the amounts owed the Lender under the Definitive Debt Financing Agreement or Alternative Financing substantially in the form of the Intercreditor and Debt Subordination Agreement attached hereto as Exhibit F; and

(e)     The deliveries required under Section 3.2(f) shall have been made.

ARTICLE IX

TERMINATION

Section 9.1     Termination. This Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing, whether before or after the Seller Stockholder Approval:

(a)     by mutual written consent of the Seller and the Buyer duly authorized by the Seller Board and the Buyer’s board of directors; or

(b)     by either the Seller or the Buyer:

(i)     if any decree, temporary restraining order, injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the transactions contemplated hereby shall be in effect and be final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to the party seeking termination unless such party has used its reasonable best efforts to remove such decree, temporary restraining order, injunction or other order;

(ii)     if the transactions contemplated herein shall not have been consummated by March 15, 2018 (the “Outside Date”); provided, however, if prior to February 15, 2018, the SEC is reviewing the preliminary proxy statement filed with the SEC pursuant to Section 6.2 or any comments received from the SEC on such preliminary proxy statement remain outstanding, then the “Outside Date” shall be extended on a daily basis until all such comments are addressed; provided further that the Outside Date shall be no later than April 30, 2018; provided further, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation, covenant or condition or whose willful breach of a provision under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur on or before such Outside Date; or

(iii)     if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholder Meeting, including any adjournment thereof;

(c)     by the Buyer:

(i)     if (A) the Seller has failed to make the Seller Board Recommendation in the Proxy Statement or the Seller Board or any other authorized committee thereof has effected a Seller Adverse Recommendation Change prior to the Seller Stockholder Approval; (B) the Seller Board or any other authorized committee thereof shall have adopted, approved, endorsed or recommended to the holders of Seller common stock an Acquisition Proposal; (C) a tender offer or exchange offer for outstanding shares of Seller common stock that would, if consummated in accordance with its terms, constitute an Acquisition Proposal shall have been commenced (other than by the Buyer or any of its Affiliates) and the Seller Board or any other authorized committee thereof recommends that the holders of Seller common stock tender their shares in such tender or exchange offeror, within ten (10) business days after the public announcement of such tender or exchange offer or, if earlier, prior to the date of the Seller Stockholders Meeting, the Seller Board or any other authorized committee thereof fails to recommend against acceptance of such offer; (D) the Seller enters into a Seller Acquisition Agreement; or (E) the Seller, the Seller Board or any other authorized committee thereof shall have publicly announced its intention to do any of the foregoing; or

(ii)     if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, provided that if a breach or failure of a covenant causes the condition set forth in Section 8.2(b) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after the Seller receives from the Buyer written notice of such breach or failure;

(d)     by the Seller:

(i)     prior to receipt of the Seller Stockholder Approval, if the Seller Board shall have effected a Seller Adverse Recommendation Change; in which event the Seller shall pay to the Buyer or another Person designated in writing by the Buyer the payments due pursuant to Section 9.2(d) upon the consummation of a transaction contemplated by any relevant Seller Acquisition Agreement entered into in connection with the Superior Proposal relating to the Seller Adverse Recommendation Change, provided that such transaction is consummated within twelve months following such termination pursuant to this Section 9.1(d)(i);

(ii)     to enter into a Seller Acquisition Agreement with respect to a Superior Proposal pursuant to Section 6.12; in which event the Seller shall pay to the Buyer or another Person designated in writing by the Buyer the payments due pursuant to Section 9.2(d) upon the consummation of the transaction contemplated by such Seller Acquisition Agreement, provided that such transaction is consummated within twelve months following such termination pursuant to this Section 9.1(d)(ii);

(iii)     if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, provided that if a breach or failure of a covenant causes the condition set forth in Section 8.3(a) to not be satisfied and is reasonably susceptible to cure, and such failure or breach has not been cured within twenty (20) Business Days after the Buyer receives from the Seller written notice of such breach or failure; or

(iv)     after the Financing Documentation Deadline, if the Buyer shall have failed to deliver to the Seller on or before the Financing Documentation Deadline the Definitive Debt Financing Agreement and the Definitive Equity Financing Agreement.

Section 9.2     Effect of Termination.

(a)     If this Agreement is terminated for any reason, the provisions of Section 6.3 (Access to Information; Confidentiality), Section 6.7 (Public Announcements), Section 6.8 (Fees and Expenses), Article XI (General Provisions) and this Section 9.2 shall remain in full force and effect.

(b)     If this Agreement is terminated as provided in Section 9.1, this Agreement shall forthwith become void (except to the extent provided in Section 9.2(a) above) and there shall be no liability or obligation under this Agreement on the part of any Party to this Agreement or their respective Representatives; provided, however, (a) that the provisions of Section 6.8 shall survive the termination of this Agreement and (b) termination of this Agreement shall not relieve any Party of any liability for any breach occurring prior to such termination.

(c)     (i)      If this Agreement is terminated by the Seller as provided in Section 9.1(d)(iv), by the Buyer or the Seller as provided in Section 9.1(b) at a time when all conditions set forth in Section 8.1 and Section 8.2 have been satisfied, except for (A) conditions that by their nature are only capable of being satisfied at Closing, and (B) the condition set forth in Section 8.2(d) or Section 8.3(c), or by the Seller as provided in Section 9.1(d)(iii) as the result of the Buyer’s material breach of its obligations pursuant to Section 6.11(b) and provided that the Seller is not in material breach of its obligations pursuant to Section 6.11, the Parties agree that the Seller shall have suffered a loss of value to their assets of an incalculable nature and amount, unrecoverable in law, and the Buyer shall pay to the Seller a fee of $750,000 (the “Buyer Termination Fee”) as liquidated damages, and not as a penalty, it being understood that (x) in no event shall the Buyer be required to pay the Buyer Termination Fee on more than one occasion and (y) under no circumstances shall the Seller be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages for a breach of Section 6.11, including all or any portion of the Buyer Termination Fee. The Parties agree that the agreements contained in this Section 9.2(c) are an integral part of the transactions contemplated under this Agreement and without these agreements, the Seller would not have entered into this Agreement.

(ii)     Any payment required pursuant to Section 9.2(c) shall be made within one Business Day after termination of this Agreement by wire transfer either (i) from the Buyer or (ii) from the Escrow Agent, in each case in immediately available funds to the account designated by the Seller. Notwithstanding anything to the contrary in this Agreement, the Seller’s right to receive payment of the Buyer Termination Fee pursuant to this Section 9.2(c) shall be the sole and exclusive remedy of the Seller against the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination (other than damages for fraud or willful breach), and upon payment of the Buyer Termination Fee in accordance with this Section 9.2(c), none of the Buyer or any of its Affiliates or any of their respective stockholders, partners, members or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (other than damages for fraud or willful breach). Each party acknowledges that the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to such sections, and, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in such sections, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts due in accordance with this Article IX from the date payment was due at 8% per annum.

(d)     If this Agreement is terminated by the Seller as provided in Section 9.1(d)(i) or Section 9.1(d)(ii), or by the Buyer as provided in Section 9.1(c), in each case, at a time when all conditions set forth in Section 8.1 and Section 8.3 have been satisfied, except for conditions that by their nature are only capable of being satisfied at Closing, the Seller shall pay to the Buyer a fee of $750,000 (the “Seller Termination Fee”) as liquidated damages, and not as a penalty. Notwithstanding anything herein to the contrary, in the event this Agreement is terminated by the Seller or Buyer because the Seller Board has made a determination that a Takeover Proposal received during the Go-Shop Period constitutes a Superior Proposal, the amount of the Seller Termination Fee shall be $375,000. The Seller Termination Fee shall be payable in immediately available funds by wire transfer to an account designated by the Buyer (A) upon consummation of the transaction contemplated by the relevant Seller Acquisition Agreement, provided that such a transaction is consummated within twelve (12) months following termination of this Agreement pursuant to Section 9.1(c)(i), Section 9.1(d)(i) or Section 9.1(d)(ii), as the case may be, or (B) within five Business Days of the termination of this Agreement pursuant to Section 9.1(c)(ii). The Parties agree that the agreements contained in this Section 9.2(d) are an integral part of the transactions contemplated under this Agreement and without these agreements, the Buyer would not have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, the Buyer’s right to receive payment of the Seller Termination Fee pursuant to this Section 9.2(d) shall be the sole and exclusive remedy of the Buyer against the Seller for any and all losses that may be suffered based upon, resulting from or arising out of the circumstances giving rise to such termination, and upon payment of the Seller Termination Fee in accordance with this Section 9.2(d), the Seller shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(e)     Subject to Section 9.2(c) and Section 9.2(d), if this Agreement is terminated as provided in subsections (b), (c) or (d) of Section 9.1, such termination shall be without prejudice to any rights that the terminating party may have against any breaching party or any other Person under the terms of this Agreement or otherwise.

ARTICLE X

INDEMNIFICATION

Section 10.1     Survival.

(a)     The representations and warranties contained in this Agreement shall not survive the Closing Date; except that the representations and warranties contained in (i) Section 4.1 (Organization and Qualification; Subsidiaries) and Section 4.2 (Authority) (collectively, the “Seller Fundamental Representations”) and (ii) Section 5.1 (Organization and Qualification) and Section 5.2 (Authority) (collectively, the “Buyer Fundamental Representations”) shall survive the Closing indefinitely unless a statute of limitations applies to claims of third parties in any such case, and with respect to such claims, such representations and warranties shall expire sixty (60) days following the expiration of the applicable statute of limitations (including any extensions thereof) provided by applicable Law.

(b)     Except for the covenants and agreements of each party contained in this Agreement that by their terms contemplated performance after the Closing, none of the covenants or agreements of any party contained in this Agreement shall survive the Closing.

(c)     No Indemnification Claim relating to the representations, warranties, covenants and agreements contained in this Agreement may be asserted pursuant to this Agreement unless (i) in the case of representations and warranties, notice of such Indemnification Claim is delivered pursuant to Section 10.3 prior to the date of expiration of such representation or warranty and (ii) in the case of representations, warranties, covenants and agreements, such Indemnification Claim is made in respect of Losses incurred prior to the date of expiration of such representation or warranty or such statute of limitations, as applicable. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty or such statute of limitations, as applicable, and such claims shall survive until finally resolved. For the avoidance of doubt, the Parties hereby agree and acknowledge that the survival periods set forth in this Section 10.1 are contractual statutes of limitations.

Section 10.2     Indemnification.

(a)     The Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and assigns (the “Seller Indemnified Parties”) for any and all Losses to the extent attributable to (i) the failure of any Buyer Fundamental Representation to be true and correct in all material respects as of the date made and on the Closing Date, (ii) any breach in any material respect by the Buyer of any post-Closing covenant or agreement of the Buyer in this Agreement, or any (iii) Assumed Liability following Closing (collectively, the claims made under this section, “Seller Claims”).

(b)     Subject to limitations set forth in Section 10.2(c), the Seller shall indemnify, defend and hold harmless the Buyer, its Affiliates, and its officers, directors, employees, agents, representatives, successors and assigns (the “Buyer Indemnified Parties”) for any and all Losses to the extent attributable to (i) the failure of any Seller Fundamental Representation to be true and correct in all material respects as of the date made and on the Closing Date, (ii) any breach in any material respect by the Seller of any post-Closing covenant or agreement of the Seller in this Agreement or (iii) any Excluded Liability (collectively, the claims made under this section, “Buyer Claims”, and, together with the Seller Claims, the “Indemnification Claims”).

(c)     No Hunt. Seller shall not indemnify the Buyer Indemnified Parties, and the Buyer Indemnified Parties shall not be entitled to recover any amount for any Buyer Claims under Section 10.2(b) arising from any subsurface sampling, analysis or investigation by or on behalf of Buyer after the Closing Date unless such sampling, analysis, or investigation is: (1) required by any Environmental Law; (2) in response to a request of a Governmental Authority pursuant to its authority under Environmental Law; (3) conducted in response to an Environmental Claim; or (4) in response to a reasonable due diligence request from the owners of such Leased Real Property.

Section 10.3     Claims Procedures. Except with respect to Third Party Claims covered by Section 10.4, the party to this Agreement who wishes to make a Indemnification Claim for Losses pursuant to this Article X (an “Indemnified Party”) shall give written notice to the Seller or the Buyer, as applicable (the “Indemnitor”), promptly, and in any event no later than thirty (30) days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Losses, but the failure of any Indemnified Party to give notice as provided in this Section 10.3 shall not relieve the Indemnitor of its obligations under this Article X, except to the extent that such Indemnitor is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof and contain a reference to the provision of this Agreement in respect of which such claim arises. Promptly after written notice of a claim has been provided as set forth above (and in no event later than thirty (30) days after the Indemnified Party acquires knowledge of the fact, event or circumstances giving rise to a claim for Losses), the Indemnified Party shall supply the Indemnitor with such information and documents as it has in its possession regarding such claim, together with all pertinent information in its possession regarding the amount of the Losses that it asserts it has sustained or incurred, and will permit the Indemnitor to inspect such other records and books in the possession of the Indemnified Party, and will allow reasonable access, to relevant personnel, auditors and other Representatives (subject to customary exceptions for legal privilege), in each case relating to the claim and asserted Losses as the Indemnitor shall reasonably request. The Indemnitor shall have a period of thirty (30) days after receipt by the Indemnitor of such notice and such evidence to either (i) agree to the payment of the Losses to the Indemnified Party or (ii) contest the payment of the Losses. If the Indemnitor does not agree to or contests the payment of the Losses within such 30-day period, then the Indemnitor shall be deemed not to have accepted the Losses and the Parties shall negotiate in good faith to seek a resolution of such dispute. If the Indemnitor agrees to the payment of the Losses within such 30-day period in accordance with the second preceding sentence, then it shall, within ten (10) Business Days after such agreement, pay to the Indemnified Party the amount of the Losses that is payable pursuant to, and subject to the limitations set forth in, this Article X.

Section 10.4     Third Party Claims.

(a)     If any claim or action at law or suit in equity is instituted by a third party against a Covered Party (each, a “Third Party Claim”) with respect to which a Covered Party intends to claim indemnification for any Losses under Section 10.2(b), then such Covered Party shall give written notice to the Indemnitor (the “Responsible Party”), promptly, and in any event no later than thirty (30) days after it has knowledge of a written assertion of liability from the Third Party, and shall not make any admissions or acceptances, but the failure of any Covered Party to give notice as provided in this Section 10.4 shall not relieve the Responsible Party of its obligations under Section 10.2(b), except to the extent that such Responsible Party is materially prejudiced by such failure to give notice. Such written notice shall specify in reasonable detail the factual basis of such claim, state the amount of Losses (or if not known, a good faith estimate of the amount of Losses) and the method of computation thereof, and contain a reference to the provision of this Agreement in respect of which such claim arises. The Covered Party shall supply the Responsible Party and at such Responsible Party’s election, its Representatives, agents or assigns, with such information and documents as it has in its possession regarding such claim, and will allow reasonable access to relevant personnel, auditors and other Representatives of the Covered Party (subject to customary exceptions for legal privilege) together with all pertinent information in its possession regarding the amount of the Loss that it asserts it has sustained or incurred, and will permit the Responsible Party (as well as such Responsible Party’s Representatives, agents, or assigns) to inspect such other records and books in the possession of the Covered Party and relating to the Third Party Claim and asserted Loss as the Responsible Party shall reasonably request, and the Covered Party shall cooperate with the Responsible Party with respect to matters relating to any Third Party Claims.

(b)     The Responsible Party shall have the right to conduct and control, at its own expense, through counsel of its choosing, the defense of a Third Party Claim so long as the Responsible Party notifies the Covered Party that it has agreed to indemnify the Covered Party (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim of which it is assuming the right to conduct and control the defense within fifteen (15) Business Days of its receipt of the initial notice of the Third Party Claim, and shall do so in good faith; provided that the Covered Party may participate at its own expense, with counsel of its choosing, in the defense of such third-party action or suit although such action or suit shall be controlled by the Responsible Party; and provided further if the Covered Party requests, and the Responsible Party fails to provide to the Covered Party, evidence reasonably acceptable to the Covered Party that the Responsible Party has sufficient resources to defend such third-party action or suit and fulfill its indemnity obligations hereunder, the Responsible Party shall not be entitled to conduct and control the defense of said third-party action or suit. The party defending such action or suit shall in any event defend any such matters vigorously and in good faith.

(c)     The Covered Party and the Responsible Party shall in any case cooperate with each other to the fullest extent possible in regard to all matters relating to the Third Party Claim, including corrective actions required by applicable Law, assertion of defenses, the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto, access to the books and records of the Seller and its Subsidiaries and, if necessary, providing the party controlling the defense of the Third Party Claim and its counsel with any powers of attorney or other documents required to permit the party controlling the defense of the Third Party Claim and its counsel to act on behalf of the other party.

(d)     Neither the Covered Party nor the Responsible Party shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that if such settlement involves the payment of money only and the release of the Third Party Claim and the Covered Party is completely indemnified therefor and nonetheless refuses to consent to such settlement, then the Responsible Party shall cease to be obligated for such Third Party Claim. Any compromise or settlement of the Third Party Claim under this Section 10.4 shall include as an unconditional and irrevocable term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Party a full and final release of all liabilities in respect of such claims.

Section 10.5     Tax Treatment of Indemnity Payment. For all Tax purposes, the Buyer and the Seller agree to treat any indemnity payment made by an Indemnitor pursuant to this Article X as an adjustment to the Purchase Price, unless otherwise required by Law.

Section 10.6     Determination of Losses.

(a)     In calculating the amounts payable to an Indemnified Party, the amount of any indemnified Losses shall be determined without duplication of any other Loss for which an Indemnification Claim has been made or could be made under any other representation, warranty, covenant or agreement, and shall be computed net of (i) payments recoverable by the Indemnified Party under any insurance policy, with respect to such Losses or pursuant to any contribution rights; and (ii) any prior or subsequent recovery by the Indemnified Party from any Person with respect to such Losses (including pursuant to any indemnification agreement or arrangement with any Third Party).

(b)     Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification to the extent any Losses were solely attributable to such Indemnified Party’s own gross negligence or willful misconduct. In respect of any Loss for which indemnification may be sought pursuant to this Article X, the Indemnified Party shall (i) take reasonable steps to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto; and (ii) use reasonable efforts to pursue all legal rights and remedies available (including insurance recoveries and third-party indemnification) in order to minimize the Losses to which it may be entitled to indemnification under this Agreement. Notwithstanding anything to the contrary contained herein, the Indemnitor shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent the Indemnified Party has failed to comply with its obligations under this Section 10.6(b).

Section 10.7     Payments. Once a Loss is agreed to by the Indemnitor or finally adjudicated to be payable pursuant to this Article X, the Indemnitor shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that should an Indemnitor not make full payment of any such obligations within such fifteen (15) Business Day period, the amount payable shall accrue interest from and including the date of agreement of the Indemnitor or a final, non-appealable adjudication to but not including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR plus two percentage points (2%) per annum.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by the Seller and the Buyer; provided, that, after receipt of the Seller Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval, and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.2     Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (including by e-mail) (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

if to the Buyer:

Churchill Downs LLC

CTY TNHH TUE LAM

21 Phung Khac Hoan

Quan 1, TP HCM Vietnam

Attention: Walter A. Blocker

Email: walter.blocker@vntrade.vn

with copies (which shall not constitute notice) to:

Dextra Partners PTE. LTD.

269A South Bridge Road

Singapore 058818

Attention: Bernhard Weber

Email: b.weber@dextrapartners.com

if to the Seller:

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260

Attention: Steven A. Hale II

Email: steve@halepartnership.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: David W. Robertson

Email: drobertson@mcguirewoods.com

Section 11.3     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, then all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 11.4     Entire Agreement; Third-Party Beneficiaries.

(a)     This Agreement (including all Schedules and Exhibits attached hereto) together with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated by this Agreement. Except as otherwise set forth in Section 11.9, this Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies.

(b)     No provision in this Agreement modifies or amends or creates any employee benefit plan, program or document (“Benefit Plan”) unless this Agreement explicitly states that the provision “amends” or “creates” that Benefit Plan, and no third party shall be entitled to enforce any provision of this Agreement on the grounds that it is an amendment to, or a creation of, a Benefit Plan, unless that provision explicitly states that such enforcement rights are being conferred.  This provision shall not prevent the Parties to this Agreement from enforcing any provision of this Agreement.  If a person not entitled to enforce this Agreement brings a lawsuit or other action to enforce any provision in this Agreement as an amendment to, or creation of a Benefit Plan, and that provision is construed to be such an amendment or creation despite not being explicitly designated as one in this Agreement, that provision shall lapse retroactively, thereby precluding it from having any effect.

Section 11.5     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties hereto; provided, however, that the Buyer may assign this Agreement to an Affiliate without prior written consent (it being agreed, however, that such assignment shall not relieve the Buyer of any of its obligations hereunder). Any purported assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 11.6     Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms of this Agreement, in addition to any other remedy at law or in equity, unless otherwise expressly provided for in this Agreement pursuant to Section 9.2(c) or Section 9.2(d). Such equitable relief shall be in addition to any other remedy to which the Parties are entitled to at law or in equity as a remedy for such nonperformance, breach or threatened breach. Each Party hereby waives any requirements for the securing or posting of any bond with such equitable remedy.

Section 11.7     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any such suit, Action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 11.2 shall be deemed effective service of process on such Party.

Section 11.8     Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Each of the Parties (a) certifies that no Representative or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties have been induced to enter into this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 11.8.

Section 11.9     Affiliate Liability. No past, present or future director, officer, employee, stockholder, Affiliate or other Representative of the Seller shall have any personal liability or personal obligation to the Buyer of any nature whatsoever in connection with or under this Agreement, and the Buyer hereby waives and releases all claims of any such liability and obligation.

Section 11.10     General Interpretation.

(a)     The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)     Unless otherwise indicated, all references in this Agreement to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c)     Unless otherwise indicated, the words “include,” “includes” and “including,” when used in this Agreement, shall be deemed in each case to be followed by the words “without limitation.”

(d)     When reference is made in this Agreement to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e)     The Parties to this Agreement agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 11.11     Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in two or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. For purposes of this Agreement, facsimile or PDF signatures shall be deemed originals.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHURCHILL DOWNS LLC

By:	/s/ Walter Blocker
Name: Walter Blocker
Title: Member

Signature Page to Asset Purchase Agreement

STANLEY FURNITURE COMPANY, INC.

By:	/s/ Steven A. Hale II
Name: Steven A. Hale II
Title: Chairman of the Board

Signature Page to Asset Purchase Agreement

Annex B

THIS SUBORDINATED SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PAYMENT AND ENFORCEMENT OF THIS NOTE, AND THE LIENS AND SECURITY INTERESTS SECURING THIS NOTE, ARE SUBORDINATED TO THE CLAIMS, LIENS AND SECURITY INTERESTS OF THE HOLDER OF SENIOR INDEBTEDNESS AS DEFINED IN, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE INTERCREDITOR AND DEBT SUBORDINATION AGREEMENT, DATED ON OR ABOUT THE DATE OF THIS NOTE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE HOLDER OF THIS NOTE, AS JUNIOR CREDITOR, AND NORTH MILL CAPITAL LLC, AS SENIOR CREDITOR.

SUBORDINATED SECURED PROMISSORY NOTE

$[____________]	[______ __], 201[_]

FOR VALUE RECEIVED, CHURCHILL DOWNS LLC, a Delaware limited liability company (“Maker”), hereby promises to pay to the order of STANLEY FURNITURE COMPANY, INC., a Delaware corporation (“Holder”), on [________ __, 202_] [five years from issuance] (the “Maturity Date”), the principal amount of [_________________] ($[_____]), as such principal amount may be adjusted after the date hereof pursuant to Section 2.7 of that certain Asset Purchase Agreement, dated as of November 20, 2017 (the “Purchase Agreement”), between Marker and Holder, to the extent not theretofore paid (such unpaid principal amount at any time, the “Principal Amount”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note (the unpaid amount of any such accrued interest at any time, the “Interest Amount” and the sum of the Principal Amount and the Interest Amount at any time, the “Total Amount”). Certain capitalized terms which are used and not otherwise defined in this Note are defined in Section 7 below.

1.     PAYMENT OF PRINCIPAL AND INTEREST. Subject, in each case, to the Subordination Agreement:

(a)     Subject to the imposition of the Default Rate (as defined below), interest on the Principal Amount shall accrue daily at a fixed rate of six percent (6.00%) per annum (computed on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed), each such payment shall be due, in arrears, each such payment to be due on the last Business Day of each calendar month, commencing [________ __, 201_] and continuing through and including the Maturity Date.

(b)     Except as set forth otherwise herein, the Total Amount shall be payable in full on the Maturity Date; provided that the Total Amount is subject to acceleration upon the occurrence, and during the continuation, of an Event of Default as set forth below.

(c)     Maker may, at its option, prepay at any time and from time to time all or any part of the Total Amount, without premium or penalty.

(d)     No later than 30 days after delivery to Holder of the audited annual financial statements pursuant to Section 5(a) below, commencing with the delivery to Holder of the financial statements for Maker’s fiscal year ending December 31, 2018, Maker shall prepay the Principal Amount in an amount equal to Excess Cash Flow for such fiscal year.

(e)     Any amount paid to Holder by Maker in respect of this Note will be applied first, to reimburse or pay Holder for any costs and expenses relating to this Note, second, to reduce the Interest Amount and, third, to reduce the Principal Amount. All payments in cash in respect of this Note will be made by wire transfer of immediately available funds to an account designated in writing by Holder, and any payment so received after 1:00 p.m. New York time on any day will be deemed to have been received on the following Business Day. Any amount that (but for the application of this sentence) would become payable in respect of this Note on a day which is not a Business Day will instead become due and payable on the next succeeding Business Day, and interest accruing on the Principal Amount will reflect any such extension.

2.     SECURITY. As security for the payment of all the Obligations, Maker hereby grants to Holder a continuing security interest in and to all of its right, title and interest in and to the following property, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (collectively, the “Collateral”): (i) all Accounts and all Goods whose sale, lease or other disposition by Maker has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Maker; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights and rights to payment of money, promissory notes, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment and Fixtures; (v) all securities and other Investment Property; (vi) all Deposit Accounts, bank accounts and all deposits and cash; (vii) all Letter of Credit Rights; (viii) all Commercial Tort Claims; and (ix) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of Maker’s books and records relating to any of the foregoing. As used herein, each of “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, and “Proceeds” shall have the respective meanings assigned to such terms, as of the date of this Note, in the New York Uniform Commercial Code. Notwithstanding the foregoing, Collateral shall not include, and Maker shall not be deemed to have granted a security interest in, (i) any rights or interests in any license, lease, contract or agreement to which Maker is a party and all software or related goods and/or databases licensed or provided thereunder, to the extent, but only to the extent, that such a grant would, under the terms of such license, lease contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law), (ii) any Equipment or other assets subject to a purchase money security interest to the extent that the agreements governing the indebtedness secured by such purchase money security interest prohibits the granting of a security interest to Holder hereunder (other than to the extent that any such prohibition would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law) or (iii) any rights or property, including any intent-to-use trademark applications, to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law); provided, that, with respect to each of the foregoing clauses (i) - (iii), immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and Maker shall be deemed to have granted a security interest in, all such rights and interests or Equipment or other assets, as the case may be, as if such provision had never been in effect; and provided, further that, notwithstanding any such restriction, Collateral shall include the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests.

By its signature hereto, Maker agrees that any time and from time to time, Maker will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action that may be necessary or desirable, or that Holder may request, in order to create and/or maintain the validity, perfection or (subject to the Subordination Agreement) the priority of and protect any security interest granted or purported to be granted hereby. Without limiting the generality of the foregoing, Maker hereby (i) authorizes Holder to file against Maker, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Holder, which statements will describe the Collateral as “all assets now owned or hereafter acquired”, (ii) agrees, from time to time to take such actions as may be requested by Holder to perfect the security interest of Holder with respect to that portion of the Collateral over which control may be obtained within the meaning of the Uniform Commercial Code, and (iii) agrees to execute and deliver to Holder customary short form intellectual property security agreements to be filed with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United State or in any other country). If Maker shall at any time hold or acquire any Commercial Tort Claim having a value in excess of $100,000, Maker shall promptly notify Holder in writing signed by Maker of the particulars thereof necessary to grant Holder a valid security interest therein and in the proceeds thereof pursuant to the Uniform Commercial Code. If Holder fails to execute and deliver any such release or other instrument promptly following such reasonable request of Maker or Senior Lender, Holder hereby irrevocably authorizes, empowers and appoints each of Maker and Senior Lender as its agent and attorney-in-fact to execute and deliver such release or other instrument.

Maker will not, without providing at least 30 days’ prior written notice to Holder, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure or location of its chief executive office.

This Note and the obligations of Maker hereunder are also guaranteed by Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company (“Parent”) and a wholly-owned subsidiary of Churchill Downs Holdings Ltd., a British Virgin Islands business company, and Stanley Furniture Company 2.0, LLC, a Virginia limited liability company (“SFC 2.0” and together with Parent, each a “Guarantor” and collectively, the “Guarantors”), in each case pursuant to those certain [Guaranty Agreements], each dated as of the date hereof (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “Guaranty”), made by Parent and SFC 2.0, as applicable, to Holder, each of which Guaranty is secured by a [Pledge Agreement], dated as of the date hereof, between Parent or SFC 2.0, as applicable, and Holder (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “[Pledge]” and, together with this Note, each other Pledge, and each Guaranty, each a “Related Document” and collectively the “Related Documents”).1

3.     SUBORDINATION. HOLDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT MAKER’S OBLIGATIONS HEREUNDER, INCLUDING THE PAYMENTS OF INTEREST, PRINCIPAL AND OTHER AMOUNTS TO BE MADE TO HOLDER PURSUANT TO THIS NOTE AND ALL OF HOLDER’S RIGHTS AND REMEDIES WITH RESPECT TO THE COLLATERAL, ARE IN EACH CASE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SUBORDINATION AGREEMENT.

1 Bracketed document names to be updated/conformed to final documents.

4.     REPRESENTATIONS AND WARRANTIES. Maker hereby makes the following representations and warranties:

(a)     Organization, Authority and Qualification. Maker is duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to execute and deliver this Note and the other Related Documents to which Maker is a party and to perform its obligations hereunder and thereunder.

(b)     Due Authorization. The execution and delivery by Maker of this Note and the other Related Documents to which Maker is a party and the performance by Maker of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of Maker. Each of this Note and the other Related Documents to which Maker is a party has been duly executed and delivered by Maker and constitutes a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms (subject to applicable law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity).

(c)     No Conflict. The execution, delivery and performance by Maker of this Note and the other Related Documents to which Maker is a party does not and will not violate, conflict with or result in the breach of any provision of Maker’s organizational documents.

(d)     Purchase Agreement. Maker has made certain representations and warranties set forth in the Purchase Agreement, which are hereby incorporated by reference herein.

(e)     Solvency. The fair salable value of Maker’s assets exceeds the fair value of its liabilities. After giving effect to the transactions described in this Note, the Related Documents and the Purchase Agreement, the Maker would not be left with unreasonably small capital in relation to its business as presently conducted or as contemplated to be conducted after the transactions contemplated by the Purchase Agreement, and the Maker is not unable to pay its debts (including trade debts) as they mature.

(f)     Debt and Liens. Maker has no liabilities other than liabilities owed to Senior Lender or liabilities incurred in the ordinary course of business in connection with the transactions contemplated by the Purchase Agreement. Maker’s assets are not subject to liens and encumbrances other than liens in favor of Senior Lender or Holder.

5.     COVENANTS. Maker covenants and agrees that, until the Total Amount owing under this Note has been paid in full,

(a)     Maker will deliver to Holder a copy of Maker’s annual consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, reviewed by independent certified public accountants acceptable to Holder no later than ninety (90) days after the end of each fiscal year of Maker,

(b)     Maker will deliver a copy of Maker’s unaudited (internally prepared) quarterly consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, to Holder no later than sixty (60) days following each calendar quarter end,

(c)     Maker will not, without the prior written consent of Holder, pay, distribute or authorize any Restricted Payment,

(d)     Maker will not, without the prior written consent of Holder, issue any additional ownership interests in or other Equity Interests of or in Maker other than those that by their terms will be subject to the Parent Pledge,

(e)     Maker will give Holder (i) prompt written notice of any amendment, modification or waiver of the Senior Loan Documents or provisions thereof and (ii) prompt written notice following the maturity of the indebtedness under the Senior Loan Documents being accelerated for any reason, including as a result of occurrence of any event of default under the Senior Loan Documents,

(f)     Maker will maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which it is required to be qualified,

(g)     Maker will incur no liabilities for borrowed money other than such liabilities owed to Senior Lender,

(h)     Maker will grant no liens on its assets to any party other than Holder and Senior Lender,

(i)     Maker will not, without the prior written consent of Holder, (x) directly or indirectly enter into or permit to exist any transaction with any affiliate of Maker, except for transactions that are made in the ordinary course of business on fair and reasonable terms that are no less favorable to Maker than would be obtained in an arm’s length transaction with a non-affiliated person, or (y) pay, distribute or authorize any compensation or other payments to officers, directors or employees of Maker except for such amounts that are in the ordinary course of business and on fair and reasonable terms, and

(j)     Holder will have the right, while any Obligations remain outstanding hereunder, (i) to appoint a representative designated by Holder from time to time to attend all meetings of the Board of Directors of Parent as a non-voting observer; and (ii) to receive all information distributed by Parent to voting members of the Board of Directors of Parent.

6.      EVENTS OF DEFAULT AND REMEDIES. An “Event of Default” shall be deemed to have occurred under this Note if:

 (i)       failure of Maker to make any payment when the same becomes due and payable in cash; or

 (ii)      Maker shall default in the due performance or observance of any other term, covenant or agreement on its part contained in this Note and such default shall continue unremedied for fifteen (15) days from receipt by Maker of written notice thereof from Holder; or

 (iii)     Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

 (iv)     a proceeding or case shall be commenced against Maker (other than by Holder), without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and in each case such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

 (v)      a default or event of default (howsoever defined or denominated) shall occur under the Senior Loan Documents; or

 (vi)     there shall occur a sale of all or substantially all of the assets of Maker or Maker shall cease to be a wholly owned subsidiary of Parent.

 If any Event of Default occurs and is continuing, Holder may: (i) declare the Total Amount to be immediately due and payable; (ii) exercise all rights and remedies available to Holder under this Note, under applicable law or at equity; and (iii) exercise from time to time any default rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Maker under the Bankruptcy Code, the unpaid Total Amount shall automatically become due and payable without further act of Holder. The failure of Holder at any time to exercise the foregoing rights shall not be deemed a waiver thereof. All of Holder’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by applicable law. At any sale of the Collateral, if permitted by applicable law, Holder may be the purchaser of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale.

 Without limiting the foregoing remedies, subject to the Subordination Agreement, the portion of the Principal Amount not paid on or before the date when due hereunder and, to the extent permitted by law, accrued interest not paid or before the date when due hereunder, shall bear interest at a fixed rate of two percent (2.00%) per annum in excess of the otherwise applicable rate until the same shall be paid (the “Default Rate”).

7.      DEFINED TERMS. As used in this Note, the following capitalized terms have the following respective meanings:

 “Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor federal statute.

 “Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

 “EBITDA” shall mean, on a consolidated basis for Maker, for a specified period, the sum of (a) net income (or loss) for such period (excluding extraordinary, unusual or nonrecurring gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

 “Equity Interests” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, partnership or membership interests, limited liability company interests, or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person, whether voting or non-voting.

  “Excess Cash Flow” means, for any fiscal year, on a consolidated basis for Maker, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal year, capital expenditures, taxes, dividends and distributions, interest, fees and principal payments and prepayments on this Note and other debt for borrowed money (including capitalized leases).

  “Obligations” means the obligations of Maker with respect to the due and prompt payment of (i) the principal of and interest on this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, or otherwise, and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceedings) payable pursuant to this Note or any of the other Related Documents.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Payment” means the declaration or payment by Maker of any dividend or other distribution on account of, or the repurchase, redemption or other acquisition for value of, any Equity Interests of Maker, now or hereafter outstanding.

“Senior Lender” means North Mill Capital LLC, a Delaware limited liability company.

“Senior Loan Documents” means the Loan Agreement (as defined in the Subordination Agreement) and each related Security Agreement (as defined in the Subordination Agreement), in each case executed by Maker in favor of the Senior Lender on or about [_________, 2018].

“Subordination Agreement” has the meaning set forth in the legends on the first page of this Note.

8.        CANCELLATION. After the entire Total Amount of this Note has been paid in full, this Note will be surrendered to Maker for cancellation and will not be reissued.

9.        MISCELLANEOUS.

(a)       Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, made or sent by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by electronic mail (at such e-mail addresses as a party may designate in accordance herewith) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

if to Holder:

STANLEY FURNITURE COMPANY, INC.

[____________]

Attention: [____________]

Fax: [____________]

Email: [____________]

with a copy to:

MCGUIREWOODS LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: David W. Robertson

Fax: 804-698-2152

Email: drobertson@mcguirewoods.com

if to Maker:

[____________]

Attention: [____________]

Fax: [____________]

Email: [____________]

with a copy (which shall not constitute notice) to:

DEXTRA PARTNERS PTE. LTD.

269A South Bridge Road

Singapore 058818

Attention: Bernhard Weber

Fax: 65 6645 0470

Email: b.weber@dextrapartners.com

All notices hereunder shall be deemed to have been duly given: when received, if personally delivered or transmitted by facsimile or electronic mail; the day after it is sent; if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

(b)     Assignment. This Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of and be enforceable by any successor in interest to Holder.

(c)     Amendment. This Note may not be amended or modified except by an instrument in writing signed by, or on behalf of, Holder and Maker.

(d)     Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of an unsecured indemnity agreement in such reasonable amount as Maker may determine or, in the case of any such mutilation, upon the surrender of this Note to Maker for cancellation, Maker at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note.

(e)     Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

(f)     Descriptive Headings; Interpretation. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note, The use of the word “including” in this Note is by way of example rather than by limitation.

(g)     Waiver. Either Maker or Holder may (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h)     Third Party Beneficiaries. This Note shall be binding upon and inure solely to the benefit of the parties hereto, their affiliates and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Note.

(i)     Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York. Any judicial proceeding brought by or against Maker with respect to any of the Obligations or this Note may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Note, Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Maker waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(k)     Usury; Maximum Rate. Notwithstanding any other provision of this Note, Holder does not intend to charge, and Maker shall not be required to pay, any interest or other fees in excess of the maximum permitted by applicable law (the “Maximum Rate”). Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate will be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest will be spread throughout the entire term of this Note until its payment in full, and (c) if Holder ever charges or receives anything of value that is deemed to be interest under applicable law, and if the occurrence of any event, including acceleration of maturity of obligations owing under this Note, should cause such interest to exceed the maximum lawful amount, any amount that exceeds interest at the Maximum Rate will be applied to the reduction of the unpaid principal balance under this Note, and if this Note is paid in full, any remaining excess will be paid to Maker.

(l)     Expenses. Maker shall reimburse Holder on demand for all costs, expenses and fees (including expenses and fees of its counsel) incurred by Holder in connection with the enforcement of Holder’s rights hereunder and under the other Transaction Documents.

(m)     Specific Waivers. Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

(n)     Repayments or Recovery. This Note shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any of the Obligations is rescinded or must otherwise be returned by Holder upon the insolvency, bankruptcy or reorganization of Borrower or any Guarantor or otherwise. Without limiting the generality of the foregoing, if the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Holder of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Holder is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Holder is required or elects to repay or restore, the liability of Maker automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral by Holder in reliance upon such payment and any such release will be without prejudice to Holder’s rights hereunder and under any Guaranty and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Note.

[Signature page follows]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MAKER: CHURCHILL DOWNS LLC, a Delaware limited liability company

By:
Name:
Title:

Accepted and agreed as of the date first above written:

HOLDER: STANLEY FURNITURE COMPANY, INC., a Delaware corporation

By:
Name:
Title:

Signature Page to Subordinated Secured Promissory Note

Annex C

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Escrow Agreement”) is made and entered into as of November 20, 2017, by and among STANLEY FURNITURE COMPANY, INC., a Delaware corporation (“Seller”), CHURCHILL DOWNS LLC (“Buyer”), a Delaware limited liability company, and Branch Banking and Trust Company, a North Carolina banking corporation (the “Escrow Agent”). Buyer and Seller are referred to collectively herein as the “Parties” or individually as a “Party.”

RECITALS

A.     Buyer, Seller and the other Persons party thereto entered into that certain Asset Purchase Agreement dated as of the date hereof (the “Purchase Agreement”), pursuant to which Buyer will acquire from Seller the Purchased Assets at the Closing. All capitalized terms used but not otherwise defined in this Escrow Agreement shall have the meanings set forth in the Purchase Agreement.

B.     The Purchase Agreement provides that, on the date of the Purchase Agreement, Buyer shall deposit with the Escrow Agent the sum of $750,000 (the “Escrow Amount”). The Escrow Amount, together with interest earned thereon as provided in this Agreement net of any applicable taxes, shall be either (i) credited towards the Cash Consideration at Closing pursuant to, and subject to the terms of, the Purchase Agreement, (ii) delivered to the Seller as the Buyer Termination Fee pursuant to Section 9.2(c) of the Purchase Agreement or (iii) returned to the Buyer pursuant to this Agreement in the event of a termination of the Purchase Agreement not resulting in payment of the Buyer Termination Fee pursuant to, and subject to the terms of, the Purchase Agreement.

C.     The basis for claims for any Buyer Termination Fee, and any limitations thereon, shall be governed by the Purchase Agreement, which shall be controlling for all purposes of this Escrow Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.     Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.     Escrow Fund. Buyer agrees to make one (1) deposit with the Escrow Agent by wire transfer of immediately available funds, the Escrow Amount. The Escrow Agent shall hold the Escrow Amount and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Amount and the proceeds thereof (such proceeds together with the Escrow Amount, the “Escrow Fund”) as directed in Section 3. The Escrow Fund shall be held in a separate, segregated account maintained by the Escrow Agent for the purposes of this Escrow Agreement, and shall not be commingled with other funds of the Escrow Agent or other depositors.

3.     Investment of Escrow Fund. During the term of this Escrow Agreement, any moneys in the Escrow Fund shall be invested in the BB&T Trust Deposit Program CUSIP [XXXXXX], or a successor or similar investment offered by the Escrow Agent, unless otherwise jointly instructed in writing by each of the Parties, and as shall be reasonably acceptable to the Escrow Agent. In the event a non-depository investment account is properly established to hold any of the Escrow Fund, the Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Fund or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment (i.e., not a depository account) made pursuant to the terms of this Escrow Agreement or as a result of any liquidation of any such investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Escrow Fund. The Escrow Agent shall have the right to liquidate any deposits or investments held in order to provide funds necessary to make required payments under this Escrow Agreement.

4.     Disposition and Termination. The Escrow Agent shall disburse the Escrow Fund as set forth in, and in accordance with the provisions of, Schedule 3 attached hereto. Upon disbursement of all of the Escrow Fund by the Escrow Agent in accordance with the terms of this Escrow Agreement, this Escrow Agreement shall terminate, subject to the provisions of Sections 7 and 8, which shall survive such termination.

5.      Escrow Agent.

(a)     The Escrow Agent shall have only those duties as are specifically and expressly provided herein, and no other duties shall be implied. The Escrow Agent shall not (i) be responsible for, or chargeable with, knowledge of, or have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties in connection herewith, including, without limitation, the Purchase Agreement or (ii) be required to determine if any person or entity has complied with any such agreements. No additional obligations of the Escrow Agent shall be inferred from the terms of such agreements, even though reference thereto may be made in this Escrow Agreement. In the event of any conflict between the terms and provisions of this Escrow Agreement, those of the Purchase Agreement, any schedule or exhibit attached to this Escrow Agreement, or any other agreement among the Parties, then as between the Escrow Agent (on the one hand) and either of the Parties (on the other hand), the terms and conditions of this Escrow Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting in good faith upon any written notice, document, instruction or request furnished to it hereunder and believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for, in good faith, refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Sections 10 and 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required thereunder. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments that may be due to it, including, without limitation, the Escrow Amount nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder to anyone other than a Party or its duly authorized representative.

(b)     Notwithstanding anything herein to the contrary, the Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent caused by or arising out of the Escrow Agent’s fraud, gross negligence or willful misconduct. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its fraud, gross negligence or willful misconduct in the selection of any such agent or attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in a writing signed by each of the Parties that eliminates such ambiguity or uncertainty to the reasonable satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same except (i) if and to the extent required by applicable law or (ii) if in connection with any such dispute, a party claims fraud, gross negligence or willful misconduct by the Escrow Agent. Anything in this Escrow Agreement to the contrary notwithstanding, except in the case of Escrow Agent’s fraud, gross negligence or willful misconduct, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.      Succession.

(a)     The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. The Parties may, by mutual written agreement, terminate the appointment of the Escrow Agent at any time, by providing the Escrow Agent with thirty (30) days’ written advance notice of such removal and specifying a date when such removal shall take effect. In the event of the resignation or removal of the Escrow Agent in accordance with this Section 6(a), the Parties shall appoint a successor escrow agent before the effective date thereof and shall give joint written instructions executed by each Party to the Escrow Agent of such appointment. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such 30-day notice period expires shall be to hold the Escrow Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final, non-appealable order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 7 and 8 hereunder.

(b)     Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all of the escrow business may be transferred, shall be the Escrow Agent under this Escrow Agreement without further action and shall be bound by the terms of this Escrow Agreement.

7.     Compensation and Reimbursement. Each of the Parties agrees to pay or reimburse, as applicable, the Escrow Agent one-half of (a) upon execution of this Escrow Agreement and from time to time thereafter, as applicable, the compensation described in Schedule 2 attached hereto, and (b) upon written request, all reasonable and documented out-of-pocket expenses, disbursements and advances, including, without limitation, reasonable attorneys’ fees and expenses, incurred or made by the Escrow Agent in connection with the Escrow Agent’s performance of this Escrow Agreement in accordance with its terms. The obligations contained in this Section 7 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent but shall cease upon payment of amounts due to the Escrow Agent pursuant to this Escrow Agreement.

8.     Indemnity. Each of the Parties shall severally (and not jointly) indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of one outside counsel) (collectively “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Escrow Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Escrow Agreement or as may arise by reason of any act, omission or error of the indemnitee, except in the case of any indemnitee to the extent that such Losses are caused by the fraud, gross negligence or willful misconduct of such indemnitee, or (b) its following any joint instructions or other directions from the Parties, in good faith in accordance with the terms of this Escrow Agreement except to the extent its following such direction or instruction is expressly forbidden by the terms hereof. The obligations contained in this Section 8 shall survive the termination of this Escrow Agreement and the resignation, replacement or removal of the Escrow Agent. As among the Parties, it is agreed that, notwithstanding anything to the contrary herein, any indemnification or expense reimbursement obligation under this Section 8 shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the Losses against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Buyer and one-half by Seller.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting/Tax Withholding.

(a)     Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information that may be used to confirm the Parties’ identity, including, without limitation, name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)     Taxpayer Identification Numbers (“TINs”). The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8 or W-9 and/or other required documentation. The Parties each represent that the correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms.

(c)     Tax Reporting. The Parties agree that, pursuant to Proposed Treasury Regulations Section 1.468B-8, interest and other income earned on the Escrow Fund will be treated as earned by Seller and that Seller shall pay all income taxes on any interest or other income earned with respect to the Escrow Fund until such funds are distributed in accordance with this Escrow Agreement. The Escrow Agent shall report to the IRS, or any other taxing authority, on IRS Form 1099 or 1042-S (or other appropriate form) income earned from the Escrow Fund by Seller, whether or not such income has been distributed during such year. The Parties further agree that to the extent that interest is imputed under Section 483 of the Internal Revenue Code of 1986 (the “Code”) with respect to a payment made by the Escrow Agent to Seller pursuant to this Escrow Agreement, the Parties shall specify the amount of such imputed interest to the Escrow Agent. The Parties shall cooperate reasonably and in good faith to agree on such imputed interest calculations. The Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information, or for the failure of the Parties to provide such calculations or information. To the extent required by Law, Seller will prepare and file IRS Form 1099s with respect to amounts distributed to Seller pursuant to Schedule 3.

All tax returns required to be filed will be prepared and filed by Seller with the IRS and any other taxing authority as required by law, including, but not limited to, any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”) (except for the tax returns that the Escrow Agent is required to file pursuant to this Section 9). The Parties acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Amount or any income earned by the Escrow Amount (except for the tax returns that the Escrow Agent is required to file pursuant to this Section 9). The Parties further acknowledge and agree that any taxes payable in respect of any income earned on the Escrow Amount shall be paid by Seller as required by law.

(d)     Tax Withholding. The Escrow Agent shall withhold any taxes required to be withheld from payments made by it from the Escrow Fund, including, but not limited to, required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities. To the extent that amounts are so withheld by the Escrow Agent, such withheld amounts shall be treated for all purposes of this Escrow Agreement and the Purchase Agreement as having been paid to the person(s) in respect of whom such withholding was made by the Escrow Agent.

10.     Notices and Escrow Fund Transfer Information. All communications hereunder shall be in writing or set forth in a Portable Document Format (“PDF”) attached to an email, and except for communications from the Parties setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution of funds, including, but not limited to, funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after such communications have been received if such communications are sent or served (a) by personal delivery, (b) via facsimile or email with facsimile or email confirmation, respectively, of receipt, (c) by a nationally recognized overnight courier or (d) by certified or registered mail, return receipt requested, to the appropriate address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested. The Parties acknowledge that the Escrow Agent is authorized to disburse any cash funds due to Buyer or Seller under this Escrow Agreement without a verifying call-back as set forth in Section 11 below if the Escrow Agent uses the cash funds transfer instructions set forth below or such other cash funds transfer instructions as any party hereto may have furnished to the Escrow Agent in accordance with subsections (a), (b), (c) or (d) of this Section 10.

IF TO BUYER:

CTY TNHH TUE LAM

21 Phung Khac Hoan

Quan 1, TP HCM, Vietnam
Attention: Walter A. Blocker
Facsimile No.: 848 3827 2875
Email: walter.blocker@vntrade.vn

with a copy (which will not constitute notice) to:

Dextra Partners PTE. LTD.

269A South Bridge Road

Singapore 058818
Attention: Bernhard Weber
Facsimile No.: 65 6645 0470
Email: b.weber@dextrapartners.com

IF TO SELLER:

Stanley Furniture Company, Inc.

200 North Hamilton Street, No. 200

High Point, North Carolina 27260
Attention: Steven A. Hale II
Facsimile No.: 336-841-0913
Email: steve@halepartnership.com

with a copy to (which shall not constitute notice):

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219
Attention: David W. Robertson
Facsimile No.: 804-698-2152
Email: drobertson@mcguirewoods.com

IF TO THE ESCROW AGENT:

Branch Banking and Trust Company

223 West Nash Street

Wilson, NC 27893

Attention: Cristina Rhodebeck

Telephone: (704) 838-8915

Facsimile: (252) 246-4303

Email: crhodebeck@bbandt.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to subsections (a), (b) (c) and (d) of this Section 10, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate; provided, that a copy of any such communication shall also be provided in accordance with subsections (a), (b), (c) or (d) of this Section 10 as soon as practicable thereafter. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.     Security Procedures. Notwithstanding anything to the contrary set forth in Section 10, any instructions setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution of funds, including, but not limited to, any such funds transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Schedule 3 of this Escrow Agreement, may be given to the Escrow Agent by confirmed facsimile or as a PDF attached to an email and no instruction for or related to the transfer or distribution of the Escrow Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by any method of notice permitted under Section 10 above, including by facsimile at the number provided to the Parties by the Escrow Agent or by email in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or email address. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement, as indicated in Section 10 above) by a Party, whether by facsimile, email or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto for such Party and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Parties agree that repetitive or standing settlement instructions will be effective as the funds transfer instructions of the Parties, whether or not authorized, if such settlement instructions are verified pursuant to the security procedures provided herein or such other security procedures that the Escrow Agent and the Parties may agree to. If for any reason the Escrow Agent is unable to contact any of the persons designated on Schedule 1 attached hereto, it is understood and agreed by the Parties that the Escrow Agent’s sole responsibility will be to retain the Escrow Funds and release them only upon the confirmation of the required telephone call-back procedures described in this Section 11. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The Escrow Agent and the beneficiary’s bank in any Escrow Funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties to identify (a) the beneficiary, (b) the beneficiary’s bank or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.

12.     Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance, notwithstanding such writ, order or decree being subsequently reversed, modified, annulled, set aside or vacated (other than as a result of the Escrow Agent’s fraud, gross negligence or willful misconduct).

13.     Miscellaneous. Except for changes to notice addresses and funds transfer instructions as provided in Sections 10 and 11, the provisions of this Escrow Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and each of the Parties. Neither this Escrow Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or either Party, except as provided in Section 6, without the prior consent of the Escrow Agent and each of the Parties. This Escrow Agreement shall be governed by and construed under the laws of the State of North Carolina. The Escrow Agent and each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the exclusive personal jurisdiction of the state and federal courts of the State of North Carolina. To the extent that in any jurisdiction the Escrow Agent or either Party may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such Party shall not claim, and it hereby irrevocably waives, such immunity. The Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Escrow Agreement. No party to this Escrow Agreement is liable to any other party for losses relating to the performance of its obligations under this Escrow Agreement due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure or other causes reasonably beyond its control. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile or electronic transmission, and such facsimile or electronic transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Escrow Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Escrow Agreement shall have no right to enforce any term of this Escrow Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, such conflicting provisions are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Escrow Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Escrow Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Escrow Agreement or the Escrow Fund.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement on the date first written above.

SELLER: STANLEY FURNITURE COMPANY, INC.

By:	/s/ Steven A. Hale II
Name:	Steven A. Hale II
Title:	Chairman

BUYER: CHURCHILL DOWNS LLC

By:	/s/ Walter Blocker
Name:	Walter Blocker
Title	Member

ESCROW AGENT: BRANCH BANKING AND TRUST COMPANY

By:	/s/ Gregory Yanok
Name:	Gregory Yanok
Title:	Vice President

Signature Page to Escrow Agreement

Schedule 1

[Authorized Signers Forms Intentionally Omitted]

Schedule 1-1

Schedule 2

Escrow Agent’s Compensation

[Intentionally Omitted]

Schedule 2-1

Schedule 3

Release Instructions

Payment of Escrow Fund

A.     Joint Instruction and Final Judgement. Except as provided in paragraph B below, The Escrow Agent shall only release the Escrow Fund in accordance with joint written instructions from the relevant Party or Parties in the form of Exhibit 3-A annexed hereto (“Joint Instructions”) or a Party’s instruction accompanied by a certified final non-appealable order of a court of competent jurisdiction or a certified final, conclusive non-appealable arbitration decision directing delivery of the Escrow Fund (a “Final Judgment”).

B.     Claim for Buyer Termination Fee. Seller may provide notice of a claim (a “Claim”) from the Escrow Fund for payment of the Buyer Termination Fee pursuant to Section 9.2(c) of the Purchase Agreement by delivering to Buyer and the Escrow Agent a written notice substantially in the form of Exhibit 3-B hereto (the “Claim Notice”), which shall specify that (i) the Purchase Agreement was terminated under the conditions presented in Section 9.2(c) of the Purchase Agreement; and (ii) the Seller is entitled to the Buyer Termination Fee of $750,000 (the “Claim Amount”) pursuant to Section 9.2(c)(i) of the Purchase Agreement. If the Escrow Agent has not received a written objection to such Claim or portion thereof from Buyer, in the form attached hereto as Exhibit 3-C (a “Dispute Notice”), no later than 5:00 PM Eastern time on the fifth (5th) Business Day following the Escrow Agent's receipt of an Claim Notice (the “Objection Period”), then on the sixth (6th) Business Day following such receipt the Escrow Agent shall release an amount from the Escrow Fund equal to sum of the Claim Amount, by wire transfer to an account or accounts designated by Seller. If the Escrow Agent receives a Dispute Notice from Buyer (a copy of which Buyer shall concurrently deliver to Seller) within the Objection Period, then the Escrow Agent shall not distribute to Seller any portion of the Claim Amount until the Escrow Agent receives Joint Instructions or a Final Judgment.

C.     Release of the Escrow Fund. In connection with the Closing or the termination of the Purchase Agreement other than pursuant to Section 9.2(c) of the Purchase Agreement, the Parties shall deliver Joint Instructions to Escrow Agent instructing Escrow Agent to promptly disburse to a specified Party the balance of the Escrow Fund. If a Claim or dispute remains pending with regard to any portion of the Escrow Fund, the Escrow Agent shall retain the portion of the Escrow Fund represented by such Claim or dispute in the Escrow Fund until the Escrow Agent receives Joint Instructions or a Final Judgment.

[Form of Instructions Intentionally Omitted]

annex d

InterCreditor and Debt Subordination Agreement

THIS INTERCREDITOR AND DEBT SUBORDINATION AGREEMENT (this "Subordination Agreement"), dated February ___, 2018, between STANLEY FURNITURE COMPANY, INC., a Delaware corporation ("Junior Creditor"), having an address of _____________________________________, and NORTH MILL CAPITAL LLC, a Delaware limited liability company ("NMC") having an office at 821 Alexander Road, Suite 130, Princeton, New Jersey 08540.

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of November 20, 2017 (as amended from time to time, the “Purchase Agreement”), between Junior Creditor, as seller, and Churchill Downs LLC, a Delaware limited liability company (the “Borrower”), as buyer, Junior Creditor has sold to the Borrower substantially all of Junior Creditor’s assets and properties, including, without limitation, all of the outstanding membership interests of Stanley Furniture Company 2.0, LLC (“Stanley Furniture 2.0”), a Virginia limited liability company;

WHEREAS, as a portion of the consideration paid by the Borrower to Junior Creditor for Junior Creditor’s assets and properties sold to Junior Creditor pursuant to the Purchase Agreement, the Borrower has executed and delivered to Junior Creditor a Subordinated Secured Promissory Note, dated of even date herewith (the “Junior Note”), in the original principal amount of $______________, subject to certain adjustments to the principal amount owing thereunder as more particularly set forth in the Purchase Agreement;

WHEREAS, payment of the Junior Note and the other Junior Indebtedness (as defined below) is unconditionally guaranteed by Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company (the “Parent”), the owner of all of the issued and outstanding stock of the Borrower and in turn a wholly owned subsidiary of Churchill Downs Holdings Ltd, a corporation formed under the laws of the British Virgin Islands, and Stanley Furniture 2.0, and is secured by liens and security interests granted by the Borrower, the Parent and Stanley Furniture 2.0 (individually and collectively, the “Debtor”) in substantially all of their respective assets and properties, including, without limitation, all of Debtor’s accounts, inventory, documents, instruments, chattel paper, general intangibles, equipment and all proceeds thereof;

WHEREAS, NMC has entered into a certain Loan and Security Agreement, dated January __, 2018 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) with the Borrower under which NMC may make revolving loans and advances or other financial accommodations to the Borrower against, among other things, the accounts and inventory of the Borrower, to be unconditionally guaranteed by the Parent and Stanley Furniture 2.0, and NMC is to be granted a first priority senior and superior security interest in and lien on all of Debtor’s assets and properties; and

WHEREAS, NMC is unwilling to enter into the Loan Agreement with the Borrower and to make available the revolving credit facility thereunder to the Borrower unless (a) Junior Creditor agrees that (i) any interest of any kind Junior Creditor has in any of Debtor’s assets and properties shall be junior and subordinate to the security interests and liens to be granted to NMC and (ii) the indebtedness of Debtor to Junior Creditor under or with respect to the Junior Note and the other Junior Indebtedness is subordinate to the indebtedness of Debtor to NMC, and (b) Junior Creditor and NMC have entered into this Subordination Agreement so as to set forth said priorities of their respective liens on assets and properties of Debtor and the indebtedness of Debtor to each of Junior Creditor and NMC.

NOW THEREFORE, Junior Creditor and Lender agree as follows:

1.     Definitions. All capitalized terms used in this Subordination Agreement without definition shall have the meanings ascribed to such terms in the Loan Agreement. In addition to the defined terms set forth above or in the Loan Agreement or as otherwise provided for herein: (A) each of Junior Creditor and NMC is sometimes referred to as a "Lender" and collectively the "Lenders"; (B) "Obligations" means the present and future liabilities of Debtor to each Lender, including, without limitation, all principal, interest, fees and expenses, whether incurred or accruing prior to or after a bankruptcy or similar insolvency proceeding of Debtor; (C) "Security Agreement" means and collectively refers to the loan and security agreement, security agreement, notes, instruments and all other documents executed or delivered by Debtor in favor of each Lender; (D) "Enforcement Action" means taking any action, judicial or otherwise, to collect payment on any Obligations or pursuing any other remedy with respect to the Obligations, including commencing or joining with any other junior creditor in commencing any proceeding under any bankruptcy or similar insolvency proceeding, further including, without limitation, enforcement of or foreclosure of any lien on any Collateral; (E) "Senior Indebtedness" means and include all present and future principal of and interest (including, without limitation, any post-petition interest) on all Obligations owing to NMC evidenced by or arising under or related to the Loan Agreement or any of the other Loan Documents, accruing whether or not granted or permitted in any bankruptcy or similar insolvency proceeding), and all fees, costs and expenses, including attorneys' fees, on all Obligations of Debtor to NMC evidenced by or arising under or related to the Loan Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, joint, several or independent, now or hereafter existing, due or to become due to, or held or to be held by NMC, whether created directly or acquired by assignment or otherwise; (F) "Junior Indebtedness" means and includes the principal of and interest on the Junior Note and all other present and future principal of and interest and all fees, costs and expenses, including attorneys' fees, on all Obligations of Debtor to Junior Creditor evidenced by or arising under or related to the Junior Note or any of the other Purchase Documents, whether direct or indirect, absolute or contingent, joint, several or independent, now or hereafter existing, due or to become due, or held or to be held by Junior Creditor whether created directly or acquired by assignment or otherwise; (G) “Collateral” means all of the assets and properties of Debtor in which any Lender has or claims a security interest or lien pursuant to its Security Agreement with Debtor; (H) “Availability” means, at any date of the determination thereof, the amount, if positive, by which the lesser of the Advance Limit or the Borrowing Base, less reserves, at such date exceeds the aggregate amount of Advances then outstanding; and (I) “Excess Cash Flow” shall have the meaning ascribed to such term in the Junior Note.

2.     Representations. Junior Creditor represents that:

 (A)     As of the date hereof the total principal amount of the Junior Indebtedness is $_______________ which is evidenced by the Junior Note.

 (B)     Junior Creditor is the unconditional owner of the Junior Indebtedness, free and clear of all liens, claims and encumbrances, and the Junior Indebtedness has not been subordinated in favor of any other party.

 (C)     Junior Creditor holds no security for the Junior Indebtedness, or any guarantees of any third parties of such Junior Indebtedness, except as disclosed on Exhibit A annexed hereto.

 (D)     This Subordination Agreement constitutes the valid and binding obligation of Junior Creditor and is enforceable against Junior Creditor in accordance with its terms.

3.     Subordination.

 (A)     Upon the terms and subject to the provisions of this Subordination Agreement, Junior Creditor hereby subordinates the payment of the Junior Indebtedness to payment in full of the Senior Indebtedness.

 (B)     Upon any distribution of the assets or readjustment of indebtedness of Debtor, whether by reason of liquidation, dissolution, bankruptcy, reorganization, receivership or any other action or proceeding involving the readjustment of all or any of the Junior Indebtedness, or the application of assets of Debtor to the payment or liquidation thereof, NMC shall be entitled to receive payment in full of the Senior Indebtedness prior to the payment of all or any part of the Junior Indebtedness hereby subordinated.

 (C)     In order to enable NMC to enforce its rights hereunder in any action or proceeding referred to in (B) above, NMC is hereby irrevocably authorized and empowered in NMC's discretion to make and present for, and on behalf of Junior Creditor, such proofs or claims against Debtor on account of the Junior Indebtedness as NMC may deem expedient or proper, and to vote such proofs or claims in any such proceedings, and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued, and to apply same on account of the Senior Indebtedness. Further, in order to enable NMC to enforce its rights hereunder in any action or proceeding referred to in (B) above, Junior Creditor hereby appoints NMC, or its designee, attorney to take the above mentioned with full power of substitution in the premises. Junior Creditor further agrees to execute and deliver any further documents or other instruments which may be necessary or expedient to enable NMC to collect any and all dividends or other payments or disbursements which may be made at any time on account of all or any of the Junior Indebtedness (except for the payments permitted by Section 4(A) below) or otherwise enforce its rights under this Subordination Agreement.

 (D)     Junior Creditor agrees that Junior Creditor will make proper notations on the Junior Note and in Junior Creditor's books and records indicating that the Junior Indebtedness is subject to this Subordination Agreement. The Junior Note and all other evidences of indebtedness accepted by the Junior Creditor from Debtor shall contain a specific statement that the indebtedness thereby evidenced is subject to the provisions of this Subordination Agreement.

 (E)     Junior Creditor hereby waives any and all notice of the creation, renewal, modification or extension of the Senior Indebtedness and acknowledges that NMC shall be deemed to have relied on this Subordination Agreement when extending any credit, loaning any monies or providing any financial accommodation to Debtor or otherwise acting with respect to the occurrence of the Senior Indebtedness, now or at any time in the future, and Junior Creditor expressly waives proof of reliance by NMC upon this Subordination Agreement and waives all notice of any actions that NMC may take with respect to the Senior Indebtedness, or the acceptance by NMC of this Subordination Agreement or the extension of credit by NMC to Debtor.

4.     Payments and Other Acts With Regard to Junior Indebtedness. Until satisfaction in full of the Senior Indebtedness and termination of this Subordination Agreement in accordance with its terms, Junior Creditor agrees that:

 (A)     Junior Creditor will not ask, demand, sue for, take or receive from Debtor any payment or distribution on account of the Junior Indebtedness (whether in cash, property or securities), including, but not limited to, by setoff or any other manner or accelerate the maturity thereof; provided, however, if and only to the extent that, immediately before and after giving pro forma effect to any payment on the Junior Indebtedness, (i) no Event of Default shall exist or would result from the making of such payment, (ii) Availability shall be at least One Million Dollalrs ($1,000,000), (iii) all taxes are current, and (iv) the combined amount of all payables and other obligations of Debtor that are then delinquent or are outside their payment terms are no more than Twenty-Five Thousand Dollars ($25,000), Debtor may pay and Junior Creditor may receive the following payments (but no other payments) on the Junior Indebtedness on the due dates thereof:

(1)     monthly payments of interest on the Junior Indebtedness at a per annum rate not greater than six percent (6.0%) per annum (computed on the basis of a 365 or 366 day year, as applicable, and the number of days elapsed); provided, however, that any interest payable on the Junior Indebtedness at the default rate of interest may be accrued, capitalized and added to the principal balance of the Junior Indebtedness to the extent permitted by the terms of the Junior Note and applicable law;

(2)     no earlier than twenty (20) days after delivery to the Lenders of the Borrower’s audited financial statements for each fiscal year required to be delivered to each Lender pursuant to the respective Security Agreement with each Lender, commencing with the fiscal year ending December 31, 2018, a payment of principal in the amount of the Borrower’s Excess Cash Flow for such fiscal year; and

(3)     a payment of principal in the amount of the unpaid principal balance of the Junior Note, together with any other amounts owing on the Junior Indebtedness, on the fifth (5th) anniversary date of the Junior Note.

 (B)     Junior Creditor will not obtain, ask for or require any additional security for or any additional guaranty of the Junior Indebtedness (other than as set forth on Exhibit A annexed hereto); and

 (C)     If, notwithstanding any terms of this Subordination Agreement to the contrary, Junior Creditor receives any payment or distribution on account of the Junior Indebtedness not permitted to be received under (A) above, and/or Junior Creditor receives any payment or proceeds on any accounts of Debtor or other Collateral, Junior Creditor will hold same in trust for NMC and immediately deliver same in the form received, except for the addition of any endorsement or assignment necessary to effect a transfer, to NMC for application on account of the Senior Indebtedness. If Junior Creditor fails to endorse any instrument for the payment of money payable to it or its order, which has been turned over to NMC, NMC is hereby irrevocably constituted and appointed attorney-in-fact for the Junior Creditor with full power to make any such endorsement, and with full power of substitution. All actions taken by such attorney-in-fact as permitted by the terms of this Subordination Agreement or applicable law are hereby ratified and approved.

 (D)     After all of the Senior Indebtedness has been paid in full and until all of the Junior Indebtedness has been paid in full, Junior Creditor shall be subrogated to the rights of NMC to receive payments and distributions of assets with respect to the Senior Indebtedness, to the extent that distributions otherwise payable to Junior Creditor have been applied to the payment of Senior Indebtedness in accordance with the provisions of this Subordination Agreement.  As between Debtor and Junior Creditor, a distribution applied to the payment of Senior Indebtedness in accordance with the provisions of this Subordination Agreement which would otherwise have been made to Junior Creditor shall not be deemed a payment by Debtor on the Junior Indebtedness, it being understood that the subordination and other intercreditor provisions of this Subordination Agreement are intended solely for the purpose of defining the relative rights of Junior Creditor, on the one hand, and NMC, on the other hand, and nothing contained in this Subordination Agreement shall impair the obligations of Debtor, which are absolute and unconditional, to pay to Junior Creditor the Junior Indebtedness as and when the same shall become due and payable in accordance with its terms, except as such obligation is modified by the rights confirmed hereunder in favor of NMC, or affect the relative rights of Junior Creditor and the creditors of Debtor other than NMC.

5.     Priorities. Notwithstanding the terms of any Security Agreement heretofore or hereafter entered into between either Lender and Debtor, or the date of the filing of any financing statements heretofore or hereafter filed by either Lender against Debtor, or any other action by either Lender with regard to perfection of a security interest or lien, Junior Creditor agrees that any security interest, lien, claim or right now or hereafter asserted by Junior Creditor with respect to the Collateral, shall be subject, junior and subordinate to any security interest, lien, claim or right now or hereafter asserted by NMC with respect thereto.

6.     Exercise of Rights Under Security Agreements, Notes and Other Agreements.

 (A)     Junior Creditor will not take any action which interferes with the exercise of NMC's rights and remedies with respect to the Senior Indebtedness, or interfere with NMC's exercise of NMC's superior security interest in, or lien on, the Collateral, and specifically and without limitation, Junior Creditor will not, without the prior written consent of NMC, notify any account debtors of Debtor of Junior Creditor's security interest in the accounts of Debtor and will not notify any such account debtor to remit any payments on accounts to Junior Creditor.

 (B)     If an event of default exists under the Obligations of Debtor to Junior Creditor that permits Junior Creditor to exercise any of its rights or remedies to collect the Junior Indebtedness, Junior Creditor will not take any Enforcement Action until the date the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full.; provided that following the acceleration of the Senior Indebtedness, Junior Creditor may accelerate the Junior Indebtedness. Any Enforcement Action by Junior Creditor shall be subject to the terms of this Subordination Agreement.

 (C)     Each Lender waives the right to require a marshalling of assets.

 (D)     Each Lender agrees to endeavor to promptly notify the other Lender if such Lender declares an event of default under the Obligations of Debtor to such Lender, however the failure of any Lender to so notify the other Lender shall not impose any liability on the Lender failing to give such notice or in any manner restrict or limit the rights and remedies of such Lender.

 (E)     Junior Creditor hereby agrees that, until the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full, NMC may dispose of, and exercise any other rights with respect to, any or all of the Collateral, free of the lien of Junior Creditor (except to the extent of Junior Creditor’s right to any surplus over the amount necessary to pay the Obligations owing to NMC as provided in the following proviso clause), provided that the proceeds thereof, net of disposition costs and expenses, are applied to the payment of the Senior Indebtedness and Junior Creditor retains any rights Junior Creditor may have as a junior secured creditor with respect to the surplus (if any) over the amount necessary to pay the Obligations owing to NMC in full in cash arising from any such disposition or enforcement. Upon any disposition of any of the Collateral by NMC, or by Debtor with the consent of NMC, any and all liens of Junior Creditor in such Collateral (except to the extent of Junior Creditor’s right to any surplus over the amount necessary to pay the Obligations owing to NMC as provided in the following proviso clause), shall be deemed to be released without further action on the part of Junior Creditor provided the proceeds of such disposition, net of disposition costs and expenses, are applied to the payment of the Senior Indebtedness, and Junior Creditor retains any rights Junior Creditor may have as a junior secured creditor with respect to the surplus (if any) over the amount necessary to pay the Obligations owing to NMC in full in cash arising from any such disposition or enforcement. Junior Creditor agrees, if requested, to execute and/or immediately deliver any and all financing statement amendments and other documents with respect to such releases which NMC deems necessary in its discretion.

 (F)      Each Lender agrees to give to the other Lender notice of default, termination, demand, acceleration, exercise of remedies and any other notice which is of a like nature or required to be given under its respective Security Agreement with Debtor, or by law, in each case concurrently with the giving of such notice to Debtor; provided, however, that no failure of any Lender to give such notice to the other Lender shall affect the validity or enforcement of the subordination and other provisions of this Subordination Agreement or the relative priorities of the respective liens and security interests of the Lenders in the Collateral established in Section 5 hereof.

 (G)     Intercreditor Arrangements in Bankruptcy.

(i)       This Subordination Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to Debtor shall be deemed to apply to Debtor as debtor in possession and to any trustee in bankruptcy for the estate of Debtor.

(ii)      Except as otherwise specifically permitted in Section 6(E) or this Section 6(F), until the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full, Junior Creditor shall not assert, without the written consent of NMC, any claim, motion objection, or argument in respect of any of the Collateral in connection with any insolvency or liquidation proceeding which could otherwise be asserted or raised in connection with such insolvency or liquidation proceeding by Junior Creditor as a secured creditor of Debtor, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral.

(iii)     Without limiting the generality of the foregoing, Junior Creditor agrees that, if an insolvency or liquidation proceeding occurs, (1) NMC may consent to the use of cash collateral on such terms and conditions and in such amounts as NMC, in its sole discretion, may decide without seeking or obtaining the consent of Junior Creditor as holder of a subordinate interest in the Collateral; (2) Lender may, upon notice to Junior Creditor, (A) provide financing to Debtor, or (B) consent to the granting of a priming lien to secure postpetition financing, in each case pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as NMC, in its sole discretion, may decide without seeking or obtaining the consent of Junior Creditor as holder of an interest in the Collateral; (3) Junior Creditor shall not oppose Debtor's use of cash collateral on the basis that Junior Creditor's interest in the Collateral is impaired by such use or inadequately protected by such use to the extent such use has been approved by NMC; (4) Junior Creditor shall not oppose any sale or other disposition of any assets comprising part of the Collateral free and clear of liens or other claims of any party, including Junior Creditor, under Section 363 of the Bankruptcy Code on the basis that Junior Creditor's interest in the Collateral is impaired by such sale or inadequately protected as a result of such sale if NMC has consented to such sale or disposition of such assets; and (5) Junior Creditor shall not vote in favor of, nor sponsor or support any plan of reorganization of Debtor, that does not propose to pay the Senior Indebtedness in full on the effective date of such plan or that is not consistent with this Subordination Agreement, absent NMC's consent to a plan that does not pay in full the Senior Indebtedness on the effective date of such plan.

(iv)     Junior Creditor agrees that it will not initiate, prosecute, encourage, or assist with any other person or entity to initiate or prosecute any claim, action or other proceeding (1) challenging the validity or enforceability of this Subordination Agreement, (2) challenging the validity or enforceability of NMC's claim, (3) challenging the perfection or enforceability of any liens of NMC, or (4) asserting any claims, if any, which Debtor may hold with respect to NMC or any of the Obligations of Debtor to NMC.

(v)      To the extent that NMC receives payments or transfers on the Obligations of Debtor to NMC or proceeds of the Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver of any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Obligations of Debtor to NMC, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payments or proceeds had not been received by NMC.

(vi)     Subject to the provisions of this Section 6(F) above, (1) Junior Creditor shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Junior Creditor, including, without limitation, any claims secured by the Collateral, if any, and (2) Junior Creditor shall be entitled to file any pleadings, objections, motions or subordination agreements which assert rights or interests available to unsecured creditors of Debtor arising under either the Bankruptcy Code or applicable non-bankruptcy law.

(vii)     NMC agrees that NMC will not initiate, prosecute, encourage, or assist with any other person or entity to initiate or prosecute any claim, action or other proceeding (1) challenging the validity of enforceability of this Subordination Agreement, (2) challenging the validity or enforceability of Junior Creditor's claims, (3) challenging the perfection of enforceability of any liens of Junior Creditor, or (4) asserting any claims, if any, which Debtor may hold with respect to Junior Creditor or any of the Obligations of Debtor to Junior Creditor.

7.     No Warranties. The Lenders have not made to each other nor do they hereby or otherwise make to each other any warranties, express or implied, nor do they assume any liability to the other Lender with respect to: (a) Debtor or any other obligors under any instruments of guaranty; (b) the enforceability, validity, value or collectability of the Collateral held by such Lender or any of the notes, guaranties, security agreements or subordination agreements evidencing or entered into with respect to any of the Obligations; or (c) Debtor's title or right to transfer the Collateral (or any portion thereof). A Lender shall not be liable to the other Lender for any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Lender or such Lender's agents, officers, employees or attorneys with respect to any transaction relating to any of the notes or subordination agreements evidencing or entered into with respect to any of the Obligations or any security or guaranties therefor, provided such Lender has acted in good faith and has not been guilty of gross negligence or willful misconduct.

8.     Actions by NMC. Without impairing or releasing this Subordination Agreement, NMC may at any time and from time to time, without the consent of, or notice to Junior Creditor, upon any terms or conditions and in whole or in part:

 (A)     Change the manner, place or terms of payment, and/or change or extend from time to time the time of payment or renew or alter, the Senior Indebtedness or any security therefor, and this Subordination Agreement shall apply to the Senior Indebtedness as so changed, extended, renewed or altered;

 (B)     Sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged, mortgaged or in which a security interest is given to secure, or howsoever securing, the Senior Indebtedness;

 (C)     Exercise or refrain from exercising any rights against Debtor or any surety, endorser or guarantor or subordinator (including Junior Creditor) (each an "Obligor") or against security, or otherwise act or refrain from acting;

 (D)     Settle or compromise the Senior Indebtedness, or any liability of any Obligor, or dispose of any security therefor, with or without consideration, or any liability incurred directly or indirectly in respect thereof;

 (E)     Apply any sum by whomsoever paid or howsoever realized to the Senior Indebtedness; and

 (F)     Take or refrain from taking any or all actions against Debtor, any Obligor, or any of the Collateral, whether similar or dissimilar to the foregoing.

9.     Assignment and Transfer. Each Lender may, from time to time, without affecting any of such Lender's rights hereunder, assign or transfer any or all of the Obligations owing to such Lender or any interest therein, provided that prompt written notice thereof is given to the other Lender, and the assignment or transfer is made expressly subject to the terms of this Subordination Agreement and the assignee or transferee of such Lender agrees in writing to be bound by the provisions of this Subordination Agreement. Notwithstanding the foregoing, NMC may assign to the agent of its lending group or lender, as security for the indebtedness owing by NMC to such agent and lending group or lender, any or all of the Obligations (or any portion thereof) owing to NMC subject to the terms and provisions of this Subordination Agreement.

10.    Amendment; Waiver. No amendment, modification or waiver of any provision of this Subordination Agreement, or of a Lender’s rights hereunder, shall be effective or deemed to be made by a Lender unless the same shall be in writing and signed by such Lender (and Debtor shall be bound by this Subordination Agreement as so amended), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall in no way impair the rights of such Lender or the obligations of the other Lender in any other respect at any other time. No delay on the part of any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by such Lender of any right, power or remedy preclude any other for further exercise thereof, or the exercise of any other right, power or remedy.

11.     Notices. Notices and communications under this Subordination Agreement shall be in writing and shall be given by (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid); or (iv) facsimile or other electronic transmission, to the addresses and facsimile numbers listed below the signature of each Lender below. Notice given by facsimile or other electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States mail. Notice by hand-delivery shall be deemed to have been given and received upon delivery. A Lender may change its address and/or facsimile number by giving written notice to the other Lender as specified herein.

12.    Entire Agreement. This Subordination Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior understandings of the parties hereto relating to the subject matter herein contained.

13.     Captions. Section captions used in this Subordination Agreement are for convenience only and shall not affect the interpretation of the provisions of this Subordination Agreement.

14.     Counterparts; Effectiveness. This Subordination Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Subordination Agreement shall become effective as of the date hereof when one or more counterparts has been executed and delivered by each of the parties hereto.

15.     Termination. This Subordination Agreement shall remain in full force and effect until such time as all of the Obligations owing to NMC are indefeasibly paid and satisfied in full.

16.     Governing Law. This Subordination Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed in such state. All terms used herein which are not defined herein and are defined in the New Jersey Uniform Commercial Code in effect from time to time (the "UCC") shall have the meanings therein stated, unless the context otherwise requires. Except as otherwise provided in this Subordination Agreement, the rights and priorities of the Lenders shall be determined in accordance with applicable law.

17.     Successors and Assigns; Benefit of Subordination Agreement. This Subordination Agreement is solely for the benefit of the Lenders and their respective successors, designees or assigns, as the case may be, and no other persons, including, without limitation, Debtor, shall have any right, benefit, priority or interest under, or because of the existence of, this Subordination Agreement.

18.     Miscellaneous.

(A)     All rights, powers and remedies of the Lenders hereunder and under any agreement between Debtor or any other Obligor and such Lender, now, or at any time hereafter in force, shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies given to Lender by law.

(B)     Whenever used herein, the singular shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders.

(C)     The terms "Debtor", "Junior Creditor" and "NMC" as used in this Subordination Agreement shall include the individuals, firms, corporations or limited liability companies named herein as Debtor, or Junior Creditor or NMC as applicable, and (i) any successor, individual or individuals, firms or corporations to which all or substantially all of the business or assets of any of them shall have been transferred; (ii) in the case of a partnership, any new partnership which shall have been created by reason of the admission of any new partner or partners therein or the dissolution of the then existing partnership or the death, resignation or withdrawal of a partner; and (ii) in the case of a corporation or limited liability company, any other corporation or limited liability company into or with which such corporate or limited liability company party shall have been merged, consolidated, reorganized or absorbed.

19.     Controlling Contract. In the case of any conflict between this Subordination Agreement and any Security Agreement with either Lender, this Subordination Agreement shall control.

20.     Further Action. Each Lender shall take such further actions as the other Lender shall reasonably request to effectuate the priorities and other matters set forth in this Subordination Agreement, including without limitation, in the case of UCC financing statements filed by Junior Creditor, the filing of UCC amendment statements giving record notice that the liens and security interests of Junior Creditor in the Collateral are junior and subordinate to the senior liens and security interests of NMC. Junior Creditor further agrees the Junior Indebtedness shall also be subordinate to the indebtedness owing by Debtor to a third party lender whose loans to Debtor are used to refinance the Senior Indebtedness, and that Junior Creditor's lien on assets of Debtor shall also be subordinate to the lien in favor of such future lender, and that Junior Creditor shall execute and deliver to any such future lender a Subordination Agreement in the same form as this Subordination Agreement or such other form as the future working capital lender and Junior Creditor shall reasonably agree to.

21.     WAIVER OF TRIAL BY JURY. EACH LENDER WAIVES TRIAL BY JURY IN ANY ACTION UNDER OR RELATING TO THIS SUBORDINATION AGREEMENT.

[Signatures Begin on the Next Page]

IN WITNESS WHEREOF, each Lender has caused this Subordination Agreement to be duly executed by its authorized officer(s), as applicable, as of the day and year first above written

STANLEY FURNITURE COMPANY, INC.

By:
Name:
Title:

Address:
Attn:
Facsimile No.:

NORTH MILL CAPITAL LLC

By:
Name:
Title:

Address:	821 Alexander Road, Suite 130
Princeton, New Jersey 08540
Attn:	Rebecca G. Smith
Senior Vice President
Phone: 678-217-5316 (work);
404-825-5972 (mobile)
Facsimile No.:	(609) 919-0067

ACKNOWLEDGEMENT AND AGREEMENT OF DEBTOR

Each of the undersigned, a Debtor referred to in the foregoing Subordination Agreement, hereby accepts notice of, and consents to the execution and delivery thereof, and of the terms and provisions thereof, and, in consideration of the granting or continuing of the Senior Indebtedness, as therein described, agrees to do and perform any and all acts and things which may be required on such Debtor's part to enable Junior Creditor under the Subordination Agreement to perform the obligations of Junior Creditor as therein expressed, and to refrain from doing any act or thing which would cause or contribute to a violation by Junior Creditor of the Subordination Agreement or of any of Junior Creditor's obligations thereunder.

Dated: February __, 2018

CHURCHILL DOWNS LLC

By:
Name:
Title:

CHURCHILL DOWNS INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

STANLEY FURNITURE COMPANY 2.0, LLC

By:
Name:
Title:

Exhibit A

Liens held by Junior Creditor:

Liens and Security Interests in substantially all of the assets and properties of the Borrower, the Parent and Stanley Furniture 2.0 pursuant to the terms of the Junior Note and the other Purchase Documents.

Guarantees held by Junior Creditor:

Guarantees of Junior Indebtedness pursuant to those certain guaranty agreements dated of even date herewith executed by the following in favor of Junior Creditor:

Parent

Stanley Furniture 2.0

Annex E

[Stephens letterhead]

January 22, 2018

Board of Directors

Stanley Furniture Company, Inc.

200 North Hamilton Street No. 200

High Point, NC 27260

Gentlemen:

We have served as your financial advisor in connection with the proposed Sale of Assets of Stanley Furniture Company, Inc. (the "Company").   We understand that Churchill Downs LLC (the “Buyer”) and the Company propose to enter into the First Amendment (as defined below) to the Agreement (as defined below) pursuant to which, among other things, the Company will sell substantially all of its assets to the Buyer, and the Buyer will assume specified liabilities of the Company (the “Transaction”), for a minimum of $7.0 million in cash, a subordinated secured promissory note in the principal amount of $10.3 million (“Subordinated Note”) and a 5% equity interest in the Churchill Downs Holdings LTD. (collectively, the “Consideration”).  We understand that in the event more cash consideration is received from the Buyer, the Subordinated Note will be reduced by a corresponding amount.  The terms and conditions of the Transaction are more fully set forth in the Amended Agreement (as defined below) between the Company and the Buyer.

You have requested our opinion as to whether the Consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by and based on assumptions provided by the management team of the Company;

(iii)	analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet, earnings and book value of the Company;

(iv)	reviewed the reported prices and trading activity for the common stock of the Company;

(v)

compared the financial performance of the Company and the prices and trading activity of the common stock of the Company with that of certain other publicly-traded companies that we deemed relevant to our analysis;

(vi)	reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed relevant to our analysis;

(vii)

reviewed most recent draft provided to us of the First Amendment (the “First Amendment”) to the Asset Purchase Agreement, dated as of November 20, 2017 (the “Agreement”, and as amended by the First Amendment, the “Amended Agreement”) and related documents;

(viii)	discussed with management of the Company the operations of and future business prospects for the Company;

(ix)	assisted in your deliberations regarding the material terms of the Transaction; and

(x)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or of the Buyer. We have also assumed that the representations and warranties contained in the Amended Agreement and all related documents are true, correct and complete in all material respects. In reaching our conclusions hereunder, we did not perform a discounted cash flow analysis or other analyses based upon Company projections because projections were not made available to us.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and have previously provided investment banking services to the Company. During the two years preceding the date of this letter, we have received fees from the Company for providing investment banking services assisting the Company with evaluating potential strategic alternatives of the Company. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of certain of our expenses and a fee for our services as financial adviser to the Company, some or all of which is contingent upon the consummation of the Transaction. We also delivered our opinion, dated November 16, 2017, to the Board of Directors of the Company with respect to the consideration to be received in the Transaction as set forth the Agreement and received a fee for providing such opinion. We are also entitled to receive a fee from the Company for providing this opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens Inc. expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, regulatory, accounting or tax experts, and we have relied, without independent verification, on the assessments of the Company with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its stockholders.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Amended Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any person other than the Board of Directors of the Company. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amounts or portions of the aggregate consideration in the Transaction to be distributed to any stockholders or to any group or class of stockholders of the Company. Our opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to stockholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such stockholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion on the date hereof that the Consideration to be received by the Company in the Transaction is fair to the Company from a financial point of view.

Very truly yours,

STEPHENS INC.

By:	/s/ STEPHENS INC.

Annex F

STANLEY CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Stanley Furniture Company, Inc.

High Point, North Carolina

We have audited the accompanying consolidated balance sheets of Stanley Furniture Company, Inc. as of December 31, 2016 and 2015 and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for the years ended December 31, 2016 and 2015. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Stanley Furniture Company, Inc. at December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ BDO USA, LLP

Raleigh, North Carolina

February 22, 2017

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash	$4,212	$6,497
Restricted cash	663	663
Accounts receivable, less allowances of $272 and $404	3,492	6,925
Inventory, net	22,951	20,934
Prepaid expenses and other current assets	729	959
Total current assets	32,047	35,978

Property, plant and equipment, net	1,606	1,787
Cash surrender value of life insurance policies, net	-	22,253
Other assets	2,868	3,128
Total assets	$36,521	$63,146

LIABILITIES
Current liabilities:
Accounts payable	$5,674	$5,441
Accrued salaries, wages and benefits	1,371	1,367
Deferred revenue	759	442
Other accrued expenses	593	334
Total current liabilities	8,397	7,584

Deferred compensation	4,219	4,301
Supplemental retirement plan	1,724	1,797
Other long-term liabilities	2,199	1,812
Total liabilities	16,539	15,494

Commitments and Contingencies (Footnote 10)

STOCKHOLDERS’ EQUITY
Common stock, $0.02 par value, 25,000,000 shares authorized, 14,730,805 and 14,906,831 shares issued and outstanding at December 31, 2016 and 2015, respectively	275	283
Capital in excess of par value	16,840	17,521
Retained earnings	5,129	32,023
Accumulated other comprehensive loss	(2,262)	(2,175)
Total stockholders’ equity	19,982	47,652
Total liabilities and stockholders’ equity	$36,521	$63,146

The accompanying notes are an integral part

 of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	For the Years Ended December 31,
	2016	2015
Net sales	$44,574	$57,364

Cost of sales	36,160	43,679

Gross profit	8,414	13,685

Selling, general and administrative expenses	13,982	12,661

Operating (loss) income	(5,568)	1,024

Income from Continued Dumping and Subsidy Offset Act, net	1,103	5,308
Other income, net	26	42
Interest expense, net	101	947

(Loss) income from continuing operations before income taxes	(4,540)	5,427

Income tax expense	718	76

Net (loss) income from continuing operations	(5,258)	5,351
Net (loss) from discontinued operations	-	(11)

Net (loss) income	$(5,258)	$5,340

Basic (loss) income per share:
(Loss) income from continuing operations	$(.37)	$.37
(Loss) from discontinued operations	-	-
Net (loss) income	$(.37)	$.37

Diluted (loss) income per share:
(Loss) income from continuing operations	$(.37)	$.37
(Loss) from discontinued operations	-	-
Net (loss) income	$(.37)	$.37

Weighted average shares outstanding:
Basic	14,139	14,273
Diluted	14,139	14,542

Dividend per share:
Special dividend	$1.50	-

The accompanying notes are an integral part

of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

 (in thousands)

	For the Years Ended December 31,
	2016	2015

Net (loss) income	$(5,258)	$5,340
Other comprehensive (loss) income:
Amortization of prior service credit	-	92
Actuarial loss (gain)	174	(497)
Amortization of actuarial loss	(87)	(117)
Adjustments to net periodic postretirement loss (benefit)	87	(522)
Comprehensive (loss) income	$(5,345)	$5,862

The accompanying notes are an integral part

of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For each of the two years in the period ended December 31, 2016

(in thousands)

					Accumulated
			Capital in		Other
	Common Stock		Excess of	Retained	Comprehensive
	Shares	Amount	Par Value	Earnings	(Loss) Income	Total

Balance at December 31, 2014	14,780	283	16,710	26,683	(2,697)	40,979

Net income	-	-	-	5,340	-	5,340
Other comprehensive income	-	-	-	-	522	522
Restricted stock grants	229	-	-	-	-	-
Restricted stock forfeited	(98)	-	-	-	-	-
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(4)	-	(13)	-	-	(13)
Stock-based compensation	-	-	824	-	-	824

Balance at December 31, 2015	14,907	$283	$17,521	$32,023	$(2,175)	$47,652

Net loss	-	-	-	(5,258)	-	(5,258)
Other comprehensive loss	-	-	-	-	(87)	(87)
Special dividends declared	-	-	-	(21,636)	-	(21,636)
Restricted stock grants	231	-	-	-	-	-
Stock purchase and retirement	(400)	(8)	(1,004)	-	-	(1,012)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(7)	-	(15)	-	-	(15)
Stock-based compensation	-	-	338	-	-	338

Balance at December 31, 2016	14,731	$275	$16,840	$5,129	$(2,262)	$19,982

The accompanying notes are an integral part

of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Years Ended
	December 31,
	2016	2015
Cash flows from operating activities:
Cash received from customers	$48,248	$56,271
Cash paid to suppliers and employees	(51,243)	(55,898)
Cash from Continued Dumping and Subsidy Offset Act, net	1,103	5,308
Interest paid, net	(191)	(987)
Income tax payments	(510)	(105)
Net cash (used in) provided by operating activities	(2,593)	4,589

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	28,139	-
Decrease in restricted cash	-	527
Proceeds from sale of assets	-	4
Purchase of other assets	(14)	(15)
Net cash provided by investing activities	28,125	516

Cash flows from financing activities:
Stock purchase and retirement for tax withholdings on vesting of restricted awards	(15)	(13)
Payments on insurance policy loans	(5,495)	(5,461)
Payment of dividends	(21,282)	-
Purchase and retirement of common stock	(1,012)	-
Net cash used by financing activities	(27,804)	(5,474)

Cash flows from discontinued operations:
Cash (used in) provided by operating activities	(13)	1,282
Net cash (used in) provided by discontinued operations	(13)	1,282

Net (decrease) increase cash	(2,285)	913
Cash at beginning of year	6,497	5,584
Cash at end of year	$4,212	$6,497

Reconciliation of net (loss) income to net cash (used in) provided by operating activities:

Net (loss) income	$(5,258)	$5,340
Loss from discontinued operations	-	11
Depreciation	181	185
Amortization	289	285
Stock-based compensation	338	824
Other, net	-	14

Changes in assets and liabilities:
Accounts receivable	3,433	(1,072)
Inventories	(2,017)	3,282
Prepaid expenses and other assets	(176)	(1,747)
Accounts payable	233	(542)
Accrued salaries, wages and benefits	(250)	177
Other accrued expenses	235	(1,109)
Other long-term liabilities	399	(1,059)
Net cash (used in) provided by operating activities	$(2,593)	$4,589

The accompanying notes are an integral part

of the consolidated financial statements

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies

Organization and Basis of Presentation

The consolidated financial statements include Stanley Furniture Company, Inc. and our wholly owned subsidiaries. All significant inter-company accounts and transactions have been eliminated. We are a leading design, marketing and sourcing resource in the middle-to-upscale segment of the wood furniture residential market.

For financial reporting purposes, we operate in one reportable segment where substantially all revenues are from the sale of residential wood furniture products.

Cash

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

Restricted cash includes collateral deposits required under the Company’s line of credit agreement, to guarantee the Company’s workers compensation insurance policy. The restricted cash balance is expected to mature over the next twelve months.

Accounts Receivable

Substantially all of our accounts receivable are due from retailers and dealers that sell residential home furnishings, which consist of a large number of entities with a broad geographic dispersion. We continually perform credit evaluations of our customers and generally do not require collateral. Once we have determined the receivable is uncollectible, it is charged against the allowance for doubtful accounts. In the event a receivable is determined to be potentially uncollectible, we engage collection agencies to attempt to collect amounts owed to us after all internal collection attempts have ended.

Revenue Recognition

Sales are recognized when title and risk of loss pass to the customer, which typically occurs at the time of shipment. In some cases, however, title does not pass until the shipment is delivered to the customer. Revenue includes amounts billed to customers for shipping. Provisions are made at the time revenue is recognized for estimated product returns and for incentives that may be offered to customers. Amounts collected in advance of shipment are reflected as deferred revenue on the consolidated balance sheet and then recognized as revenue as the risk of loss passes to the customer.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is determined based solely on those charges incurred in the acquisition and production of the related inventory (i.e. material, freight, labor and overhead). Management regularly examines inventory to determine if there are indicators that the carrying value exceeds its net realizable value. Experience has shown that the most significant indicators of the need for inventory markdowns are the age of the inventory and the planned discontinuance of certain items. As a result, we provide inventory valuation write-downs based upon established percentages based on age of the inventory and planned discontinuance of certain items. As of December 31, 2016 and 2015, we had approximately $23.0 million and $20.9 million of finished goods, net of a valuation allowance of $1.3 million and $1.4 million, respectively.

Property, Plant and Equipment

Depreciation of property, plant and equipment is computed using the straight-line method based upon the estimated useful lives. Depreciation expense is charged to cost of sales or selling, general and administrative expenses based on the nature of the asset. Gains and losses related to dispositions and retirements are included in income. Maintenance and repairs are charged to income as incurred; renewals and betterments are capitalized. Assets are reviewed for possible impairment when events indicate that the carrying amount of an asset may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of property, plant and equipment, which could result in impairment charges in future periods. Our depreciation policy reflects judgments on the estimated useful lives of assets.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.       Summary of Significant Accounting Policies (continued)

Capitalized Software Cost

We amortize purchased computer software costs using the straight-line method over the estimated economic lives of the related products. Unamortized cost at December 31, 2016 and 2015 was approximately $2.4 million and $2.7 million, respectively, and is included in other assets.

Cash Surrender Value of Life Insurance Policies

At December 31, 2015, we owned 27 life insurance policies as a funding arrangement for our deferred compensation plan discussed in Note 7. These corporate-owned policies had a net cash surrender value of $22.3 million. We had $5.5 million in loans and accrued interest outstanding against the cash surrender value. The growth in cash surrender value of these corporate-owned policies, net of related premiums and plan administrative costs, is included in operating income. Interest on the insurance policy loans is recorded as interest expense below operating income. In the first quarter of 2016, we liquidated the corporate-owned life insurance policies with cash surrender value of $28.1 million. We received $22.4 million in proceeds, net of outstanding loans and accrued interest.

Actuarially valued benefit accruals and expenses

We maintain three actuarially valued benefit plans. These are our deferred compensation plan, our supplemental employee retirement plan and our postretirement health care benefits program. The liability for these programs and the majority of their annual expense are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and mortality projections, which are usually updated on an annual basis near the beginning of each year. We are required to consider current market conditions, including changes in interest rates in making these assumptions. Changes in projected liability and expense may occur in the future due to changes in these assumptions. The key assumptions used in developing the projected liabilities and expenses associated with the plans are outlined in Note 7 of the consolidated financial statements.

Income Taxes

Deferred income taxes are determined based on the difference between the consolidated financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Deferred tax expense represents the change in the deferred tax asset/liability balance. Income tax credits are reported as a reduction of income tax expense in the year in which the credits are generated. A valuation allowance is recorded when it is more likely than not that a deferred tax asset will not be realized. Interest and penalties on uncertain tax positions are recorded as income tax expense.

Fair Value of Financial Instruments

Accounting for fair value measurements requires disclosure of the level within the fair value hierarchy in which fair value measurements in their entirety fall, segregating fair value measurements using quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2), and significant unobservable inputs (Level 3). The fair value of receivables and payables approximate the carrying amount because of the short maturity of these instruments.

Earnings per Common Share

Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share includes any dilutive effect of outstanding stock options and restricted stock calculated using the treasury stock method.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.       Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

We record share-based payment awards at fair value on the grant date of the awards, based on the estimated number of awards that are expected to vest, over the vesting period. The fair value of stock options was determined using the Black-Scholes option-pricing model. The fair value of the restricted stock awards was based on the closing price of the Company’s common stock on the date of the grant. For awards with performance conditions, we recognize compensation cost over the expected period to achieve the performance conditions, provided achievement of the performance conditions are deemed probable.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Changes in such estimates may affect amounts reported in future periods.

Reclassifications

As of December 31, 2015, the Company reclassified approximately $442,000 of amounts collected in advance of shipment from accounts payable to deferred revenue. As both accounts payable and deferred revenue are presented as current liabilities, management does not believe there to be a material impact on the consolidated financial statements taken as a whole.

New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2019, however early application is permitted for reporting periods beginning after December 15, 2018. The Company does not anticipate ASU 2016-13 to have a material impact to the consolidated financial statements.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification ("ASC"), Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of -use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring lases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). Our leases as of December 31, 2016, principally relate to real estate leases for corporate office, showrooms and warehousing. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2019. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 by reviewing all long-term leases and determining the potential impact it will have on our consolidated financial statements and related disclosures. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.       Summary of Significant Accounting Policies (continued)

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions. The new guidance requires that excess tax benefits (which represent the excess of actual tax benefits receive at the date of vesting or settlement over the benefits recognized over the vesting period or upon issuance of share-based payments) be recorded in the income statement as a reduction of income or income taxes when the awards vest or are settled. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows rather than as a financing activity. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2017. The adoption of this new standard will reduce our reported income taxes and will increase cash flows from operating activities; however, the amounts of that reduction/increase is dependent upon the underlying vesting or exercise activity and related future stock prices.

In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The guidance is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted, provided all amendments are adopted in the same period. In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. We have reviewed the standard and determined that our statement of cash flows will include changes in restricted cash with related disclosures. The guidance requires application using a retrospective transition method. We do not anticipate ASU 2016-15 or ASU 2016-18 to have a material impact to our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The amendments in ASU 2015-11 require an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments do not apply to LIFO or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (“FIFO”) or average cost.  The amendment is effective for public entities for fiscal years beginning after December 15, 2016 and should be applied prospectively, however early adoption is permitted. The Company does not anticipate ASU 2015-11 to have a material impact to the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard is intended to improve, and converge with international standards, the financial reporting requirements for revenue from contracts with customers. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted but we do not expect to early adopt this new accounting pronouncement. In preparation for this new standard, we are identifying all forms of agreements with our customers and will begin to evaluate the provisions in such agreements in light of the five-step model specified by the new guidance. The five-step model includes: 1) determination of whether a contract – an agreement between two or more parties that creates legally enforceable rights and obligations exists; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when (or as) the performance obligation is satisfied. We are also evaluating the impact of the new standard on certain common practices currently employed by us and others in our industry, such as co-operative advertising, pricing allowances and consumer coupons. We are in the initial phases and have not yet determined the impact of the new standard on our financial statements or whether we will adopt on a full or modified retrospective basis in the first quarter of our fiscal year ending December 31, 2018.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.       Property, Plant and Equipment

	Depreciable
	lives			(in thousands)
	(in years)			2016	2015
Machinery and equipment	5	to	12	$2,675	$2,675
Leasehold improvements		15		1,833	1,833
Property, plant and equipment, at cost				4,508	4,508
Less accumulated depreciation				2,902	2,721
Property, plant and equipment, net				$1,606	$1,787

3.       Debt

We have a secured $6.0 million revolving credit facility with Wells Fargo Bank, National Association with an excess availability requirement of $2.0 million resulting in maximum borrowings of $4.0 million under the facility, subject to borrowing base eligibility requirements.  The credit facility matures in October 2018 and is secured by our accounts receivable, inventory and certain other assets. Borrowings under the credit facility bear interest at a variable per annum rate equal to the daily three month London Bank Interbank Offered Rate plus 3.5%.

The credit facility contains covenants that, among other things limit our ability to incur certain types of debt or liens, pay dividends, enter into mergers and consolidations or use proceeds of borrowing for other than permitted uses.  The credit facility also includes a covenant requiring us to maintain a minimum fixed charge ratio of not less than 1.1 to 1.0 for the trailing twelve months with an initial compliance date at December 31, 2017.

At December 31, 2016, no borrowings were outstanding under this revolving credit facility.

4.       Income Taxes

The provision for income tax expense (benefit) consists of (in thousands):

	2016	2015
Current:
Federal	$525	$52
State	193	24
Total current	718	76
Deferred:
Federal	-	-
State	-	-
Total deferred	-	-
Income tax expense (benefit)	$718	$76

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.       Income Taxes (continued)

A reconciliation of the difference between the federal statutory income tax rate and the effective income tax rate follows:

	2016	2015
Federal statutory rate	35.0%	35.0%
State tax, net of federal benefit	(6.1)	.6
State tax credits and adjustments	1.8	(1.9)
Change in cash surrender value of life insurance policies	(185.1)	(9.0)
Valuation allowance increase (decrease)	143.2	(23.6)
Other, net	(4.6)	.3
Effective income tax rate	(15.8% )	1.4%

The income tax effects of temporary differences that comprise deferred tax assets and liabilities at December 31 follow (in thousands):

	2016	2015
Noncurrent deferred tax assets (liabilities):
Accounts receivable	$99	$150
Other accrued expenses	587	248
Property, plant and equipment	(1,190)	(1,255)
Employee benefits	3,979	4,252
Contribution carryforward	181	278
AMT credit	1,205	676
Net operating loss	7,727	14,845
Gross non-current deferred tax assets	12,588	19,194
Less valuation allowance	(12,588)	(19,194)
Net noncurrent deferred tax assets	$-	$-

We have U.S. federal net operating loss carryforwards of approximately $20.6 million which are available to reduce future taxable income. The federal net operating loss will begin expiring in 2033. We have combined state net operating loss carryforwards of $18.4 million that will expire at various times beginning in 2027.

During 2016, we recorded a non-cash credit to our valuation allowance of $6.6 million against our December 31, 2016 deferred tax assets. The primary assets which are covered by this valuation allowance are employee benefits and net operating losses in excess of the amounts which can be carried back to prior periods. The valuation allowance was calculated in accordance with the provisions of ASC 740, Income Taxes, which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Our results over the most recent three-year period were heavily affected by our business restructuring activities. Our cumulative loss, excluding income from the Continued Dumping and Subsidy Offset Act, in the most recent three-year period, in our view, represented sufficient negative evidence to require a valuation allowance. We intend to maintain a valuation allowance until sufficient positive evidence exists to support its reversal, resulting in no deferred tax asset balance being recognized. Should we determine that we will not be able to realize all or part of our deferred tax asset in the future, an adjustment to the deferred tax asset will be charged to income in the period such determination is made.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.       Income Taxes (continued)

The unrecognized tax benefits activity for the year ended December 31 follows (in thousands):

	2016	2015
Unrecognized tax benefits balance at January 1	$307	$309
Gross increases in tax positions of prior years	164	-
Lapse of statute of limitations	-	(2)
Unrecognized tax benefits balance at December 31	$471	$307

As of December 31, 2016 and 2015, we had approximately $97,000 and $76,000 of accrued interest related to uncertain tax positions, respectively.

Total amount of unrecognized tax benefits that would affect our effective tax rate if recognized is $307,000 at December 31, 2016 and $200,000 at December 31, 2015. The 2010 through 2015 tax years remain open to examination by major taxing jurisdictions.

5.       Stockholders’ Equity

In addition to common stock, authorized capital includes 1,000,000 shares of “blank check” preferred stock. None was outstanding during the two years ended December 31, 2016. The Board of Directors is authorized to issue such stock in series and to fix the designation, powers, preferences, rights, limitations and restrictions with respect to any series of such shares. Such “blank check” preferred stock may rank prior to common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of common stock.

Basic and diluted earnings per share are calculated using the following share data (in thousands):

	2016	2015
Weighted average shares outstanding for basic calculation	14,139	14,273
Dilutive effect of stock options	-	269
Weighted average shares outstanding for diluted calculation	14,139	14,542

In 2016, the dilutive effect of stock options and restricted shares was not recognized since we had a net loss. Approximately 1.1 million shares in 2016 and 1.2 million shares in 2015 that were issuable upon the exercise of stock options were not included in the diluted per share calculation because they were anti-dilutive. In 2016 and 2015, approximately 544,000 and 51,000 shares of restricted stock, respectively, were not included because they were anti-dilutive.

We will repurchase common shares that are tendered by recipients of restricted stock awards to satisfy tax withholding obligations on vested restricted stock. During 2016 and 2015, we repurchased 6,862 shares for approximately $15,000 and 4,622 shares for approximately $13,000, respectively.

In July 2012, the Board of Directors authorized the purchase of up to $5.0 million of our common stock. These repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at prices the Company deems appropriate. During 2016, we repurchased 400,000 shares of common stock for approximately $1.0 million. In 2015, no repurchases of our common stock were made pursuant to this authorization. As of December 31, 2016, we have $3.0 million remaining on this authorization to repurchase our common stock.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.       Stockholders’ Equity (continued)

During 2016, the Board of Directors declared two special dividends totaling $1.50 per share. The first special dividend of $1.25 per share was distributed to shareholders on August 19, 2016 and the second special dividend of $.25 per share was distributed to shareholders on November 18, 2016. Approximately $354,000 in dividends payable relate to unvested restricted shares.

In the fourth quarter of 2016, the Board of Directors adopted a Rights Agreement designed to protect the Company’s substantial net operating loss carryforwards. Under the Rights Agreement, company stockholders of record as of December 15, 2016 received one preferred share purchase right for each share of common stock they owned on such date. If a person or group acquires beneficial ownership of 4.9% or more of the Company’s outstanding common stock (subject to certain specified exceptions), the rights will become exercisable. The rights will also become exercisable if a person or group that already owns 4.9% or more of the Company’s outstanding common stock acquires an additional 1% or more of the Company’s outstanding common stock. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Company common stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable. The rights have a de minimis fair value.

The rights trade with the Company’s common stock. The Rights Agreement and the rights will expire on the first day after the Company’s 2017 annual meeting of stockholders unless the Company’s stockholders approve the Rights Agreement at the meeting, in which case the Rights Agreement and the rights will expire on December 5, 2019 (unless the Company’s NOLs are utilized prior to that date). The Board may amend the Rights Agreement in any way or redeem the rights at any time unless and until the rights are triggered.

The Rights Agreement includes a procedure for the Board to consider requests to exempt a particular transaction from triggering the exercisability of the rights under the Rights Agreement if the transaction (i) does not (x) create a significant risk of the Company’s NOLs being impaired or (y) constitute a default under the change-in-control covenant included in the Company’s credit facility or (ii) is otherwise in the best interests of the Company.

The Company entered into Amendment No. 1, dated January 30, 2017, to the Rights Agreement. This amendment amends the definition of Acquiring Person in the Rights Agreement to exclude any member of the Hale Group (Hale Partnership Fund, LP and certain affiliates that are parties to the agreement (Hale Agreement) dated January 30, 2017 with the Company), provided that any purchases made by members of the Hale Group after December 5, 2016 are made in compliance with Section 1(h) of the Hale Agreement.

6.       Stock Based Compensation

The Stanley Furniture Company, Inc. 2012 Incentive Compensation Plan (Incentive Compensation Plan) provides for the granting of performance grants, performance shares, stock options, restricted stock, restricted stock units, and stock appreciation rights to employees and certain service providers. Under this plan, the aggregate number of common shares that may be issued through awards of any form is 1.6 million. In addition, shares authorized under the 2008 Incentive Compensation Plan are also available for issuance under the Incentive Compensation Plan if they are unissued or subsequently expire, are forfeited or terminate unexercised.

Stock Options

The options are issued at market value on the date of grant and have a term of 10 years from the grant date. In general, employee grants vest ratably over a four to five-year period and Director grants vest after one year. The fair value of each option is amortized into compensation expense on a straight-line basis between the grant date for the option and each vesting date. We have estimated the fair value of all stock option awards as of the date of the grant by applying the Black-Scholes pricing valuation model.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.       Stock Based Compensation (continued)

The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense. No options were granted in 2016 or 2015.

Stock option activity for the two years ended December 31, 2016, follows:

	Number of shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2014	1,371,354	$5.97	5.7
Forfeited	(184,798)	4.31
Expired	(20,364)	23.41

Outstanding at December 31, 2015	1,166,192	$5.93	4.7

Expired	(36,610)	23.88

Outstanding at December 31, 2016	1,129,582	$5.35	3.8	$-

Exercisable at December 31, 2016	1,129,582	$5.35	3.8	$-

There were no stock options exercised in 2016 and 2015.

Restricted Stock

The restricted stock awards are accounted for as “non-vested equity shares” until the awards vest or are forfeited. In general, restricted stock awards for employees are time vested or performance vested and for non-employee directors vest at the end of their current term on the Board. The fair value of each share of restricted stock is the market price of our stock on the grant date. The fair value of each time vested award is amortized into compensation expense on a straight-line basis between the award date and the vesting date. Performance based awards are amortized into compensation expense based on the probability of meeting the performance criteria. In 2016 and 2015, 221,745 and 140,442 of restricted stock awards vested and were released, respectively.

The following table summarizes information about restricted stock awards for the two years ended December 31, 2016:

	Number of shares	Weighted- Average Grant Date Fair Value
Outstanding at December 31, 2014	544,248	$3.74
Forfeited	(97,549)	$3.45
Vested	(140,442)	$3.29
Granted	228,676	$2.86

Outstanding at December 31, 2015	534,933	$3.53
Vested	(221,745)	$4.01
Granted	230,836	$2.52

Outstanding at December 31, 2016	544,024	$2.89

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.       Stock Based Compensation (continued)

As of December 31, 2016, there was $379,000 of total unrecognized compensation cost related to non-vested restricted stock awards, which is expected to be recognized over a weighted-average remaining vesting period of 2.4 years.

7.       Employee Benefits Plans

Defined Contribution Plan

We maintain a defined contribution plan covering substantially all of our employees and make discretionary matching and profit sharing contributions. The total plan cost, including employer contributions, was $16,000 in 2016 and $34,000 in 2015. Employer contributions were suspended to the plan beginning in 2015.

Deferred Compensation Plan

Effective January 1986, we established an unfunded, nonqualified deferred compensation plan for select key executives (the “Plan”). The Plan allowed participants to defer a portion of their compensation and, upon retirement, receive an annual payment for life with a minimum of 15 payments. The Plan was frozen to new participants in 1991 and there are no active employees in the plan. The Plan is accounted for in accordance with ASC 715, Pension Plans, which results in an accrued liability based on future benefit payments owed to each participant under the Plan, utilizing mortality assumptions and a high quality corporate bond discount rate.

Corporate-owned life insurance policies were purchased as a potential funding source for this Plan. The Company had the ability to borrow against these policies or cash them in at any time. The balance sheet reflected a cash surrender value asset of $22.3 million (net of $5.5 million in loans and accrued interest) at December 31, 2015. Interest was paid on the borrowings at a rate of 13.13%, offset by a fixed rate of return of 12.63% on the borrowed portion of the cash surrender value of these policies, resulting in a net borrowing cost of 0.50%. The fixed return on the non-borrowed cash surrender value of these policies is 4%. In the first quarter of 2016, we liquidated the corporate-owned life insurance policies with cash surrender value of $28.1 million. We received $22.4 million in proceeds, net of outstanding loans and accrued interest. The decision to liquidate was made after continued review of the financial stability of Genworth Life Insurance Company, the issuer of the policies.

The growth in the cash surrender value of these policies, net of related premiums and plan administrative costs, is included in operating income. Interest charges for policy loans are included in interest expenses below operating income. The growth in cash surrender value of these policies is not taxable unless the policies are cashed in, while the interest paid is deductible for tax purposes. The liquidation of these policies in 2016 created approximately $24.0 million in taxable income which was offset by net operating loss carryforwards.

The impact of the deferred compensation plan and corporate owned life insurance policies impact on net income is as follows (in thousands):

	2016	2015
Growth in cash surrender value of corporate-owned life insurance policies	$301	$1,701
Deferred compensation plan expenses	352	506
Operating income impact	(51)	1,195
Interest expense on loans against corporate-owned life insurance polices	109	948
Net income impact	$(160)	$247

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.       Employee Benefits Plans (continued)

The financial status of the deferred compensation plan based on actuarially valued benefits at December 31 follows (in thousands):

	2016	2015
Change in benefit obligation:
Beginning benefit obligation	$4,749	$5,412
Interest cost	160	182
Actuarial loss (gain)	210	(395)
Benefits paid	(450)	(450)
Ending benefit obligation	$4,669	$4,749
Change in plan assets:
Beginning fair value of plan assets	-	-
Employer contributions	450	450
Benefits paid	(450)	(450)
Ending fair value of plan assets	-	-
Funded status	$(4,669)	$(4,749)

Amount recognized in the consolidated balance sheet (in thousands):

	2016	2015
Current liabilities	$(450)	$(448)
Noncurrent liabilities	(4,219)	(4,301)
Total	$(4,669)	$(4,749)

Amount recognized in accumulated other comprehensive (loss) income (in thousands):

	2016	2015
Net loss	$1,752	$1,614

Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income (in thousands):

	2016	2015
Net periodic benefit cost:
Interest cost	$160	$182
Amortization of net loss	72	93
Net periodic benefit cost	$232	$275
Other changes in plan assets and benefit obligations recognized in other comprehensive (loss) income:
Net loss (gain)	$210	$(395)
Amortization of net loss	(72)	(93)
Total recognized in other comprehensive (loss) income	138	(488)
Total recognized in net periodic benefit cost and other comprehensive (loss) income	$370	$(213)

Approximately $84,000 in accumulated other comprehensive income (loss) is expected to be recognized as components of net periodic benefit cost during 2017.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.       Employee Benefits Plans (continued)

The assumptions used to determine the plan’s financial status and postretirement benefit cost:

	2016	2015
Discount rate for funded status	3.50%	3.55%
Discount rate for benefit cost	3.55%	3.50%

Estimated future benefit payments are as follows (in thousands):

2017	$450
2018	402
2019	391
2020	381
2021	364
2022 - 2026	1,582

Estimated contributions for 2017	$450

Supplemental retirement plan and other postretirement benefits

Benefits under the supplemental retirement ceased to accrue after 1995. Our postretirement health care benefits were terminated for current employees effective January 1, 2010. Prior to this termination, we provided health care benefits to eligible retired employees between the ages of 55 and 65 and provide life insurance benefits to eligible retired employees from age 55 until death.

The financial status of the plans at December 31 follows (in thousands):

	Supplemental Retirement Plan		Other Postretirement Benefits
	2016	2015	2016	2015
Change in benefit obligation:
Beginning benefit obligation	$1,952	$2,129	$827	$932
Interest cost	68	72	23	26
Plan participants’ contributions	-	-	46	50
Actuarial (gain) loss	14	(93)	(51)	(9)
Benefits paid	(155)	(156)	(135)	(172)
Ending benefit obligation	$1,879	$1,952	$710	$827
Change in plan assets:
Beginning fair value of plan assets	-	-	-	-
Employer contributions	155	156	89	122
Plan participants’ contributions	-	-	46	50
Benefits paid	(155)	(156)	(135)	(172)
Ending fair value of plan assets	-	-	-	-
Funded status	$(1,879)	$(1,952)	$(710)	$(827)

Amount recognized in the consolidated balance sheet (in thousands):

	Supplemental Retirement Plan		Other Postretirement Benefits
	2016	2015	2016	2015
Current liabilities	$(155)	$(155)	$(88)	$(92)
Noncurrent liabilities	(1,724)	(1,797)	(622)	(735)
Total	$(1,879)	$(1,952)	$(710)	$(827)

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.       Employee Benefits Plans (continued)

Amount recognized in accumulated other comprehensive (loss) income (in thousands):

	Supplemental Retirement Plan		Other Postretirement Benefits
	2016	2015	2016	2015
Net loss (gain)	$686	$704	$(182)	$(149)

Components of net periodic benefit cost and other amounts recognized in other comprehensive (loss) income (in thousands):

	Supplemental Retirement Plan		Other Postretirement Benefits
	2016	2015	2016	2015
Net periodic benefit cost:
Interest cost	$68	$72	$23	$26
Amortization of net loss (gain)	32	36	(17)	(13)
Amortization of prior service cost	-	-	-	(92)
Net periodic benefit cost (income)	$100	$108	$6	$(79)

Other changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net loss (gain)	$14	$(93)	$(51)	$(9)
Amortization of net (loss) gain	(32)	(36)	17	13
Amortization of prior service cost	-	-	-	92
Total recognized in other comprehensive (loss) income	$(18)	$(129)	$(34)	$96
Total recognized in net periodic benefit cost and other comprehensive (loss) income	$82	$(21)	$(28)	$17

The amounts in accumulated other comprehensive (loss) income that are expected to be recognized as components of net periodic benefit cost during 2017 are as follows (in thousands):

	Supplemental Retirement Plan	Other Postretirement Benefits
Net loss (gain)	$33	$(16)

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.       Employee Benefits Plans (continued)

The assumptions used to determine the plan’s financial status and postretirement benefit cost:

	Supplemental Retirement Plan		Other Postretirement Benefits
	2016	2015	2016	2015
Discount rate for funded status	3.55%	3.65%	3.20%	3.20%
Discount rate for benefit cost	3.65%	3.50%	3.20%	3.10%
Health care cost assumed trend rate for next year			6.00%	6.50%
Rate that the cost trend rate gradually declines to			5.50%	5.50%
Year that the rate reaches the rate it is assumed to remain at			2018	2018

An increase or decrease in the assumed health care cost trend rate of one percentage point in each future year would affect the accumulated postretirement benefit obligation at December 31, 2016 by approximately $50 and the annual postretirement benefit cost by approximately $2.

Estimated future benefit payments are as follows (in thousands):

	Supplemental Retirement Plan	Other Postretirement Benefits
Estimated net future benefit payments:
2017	$155	$88
2018	152	80
2019	148	76
2020	145	72
2021	141	67
2022 - 2026	645	259

Estimated contributions for 2017	$155	$88

The accrued liabilities relating to these plans are included in accrued salaries, wages and benefits and in long-term liabilities.

8.       Discontinued Operations

During the second quarter of 2014, we concluded that revenue on our Young America product line remained below the level needed to reach profitability and that the time frame needed to assure sustainable profitability was longer than we felt was economically justified. Therefore, we made the decision to cease manufacturing operations at our Robbinsville, North Carolina facility and sell the related assets of this facility. Manufacturing operations were ceased in the third quarter of 2014 and as a result this product line was reflected as a discontinued operation pursuant to the provisions of Accounting Standards Update No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08) for all periods presented.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8.       Discontinued Operations (continued)

Loss from discontinued operations, net of taxes, comprised the following (in thousands):

	2016	2015
Net sales	$-	$553
Cost of sales	-	772
Selling, general and administrative expenses	-	(144)
Other income	-	64
Loss from discontinued operations before income taxes	-	(11)
Income tax (benefit) expense	-	-
Loss from discontinued operations, net of taxes	$-	$(11)

Loss from discontinued operations included write-down of inventories and other assets, severance and other termination costs and operating losses related to final manufacturing production.

9.       Income for Continued Dumping and Subsidy Offset Act (CDSOA)

The CDSOA provides for distribution of monies collected by U.S. Customs and Border Protection (Customs) for imports covered by antidumping duty orders entering the United States through September 30, 2007 to qualified domestic producers. In 2016 and 2015, we received $1.1 million and $5.3 million, respectively, in distributions of funds collected on antidumping duty orders entering the United States prior to September 2007. The distribution amount in 2015 included $4.9 million of distributions for 2012, 2013 and 2014 that were withheld by Customs until pending ligation had been exhausted.

10.      Commitments and Contingencies

Our leased facilities include warehouse and distribution space, showroom and office space and certain technology equipment. These leases have varying terms up to ten years. Rental expenses charged to operations were $3.0 million and $2.9 million in 2016 and 2015, respectively.

At December 31, 2016, the future minimum lease payments for our current operating leases were as follows (in thousands):

Total
2017	$1,280
2018	1,374
2019	1,420
2020	1,308
2021	1,339
Thereafter	1,275
Total minimum lease payments	$7,996

We currently have letters of credit to cover estimated exposures, most notably with workman’s compensation claims. This agreement requires us to maintain a compensating balance with the issuer for the amounts outstanding. We currently have letters of credit outstanding in the amount of $663,000. The compensating balance amount is reflected as restricted cash on the consolidated balance sheet.

In the normal course of business, we are involved in claims and lawsuits, none of which currently, in management’s opinion, will have a material adverse effect on our Consolidated Financial Statements.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11.      Quarterly Results of Operations (Unaudited)

	(in thousands, except per share data)
2016 Quarters:	First	Second	Third	Fourth
Net Sales	$11,683	$12,053	$11,036	$9,802
Gross profit	2,541	2,062	1,835	1,976
Net loss	$(1,485)	$(1,392)	$(2,080)	$(301	) (1)

Net loss per share:
Basic	$(.10)	$(.10)	$(.15)	$(.02)
Diluted	$(.10)	$(.10)	$(.15)	$(.02)

2015 Quarters:	First	Second		Third	Fourth
Net Sales	$14,672	$15,133		$13,760	$13,799
Gross profit	2,983	3,839		3,410	3,453
Net income from continuing operations	2,773 (1)	1,268	(1)	391	919	(1)
Net (loss) income from discontinued operations	(118)	35		74	(2)
Net income	$2,655 (1)	$1,303	(1)	$465	$917	(1)
Basic earnings per share (2):
Net income from continuing operations	$.20	$.09		$.03	$.06
Net (loss) income from discontinued operations	(.01)	-		-	-
Net income	$.19	$.09		$.03	$.06

Diluted earnings per share (2):
Net income from continuing operations	$.19	$.09		$.03	$.06
Net (loss) income from discontinued operations	(.01)	-		-	-
Net income	$.18	$.09		$.03	$.06

(1)

Includes proceeds received from the Continued Dumping and Subsidy Offset Act, net of taxes, of $1.1 million in fourth quarter of 2016, $3.8 million in the first quarter of 2015, $1.1 million in the second quarter of 2015 and $407,000 in the fourth quarter of 2015.

(2)

The sum of individual quarterly net income per share may not agree to the total for the year due to each period’s computation being based on the weighted average number of common shares outstanding during each period.

STANLEY FURNITURE COMPANY, INC.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

For each of the Two Years in the Period Ended December 31, 2016

(in thousands)

Column A	Column B	Column C	Column D	Column E
		Charged
	Balance at	(Credited)		Balance at
	Beginning	to Costs &		End
Descriptions	of Period	Expenses	Deductions	of Period
2016
Doubtful receivables	$267	$91	$ 241(a)	$117
Discounts, returns, and allowances	137	18(b)	-	155
	$404	$109	$241	$272
Valuation allowance for deferred tax assets	$19,194	$-	$6,606	$12,588

2015
Doubtful receivables	$189	$93	$ 15(a)	$267
Discounts, returns, and allowances	186	(49)(b)	-	137
	$375	$44	$15	$404
Valuation allowance for deferred tax assets	$21,724	$-	$2,530	$19,194

__________________________________________

(a) Uncollectible receivables written-off, net of recoveries.

(b) Represents net increase (decrease) in the reserve.

Annex G

Management’s Discussion and Analysis of Financial Condition and Results of Operation for the Years Ended December 31, 2016 and December 31, 2015

Overview

We have taken a number of strategic steps over the last several years to reposition our company. We have closed domestic manufacturing facilities and moved to an overseas sourcing model. We discontinued an unprofitable product line, and we are in the process of launching a new one. We implemented a new enterprise operating system, opened new trade showrooms and consolidated corporate offices. We attempted to establish a strategic overseas manufacturing alliance that did not meet our immediate demands for product, so we have reverted back to a multi-sourcing model that is meeting our costs and quality requirements. In addition, we have taken strategic steps to align our cost structure in response to lower sales volume related to these changes.

In January 2015, we announced our re-entry into the nursery and youth product category with the launch of a new brand, Stone & Leigh. New designs were introduced to the trade at the High Point Market in April 2015. Our experience developing and marketing nursery and youth product, our relationships with wholesale customers within the nursery and youth furniture segment and the minimal investment required for the launch should allow us to reenter this part of the market successfully. This product line began shipping in late 2015, but due to production delays, we did not realize the product line’s expected growth potential in 2016. Once we begin to properly service this product line, we expect it to be a source of growth in 2017.

In addition to the consumer marketing efforts to launch our new Stone & Leigh youth and nursery furniture brand, we are beginning new consumer advertising and wholesale customer support plans to increase revenue and more effectively reach target consumers of the Stanley adult product lines. These efforts, along with more valuable product should produce growth for the adult furniture product lines under the Stanley and Coastal Living® brands.

In the first quarter of 2016, we made the decision to liquidate our twenty-seven corporate-owned life insurance policies with a $28.1 million cash surrender value. We received $22.4 million in proceeds, comprised of the cash surrender value net of outstanding loans and accrued interest. The decision to liquidate was made after continued review of the financial stability of the issuer of the policies and the limited risk we were willing to accept.

During 2016, the Board of Directors engaged Stephens Inc. as financial advisor to assist with its consideration of potential strategic and capital allocation opportunities. As part of this strategic review, the Board decided to return excess cash to shareholders and that the company leverage its operating assets to fund fluctuations in working capital. As a result, the Board declared an initial special dividend of $1.25 per share which was distributed to shareholders in August 2016. A second dividend of $.25 per share was distributed to shareholders in November 2016 after a revolving credit facility was obtained to fund potential fluctuations in working capital.

Results of Operations

The following table sets forth the percentage relationship to net sales of certain items included in the Consolidated Statements of Operations:

	For the Years Ended
	December 31,
	2016	2015
Net sales	100.0%	100.0%
Cost of sales	81.1	76.1
Gross profit	18.9	23.9
Selling, general and administrative expenses	31.4	22.1
Operating (loss) income	(12.5)	1.8
CDSOA income, net	2.4	9.2
Other income, net	.1	.1
Interest expense, net	.2	1.7
(Loss) income from continuing operations before income taxes	(10.2)	9.4
Income tax expense	1.6	.1
(Loss) income from continuing operations	(11.8)	9.3
Loss from discontinued operations	-	-
Net (loss) income	(11.8)%	9.3%

2016 Compared to 2015

Net sales decreased $12.8 million, or 22.3%, in 2016 compared to 2015. The decrease was due to lower unit volume and lower average selling prices. Lower unit volume was primarily a result of delays in shipping new product introduced in 2015 as the production ramp up of the new factory in Vietnam dedicated solely to our new product has taken longer than originally anticipated. The initial orders of 2015 introductions are shipping and should begin to generate orders on retail floors in the near term. Lower average selling prices were the result of aggressive discounting to move older discontinued product. Additionally, inline product was discounted to achieve additional floor space to fuel future sales and generate cash.

Gross profit decreased to $8.4 million, or 18.9% of net sales, from $13.7 million, or 23.9% of net sales, in 2015. The decrease in gross profit and gross margin was driven by lower sales volume, higher discounting, higher quality costs, and the decrease in cash surrender value growth on corporate owned life insurance policies. Partially offsetting the impact of these items was lower ocean freight costs. The prior year contained higher freight costs resulting from West Coast port issues.

Selling, general and administrative expenses for 2016 were $14.0 million, or 31.4% of net sales, compared to $12.7 million, or 22.1% of net sales, in 2015. Higher expenses in the current year were primarily due to the decline in cash surrender value growth of corporate-owned life insurance policies as we continued to pay down policy loans throughout 2015 and then the surrendering of these polices in the first quarter of 2016. The decline in cash surrender value growth of corporate-owned life insurance policies, net of expenses, was $1.3 million in 2016. Approximately 60% of the cash surrender value growth was in selling, general and administrative expenses and the remaining 40% was in cost of goods sold. The elimination of this cash surrender value growth was partially offset by the elimination of interest expense on the policy loans taken against the cash surrender value. Selling, general and administrative expenses also increased as a result of fees related to the engagement of Stephens, Inc. to review strategic and capital allocation opportunities for the company, increased advertising cost and the cost related to adopting a stockholder’s right plan. The higher selling, general and administrative percentages in the current year were due to higher expenditures and lower sales impairing absorption for fixed costs.

As a result of the above, our operating loss was $5.6 million, or (12.5%) of net sales, in 2016, compared to operating income of $1.0 million, or 1.8% of net sales, in 2015.

During the current year we received $1.1 million in funds under the CDSOA compared to $5.3 million in 2015.

Interest expense for 2016 decreased $846,000 from the comparable 2015 period. Interest expense is composed of interest on loans against cash surrender value of insurance policies used to fund our legacy deferred compensation plan. The decrease in expense was due to paying down these outstanding loans with excess cash starting in late 2015 and eventually paying them off when we liquidated our corporate-owned life insurance policies in the first quarter of 2016.

Our 2016 effective tax rate was negative 15.8%. As indicated above, we surrendered our corporate-owned life insurance policies during the first quarter of 2016, which resulted in taxable income. The premiums paid and the growth in surrender value of these policies were excludable from taxable income over the life of these polices when held until death of the covered lives, but this growth, net of premiums paid, became taxable when we surrendered the policies. The aggregate impact of the surrender of these policies in the first quarter of this year was $24.0 million in taxable income. Most of this income was offset by net operating loss carryforwards. The income tax expense associated with the surrender of the corporate-owned life insurance policies was largely recognized during the first quarter when the policies were surrendered. The income tax expense recognized was the result of alternative minimum tax liability associated with the surrender of the corporate-owned life insurance policies and state income taxes. The alternative minimum tax limits our ability to offset all of our income with net operating loss carryforwards. Our 2015 effective tax rate expense was 1.4% and was primarily generated from the federal alternative minimum tax.

Financial Condition, Liquidity and Capital Resources

Sources of liquidity include cash on hand, revolving credit facility and cash generated from operations. While we believe that our business strategy will be successful, we cannot predict with certainty the ultimate impact on our revenues, operating costs and cash flow from operations. We expect cash on hand and borrowings under the revolving credit facility to be adequate for ongoing operational and capital expenditures over the next twelve months. At December 31, 2016, we had $4.2 million in cash and $663,000 in restricted cash.

Working capital, excluding cash on hand and restricted cash, decreased during 2016 to $18.8 million from $21.2 million at December 31, 2015. The decrease was primarily the result of a decrease in accounts receivable as a result of our lower sales volumes, increase in accounts payable as our vendor terms improved and increase in deferred revenue. Partially offsetting these factors was an increase in inventories. Inventories have increased even as sales have decreased mainly due to the receipt of partial orders from overseas. As a result, customer orders cannot be shipped if all items are not received, resulting in higher inventories until these delinquent items have been received.

Cash used by operating activities was $2.6 million in 2016 compared to cash generated from operations of $4.6 million in 2015. The cash use in 2016 was due to lower sales volumes, elimination of cash surrender value from company-owned life insurance policies, decrease in CDSOA proceeds and higher tax payments on the taxable income from the surrender of our corporate-owned life insurance policies. These were partially offset by lower freight costs and lower interest payments on loans against corporate owned life insurance policies. The cash provided by operations in 2015 was mostly from the receipt of $5.3 million in proceeds from the CDSOA, partially offset by $988,000 of interest paid on loans against corporate-owned life insurance policies.

Cash generated from investing activities in 2016 was due to $28.1 million in proceeds from the surrender of corporate-owned life insurance policies. Cash provided by investing activities of $516,000 in the prior year was the result of restricted cash decreasing due to a reduction in outstanding letters of credit required by our insurance company for potential workers compensation claims.

Net cash used by financing activities in 2016 was $27.8 million compared to $5.5 million in 2015. During the current year we used $21.3 million for a special dividend, $5.5 million to pay off the remaining outstanding life insurance policy loans in conjunction with our decision to surrender these corporate-owned life insurance policies and $1.0 million for the repurchase and retirement of 400,000 shares of our common stock. In 2015 we used $5.5 million to pay-down life insurance policy loans.

We have a secured $6 million revolving credit facility with Wells Fargo Bank, National Association with an excess availability requirement of $2 million resulting in maximum borrowings of $4.0 million under the facility, subject to borrowing base eligibility requirements.  The credit facility matures in October 2018 and is secured by our accounts receivable, inventory and certain other assets. Borrowings under the credit facility bear interest at a variable per annum rate equal to the daily three month London Bank Interbank Offered Rate plus 3.5%.

The credit facility contains covenants that, among other things limits our ability to incur certain types of debt or liens, pay dividends, enter into mergers and consolidations or use proceeds of borrowing for other than permitted uses.  The credit facility also includes a covenant requiring us to maintain a minimum fixed charge ratio of not less than 1.10 to 1.0 with an initial compliance date at December 31, 2017. We were in compliance with all covenants under the credit facility as of December 31, 2016.

Continued Dumping and Subsidy Offset Act (“CDSOA”)

The CDSOA provides for distribution of monies collected by U.S. Customs and Border Protection (“Customs”) for imports covered by antidumping duty orders entering the United States through September 30, 2007 to eligible domestic producers that supported a successful antidumping petition (“Supporting Producers”) for wooden bedroom furniture imported from China. Antidumping duties for merchandise entering the U.S. after September 30, 2007 have remained with the U.S. Treasury.

In November 2015 and 2016, Customs distributed $1.2 million and $3.3 million in collected duties that were available for distribution in 2015 and 2016, respectively. Our portion of these distributions were $412,000 and $1.1 million, respectively, representing 33.6% of the balance available for distribution in 2015 and 33.5% of the balance available for distribution in 2016. As of October 1, 2016, Customs reported that approximately $1.4 million in cash deposits or other security paid at the time of import on subject entries remains in a clearing account balance, which potentially may become available for distribution under the CDSOA to eligible domestic manufacturers in connection with the case involving bedroom furniture imported from China. The final amounts available for distribution may be higher or lower than the preliminary amounts reported in the clearing account due to liquidations, reliquidations, protests, and other events affecting entries. Assuming that our percentage allocation in the future is the same as it was for the 2016 distribution (approximately 33.5% of the funds distributed) and that the $1.4 million collected by the government as of October 1, 2016 does not change, we could receive approximately $460,000 in CDSOA funds at some point in the future.

Due to the uncertainty of the administrative processes, we cannot provide assurances as to future amounts of additional CDSOA funds that ultimately will be received, if any, and we cannot predict when we may receive any additional CDSOA funds.

New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2019, however early application is permitted for reporting periods beginning after December 15, 2018. The Company does not anticipate ASU 2016-13 to have a material impact to the consolidated financial statements.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification ("ASC"), Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of -use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring lases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). Our leases as of December 31, 2016, principally relate to real estate leases for corporate office, showrooms and warehousing. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2019. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 by reviewing all long-term leases and determining the potential impact it will have on our consolidated financial statements and related disclosures. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions. The new guidance requires that excess tax benefits (which represent the excess of actual tax benefits receive at the date of vesting or settlement over the benefits recognized over the vesting period or upon issuance of share-based payments) be recorded in the income statement as a reduction of income or income taxes when the awards vest or are settled. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows rather than as a financing activity. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2017. The adoption of this new standard will reduce our reported income taxes and will increase cash flows from operating activities; however, the amounts of that reduction/increase is dependent upon the underlying vesting or exercise activity and related future stock prices.

In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The guidance is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted, provided all amendments are adopted in the same period. In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. We have reviewed the standard and determined that our statement of cash flows will include changes in restricted cash with related disclosures. The guidance requires application using a retrospective transition method. We do not anticipate ASU 2016-15 or ASU 2016-18 to have a material impact to our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The amendments in ASU 2015-11 require an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments do not apply to LIFO or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (“FIFO”) or average cost.  The amendment is effective for public entities for fiscal years beginning after December 15, 2016 and should be applied prospectively, however early adoption is permitted. The Company does not anticipate ASU 2015-11 to have a material impact to the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard is intended to improve, and converge with international standards, the financial reporting requirements for revenue from contracts with customers. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted but we do not expect to early adopt this new accounting pronouncement. In preparation for this new standard, we are identifying all forms of agreements with our customers and will begin to evaluate the provisions in such agreements in light of the five-step model specified by the new guidance. The five-step model includes: 1) determination of whether a contract – an agreement between two or more parties that creates legally enforceable rights and obligations exists; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when (or as) the performance obligation is satisfied. We are also evaluating the impact of the new standard on certain common practices currently employed by us and others in our industry, such as co-operative advertising, pricing allowances and consumer coupons. We are in the initial phases and have not yet determined the impact of the new standard on our financial statements or whether we will adopt on a full or modified retrospective basis in the first quarter of our fiscal year ending December 31, 2018.

Critical Accounting Policies

We have chosen accounting policies that are necessary to accurately and fairly report our operational and financial position. Below are the critical accounting policies that involve the most significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition - Sales are recognized when title and risk of loss pass to the customer, which typically occurs at the time of shipment. In some cases, however, title does not pass until the shipment is delivered to the customer. Revenue includes amounts billed to customers for shipping. Provisions are made at the time revenue is recognized for estimated product returns and for incentives that may be offered to customers. Amounts collected in advance of shipment are reflected as deferred revenue on the consolidated balance sheet and then recognized as revenue as the risk of loss passes to the customer.

Allowance for doubtful accounts – We maintain an allowance for doubtful accounts for estimated losses resulting from the failure of our customers to make required payments. We perform ongoing credit evaluations of our customers and monitor their payment patterns. Should the financial condition of our customers deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would reduce our earnings.

Inventory valuation – Inventory is valued at the lower of cost or market. Cost for all inventories is determined using the first-in, first-out (FIFO) method. We evaluate our inventory to determine excess or slow moving items based on current order activity and projections of future demand. For those items identified, we estimate our market value based on current trends. Those items having a market value less than cost are written down to their market value. If we fail to forecast demand accurately, we could be required to write off additional non-saleable inventory, which would also reduce our earnings.

Deferred taxes - We recognize deferred tax assets and liabilities based on the estimated future tax effects of differences between the financial statements and the tax basis of assets and liabilities given the enacted tax laws.  We evaluate the need for a deferred tax asset valuation allowance by assessing whether it is more likely than not that the company will realize its deferred tax assets in the future.  The assessment of whether or not a valuation allowance is required often requires significant judgment, including the forecast of future taxable income. Adjustments to the deferred tax valuation allowance are made to earnings in the period when such assessment is made.

In preparation of our consolidated financial statements, we exercise judgment in estimating the potential exposure to unresolved tax matters and apply a more likely than not criteria approach for recording tax benefits related to uncertain tax positions. While actual results could vary, we believe we have adequate tax accruals with respect to the ultimate outcome of such unresolved tax matters.

Long-lived assets – Property, plant and equipment is reviewed for possible impairment when events indicate that the carrying amount of an asset may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods that would lower our earnings. Our depreciation policy reflects judgments on the estimated remaining useful lives of assets.

Accruals for self-insurance reserves – Accruals for self-insurance reserves (including workers’ compensation and employee medical) are determined based on a number of assumptions and factors, including historical payment trends and claims history, actuarial assumptions and current and estimated future economic conditions. These estimated liabilities are not discounted. If actual trends differ from these estimates, the financial results could be impacted. Historical trends have not differed materially from these estimates.

Actuarially valued benefit accruals and expenses – We maintain three actuarially valued benefit plans. These are our deferred compensation plan, our supplemental employee retirement plan and our postretirement health care benefits program. The liability for these programs and the majority of their annual expense are developed from actuarial valuations. Inherent in these valuations are key assumptions, including discount rates and mortality projections, which are usually updated on an annual basis near the beginning of each year. We are required to consider current market conditions, including changes in interest rates in making these assumptions. Changes in projected liability and expense may occur in the future due to changes in these assumptions. The key assumptions used in developing the projected liabilities and expenses associated with the plans are outlined in Note 7 of the consolidated financial statements.

Stock-Based Compensation - We record share-based payment awards at fair value on the grant date of the awards, based on the estimated number of awards that are expected to vest, over the vesting period. The fair value of stock options was determined using the Black-Scholes option-pricing model. The fair value of the restricted stock awards was based on the closing price of the Company’s common stock on the date of the grant. For awards with performance conditions, we recognize compensation cost over the expected period to achieve the performance conditions, provided achievement of the performance conditions are deemed probable.

Off-Balance Sheet Arrangements

We do not have transactions or relationships with “special purpose” entities, and we do not have any off-balance sheet financing other than normal operating leases primarily for warehousing, showroom and office space, and certain technology equipment.

Annex H

Stanley Unaudited Consolidated Financial Statements for the Nine Month Period Ended September 30, 2017

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
Current assets:
Cash	$1,236	$4,212
Restricted cash	631	663
Accounts receivable, less allowances of $199 and $272, on each respective date	3,865	3,492
Finished goods inventory, net	25,381	22,951
Prepaid expenses and other current assets	806	729
Total current assets	31,919	32,047

Property, plant and equipment, net	1,479	1,606
Other assets	2,665	2,868
Total assets	$36,063	$36,521

LIABILITIES
Current liabilities:
Accounts payable	$6,609	$5,674
Accrued salaries, wages and benefits	1,102	1,371
Deferred revenue	623	759
Other accrued expenses	678	593
Total current liabilities	9,012	8,397

Deferred compensation	3,928	4,219
Supplemental retirement plan	1,655	1,724
Other long-term liabilities	2,001	2,199
Total liabilities	16,596	16,539

STOCKHOLDERS’ EQUITY
Common stock, $0.02 par value, 25,000,000 shares authorized, 15,083,331 and 14,730,805 shares issued and outstanding on each respective date	275	275
Capital in excess of par value	16,817	16,840
Retained earnings	4,556	5,129
Accumulated other comprehensive loss	(2,181)	(2,262)
Total stockholders’ equity	19,467	19,982
Total liabilities and stockholders’ equity	$36,063	$36,521

The accompanying notes are an integral part of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months		Nine Months
	Ended		Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016

Net sales	$10,427	$11,036	$33,231	$34,772

Cost of sales	8,094	9,201	25,929	28,334

Gross profit	2,333	1,835	7,302	6,438

Selling, general, and administrative expenses	2,673	3,807	8,069	10,626

Operating loss	(340)	(1,972)	(767)	(4,188)

Other income, net	3	5	25	16
Interest (income) expense, net	-	(6)	-	103

Loss from operations before taxes	(337)	(1,961)	(742)	(4,275)

Income tax (benefit) expense	(32)	119	(35)	682

Net loss	$(305)	$(2,080)	$(707)	$(4,957)

Net loss per share:
Basic	$(.02)	$(.15)	$(.05)	$(.35)
Diluted	$(.02)	$(.15)	$(.05)	$(.35)

Weighted average shares outstanding:
Basic	14,220	14,094	14,203	14,143
Diluted	14,220	14,094	14,203	14,143

The accompanying notes are an integral part of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months		Nine Months
	Ended		Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016

Net loss	$(305)	$(2,080)	$(707)	$(4,957)
Other comprehensive loss:
Amortization of actuarial loss	30	24	81	71
Adjustments to net periodic benefit cost	30	24	81	71
Comprehensive loss	$(275)	$(2,056)	$(626)	$(4,886)

The accompanying notes are an integral part of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Nine Months Ended
	Sept. 30,	Oct. 1,
	2017	2016
Cash flows from operating activities:
Cash received from customers	$32,711	$36,818
Cash paid to suppliers and employees	(35,659)	(39,389)
Interest paid, net	-	(193)
Income taxes paid	(26)	(415)
Net cash used by operating activities	(2,974)	(3,179)

Cash flows from investing activities:
Proceeds from surrender of corporate-owned life insurance policies	-	28,139
Purchase of other assets	-	(14)
Decrease in restricted cash	32	-
Proceeds from sale of property, plant and equipment	25	-
Purchase of property, plant and equipment	(10)	-
Net cash provided by investing activities	47	28,125

Cash flows from financing activities:
Payment of dividends	(49)	(17,618)
Payments on insurance policy loans	-	(5,495)
Repurchase and retirement of common stock	-	(1,012)
Stock purchase and retirement for tax withholdings on vesting of restricted awards	-	(14)
Net cash used by financing activities	(49)	(24,139)

Cash flows from discontinued operations:
Cash used by operating activities	-	(11)
Net cash used by discontinued operations	-	(11)

Net (decrease) increase in cash	(2,976)	796
Cash at beginning of period	4,212	6,497
Cash at end of period	$1,236	$7,293

Reconciliation of net loss to net cash used by operating activities:
Net loss	$(707)	$(4,957)
Depreciation and amortization	346	350
Stock-based compensation	(23)	218
Gain on sale of property, plant and equipment	(16)	-

Changes in assets and liabilities:
Accounts receivable	(373)	1,783
Inventories	(2,430)	(415)
Prepaid expenses and other assets	(92)	50
Accounts payable	935	(564)
Accrued salaries, wages and benefits	(176)	157
Other accrued expenses	132	68
Other long-term liabilities	(570)	131
Net cash used by operating activities	$(2,974)	$(3,179)

The accompanying notes are an integral part of the consolidated financial statements.

STANLEY FURNITURE COMPANY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1.	Preparation of Interim Unaudited Consolidated Financial Statements

The consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”). In our opinion, these statements include all adjustments necessary for a fair presentation of the results of all interim periods reported herein. All such adjustments are of a normal recurring nature. Certain information and footnote disclosures prepared in accordance with generally accepted accounting principles in the United States have been either condensed or omitted pursuant to SEC rules and regulations. However, we believe that the disclosures made are adequate for a fair presentation of results of operations and financial position. Operating results for the interim periods reported herein may not be indicative of the results expected for the year. We suggest that these consolidated financial statements be read in conjunction with the consolidated financial statements and accompanying notes included in our latest Annual Report on Form 10-K.

Recent Accounting Pronouncements

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Currently, net benefit cost is reported as an employee cost within operating income (or capitalized into assets where appropriate). The amendment requires the bifurcation of net benefit cost. The service cost component will be presented with the other employee compensation costs in operating income (or capitalized in assets). The other components will be reported separately outside of operations, and will not be eligible for capitalization. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2017. Early adoption will be permitted as of the beginning of an annual reporting period for which financial statements have not been issued or made available for issuance. The guidance is required to be applied on a retrospective basis for the presentation of the service cost component and the other components of net benefit cost (including gains and losses on curtailments and settlements, and termination benefits paid through plans), and on a prospective basis for the capitalization of only the service cost component of net benefit cost. Amounts capitalized into assets prior to the date of adoption should not be adjusted through a cumulative effect adjustment, but should continue to be recognized in the normal course, as for example, inventory is sold or fixed assets are depreciated. The Company has no service cost component in its net benefit cost. The impact of adopting this amendment will be the movement of approximately $330,000 of annual net benefit cost from within operating income to a separate expense outside of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2019, however early application is permitted for reporting periods beginning after December 15, 2018. The Company does not anticipate ASU 2016-13 to have a material impact to the consolidated financial statements.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification ("ASC"), Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of-use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). Our leases as of September 30, 2017, principally relate to real estate for corporate office, showrooms and warehousing.

1.	Preparation of Interim Unaudited Consolidated Financial Statements (continued)

The new standard will be effective for the first quarter of our fiscal year ending December 31, 2019. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on the consolidated financial statements and related disclosures by reviewing all long-term leases and determining the potential impact. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions. The new guidance requires that excess tax benefits (which represent the excess of actual tax benefits receive at the date of vesting or settlement over the benefits recognized over the vesting period or upon issuance of share-based payments) be recorded in the income statement as a reduction of income or income taxes when the awards vest or are settled. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows rather than as a financing activity. The adoption of these amendments in the first quarter of this year had no material impact on the Company’s financial statements. The Company has elected to maintain its practice of estimating forfeitures when recognizing expense for share-based payment awards.

In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The guidance is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted, provided all amendments are adopted in the same period. In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. We have reviewed the standard and determined that our statement of cash flows will include changes in restricted cash with related disclosures. The guidance requires application using a retrospective transition method. We do not anticipate ASU 2016-15 or ASU 2016-18 to have a material impact to our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The amendments in ASU 2015-11 require an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments do not apply to LIFO or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (“FIFO”) or average cost.  The adoption of these amendments in the first quarter of this year had no material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard is intended to improve, and converge with international standards, the financial reporting requirements for revenue from contracts with customers. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted but we do not expect to early adopt this new accounting pronouncement. In preparation for this new standard, we are identifying all forms of agreements with our customers and will begin to evaluate the provisions in such agreements in light of the five-step model specified by the new guidance. The five-step model includes: 1) determination of whether a contract – an agreement between two or more parties that creates legally enforceable rights and obligations exists; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when (or as) the performance obligation is satisfied. We are also evaluating the impact of the new standard on certain common practices currently employed by us and others in our industry, such as co-operative advertising, pricing allowances and consumer coupons. The Company anticipates adopting the standard using the modified retrospective transition approach. Under this approach, the new standard would apply to all new contracts initiated on or after January 1, 2018.  For existing contracts that have remaining obligations as of January 1, 2018, any difference between the recognition criteria in the new standard and the Company’s current revenue recognition practices would be recognized using a cumulative effect adjustment to the opening balance of retained earnings.  Any potential effect of adoption of the new standard has not yet been quantified; however, based on the Company’s initial review of contracts to date, the adoption of the new standard is not expected to have a material effect on the timing or amount of revenue recognized as compared to current practices.  The Company continues to evaluate the expanded disclosure requirements associated with Topic 606 and anticipates completing its assessment in the fourth quarter of 2017.

Liquidity

As of September 30, 2017, and for the nine months ended September 30, 2017, we had approximately $1.2 million in available cash, a net loss of $707,000 and negative cash flow from operations of $3.0 million. The negative cash flow was the result of abnormally high shipments over the last few months from overseas suppliers, which improved stock availability for customers, but which followed prolonged periods of production delays that led to depressed order rates. As a result, subsequent to the quarter ended September 30, 2017, we have utilized our revolving credit facility from time to time, and through the period ending November 4, 2017 there were additional net cash outflows of approximately $700,000. In November 2017, we obtained a waiver from our lender to eliminate the fixed charge coverage ratio requirement which removes any financial covenant requirements and allows us to borrow on the revolver through October 2018. As of September 30, 2017, our availability was approximately $3.4 million on the line of credit with a maximum availability of $4.0 million, subject to certain reserve adjustments by the bank. Management has plans to reduce and/or delay operating expenses and utilize our line of credit availability as necessary in order to meet obligations as they become due.

2.	Property, Plant and Equipment

	(in thousands)
	Sept. 30,	December 31,
	2017	2016
Machinery and equipment	$2,620	$2,675
Leasehold improvements	1,842	1,833
Property, plant and equipment, at cost	4,462	4,508
Less accumulated depreciation	2,983	2,902
Property, plant and equipment, net	$1,479	$1,606

3.            Debt

We have a secured $6.0 million revolving credit facility with Wells Fargo Bank, National Association with an excess availability requirement of $2.0 million resulting in maximum borrowings of $4.0 million under the facility, subject to borrowing base eligibility requirements.  The credit facility matures in October 2018 and is secured by our accounts receivable, inventory and certain other assets. Borrowings under the credit facility bear interest at a variable per annum rate equal to the daily three-month London Bank Interbank Offered Rate plus 3.5%.

The credit facility contains covenants that, among other things, limit our ability to incur certain types of debt or liens, pay dividends, enter into mergers and consolidations or use proceeds of borrowing for other than permitted uses.  The credit facility also includes a covenant requiring us to maintain a minimum fixed charge ratio of not less than 1.1 to 1.0 measured annually on a trailing twelve months with an initial compliance date at December 31, 2017. We obtained a waiver on November 9, 2017 for compliance with this covenant as of December 31, 2017, as long as the aggregate principal outstanding under the credit facility is not greater than $250,000 on December 31, 2017.

At September 30, 2017, and December 31, 2016, no borrowings were outstanding under this revolving credit facility.

4.            Income taxes

During the first nine months of 2017, we recorded a non-cash charge to our valuation allowance of $141,000 increasing our valuation allowance against deferred tax assets to $12.7 million at September 30, 2017. The primary assets covered by this valuation allowance are net operating losses, which are approximately $21.8 million at September 30, 2017. In the prior year nine months, we utilized $19.7 million of our net operating loss carry-forward against taxable income resulting primarily from our surrender of corporate-owned life insurance policies. The premiums paid and the growth in surrender value of these policies were excludable from taxable income over the life of these policies when held until death of the covered lives, but this growth, net of premiums paid, became taxable when we surrendered the policies. The aggregate impact of the surrender of these policies in the first quarter of last year was the creation of $24.0 million in taxable income. The income tax benefit in the current three and nine month periods was due to state income tax adjustments. In the prior year, the income tax expense associated with the surrender of the corporate-owned life insurance policies was recognized in full during the prior year first quarter and was largely the result of federal alternative minimum tax which limits our ability to offset income generated during the period with net operating carry-forwards, and, to a lesser extent, the impact of surrendering these policies have on state income taxes.

We maintain a valuation allowance against deferred tax assets that currently exceed our deferred tax liabilities. The primary assets covered by this valuation allowance are net operating loss carry-forwards. The valuation allowance was calculated in accordance with the provisions of ASC 740, Income Taxes, which requires an assessment of both positive and negative evidence when measuring the need for a valuation allowance. Our results over the most recent three-year period were heavily affected by our business restructuring activities. Our cumulative loss, excluding income from the Continued Dumping and Subsidy Offset Act, in the most recent three-year period, in our view, represented sufficient negative evidence to require a valuation allowance under the provisions of ASC 740, Income Taxes. We intend to maintain a valuation allowance, resulting in no deferred tax asset balance being recognized, until sufficient positive evidence exists to support its reversal. Should we determine that we will not be able to realize all or part of our deferred tax asset in the future, an adjustment to the deferred tax asset will be charged to income in the period such determination is made.

Our effective tax rates for the current three and nine month periods were 9.5% and 4.7% due to state income tax adjustments. The effective tax rate in the prior year three and nine month periods were negative 6.1% and negative 16.0%, respectively, driven by the impact of the alternative minimum tax and state related taxes on the surrender of corporate owned life insurance policies. The major reconciling items between our effective income tax rate and the federal statutory rate are the change in our valuation allowance and, in the prior year period, the cash surrender value on life insurance policies.

5.            Employee Benefit Plans

Components of other postretirement benefit cost (in thousands):

	Three Months		Nine Months
	Ended		Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016
Interest cost	$59	$64	$176	$191
Amortization of actuarial loss	30	24	81	71
Net periodic postretirement benefit cost	$89	$88	$257	$262

6.            Stockholders’ Equity

Basic earnings per common share are based upon the weighted average shares outstanding. Outstanding stock options and restricted stock are treated as potential common stock for purposes of computing diluted earnings per share. Basic and diluted earnings per share are calculated using the following share data (in thousands):

	Three Months		Nine Months
	Ended		Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016
Weighted average shares outstanding for basic calculation	14,220	14,094	14,203	14,143
Add: Effect of dilutive stock awards	-	-	-	-
Weighted average shares outstanding, adjusted for diluted calculation	14,220	14,094	14,203	14,143

In the three and nine month periods ending September 30, 2017 and the three and nine month periods ending October 1, 2016, the dilutive effect of equity awards was not recognized since we had a net loss. Approximately 944,000 shares in the three and nine month periods of 2017 were issuable upon the exercise of stock options. These were not included in the diluted per share calculation because they were anti-dilutive. Also, 864,000 shares of restricted stock were not included in 2017 because they were anti-dilutive. In the three and nine month periods ended October 1, 2016, approximately 1.2 million of stock options and 638,000 shares of restricted stock were excluded from the diluted per share calculation as they would be anti-dilutive.

A reconciliation of the activity in stockholders’ equity accounts for the first nine months ended September 30, 2017 is as follows (in thousands):

				Accumulated
		Capital in		Other
	Common	Excess of	Retained	Comprehensive
	Stock	Par Value	Earnings	Loss
Balance at December 31, 2016	$275	$16,840	$5,129	$(2,262)
Net loss	-	-	(707)	-
Dividend payable adjustment due to restricted share forfeitures	-	-	134	-
Stock-based compensation	-	(23)	-	-
Adjustment to net periodic benefit cost	-	-	-	81
Balance at September 30, 2017	$275	$16,817	$4,556	$(2,181)

Annex I

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Three and Nine Month Periods Ended September 30, 2017

Results of Operations

Three Months Ended September 31, 2017 compared to Three Months Ended July 1, 2017, April 1, 2017 and December 31, 2016

The following table sets forth the percentage relationship to net sales of certain items included in the consolidated statements of operations and results for the sequential three month periods. We have disclosed a quarterly comparison of our operating results on a sequential basis and plan to continue throughout the current year because we believe that this information is meaningful as we begin to recover from sourcing issues inhibiting sales growth:

	Three Months Ended
	Sept 30,	July 1,	April 1,	Dec 31,
	2017	2017	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	77.6	76.5	80.0	79.9
Gross profit	22.4	23.5	20.0	20.1
Selling, general and administrative expenses	25.7	23.6	23.7	34.2
Operating loss	(3.3)	(.1)	(3.7)	(14.1)
CDSOA income	-	-	-	11.3
Other income, net	.1	.2	-	.1
(Loss) Income from operations before income taxes	(3.2)	.1	(3.7)	(2.7)
Income tax (benefit) expense	(.3)	-	-	.4
Net (loss) income	(2.9)%	.1%	(3.7)%	(3.1)%

Net sales of $10.4 million for the three month period ended September 30, 2017, decreased 10.2% from $11.6 million in the second quarter of 2017 and declined 6.8% from $11.2 million in the first quarter of 2017. Net sales for the three month period ended September 30, 2017 increased 6.4% from $9.8 million in the fourth quarter of 2016. Net sales declined compared to the sequential second and first quarters of 2017 due to lower unit volume. During the current quarter, customer orders were impacted by the lack of confidence in our product availability due to prolonged delays and the uncertainty surrounding major hurricanes. With the current stock availability positions significantly improved as the third quarter ended, we expect our customers to begin to regain confidence in our brand. Over 90% of the company’s product lines are in stock or in transit from overseas suppliers and over 80% of orders entered within the last 30 days have been ready for shipment to customers in less than two days. Compared to the sequential quarter ending December 31, 2016, net sales increased primarily due to higher unit volume resulting from servicing backlog on product introductions which were delayed by sourcing issues in the prior year.

Gross profit as a percentage of net sales for the third quarter of 2017 declined to 22.4% from 23.5% in the second quarter of 2017, but increased from 20.0% and 20.1% in the first quarter of 2017 and the fourth quarter of 2016, respectively. Gross profit percentage declined slightly from the sequential second quarter of 2017 due to higher discounting. Gross profit percentage improved over the sequential first quarter of 2017 and fourth quarter of 2016 primarily due to lower discounting. Margins may decline in the fourth quarter of 2017 as efforts are made to lower excess inventory levels through increased discounting.

Selling, general and administrative expense for the third quarter was $2.7 million, essentially flat with the second and first quarters of 2017 and down 20% compared to $3.4 million in the fourth quarter of 2016. Compared to the sequential fourth quarter of 2016, selling, general and administrative expenses in the third quarter of 2017 declined mostly due to cost reductions implemented early in 2017 and lower equity compensation expense.

As a result, the third quarter of 2017 had an operating loss as a percentage of sales of 3.3%. This compared with breakeven results in the second quarter of 2017, and operating losses as a percentage of net sales of 3.7% for the sequential period ending April 1, 2017 and 14.1% for the sequential period ending December 31, 2016, respectively.

During the fourth quarter of 2016, we received $1.1 million in funds under the CDSOA. No CDSOA proceeds have been received in the 2017 periods, but we do expect to receive approximately $369,000 in the fourth quarter of 2017.

Three and Nine Months Ended September 30, 2017 compared to Three Months and Nine Months Ended October 1, 2016

The following table sets forth the percentage relationship to net sales of certain items included in the Consolidated Statements of Operations:

	Three Months Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
	2017	2016	2017	2016
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	77.6	83.4	78.0	81.5
Gross profit	22.4	16.6	22.0	18.5
Selling, general and administrative expenses	25.7	34.5	24.3	30.5
Operating loss	(3.3)	(17.9)	(2.3)	(12.0)
Other income, net	.1	-	.1	-
Interest (income) expense, net	-	(.1)	-	.3
Loss from operations before income taxes	(3.2)	(17.8)	(2.2)	(12.3)
Income tax (benefit) expense	(.3)	1.1	(.1)	2.0
Net loss	(2.9)%	(18.9)%	(2.1)%	(14.3)%

Net sales of $10.4 million for the three month period ended September 30, 2017 decreased 5.5%, compared to the 2016 three month period. For the nine month period ended September 30, 2017, net sales decreased 4.4%, from the comparable 2016 period. The decrease in both periods was due to lower unit volume, partially offset by higher average selling prices. Higher average selling prices are the result of aggressive discounting in the prior year periods to move older discontinued product and to generate inline product orders until newer more marketable product was received.

Gross profit for the current three month period improved to $2.3 million, or 22.4% of net sales, from $1.8 million, or 16.6% of net sales, for the comparable three months of 2016. Gross profit for the current nine month period improved to $7.3 million, or 22.0% of net sales, from $6.4 million, or 18.5% of net sales, for the comparable nine months of 2016. The increase in gross profit margins in both the current three and nine month periods was driven by lower discounting.

Selling, general and administrative expenses for the three and nine month periods of 2017 were $2.7 million and $8.1 million, or 25.7% and 24.3% of net sales, respectively, compared to $3.8 million and $10.6 million, or 34.5% and 30.5% of net sales, in the comparable 2016 periods. Expenditures for the current three and nine month periods declined due primarily to cost reduction actions taken at the beginning of the year to reduce our break-even level, lower marketing and advertising costs and, to a lesser extent, lower equity compensation expenses for performance awards and separated associates.

As a result, operating loss as a percentage of net sales was 3.3% for the current three month period compared to 17.9% of net sales in the prior three month period. An operating loss of 2.3% of net sales for the current nine month period compared to a loss of 12.0% of net sales in the prior year nine month period.

Interest expense for the nine month period of 2016 included $109,000 of interest on loans against cash surrender value of insurance policies used to fund our legacy deferred compensation plan. The elimination of this expense was due to surrendering these policies and paying off loans against the cash surrender value in the first quarter of 2016.

Our effective tax rate for the current three and nine month periods resulted from state income tax adjustments. The effective tax rate for the three and nine month periods in the prior year were negative 6.1% and negative 16.0%, respectively. As indicated above, we surrendered our corporate-owned life insurance policies during the first quarter of 2016, which resulted in taxable income for the period. The premiums paid and the growth in surrender value of these policies were excludable from taxable income over the life of these polices when held until death of the covered lives, but this growth, net of premiums paid, became taxable when we surrendered the policies. The aggregate impact of the surrender of these policies in the first quarter of last year was the creation of $24.0 million in taxable income which was recognized in the prior year first quarter. The income tax expense recognized during the third quarter of 2016 was the result of additional alternative minimum tax liability associated with surrendering these policies and state income taxes. The major reconciling items between our effective income tax rate and the federal statutory rate are the change in our valuation allowance and, in the prior year periods, the cash surrender value on life insurance policies.

The license agreement with Coastal Living® magazine will not be renewed. Initially launched in 2009, successive collections throughout each of the license's multiple terms have remained a popular portion of the company's product offering.  Under the terms of this license agreement, we can continue to sell designs currently sold under the licensed brand name until the beginning of the fourth quarter of 2018, , after which these designs remain the intellectual property of the company. We expect to utilize our design leadership and reputation to introduce new product within this lifestyle-driven category to mitigate potential lost volume associated with the ending of this license agreement.

Financial Condition, Liquidity and Capital Resources

Sources of liquidity include cash on hand, cash generated from operations and the revolving credit facility. While we believe that our business strategy will be successful, we cannot predict with certainty the ultimate impact on our revenues, operating costs and cash flow from operations. We expect cash on hand and borrowings under the revolving credit facility to be adequate for ongoing operational and capital expenditures for the next twelve months. As of September 30, 2017, and for the nine months ended September 30, 2017, we had approximately $1.2 million in available cash, a net loss of $707,000 and negative cash flow from operations of $3.0 million. The negative cash flow was the result of abnormally high shipments over the last few months from overseas suppliers, which improved stock availability for customers, but which followed prolonged periods of production delays that led to depressed order rates. As a result, subsequent to the quarter ended September 30, 2017, we have utilized our revolving credit facility from time to time and through the period ending November 4, 2017 there were additional net cash outflows of approximately $700,000. Management believes this is a short-term strain on cash levels. However, in November 2017, we obtained a waiver from our lender to eliminate the fixed charge coverage ratio requirement which removes any financial covenant requirements and allows us to borrow on the revolver through October 2018. As of September 30, 2017, our availability was approximately $3.4 million on the line of credit with a maximum availability of $4.0 million, subject to certain reserve adjustments by the bank. Management has plans to reduce and/or delay operating expenses and utilize our line of credit availability as necessary in order to meet obligations as they become due.

Working capital, excluding cash and restricted cash, increased to $21.0 million at September 30, 2017 from $18.8 million on December 31, 2016. The increase was primarily the result of a $2.4 million increase in inventories due to abnormally high shipments from overseas vendors, including newer introductions that were previously delayed.

Cash used by operations was $3.0 million in the current nine months of 2017 compared to cash used by operations of $3.2 million in the comparable prior year period. The use of cash in the current period was driven by increasing shipments from overseas vendors and current year operating losses. We expect inventory levels to decline as we service customers who have been waiting for confirmation of an in-stock position on newer introductions and as we continue to move excess inventory through discounting. Use of cash from operations in the 2016 period also resulted from operating losses and, interest and tax payments related to the corporate-owned life insurance policies surrendered in the first quarter of 2016. Partially offsetting the use of cash during the 2016 period was a decline in accounts receivable balances. The current period and the prior year period included approximately $450,000 in annual payments to participants in our legacy deferred compensation plan.

Cash generated from investing activities in the first nine months of 2017 included proceeds from sale of property, plant and equipment and the reduction in restricted cash, partially offset by a miscellaneous purchase of property, plant and equipment. In the prior year period, cash generated from investing activities consisted of $28.1 million in proceeds from the surrender of corporate-owned life insurance policies.

In the first nine months of 2017, $49,000 of cash was used by financing activities to pay dividends on restricted stock that vested during the period. Net cash used by financing activities in the prior year nine months was $24.1 million and consisted of $17.6 million for a special dividend, $5.5 million to pay off the remaining outstanding life insurance policy loans in conjunction with our decision to surrender these corporate-owned life insurance policies and $1.0 million for the repurchase and retirement of 400,000 shares of our common stock.

Continued Dumping and Subsidy Offset Act (“CDSOA”)

The CDSOA provides for distribution of monies collected by U.S. Customs and Border Protection (“Customs”) for imports covered by antidumping duty orders entering the United States through September 30, 2007 to eligible domestic producers that supported a successful antidumping petition (“Supporting Producers”) for wooden bedroom furniture imported from China. Antidumping duties for merchandise entering the U.S. after September 30, 2007 have remained with the U.S. Treasury.

In November 2016, Customs distributed $3.3 million in collected duties that were available for distribution in 2016. Our portion of this distribution was $1.1 million, representing 33.5% of the balance available for distribution in 2016. As of April 30, 2017, Customs preliminarily reported that approximately $1.1 million is potentially available for distribution under the CDSOA during the fourth quarter of calendar year 2017 to eligible domestic manufacturers regarding the case involving bedroom furniture imported from China. The final amounts available for distribution may be higher or lower than the preliminary amounts reported due to liquidations, reliquidations, protests, and other events affecting entries that may take place before the end of the government’s fiscal year. Assuming that our percentage allocation in 2017 is the same as it was for the 2016 distribution (approximately 33.5% of the funds distributed) and that the $1.1 million collected by the government as of April 30, 2017 does not change, we could receive approximately $369,000 in CDSOA funds in the fourth quarter of 2017.

Due to the uncertainty of the administrative processes, we cannot provide assurances as to future amounts of additional CDSOA funds that ultimately will be received, if any, and we cannot predict when we may receive any additional CDSOA funds.

New Accounting Pronouncements

In March 2017, the FASB issued ASU 2017-07, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. Currently, net benefit cost is reported as an employee cost within operating income (or capitalized into assets where appropriate). The amendment requires the bifurcation of net benefit cost. The service cost component will be presented with the other employee compensation costs in operating income (or capitalized in assets). The other components will be reported separately outside of operations, and will not be eligible for capitalization. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2017. Early adoption will be permitted as of the beginning of an annual reporting period for which financial statements have not been issued or made available for issuance. The guidance is required to be applied on a retrospective basis for the presentation of the service cost component and the other components of net benefit cost (including gains and losses on curtailments and settlements, and termination benefits paid through plans), and on a prospective basis for the capitalization of only the service cost component of net benefit cost. Amounts capitalized into assets prior to the date of adoption should not be adjusted through a cumulative effect adjustment, but should continue to be recognized in the normal course, as for example, inventory is sold or fixed assets are depreciated. The Company has no service cost component in its net benefit cost. The impact of adopting this amendment will be the movement of approximately $330,000 of annual net benefit cost from within operating income to a separate expense outside of operations.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The amendments in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. In addition, ASU 2016-13 amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendment is effective for public entities for annual reporting periods beginning after December 15, 2019, however early application is permitted for reporting periods beginning after December 15, 2018. The Company does not anticipate ASU 2016-13 to have a material impact to the consolidated financial statements.

In February 2016, the FASB issued its final lease accounting standard, FASB Accounting Standard Codification ("ASC"), Leases (Topic 842) (“ASU 2016-02”), which requires lessees to recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The lease liability will be equal to the present value of lease payments and the right-of -use asset will be based on the lease liability, subject to adjustment such as for initial direct costs. For income statement purposes, the new standard retains a dual model similar to ASC 840, requiring leases to be classified as either operating or finance. For lessees, operating leases will result in straight-line expense (similar to current accounting by lessees for operating leases under ASC 840) while finance leases will result in a front-loaded expense pattern (similar to current accounting by lessees for capital leases under ASC 840). Our leases as of September 30, 2017, principally relate to real estate for corporate office, showrooms and warehousing. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2019. Early adoption is permitted. We are evaluating the effect that ASU 2016-02 will have on our consolidated financial statements and disclosures by reviewing all long-term leases and determining the potential impact. The standard is to be applied under the modified retrospective method, with elective reliefs, which requires application of the new guidance for all periods presented.

In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). The amendments in ASU 2016-09 simplify several aspects of the accounting for share-based payment transactions. The new guidance requires that excess tax benefits (which represent the excess of actual tax benefits receive at the date of vesting or settlement over the benefits recognized over the vesting period or upon issuance of share-based payments) be recorded in the income statement as a reduction of income or income taxes when the awards vest or are settled. The new guidance also requires excess tax benefits to be classified as an operating activity in the statement of cash flows rather than as a financing activity. The adoption of these amendments in the first quarter of this year had no material impact on the Company’s financial statements. The Company has elected to maintain its practice of estimating forfeitures when recognizing expense for share-based payment awards.

In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230). The guidance is intended to reduce diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. This standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted, provided all amendments are adopted in the same period. In November 2016, FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. We have reviewed the standard and determined that our statement of cash flows will include changes in restricted cash with related disclosures. The guidance requires application using a retrospective transition method. We do not anticipate ASU 2016-15 or ASU 2016-18 to have a material impact to our consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”). The amendments in ASU 2015-11 require an entity to measure in scope inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonable predictable costs of completion, disposal, and transportation. Subsequent measurement is unchanged for inventory measured using last-in, first-out (“LIFO”) or the retail inventory method. The amendments do not apply to LIFO or the retail inventory method. The amendments apply to all other inventory, which includes inventory that is measured using first-in, first-out (“FIFO”) or average cost.  The adoption of these amendments in the first quarter of this year had no material impact on the Company’s financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This standard is intended to improve, and converge with international standards, the financial reporting requirements for revenue from contracts with customers. The new standard will be effective for the first quarter of our fiscal year ending December 31, 2018. Early adoption is permitted but we do not expect to early adopt this new accounting pronouncement. In preparation for this new standard, we are identifying all forms of agreements with our customers and will begin to evaluate the provisions in such agreements in light of the five-step model specified by the new guidance. The five-step model includes: 1) determination of whether a contract – an agreement between two or more parties that creates legally enforceable rights and obligations exists; 2) identification of the performance obligations in the contract; 3) determination of the transaction price; 4) allocation of the transaction price to the performance obligations in the contract; and 5) recognition of revenue when (or as) the performance obligation is satisfied. We are also evaluating the impact of the new standard on certain common practices currently employed by us and others in our industry, such as co-operative advertising, pricing allowances and consumer coupons. The Company anticipates adopting the standard using the modified retrospective transition approach. Under this approach, the new standard would apply to all new contracts initiated on or after January 1, 2018.  For existing contracts that have remaining obligations as of January 1, 2018, any difference between the recognition criteria in the new standard and the Company’s current revenue recognition practices would be recognized using a cumulative effect adjustment to the opening balance of retained earnings.  Any potential effect of adoption of the new standard has not yet been quantified; however, based on the Company’s initial review of contracts to date, the adoption of the new standard is not expected to have a material effect on the timing or amount of revenue recognized as compared to current practices.  The Company continues to evaluate the expanded disclosure requirements associated with Topic 606 and anticipates completing its assessment in the fourth quarter of 2017.

Critical Accounting Policies

There have been no material changes to our critical accounting policies and estimates from the information provided in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in our 2016 Annual Report on Form 10-K.

Annex J

Additional Information about Stanley

General

Incorporated in Delaware in 1924, we are a leading design, marketing and distribution resource in the upscale segment of the wood residential furniture market. We offer a diversified product line supported by an overseas sourcing model. We market our brands through a network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide. We also market and sell directly to the consumer through an omni-channel approach to e-commerce.

Products

Our products are marketed as fashionable wood residential home furnishings which differentiate from other products in the market through styling execution as well as wide selections for the entire home including dining, bedroom, living room, home office, home entertainment, accent items and nursery and youth furniture. Our target consumer ranges from an affluent, discerning consumer utilizing the talents of an interior designer, to a more practical consumer driven to purchase by convenience, immediate gratification from stock availability or a particular retail event. Regardless, we target a consumer who values the interior aesthetics of the home.

We believe that our products represent good value and that the quality and design of our furniture, combined with our broad selection and dependable service, differentiates our products in the marketplace.

We provide products in a variety of wood species and finishes. Our products are designed to appeal to a broad range of consumer tastes in the upscale segment and cover all major style categories.

We continually design and develop new styles to replace those we discontinue and to expand our product lines into markets where opportunity for growth exists. Our in-house product development process, which normally spans approximately one year but can be shorter or longer based upon the complexity of the concept, begins with identifying customer preferences and marketplace trends and conceptualizing product ideas. Company designers produce a variety of sketches from which prototype furniture pieces are built for review prior to full-scale engineering and production. We consult with our marketing and operations personnel, core suppliers, independent sales representatives and selected customers throughout this process and introduce our new product designs primarily at international furniture markets in High Point, North Carolina and Las Vegas, Nevada, which are each held two times per year for a total of four markets.

Marketing/Brands

We believe that the diversity of our product offerings enables us to anticipate and address changing consumer preferences and provide retailers a complete wood furniture resource in the upscale segment. Our products are marketed under the Stanley Furniture and Stone & Leigh brands, but also under a licensing agreement with Coastal Living® magazine. We market our brand through a series of efforts targeted both to the wholesale trade and directly to the consumer. Coastal Living® is a registered trademark of Time Inc. Lifestyle Group and is used under license.

Distribution

We have developed a broad domestic and international customer base. We sell our furniture mainly through independent sales representatives to a variety of wholesale customers such as owner-operated furniture stores, interior design & architecture professionals, decorators, smaller specialty retailers, regional furniture chains, buying clubs and e-commerce retailers. We also market and sell directly to the consumer through an omni-channel approach to eCommerce. We believe this broad network reduces exposure to fluctuations in regional economic conditions, places our brand in as many venues as possible where the consumer may shop and allows us to capitalize on emerging channels of distribution. We offer tailored marketing programs to address each specific distribution channel. Our independent sales representatives along with our customer care managers sell and support our products.

In 2016, we sold product to approximately 2,600 customers and recorded approximately 11% of our sales from international customers. No single customer accounted for more than 10% of our sales in 2016 and no part of the business is dependent upon a single customer, the loss of which would have a material effect on our business. The loss of several major customers could have a material impact on our business.

Overseas Sourcing

Our product is currently sourced from independently owned factories in Southeast Asia, primarily in Vietnam and Indonesia. We operate a support organization in each country to manage partner-vendor relationships. In early 2016, we established a strategic manufacturing alliance with one such source in Vietnam outside of Ho Chi Minh City: Starwood Manufacturing VN Corporation. This strategic alliance allowed for the utilization of a stand-alone, dedicated manufacturing facility. While the agreement did not obligate us to utilize the facility should certain market-driven and/or other factors not make this facility our best choice, it did establish clear goals for differentiation in overseas sourcing for our company related to production lead times and delivery and warehouse and logistics. Our intentions were to eventually transition substantially all of our overseas production to this facility in order to differentiate in the marketplace through several competitive operational advantages.

As the year progressed, both parties realized that the alliance would not be able to provide the production requirements previously agreed upon. The facility’s capacity was unable to keep up with growing demand for more recently introduced products. Throughout the year, we continued sourcing from the same small group of established vendors with which we have conducted business for several years. Over the course of the first half of 2017, we will be utilizing available capacity at these vendors’ factories to align overseas supply with the demand for our newer, more marketable products. Although the facility making our products at Starwood will not be our only supplier, we plan for them to remain a vendor going forward.

Generally, we enter into standard purchase arrangements for finished goods inventory with our overseas vendors. The terms of these arrangements are customary for our industry and do not contain any long-term purchase obligations. We generally negotiate firm pricing with our foreign suppliers in U.S. Dollars for a term of one year. We accept exposure to exchange rate movement after this period and do not use any derivative instruments to manage or hedge currency risk. We generally expect to recover any substantial price increases from these suppliers in the price we charge our own customers for these goods.

Logistics

We warehouse our products primarily in domestic warehouses with some warehousing abroad. We consider our facilities to be generally modern, well equipped and well maintained. We use a small group of furniture specific transportation providers for delivery. While most of our products are delivered to retailers from our warehouses, we also ship directly to wholesale customers from Asia. Our transportation vendor base includes white-glove delivery services which deliver directly from our domestic warehouses to the retail consumer.

Products are ordered from overseas suppliers based upon both actual and forecasted demand. Because long lead times are generally associated with overseas operations, we strive to maintain inventory levels that will service most of our wholesale customers’ orders within a maximum of 30 days from receipt of their order. Our backlog of unshipped orders was $6.3 million at December 31, 2016 and $6.2 million at December 31, 2015.

Competition

The furniture industry is highly competitive, fragmented, and includes a large number of competitors. The barriers to entry are very low, and there is little feasible intellectual property protection in our industry to prevent competitors from imitating furniture designs of another manufacturer. Very few of our competitors manufacture residential wood furniture in the United States.

We compete with a host of varying business models within the industry including, but not limited to, former manufacturers who have adopted a strictly pass-through model from overseas vendor to wholesale customers; national lifestyle retailers who sell directly to the retail consumer through a vertical model; and overseas vendors who sell directly to wholesale customers. Some competitors have greater financial resources and often offer extensively advertised, highly promoted product.

Competitive factors in the upscale segment of the industry include design, quality, service, selection and price. We believe the flexibility and relative influence we maintain with overseas vendors, the continued diversification of our distribution strategy, our long-standing customer relationships, our responsiveness to customers, our consistent support of high-quality and diverse product lines, the heritage of our brand and our experienced management team are all competitive advantages.

Associates

At December 31, 2016, we employed approximately 70 associates domestically and 48 associates overseas, all of which are full-time employees. We consider our relationship with our associates to be very good. None of our associates are represented by a labor union.

Trademarks

Our trade names represent many years of continued business, and we believe these names are well recognized and associated with excellent quality and styling in the furniture industry. We own a number of trademarks and design patents, none of which are considered to be material.

Governmental Regulations

We are subject to federal, state and local laws and regulations in the areas of safety, health and environmental protection. Compliance with these laws and regulations has not in the past had any material effect on our earnings, capital expenditures or competitive position. However, the impact of such compliance in the future cannot be predicted. We believe that we are in material compliance with applicable federal, state and local safety, health and environmental regulations.

Properties

Set forth below is certain information with respect to our principal properties. We believe that all these properties are well maintained and in good condition. A majority of our distribution facilities are equipped with automatic sprinkler systems and modern fire protection equipment, which we believe are adequate. All facilities set forth below are active and operational.

		Approximate	Owned
		Facility Size	or
Location	Primary Use	(Square Feet)	Leased
Martinsville, VA	Distribution	300,000	Leased
High Point, NC	Showroom/Office	56,000	Leased
Vietnam	Distribution	115,000(1)	Leased
Mocksville, NC	Distribution	50,000(1)	Leased

(1)	Estimated space as of December 31, 2016. Leased footage is a function of amount of product held with no minimum space commitments.

Legal Proceedings

In the normal course of business, we are involved in claims and lawsuits none of which currently, in our opinion, will have a material adverse effect on our consolidated financial statements.

Selected Financial Data

Not required to be provided by a smaller reporting company.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Quantitative and Qualitative Disclosures about Market Risk

Not required to be provided by a smaller reporting company.

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THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THIS PROXY WILL BE VOTED “FOR” ALL PORTIONS OF ITEM (1), “FOR” ITEM (2), “FOR” ITEM (3) AND IN THE PROXIES’ DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

1. Proposal to approve the Asset Purchase Agreement, dated as of November 20, 2017 and amended on January 22, 2018 (as amended, the “Asset Purchase Agreement”), between Churchill Downs LLC and Stanley Furniture Company, Inc., the sale of substantially all of Stanley Furniture Company, Inc.’s assets as contemplated by the Asset Purchase Agreement and the other transactions contemplated by the Asset Purchase Agreement.

2.  Proposal to approve, on an advisory, non-binding basis, certain compensation that has, will or may be paid or become payable to Stanley Furniture Company, Inc.’s named executive officers in connection with the asset sale contemplated by the Asset Purchase Agreement.

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3. Proposal to adjourn or postpone the special meeting of stockholders of Stanley Furniture Company, Inc., if necessary or appropriate, for the purpose of soliciting  additional votes for the approval of the Asset Purchase Agreement, the sale of substantially all of Stanley Furniture Company, Inc.’s assets and the other transactions contemplated by the Asset Purchase Agreement.

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STANLEY FURNITURE COMPANY, INC.

SPECIAL MEETING OF STOCKHOLDERS

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REVOCABLE PROXY

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The undersigned hereby appoints Anita W. Wimmer and David W. Robertson and either of them, proxies of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Stanley Furniture Company, Inc. (the “Company”) held of record by the undersigned as of the close of business on February 5, 2018, at the Special Meeting of Stockholders to be held on February [__], 2018, and at any adjournments thereof.

All as more particularly described in the Company’s Proxy Statement for the Special Meeting of Stockholders to be held on February [__], 2018, receipt of which is hereby acknowledged.

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